Exhibit 10.1

SECOND AMENDED AND RESTATED LOAN, SECURITY AND GUARANTEE AGREEMENT

Dated as of April 15, 2020

among

KRATON POLYMERS U.S. LLC,
and,

KRATON CHEMICAL, LLC,
as U.S. Borrowers and Guarantors,

KRATON CORPORATION,
as Parent,

KRATON POLYMERS LLC,
KRATON POLYMERS CAPITAL CORPORATION,
AZ CHEM US HOLDINGS INC.,
AZ CHEM US INC.,

AZ CHEM PARTNERS I LLC,

AZ CHEM PARTNERS II LLC,

AZ CHEM HOLDINGS LP,

AZ CHEM INTERMEDIATE LP,
and
ELASTOMERS HOLDINGS LLC,
as Guarantors,

KRATON POLYMERS NEDERLAND B.V.,
as Initial Dutch Kraton Borrower,

KRATON POLYMERS HOLDINGS B.V.,
Kraton Polymers Research B.V.,
and

K.P. Investment B.V.
as Foreign Guarantors,

any other Borrowers party hereto from time to time,

certain Persons party hereto from time to time as Guarantors,

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders,

BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent and Security Trustee

BANK OF AMERICA, N.A.,

As Sole Lead Arranger and Sole Book Manager

Section 6. CONDITIONS PRECEDENT		113
6.1.	Conditions Precedent to Loans on the Closing Date	113
6.2.	Conditions Precedent to All Subsequent Credit Extensions	115

Section 7. COLLATERAL		115
7.1.	Grant of Security Interest	115
7.2.	Cash Collateral	120
7.3.	Administration	120
7.4.	No Assumption of Liability	121
7.5.	Further Assurances	121
7.6.	Termination of Security Interest	121
7.7.	Real Estate Collateral	122

Section 8. COLLATERAL ADMINISTRATION		122
8.1.	Borrowing Base Certificates	122
8.2.	Administration of Accounts	122
8.3.	Administration of Inventory	124
8.4.	Administration of Deposit Accounts, Securities Accounts and Commodity Accounts	124
8.5.	General Provisions	125
8.6.	Power of Attorney	125

Section 9. REPRESENTATIONS AND WARRANTIES		126
9.1.	General Representations and Warranties	126
9.2.	Complete Disclosure	132

Section 10. COVENANTS AND CONTINUING AGREEMENTS		132
10.1.	Affirmative Covenants	132
10.2.	Negative Covenants	138
10.3.	Financial Covenants	153

Section 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT		153
11.1.	Events of Default	153
11.2.	Remedies upon Default	155
11.3.	License	156
11.4.	Setoff	156
11.5.	Remedies Cumulative; No Waiver	157
11.6.	Judgment Currency	157

Section 12. AGENT AND SECURITY TRUSTEES		158
12.1.	Appointment, Authority and Duties of Agent	158
12.2.	Dutch Kraton Security Trustee	159
12.3.	Agreements Regarding Collateral and Field Examination Reports	163
12.4.	Reliance By Agent	165
12.5.	Action Upon Default	165
12.6.	Ratable Sharing	165
12.7.	Indemnification	166
12.8.	Limitation on Responsibilities of Agent	166
12.9.	Successor Agent and Co-Agents	167
12.10.	Due Diligence and Non-Reliance	167
12.11.	Remittance of Payments and Collections	168
12.12.	Agent in its Individual Capacity	168

12.13.	Agent Titles	169
12.14.	Bank Product Providers	169
12.15.	Withholding Taxes	169
12.16.	No Third Party Beneficiaries	169

Section 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS		169
13.1.	Successors and Assigns	169
13.2.	Participations	170
13.3.	Assignments	171

Section 14. MISCELLANEOUS		172
14.1.	Consents, Amendments and Waivers	172
14.2.	Indemnity	175
14.3.	Notices and Communications	176
14.4.	Performance of Loan Parties’ Obligations	177
14.5.	Credit Inquiries	177
14.6.	Severability	177
14.7.	Cumulative Effect; Conflict of Terms	177
14.8.	Counterparts	177
14.9.	Entire Agreement	178
14.10.	Relationship with Lenders	178
14.11.	No Advisory or Fiduciary Responsibility	178
14.12.	Confidentiality	178
14.13.	[Reserved]	179
14.14.	GOVERNING LAW	179
14.15.	Consent to Forum	179
14.16.	Patriot Act Notice	180
14.17.	[Reserved]	181
14.18.	Reinstatement	181
14.19.	Nonliability of Lenders	182
14.20.	Restrictions on Foreign Pledges	182
14.21.	NO ORAL AGREEMENTS	182
14.22.	ABL Intercreditor Agreement	182
14.23.	Amendment and Restatement	183

LIST OF EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit A-2	Form of Assignment Notice
Exhibit B-1	Form of Dutch Kraton Borrowing Base Certificate
Exhibit B-2	Form of Kraton Polymers Borrowing Base Certificate
Exhibit B-3	Form of Kraton Chemical Borrowing Base Certificate
Exhibit C-1	Form of U.S. Revolver Note
Exhibit C-2	Form of Dutch Kraton Revolver Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Notice of Borrowing
Exhibit F	Form of Notice of Conversion/Continuation
Exhibit G	Form of Joinder Agreement
Exhibit H-1	Form of U.S. Tax Certificate for Foreign Lenders that are not Partnerships
Exhibit H-2	Form of U.S. Tax Certificate for Foreign Participants that are not Partnerships
Exhibit H-3	Form of U.S. Tax Certificate for Foreign Participants that are Partnerships
Exhibit H-4	Form of U.S. Tax Certificate for Foreign Lenders that are Partnerships
Exhibit I	Form of Release Confirmation Letter
Exhibit J	Form of Solvency Certificate
Schedule 2.1.1(a)	Dutch Kraton Revolver Commitment
Schedule 2.1.1(b)	U.S. Revolver Commitment
Schedule 7.1.3	Excluded Property
Schedule 8.4	Accounts
Schedule 8.5.1	Location of Inventory
Schedule 9.1.4	Subsidiaries; Capital Structure
Schedule 9.1.8	Supplier Financing Transactions
Schedule 9.1.11	Intellectual Property
Schedule 9.1.14	Compliance with Environmental Laws
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.17	Insurance
Schedule 9.1.20	Labor Relations
Schedule 10.1.18	Post-Closing Items
Schedule 10.2.1(c)	Permitted Debt
Schedule 10.2.1(h)	Permitted Intercompany Debt
Schedule 10.2.2	Permitted Liens
Schedule 10.2.4	Investments Existing on the Closing Date

SECOND AMENDED AND RESTATED LOAN, SECURITY AND GUARANTEE AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN, SECURITY AND GUARANTEE AGREEMENT (this “Agreement”) is dated as of April 15, 2020, among KRATON CORPORATION, a Delaware corporation (“Parent”), KRATON POLYMERS U.S. LLC, a Delaware limited liability company (“Kraton Polymers”), KRATON CHEMICAL, LLC, a Delaware limited liability company (“Kraton Chemical”), and KRATON POLYMERS NEDERLAND B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its seat (statutaire zetel) in Rotterdam, the Netherlands and its registered office address at Transistorstraat 16, 1322CE Almere, registered with the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 24294675 (the “Initial Dutch Kraton Borrower” and together with Kraton Polymers, Kraton Chemical and each other Subsidiary of the Parent that becomes a Borrower in accordance with Section 10.1.9, the “Borrowers” and each, a “Borrower”), the other Persons from time to time party to this Agreement as Guarantors, the financial institutions from time to time party to this Agreement as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, in its capacity as collateral agent, administrative agent and security trustee for itself and the other Secured Parties (together with any successor agent appointed pursuant to Section 12.9, the “Agent”).

R E C I T A L S:

WHEREAS, capitalized terms used in these Recitals and not otherwise defined shall have the respective meanings set forth for such terms in Section 1.1 hereof.

WHEREAS, pursuant to the Existing Credit Agreement, the original lenders party thereto have provided to Borrowers senior secured revolving credit facilities to finance their mutual and collective business in an initial aggregate principal amount of $250,000,000 consisting of a foreign revolving credit facility in the initial facility amount of $85,000,000 and a U.S. revolving credit facility in the initial facility amount of $165,000,000.

WHEREAS, subject to the terms and conditions of this Agreement, Agent, the Lenders party hereto and the Loan Parties party hereto desire to amend and restate the Existing Credit Agreement to among other things, (a) amend certain terms and provisions of the credit facilities provided for in the Existing Credit Agreement, and (b) ratify all Liens granted to Agent in connection with the Existing Credit Agreement and the Obligations thereunder, without causing a novation or extinguishment of any outstanding Obligations or termination of any outstanding Liens (including for Belgian, English, Dutch, French and German law purposes).

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

Section 1.          DEFINITIONS; RULES OF CONSTRUCTION

1.1.     Definitions. As used herein, the following terms have the meanings set forth below:

“2025 Senior Notes” means the 7.00% Senior Notes due 2025 of KPLLC and KPCC issued pursuant to the 2025 Senior Notes Indenture and any additional notes issued thereunder from time to time, as any such notes may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“2025 Senior Notes Indenture” means the indenture, dated as of March 24, 2017, with KPLLC and KPCC, as issuers, the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee, relating to the 2025 Senior Notes, as such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“2026 Senior Notes” means the 5.25% Senior Notes due 2026 of KPLLC and KPCC issued pursuant to the 2026 Senior Notes Indenture and any additional notes issued thereunder from time to time, as any such notes may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“2026 Senior Notes Indenture” means the indenture, dated as of May 24, 2018, with KPLLC and KPCC, as issuers, the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee, Deutsche Bank AG, London Branch, as principal paying agent, and Deutsche Bank Luxembourg S.A., as authenticating agent, registrar and transfer agent, relating to the 2026 Senior Notes, as such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“ABL Intercreditor Agreement” means that certain Intercreditor Agreement dated January 6, 2016, by and among Term Agent, in its capacity as agent for the Fixed Asset Lenders (as defined therein), Agent, and acknowledged by certain Loan Parties, as amended from time to time in accordance with the terms thereof.

“ABL Priority Collateral” means the “ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Account” has the meaning set forth in Article 9 of the UCC.

“Account Debtor” means any Person who is obligated under an Account.

“Accounting Changes” has the meaning set forth in Section 1.2.

“Acquisition” means a transaction or series of transactions resulting in (a) acquisition of a business, division, or substantially all assets of a Person; (b) record or beneficial ownership of more than 50% of the Equity Interests of a Person; or (c) merger, consolidation or combination of Parent or any Restricted Subsidiary with another Person.

“Additional Dutch Kraton Lender” has the meaning set forth in Section 2.1.7(a).

“Additional Foreign Borrower” means any Person that is organized and operates outside of the U.S. that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.9 and has satisfied the other requirements of Section 10.1.9 in order to become a Foreign Borrower hereunder.

“Additional Lender” has the meaning set forth in Section 2.1.7(b).

“Additional U.S. Lender” has the meaning set forth in Section 2.1.7(b).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Affiliate” means with respect to any Person, any branch of such Person or any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purpose of this definition, (a) “Control” means the possession, directly or indirectly, of the power (i) to vote 20% or more of the Equity Interests having ordinary voting power for the election of directors, in the case of a corporation, or equivalent governing body, in the case of any other type of legal entity, of a Person or (ii) to otherwise direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise and (b) “Controlled” has a correlative meaning. For the avoidance of doubt, none of the Sole Lead Arranger, the Sole Book Manager, the Agent, their respective lending affiliates or any entity acting as a Fronting Bank hereunder shall be deemed to be an Affiliate of Parent, the Borrowers or any of their respective Subsidiaries.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Agent Indemnitees” means the Agent and its officers, directors, employees, Affiliates and agents, including, without limitation, the Security Trustees.

“Agent Professionals” means attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by the Agent.

“Agreement” means this Second Amended and Restated Loan, Security and Guarantee Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Allocable Amount” has the meaning set forth in Section 5.10.3(b).

“AML Legislation” has the meaning set forth in Section 14.16.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Anti-Terrorism Law” means any law relating to terrorism or money laundering, including the Proceeds of Crime Act and the Patriot Act.

“Applicable Dutch Kraton Borrower” means (a) Initial Dutch Kraton Borrower or (b) any other Dutch Kraton Borrower, as the context may require.

“Applicable Dutch Kraton Borrower Commitment” means with respect to any Dutch Kraton Borrower, the maximum amount of Dutch Kraton Revolver Commitments under which such Dutch Kraton Borrower may borrow Dutch Kraton Revolver Loans or request the issuance of Dutch Kraton Letters of Credit, as designated by the North American Loan Party Agent from time to time, and in an aggregate amount for all Dutch Kraton Borrowers not to exceed the total Dutch Kraton Revolver Commitments.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Applicable Foreign Borrower” means (a) an Applicable Dutch Kraton Borrower, or (b) any other Foreign Borrower, as the context requires.

“Applicable Foreign Borrower Commitment” means any Applicable Dutch Kraton Borrower Commitment or the maximum amount of Revolver Commitments with respect to an Applicable Foreign Borrower, from time to time, as the context may require.

“Applicable Law” means all laws, rules, regulations and legally binding governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law and common law, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities having the force of law.

“Applicable Lenders” means (a) with respect to the U.S. Borrowers, the U.S. Lenders, or (b) with respect to the Dutch Kraton Borrowers, the Dutch Kraton Lenders.

“Applicable Margin” means with respect to any Type of Loan and any other Obligations specified below, the respective margin set forth below, based on the Borrowers’ Average Total Excess Availability for the most recent Fiscal Quarter determined as of the most recent determination date:

Level	Average Total Excess Availability	LIBOR Loans, European Base Rate Loans and Letter of Credit Fees	U.S. Base Rate Loans
I	> $80,000,000	2.00%	1.00%

II	≥ $40,000,000 but < $80,000,000	2.25%	1.25%

III	< $40,000,000	2.50%	1.50%

Until the delivery to the Agent, pursuant to Section 8.1, of a Borrowing Base Certificate for each Borrowing Base covering the first calendar month ending after the Closing Date, the Applicable Margin shall be determined as if Level I were applicable. Thereafter, (a) the Applicable Margin shall be determined (i) on the first day of the calendar month until the end of the first Fiscal Quarter ended after the Closing Date and (ii) as of the end of each Fiscal Quarter, in each case based upon the Borrowing Base Certificates delivered pursuant to Section 8.1 and (b) each change in the Applicable Margin shall be effective during the period commencing on the first day of the calendar month following the receipt by the Agent of the financial statements and Compliance Certificate for the Fiscal Quarter or, in the case of the last Fiscal Quarter of each year, the calendar year then ended pursuant to Section 10.1.2(a) or (b), as applicable, and ending on the date immediately preceding the effective date of the next such change. Average Total Excess Availability shall be deemed to be in Level III at the option of the Agent or at the request of the Required Lenders if the Loan Party Agents fail to deliver any Borrowing Base Certificate required to be delivered by any of them pursuant to Section 8.1, during the period from the expiration of the time for delivery thereof until such Borrowing Base Certificate is delivered.

“Applicable U.S. Borrower” means (a) Kraton Polymers, (b) Kraton Chemical, or (c) any other U.S. Borrower, as the context may require.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its Ordinary Course of Business, has the capacity to fund Revolver Loans hereunder and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

“Assignment and Acceptance” means an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A-1.

“Availability” Dutch Kraton Availability and/or U.S. Availability, as the context may require.

“Average Total Excess Availability” means for any period, the average daily Excess Availability during such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A., a national banking association, and its successors and assigns.

“Bank of America (London)” means Bank of America (acting through its London branch).

“Bank of America Indemnitees” means Bank of America, Bank of America (London), and their respective officers, directors, employees, Affiliates and agents.

“Bank Product” means any of the following products, services (other than cash management services) or facilities extended to any Loan Party or any other Subsidiary of Parent by a Lender or any of its Affiliates or any Person that is not a Lender hereunder (in the case of clause (b), at the time the Hedge Agreement is executed or, if such time is prior to the Closing Date, on the Closing Date): (a) Banking Services; (b) products under Hedge Agreements; (c) other banking products or services as may be requested by any Borrower or any other Loan Party, other than Loans and Letters of Credit and (d) any other demand deposit, operating account relationships or money market accounts.

“Bank Product Debt” means Debt and other obligations of a Loan Party or any of its Subsidiaries relating to Bank Products.

“Bank Product Document” means any agreement, instrument or other document entered into in connection with any Bank Product Debt.

“Banking Services” means any of the following services: (a) commercial credit cards, merchant cards, and purchasing card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (b) stored value cards and (c) Treasury Management Services.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Base Rate” means European Base Rate and/or U.S. Base Rate, as the context requires.

“Base Rate Loan” means a European Base Rate Loan and/or U.S. Base Rate Loan, as the context requires.

“Belgian Security Agreement” means each pledge and security agreement governed by Belgian law by and among any Dutch Kraton Dutch Domiciled Loan Party and the Dutch Kraton Security Trustee.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Borrowed Money” means with respect to any Loan Party or Restricted Subsidiary, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Loan Party or Restricted Subsidiary, (ii) is evidenced by notes, drafts, bonds, debentures, loan agreements or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid; (b) Capital Lease Obligations; (c) reimbursement obligations with respect to letters of credit issued for the account of such Loan Party or Restricted Subsidiary; and (d) guaranties of any Debt of the foregoing types owing by another Person.

“Borrower” and “Borrowers” have the meaning set forth in the preamble to this Agreement.

“Borrower Group” means a group consisting of (a) the U.S. Borrowers, (b) the Dutch Kraton Borrowers, and (c) Additional Foreign Borrowers, as the context requires.

“Borrower Group Commitment” means with respect to the commitment of (a) a U.S. Lender, its U.S. Revolver Commitment, and (b) a Dutch Kraton Lender, its Dutch Kraton Revolver Commitment. The term “Borrower Group Commitments” means (i) the Borrower Group Commitment of all U.S. Lenders, or (ii) the Borrower Group Commitment of all Dutch Kraton Lenders, as the context requires. To the extent any Lender has more than one Borrower Group Commitment, each such Commitment shall be considered as a separate Commitment for purposes of this definition.

“Borrower Materials” means Borrowing Base information, reports, financial statements and other materials delivered in writing by Borrowers hereunder, as well as other Reports and information provided by the Agent to Lenders.

“Borrowing” means a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

“Borrowing Base” means (a) the U.S. Borrowing Base, and/or (b) the Dutch Kraton Borrowing Base, as the context requires.

“Borrowing Base Certificate” means a certificate, duly executed by a Senior Officer of the Foreign Loan Party Agent or the North American Loan Party Agent, as applicable, in the form of (a) Exhibit B-1 with respect to the Dutch Kraton Borrowing Base, (b) Exhibit B-2 with respect to the portion of the U.S. Borrowing Base applicable to Kraton Polymers, and (c) Exhibit B-3 with respect to the portion of the U.S. Borrowing Base applicable to Kraton Chemical, in each case, with such changes as

[Kraton] Second A&R Loan, Security and Guarantee Agreement

may be agreed to by such Loan Party Agent and the Agent, setting forth the Borrowers’ calculation of their respective Borrowing Base (including, without limitation, the then-current listing of all Account Debtors participating in any Supplier Financing Transaction with Parent and/or any of its Subsidiaries, Affiliates or Kraton SPV, as applicable).

“Business Day” means any day excluding Saturday, Sunday and any other day that is a legal holiday under the Applicable Laws of the State of New York, the State of Texas or the United Kingdom, or is a day on which banking institutions located in such states are authorized to close, or are in fact closed; and when used with reference to (a) a LIBOR Loan (and related interest rate settings, fundings, disbursements, settlements and payments), the term shall also exclude any day on which banks are authorized to close, or are in fact closed for the transaction of banking business in London, England, and (b) a Dutch Kraton Revolver Loan (and related interest rate settings, fundings, disbursements, settlements and payments), shall also exclude any day (i) on which banks are not open for the transaction of banking business in London, England or the Netherlands and (ii) in respect of any such Revolver Loan denominated in Euros (and related interest rate settings, fundings, disbursements, settlements and payments), any day that is not a TARGET Day.

“Capital Expenditures” means capital expenditures made by a Loan Party or Restricted Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year; provided, however, that Capital Expenditures shall not include any such expenditures which are: (a) made with the proceeds of any contribution of capital to Parent or sale or issuance by Parent of Equity Interests (other than Disqualified Equity Interests), in each case, the proceeds of which have been contributed to Borrowers and which are designated as being for such purpose by written notice from the applicable Loan Party Agent, (b) Permitted Acquisitions, (c) made with net proceeds of the sale or other Disposition (including by casualty or condemnation) of a capital asset reinvested in assets to the extent made within 364 days of the date of such sale or disposition (or committed to be invested within such 364 day period and invested within 180 days thereafter), (d) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (I) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired, or (II) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (e) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (f) expenditures that are accounted for as capital expenditures by the Parent or any Restricted Subsidiary and that actually are paid for by a Person other than the Parent or any Restricted Subsidiary to the extent neither the Parent nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period) to make payment for such assets, provided that (I) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (II) such book value shall have been included in Capital Expenditures when such asset was originally acquired or (g) that portion of interest on Debt incurred for Capital Expenditures which is paid in cash and capitalized in accordance with GAAP.

“Capital Lease” means as applied to any Person, any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Lease Obligations” means as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case, taken at the amount thereof accounted for as liabilities in accordance with GAAP.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Cash Collateral” means cash held in the applicable Cash Collateral Account specifically for the purpose of constituting “Cash Collateral” under this Agreement and which is subject to a first priority, perfected Lien in favor of Agent or the applicable Security Trustee, and any interest or other income earned thereon.

“Cash Collateral Account” means a U.S. Cash Collateral Account and/or Dutch Kraton Cash Collateral Account, as the context may require.

“Cash Collateralize” means the delivery of Cash Collateral to the Agent or a Security Trustee, as security for the payment of Secured Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Secured Obligations, the Agent’s good faith estimate of the amount that is due or could become due, including all fees and other amounts relating to such Secured Obligations. “Cash Collateralization” and “Cash Collateralized” have a correlative meaning.

“Cash Dominion Event” means the occurrence of any one of the following events: (a) an Event of Default under Section 11.1(a) or (g) shall have occurred and be continuing, (b) any other Event of Default under Section 11.1 shall have occurred and be continuing and the Agent or Required Lenders shall have determined (by written notice to Borrowers) to declare a Cash Dominion Event as a result of such Event of Default (until such time as such Event of Default is no longer continuing), (c) U.S. Availability shall be less than the greater of (A) 12.50% of the U.S. Line Cap and (B) $18,750,000 (and in the case of this clause (c), the Agent has notified Parent thereof); provided that, to the extent that a Cash Dominion Event has occurred as a result of clause (c)(A) above, if U.S. Availability shall have exceeded the greater of (x) 12.50% of the U.S. Line Cap and (y) $18,750,000 at all times for at least forty-five (45) consecutive days, the Cash Dominion Event shall be deemed to be over. At any time that a Cash Dominion Event shall be deemed to be over or otherwise cease to exist, the Agent shall take such actions as may reasonably be requested by a Loan Party Agent to terminate the cash sweeps and other transfers existing pursuant to Section 5.6 as a result of any notice or direction given by the Agent during the existence of a Cash Dominion Event (other than with respect to the Dutch Kraton Borrowers).

“Cash Equivalents” means:

(a)             direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)            investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)            investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)            fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(e)             money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and AAA by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f)              securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or any political subdivision or taxing authority thereof, and rated at least A by S&P or Moody’s;

(g)             any money market fund of which the assets are comprised of not less than 90% of the items specified in clauses (a) through (c), (e) or (f) above; and

(h)             with respect to any Foreign Subsidiary investments denominated in the currency of the jurisdiction in which such Person is organized which are similar to the items specified in clauses (a) through (f) above (other than the nationality of the governmental or non-governmental issuer or counterparty involved).

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Change in Law” means the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (including the Code), treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to taxation.

“Change of Control” means (a) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) of this clause (a) who, at the time of such election or nomination, constitute at least a majority of that board or equivalent governing body or a majority of any nominating committee of the board, (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) of this clause (a) who, at the time of such election or nomination, constitute at least a majority of that board or equivalent governing body or a majority of any nominating committee of the board, or (iv) who were members of that board or equivalent governing body on the Closing Date; (b) Parent shall cease to own, directly or indirectly, 100% of the outstanding Equity Interests in KPLLC; (c) subject to the actions permitted by Section 10.2.8, KPLLC shall cease to own, directly or indirectly, 100% of the outstanding Equity Interests in the U.S. Borrowers or the Dutch Kraton Borrowers; (d) so long as any Term Debt remains outstanding, the occurrence of any “Change of Control”, as such term is defined in the Term Loan Agreement; (e) so long as any Senior Notes remain outstanding, the occurrence of any “Change of Control” as such term is defined in the Senior Notes Indentures; or (f) a sale of all or substantially all of the assets of Parent in contravention of this Agreement.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Claims” means all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses (including remedial response costs, reasonable and documented attorneys’ fees which shall be limited to the fees, disbursements and other charges of one outside counsel, and if reasonably necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the Indemnitees (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case each such Indemnitee may retain its own counsel) and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of the Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Loan Party or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration, settlement (which settlement costs will be subject to consultation with the Borrowers) or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Closing Date” has the meaning set forth in Section 6.1.

“Code” means the Internal Revenue Code of 1986 (unless as specifically provided otherwise), as amended to the date hereof and from time to time hereafter, and any successor statute.

“Collateral” means all Property described in Section 7.1, all Property described in any Security Document as security for any Secured Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Secured Obligations.

“Commitment” means for any Lender, the aggregate amount of such Lender’s Borrower Group Commitments. “Commitments” means the aggregate amount of all Borrower Group Commitments (not to exceed the Maximum Facility Amount), which amount shall on the Closing Date be equal to $250,000,000 consisting of (a) $65,000,000 in respect of the Dutch Kraton Revolver Commitments, and (b) $185,000,000 in respect of the U.S. Revolver Commitments, in each case as such amount may be adjusted from time to time in accordance with the terms of this Agreement, including pursuant to any applicable Revolver Commitment Increases or allocations.

“Commodity Account” has the meaning set forth in Article 9 of the UCC.

“Commodity Account Control Agreement” means the commodity account control agreements (whether in the form of an agreement, notice and acknowledgement or like instrument), in form and substance reasonably satisfactory to the Agent and the applicable Loan Party, and, if required under the laws of the jurisdiction of the commodity account, executed by each financial institution or commodity intermediary maintaining a Commodity Account for such Loan Party, in favor of the Agent or a Security Trustee.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Compliance Certificate” means a certificate, in the form of Exhibit D with such changes as may be agreed to by North American Loan Party Agent and the Agent, by which the North American Loan Party Agent certifies to the matters set forth in Section 10.1.2(d).

“Consolidated Tangible Assets” means as of any date of determination, the aggregate of the assets of the Parent and the Restricted Subsidiaries less goodwill and all assets properly classified as intangible assets in accordance with GAAP, in each case, on a consolidated basis, after giving effect to purchase accounting and as of the most recent Fiscal Quarter ended for which financial statements have been delivered pursuant to Section 10.1.2.

“Consolidated Total Assets” means, on any date, the total assets of Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP as of the last day of the Fiscal Quarter immediately preceding the date of determination.

“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Debt or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Debt or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Debt of the ability of the primary obligor to make payment of such Debt or (d) otherwise to assure or hold harmless the holder of such Debt against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Debt in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Rights” means all rights of any Loan Party under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” means all contracts between any Loan Party and one or more additional parties (including, without limitation, any hedging agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Copyrights” means with respect to any Loan Party, all of such Loan Party’s right, title and interest in and to the following: (i) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations, and copyright applications; (ii) all renewals of any of the foregoing; (iii) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, damages or payments for past or future infringements for any of the foregoing; (iv) the right to sue for past, present, and future infringements of any of the foregoing; and (v) all domestic rights corresponding to any of the foregoing.

“Credit Documents” means the Loan Documents and the Secured Bank Product Documents.

“Credit Party” means the Agent, a Lender or any Fronting Bank; and “Credit Parties” means the Agent, Lenders and Fronting Banks.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Creditor Representative” means under any Applicable Law, a receiver, manager, controller, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian, conservator, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator, administrative receiver, judicial manager, statutory manager or similar officer or fiduciary.

“CWA” means the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

“Debt” means, as applied to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities on the balance sheet of such Person; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; (d) all Disqualified Equity Interests; (e) all non-recourse Debt secured by any Lien on any property owned by such Person, whether or not such Debt has been assumed; (f) all Capital Lease Obligations of such Person; (g) all obligations of such Person under Hedge Agreements (but taking into account only the mark-to-market value or, if any actual amount is due as a result of the termination or close out of such transaction, that amount); and (h) all Contingent Obligations of such Person; provided that Debt shall not include (i) trade payables and accrued expenses, in each case arising in the Ordinary Course of Business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) endorsements of instruments for deposit or collection in the Ordinary Course of Business and (v) indemnity obligations, purchase price adjustments or earn-out obligations in effect on the Closing Date or entered into in connection with any Specified Transaction or acquisition or disposition of assets or Equity Interests permitted under this Agreement. The Debt of a Person shall include any recourse Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venture except to the extent such Person’s liability for such Debt is otherwise limited and only to the extent (A) such Debt would be included in the calculation of Total Debt and (B) in the case of Parent and its Subsidiaries, such Debt does not include all intercompany Debt having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the Ordinary Course of Business. The amount of Debt of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Default” means an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

“Default Rate” means for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.00% per annum plus the interest rate otherwise applicable thereto, or if such Obligation does not bear interest, a rate equal to the U.S. Base Rate plus 2.00% per annum.

“Defaulting Lender” means any Lender that, as reasonably determined by the Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within two (2) Business Days (unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied); (b) has notified the Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within one (1) Business Day following written request by the Agent and/or Parent, to

[Kraton] Second A&R Loan, Security and Guarantee Agreement

confirm in a manner reasonably satisfactory to the Agent that such Lender will comply with its funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Agent and/or the Parent of such confirmation; or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding or taken any action in furtherance thereof or (ii) become the subject of a Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an Equity Interest in such Lender or parent company, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts made with such Lender.

“Deposit Account” means (i) any “deposit account” as such term is defined in Article 9 of the UCC and (ii) with respect to any such Deposit Account located outside of the U.S., any bank account with a deposit function.

“Deposit Account Control Agreements” means the deposit account control agreements (whether in the form of an agreement, notice and acknowledgement or like instrument) (i) other than in the case of any Dutch Kraton Dominion Account, in form and substance reasonably satisfactory to the Agent and the applicable Loan Party and executed by each lockbox servicer (if applicable) and financial institution maintaining a lockbox and/or Deposit Account for a Loan Party, in favor of the Agent or a Security Trustee, for the benefit of the applicable Secured Parties and (ii) in the case of each Dutch Kraton Dominion Account in substantially the form executed and delivered by the Initial Dutch Kraton Borrower, the Dutch Kraton Security Trustee and Bank of America as account bank as a condition precedent to the making of any Dutch Kraton Revolver Loan or the issuing of any Dutch Kraton Letter of Credit (or such other form as the Agent (acting reasonably) may approve).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Parent or a Restricted Subsidiary in connection with a Disposition pursuant to Section 10.2.5(a) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Senior Officer of the relevant Loan Party Agent, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Dilution Percent” means the percent, determined for each applicable Borrower (and in the case of the U.S. Borrowers, determined for all U.S. Borrowers in the aggregate) for the most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to the applicable Borrower’s Accounts, divided by (b) gross sales of the applicable Borrower.

“Disposition” has the meaning set forth in Section 10.2.5(a).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is ninety-one (91) days after the Facility Termination Date. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require the Parent or any Restricted Subsidiary to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the Parent or Restricted Subsidiary, as applicable, may not repurchase or

[Kraton] Second A&R Loan, Security and Guarantee Agreement

redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 10.2.3. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Parent and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

“Distribution” means any declaration or payment of a distribution, interest or dividend (whether in cash, securities or other Property) on any Equity Interest or Equity Interest Equivalent of Parent or any Subsidiary (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests or Equity Interest Equivalents of Parent or any Subsidiary; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest or Equity Interest Equivalent of Parent or any Subsidiary.

“Division Transaction” means (a) the division of a limited liability company into two or more limited liability companies pursuant to a “plan of division” or similar method or (b) the creation, or reorganization into, or allocation of its assets to, one or more series, in each case, within the meaning of the Delaware Limited Liability Company Act or similar statute in any other state.

“Document” has the meaning set forth in (i) Article 9 of the UCC and/or (ii) with respect to any Document of a Dutch Kraton Dutch Domiciled Loan Party, a ceel or other bearer document (stuk aan toonder of order) within the meaning of section 7:607 of the Dutch Civil Code or any other Applicable Law, as applicable.

“Dollar Equivalent” means on any date, (a) with respect to any amount denominated in Dollars, such amount in Dollars, and (b) with respect to any stated amount in a lawful currency other than Dollars, the amount of Dollars that the Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.

“Dollars” and “$” means the lawful money of the United States.

“Domain Name” means all Internet domain names and associated URL addresses in or to which any Loan Party now or hereafter has any right, title or interest.

“Domestic Subsidiary” means any Subsidiary that is organized under the Applicable Laws of the United States, any state thereof or the District of Columbia.

“Dominion Account” means with respect to (a) the Dutch Kraton Dutch Domiciled Loan Parties, each Dutch Kraton Dominion Account and (b) the U.S. Domiciled Loan Parties, each U.S. Dominion Account.

“Dutch Bankruptcy Law” means the Faillissementswet as well as the Wet homologatie onderhands akkoord as soon as this enters into force in the Netherlands.

“Dutch Kraton Allocated U.S. Availability” means the U.S. Availability designated by the North American Loan Party Agent for application to clause (e) of a Dutch Kraton Borrowing Base.

“Dutch Kraton Allocated U.S. Availability Reserve” means Dutch Kraton Availability Reserves established in respect of the Dutch Kraton Allocated U.S. Availability.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Dutch Kraton Availability” means, as of any such date of determination, (a) the lesser of (i) the Dutch Kraton Revolver Commitments, minus all Dutch Kraton Availability Reserves and (ii) the Dutch Kraton Borrowing Base, minus, in each case (b) the sum of (i) the Dollar Equivalent of the principal balance of all Dutch Kraton Revolver Loans, and (ii) all Dutch Kraton LC Obligations.

“Dutch Kraton Availability Reserves” means the sum (without duplication) of (a) the Dutch Kraton Rent Reserve; (b) the Dutch Kraton Bank Product Reserve; (c) the Dutch Kraton Priority Payables Reserve; (d) the Dutch Kraton Inventory Reserve; (e) the Dutch Kraton Dilution Reserve; and (f) such additional reserves, in such amounts and with respect to such matters, as the Agent may establish in its Permitted Discretion and in accordance with the terms hereof.

“Dutch Kraton Bank Product Reserve” means at any time with respect to Secured Bank Product Obligations of the Dutch Kraton Dutch Domiciled Loan Parties and their Subsidiaries, an amount equal to the sum of (a) the maximum amount of the then outstanding Qualified Secured Bank Product Obligations of the Dutch Kraton Dutch Domiciled Loan Parties and their Subsidiaries owing (i) to Bank of America and its Affiliates as determined by the Agent in its Permitted Discretion and (ii) to any other Secured Bank Product Provider as set forth in the notice delivered by such Secured Bank Product Provider providing such Bank Product and the North American Loan Party Agent to the Agent in accordance with the definition of Secured Bank Product Obligations and (b) with respect to any other Secured Bank Product Obligations of the Dutch Kraton Dutch Domiciled Loan Parties and their Subsidiaries, reserves established by the Agent from time to time in its Permitted Discretion to reflect the reasonably anticipated liabilities in respect of the then outstanding Secured Bank Product Obligations for the account of the Dutch Kraton Dutch Domiciled Loan Parties and their Subsidiaries.

“Dutch Kraton Borrowers” means (a) the Initial Dutch Kraton Borrower and (b) each other Dutch Kraton Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.9 and has satisfied the other requirements set forth in Section 10.1.9 in order to become a Dutch Kraton Borrower.

“Dutch Kraton Borrowing Base” means at any time, with respect to the Applicable Dutch Kraton Borrower, an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:

(a)             the Value of Dutch Kraton Eligible Accounts (excluding Investment Grade Receivables) of the Applicable Dutch Kraton Borrower multiplied by the advance rate of 85%, plus

(b)             the lesser of (i) 70% of the Value of Dutch Kraton Eligible Inventory composed of finished goods of the Applicable Dutch Kraton Borrower and (ii) 85% of the NOLV Percentage of the Value of Dutch Kraton Eligible Inventory composed of finished goods of the Applicable Dutch Kraton Borrower, plus

(c)             the lesser of (i) 70% of the Value of Dutch Kraton Eligible Inventory not composed of finished goods of the Applicable Dutch Kraton Borrower and (ii) 85% of the NOLV Percentage of the Value of Dutch Kraton Eligible Inventory not composed of finished goods of the Applicable Dutch Kraton Borrower, plus

(d)            the Value of Dutch Kraton Eligible Accounts constituting Investment Grade Receivables multiplied by the advance rate of 90%, plus

(e)             Dutch Kraton Allocated U.S. Availability for such Applicable Dutch Kraton Borrower, minus

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(f)              all Dutch Kraton Availability Reserves with respect to the Applicable Dutch Kraton Borrower, any change therein to become effective (i) immediately upon or (ii) three (3) Business Days after, in the case of Dutch Kraton Availability Reserves allocable to the Applicable Dutch Kraton Borrower which would cause the aggregate amount of the Dutch Kraton Revolver Exposure allocable to the Applicable Dutch Kraton Borrower at such time to exceed the lesser of the Applicable Dutch Kraton Borrower’s Applicable Dutch Kraton Borrower Commitment and the Applicable Dutch Kraton Borrower’s Dutch Kraton Borrowing Base then in effect, notification thereof to the North American Loan Party Agent by the Agent; provided that, the Agent shall have provided the North American Loan Party Agent at least three (3) Business Days’ prior written notice of any such establishment or increase; provided further that, the Agent may only establish or increase a Dutch Kraton Availability Reserve after the date hereof based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to the Agent as of the Closing Date. The amount of any Dutch Kraton Availability Reserve established by the Agent shall have a reasonable relationship to the event, condition, other circumstance or new fact that is the basis for the Dutch Kraton Availability Reserve. Upon delivery of such notice, the Agent shall be available to discuss the proposed Dutch Kraton Availability Reserve or increase, and the applicable Borrowers may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such Dutch Kraton Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Agent to establish or change such Dutch Kraton Availability Reserve, unless the Agent shall have determined in its Permitted Discretion that the event, condition, other circumstance or new fact that is the basis for such new Dutch Kraton Availability Reserve or such change no longer exists or has otherwise been adequately addressed by the applicable Borrower. Notwithstanding anything herein to the contrary, Dutch Kraton Availability Reserves shall not duplicate amounts that are ineligible under the definition of “Dutch Kraton Eligible Inventory” or amounts already deducted in or by other Dutch Kraton Availability Reserves or in connection with criteria already used to calculate the NOLV Percentage of Dutch Kraton Eligible Inventory.

The Dutch Kraton Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent with such adjustments as the Agent deems appropriate in its Permitted Discretion to assure that the Dutch Kraton Borrowing Base is calculated in accordance with the terms of this Agreement. It is the intention of the Agent to evaluate, in its discretion, the inclusion of eligibility criteria with respect to Accounts and Inventory of the Dutch Kraton Borrower that are guaranteed by the United States of America or any instrumentality thereof in connection with an EXIM Program.

“Dutch Kraton Cash Collateral Account” means a bank account established by the Agent at Bank of America (London) in connection with the Dutch Kraton Revolver Commitments that is (a) segregated, (b) for the benefit of the Dutch Kraton Facility Secured Parties, (c) subject to the Agent’s or Security Trustee’s Liens securing the Dutch Kraton Facility Secured Obligations and (d) under the exclusive control of Agent or the applicable Security Trustee.

“Dutch Kraton Dilution Reserve” means with respect to an Applicable Dutch Kraton Borrower, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, the aggregate amount of reserves, as established by the Agent from time to time, in an amount equal to the sum of (x) the Value of the Applicable Dutch Kraton Borrower’s Eligible Accounts (other than Investment Grade Receivables) multiplied by 1% for each percentage point (or portion thereof) that the Applicable Dutch Kraton Borrower’s Dilution Percent with respect thereto exceeds 5%, plus (y) the Value of the Applicable Dutch Kraton Borrower’s Eligible Accounts constituting Investment Grade Receivables multiplied by 1% for each percentage point (or portion thereof) that the Applicable Dutch Kraton Borrower’s Dilution Percent with respect thereto exceeds 2.5%.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Dutch Kraton Dominion Account” means each special deposit account established by the Dutch Kraton Dutch Domiciled Loan Parties at Bank of America (London) or another bank reasonably acceptable to the Agent (i) which is a collection account and not a disbursement account and (ii) (subject to Section 8.2.4, save in respect of the Dutch Kraton Excluded Dominion Accounts) is the subject of a Deposit Account Control Agreement and a duly perfected and enforceable Lien under the Applicable Law of the location of such special deposit account.

“Dutch Kraton Dutch Domiciled Loan Party” means any Dutch Kraton Borrower and each Dutch Kraton Subsidiary of a Dutch Kraton Borrower now or hereafter party hereto as a Loan Party, and “Dutch Kraton Dutch Domiciled Loan Parties” means all such Persons, collectively.

“Dutch Kraton Eligible Accounts” means at any time, the Accounts of the Applicable Dutch Kraton Borrower at such date except any Account:

(a)            which (i) is not subject to a duly perfected and enforceable Lien in favor of the Agent or Security Trustee (as applicable) under the law where the Applicable Dutch Kraton Borrower is organized or (ii) in the case of Accounts owed by an account debtor organized in a Perfection Jurisdiction, are not subject to a duly perfected and enforceable Lien in favor of the Agent under the law where the account debtor is organized;

(b)            which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent, (ii) a Lien permitted under Section 10.2.2(i) or (iii) a Lien permitted under Section 10.2.2(j) or (m) which does not have priority over the Lien in favor of the Agent;

(c)             (i) for each invoice with an original due date not later than thirty (30) days after the date thereof, which is unpaid for (A) more than sixty (60) days after the original due date or (B) unless otherwise agreed in writing by the Agent in its discretion, more than ninety (90) days after the original invoice date; (ii) for each invoice with an original due date later than thirty (30) days after the date thereof but not later than sixty (60) days after the date thereof, which is unpaid for (A) more than sixty (60) days after the original due date or (B) unless otherwise agreed in writing by the Agent in its discretion, more than 120 days after the original invoice date; (iii) for each invoice with an original due date later than sixty (60) days after the date thereof but not later than ninety (90) days after the date thereof, which is unpaid for (A) more than sixty (60) days after the original due date or (B) unless otherwise agreed in writing by the Agent in its discretion, more than 150 days after the original invoice date;

(d)             which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above (in calculating the ineligible portion of Accounts under clause (c) for purposes of this clause (d), credit balances that are unapplied for more than ninety (90) days shall not reduce the amount of the Accounts ineligible thereunder); provided that Accounts that are determined not to be Dutch Kraton Eligible Accounts solely as a result of the provisions of clause (e) below, shall be excluded in calculating such percentage;

(e)            which is owing by any Account Debtor to the extent the aggregate amount of otherwise Dutch Kraton Eligible Accounts owing from such Account Debtor and its Affiliates to the Borrowers exceeds 20% of the aggregate Dutch Kraton Eligible Accounts (or such higher percentage as the Agent may establish for the Account Debtor from time to time), only to the extent of such excess;

(f)              with respect to which any covenant, representation or warranty relating to such Account contained in this Agreement or a Security Document has been materially breached or is not true in any material respect respectively (or with respect to such covenant, representation or warranty qualified by materiality, after giving effect to such qualification, in all respects);

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(g)             which (i) does not arise from the sale of goods or performance of services in the Ordinary Course of Business, (ii) is not evidenced by an invoice, or other similar documentation reasonably satisfactory to the Agent, which has been sent to the Account Debtor, (iii) represents a progress billing or a retention, (iv) is contingent upon the Applicable Dutch Kraton Borrower’s completion of any further performance, (v) represents a cash or credit card sale or a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed by the Applicable Dutch Kraton Borrower, as consignor, prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis, or (vi) represents interest or fees; provided that ineligibility as a result of this clause (vi) shall be limited to the amount of such interest and fees;

(h)             for which the goods giving rise to such Account have not been loaded on a carrier for shipment to the Account Debtor or for which the services giving rise to such Account have not been performed by the Applicable Dutch Kraton Borrower;

(i)              with respect to which any check or other instrument of payment has been returned uncollected for any reason and such Account is or should be written off of Parent’s books as uncollectible, consistent with Parent’s collection policies;

(j)              which is owed by an Account Debtor in respect of which an Insolvency Proceeding has been commenced or which is otherwise a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any province or territory) receivership, insolvency relief or other law or laws for the relief of debtors, including the Dutch Bankruptcy Law (Fallissementswet), unless the payment of Accounts from such Account Debtor is secured by assets of, or guaranteed by, in either case, in a manner reasonably satisfactory to the Agent, a Person that is reasonably acceptable to the Agent or, if the Account from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under the Dutch Bankruptcy Law (Fallissementswet), as now or hereafter in effect, the Agent shall have reasonably determined that the timely payment and collection of such Account will not be impaired;

(k)             which is owed by an Account Debtor which has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs or has declared itself as or been declared by a court of competent jurisdiction, to be not Solvent;

(l)              which is owed by an Account Debtor which is not organized or incorporated under the Applicable Law of an Eligible Account Debtor Jurisdiction unless (i) the Agent determines to include such Account Debtor in its Permitted Discretion or (ii) such Account is backed by a letter of credit or other credit support reasonably acceptable to the Agent; provided that notwithstanding the foregoing, the Agent may, in its Permitted Discretion, deem Accounts that would otherwise be ineligible as a result of this clause (l)(i) to be eligible in an amount not to exceed $15,000,000 in the aggregate at any time.

(m)           which is owed in any currency other than Eligible Account Currencies;

(n)             which is owed by any Governmental Authority, unless such Account is backed by a letter of credit reasonably acceptable to the Agent or is otherwise acceptable to the Agent in its Permitted Discretion;

(o)             which is owed by any Affiliate, employee, director, or officer of any Loan Party;

(p)            which is owed by an Account Debtor or any Affiliate of such Account Debtor which is the holder of Debt issued or incurred by any Loan Party; provided that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by the Loan Party to such Person;

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(q)             except as provided in clause (s) below, which is subject to any counterclaim, deduction, defense, setoff, right of compensation or material dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff, right of compensation or material dispute unless (i) the Agent, in its Permitted Discretion, has established Dutch Kraton Availability Reserves and determines to include such Account as a Dutch Kraton Eligible Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to the Agent to waive such rights;

(r)             which is evidenced by any promissory note, Chattel Paper or Instrument;

(s)             with respect to which the Applicable Dutch Kraton Borrower has made any agreement with the Account Debtor for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the Ordinary Course of Business; or

(t)              which Account has been transferred pursuant to a Supplier Financing Transaction.

Subject to Section 14.1.1 and the definition of Dutch Kraton Borrowing Base, the Agent may modify the foregoing criteria and the application of the foregoing criteria to any specific Account and may determine an Account is ineligible, in each case, in its Permitted Discretion; provided that, the Agent shall have provided the North American Loan Party Agent at least three (3) Business Days’ prior written notice of any such modification, application or determination; provided further, that upon delivery of such notice, the Agent shall be available to discuss the proposed modification, application or determination. For the avoidance of doubt, it is acknowledged and agreed that any calculation of ineligibility made pursuant to more than one clause above shall be made without duplication.

“Dutch Kraton Eligible In-Transit Inventory” means at any date of determination thereof, the lesser of (a) $10,000,000 and (b) the aggregate amount of all Inventory owned by a Dutch Kraton Borrower at such date that would be Dutch Kraton Eligible Inventory if it were not in transit to a location in the United States, the Netherlands, Belgium, the U.K., France or Germany. Without limiting the foregoing, no Inventory shall be Dutch Kraton Eligible In-Transit Inventory unless it meets, and then only for so long as it continues to meet, the Agent’s standard requirements for including in-transit Inventory in Eligible Inventory, which include, among other things, the following:

(a)             title to the Inventory is in a Dutch Kraton Borrower or a U.S. Borrower, the Inventory is owned by a Dutch Kraton Borrower or a U.S. Borrower, and the Inventory is in transit to a location in the United States, the Netherlands, Belgium, the U.K., France or Germany;

(b)             the Inventory is fully insured for not less than 100% of the invoice cost thereof, and the Agent shall have received evidence of satisfactory casualty insurance naming the Agent as loss payee and otherwise covering such risks as the Agent may reasonably request;

(c)             the Inventory is subject to a first priority security interest in and Lien upon such goods in favor of the Agent (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to the applicable destination, and the Agent shall have established Dutch Kraton Availability Reserves equal to the amount of such Lien or the Agent has received a Lien waiver in form and substance reasonably satisfactory to it with respect to such Lien); and

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(d)             the Inventory is evidenced by and deliverable pursuant to a tangible bill of lading or such other documentation of a type and in a form acceptable to the Agent in its Permitted Discretion that has been issued by a common carrier acceptable to the Agent, and if a bill of lading such bill of lading shall be in the possession of either the Agent, or a freight forwarder or customs broker in each case acting for the Agent under the terms of an Imported Goods Agreement which has been delivered to the Agent.

Notwithstanding the foregoing clauses (c) and (d) above, Inventory which is in-transit between Borrowers and would otherwise constitute Dutch Kraton Eligible In-Transit Inventory except that it is not evidenced by and deliverable pursuant to a Permitted Bill of Lading shall for the purposes of this Agreement be considered Dutch Kraton Eligible In-Transit Inventory; provided, however, if at any time (x) the amount of the U.S. Availability is less than $50,000,000 or (y) the sum of the U.S. Availability and the Dutch Kraton Availability is less than $75,000,000, then such Inventory shall no longer constitute Dutch Kraton Eligible In-Transit Inventory unless such Inventory otherwise constitutes Dutch Kraton Eligible In-Transit Inventory pursuant to the express provisions of this definition.

“Dutch Kraton Eligible Inventory” means at any date of determination thereof, the aggregate amount of all Inventory owned by the Applicable Dutch Kraton Borrower at such date except any Inventory:

(a)             which, in the case of Inventory located in a Perfection Jurisdiction, is not subject to a duly perfected and enforceable Lien in favor of the Agent or the applicable Security Trustee;

(b)             which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent or applicable Security Trustee or a Lien permitted under Section 10.2.2(gg) and (ii) a Lien permitted under Section 10.2.2(i) but to the extent such Lien has priority over the Lien of Agent or the applicable Security Trustee, the eligibility of such Inventory shall be reduced by the amount determined by the Agent in its Permitted Discretion; (iii) a Lien permitted under Section 10.2.2(j), provided that clauses (h) and (i) below of this definition of Dutch Kraton Eligible Inventory are satisfied in the case of a Lien of a landlord, bailee, warehouseman or processor in a Perfection Jurisdiction; (iv) a Lien permitted under Section 10.2.2(o) or (s) which does not have priority over the Lien in favor of the Agent; or (v) a Lien permitted under Section 10.2.2(v) to the extent of the amount of such payable customs duties secured by such Lien;

(c)             which is, in the Agent’s Permitted Discretion, slow moving (unless the Inventory component of the Dutch Kraton Borrowing Base of the Applicable Dutch Kraton Borrower is being determined pursuant to clause (b)(ii) thereof and slow moving Inventory was taken into account in determining the NOLV Percentage), obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the Ordinary Course of Business or unacceptable due to age, type, category and/or quantity;

(d)             with respect to which any covenant, representation or warranty regarding such Inventory contained in this Agreement or any Security Document has been materially breached or is not true in any material respect;

(e)             which does not conform in all material respects to all standards imposed by any applicable Governmental Authority (except that any standard that is qualified as to “materiality” shall have been conformed to in all material respects);

(f)              which constitutes packaging and shipping material, work in process, manufacturing supplies, display items, returned or repossessed Inventory (other than goods that are undamaged and able to be resold in the Ordinary Course of Business), goods held on consignment by the Applicable Dutch

[Kraton] Second A&R Loan, Security and Guarantee Agreement

Kraton Borrower as consignee prior to any title passing to such Dutch Kraton Borrower, as buyer, goods to be returned to the Applicable Dutch Kraton Borrower’s suppliers (but not held for resale) or goods which are not of a type held for sale in the Ordinary Course of Business or Inventory which is the subject of a sale on a bill and hold basis, other than to the extent such bill and hold sale would otherwise constitute a Dutch Kraton Eligible Account except for the fact that such sale is on a bill and hold basis;

(g)             which is not located in a Perfection Jurisdiction or is not at a location listed on Schedule 8.5.1 (as updated from time to time in accordance with the provisions hereof) other than (i) Inventory in transit between locations of the Dutch Kraton Dutch Domiciled Loan Parties; and (ii) Dutch Kraton Eligible In-Transit Inventory;

(h)            which is located in any location in a Perfection Jurisdiction leased by the Applicable Dutch Kraton Borrower, unless the lessor has delivered to the Agent a Lien Acknowledgment; provided, that the exclusion in this clause (h) shall not apply if the Applicable Dutch Kraton Borrower has used commercially reasonable efforts to deliver a Lien Acknowledgment to Agent (regardless of whether such Lien Acknowledgment is ultimately obtained by the Applicable Dutch Kraton Borrower) or if such Lien Acknowledgment is not customarily delivered or obtained in the applicable jurisdiction prior to the occurrence and continuance of an Event of Default;

(i)              which is located in a Perfection Jurisdiction in any third party warehouse or in the possession of a bailee or processor, unless such warehouseman, bailee or processor has delivered to the Agent a Lien Acknowledgment or such other documentation as the Agent may reasonably require; provided, that the exclusion in this clause (i) shall not apply in relation to Inventory located in the U.S. if the Applicable Dutch Kraton Borrower has used commercially reasonable efforts to deliver a Lien Acknowledgment to Agent (regardless of whether such Lien Acknowledgment is ultimately obtained by the Applicable Dutch Kraton Borrower);

(j)              which is evidenced by a Document, except to the extent such Inventory constitutes Dutch Kraton Eligible In-Transit Inventory;

(k)             which is the subject of a consignment by the Applicable Dutch Kraton Borrower as consignor (except goods held on consignment that the Agent in its Permitted Discretion allows to be Dutch Kraton Eligible Inventory);

(l)              [Reserved];

(m)            which constitutes movable assets as set out in section 21 paragraph 2 in conjunction with section 22 paragraph 3 of the Dutch Tax Collection Act (Invorderingswet 1990); or

(n)             which is located in any location where the aggregate Value of the Inventory is less than $2,000,000.

Subject to Section 14.1.1 and the definition of Dutch Kraton Borrowing Base, the Agent may modify the foregoing criteria and the application of the foregoing criteria to specific Inventory and may determine specific Inventory is otherwise ineligible, in each case, in its Permitted Discretion; provided that, the Agent shall have provided the North American Loan Party Agent at least three (3) Business Days’ prior written notice of any such modification, application or determination; provided further, that upon delivery of such notice, the Agent shall be available to discuss the proposed modification, application or determination.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Dutch Kraton Excluded Dominion Accounts” means the bank accounts of the Initial Dutch Kraton Borrower designated as “EUR ZBA Child Collection-only Accounts” in Milan (with account number 6641 13999011) and Madrid (with account number 6508 35706016) with Bank of America (London) (or successor accounts, in each case).

“Dutch Kraton Facility Collateral” means Collateral that now or hereafter secures (or is intended to secure) any of the Dutch Kraton Facility Secured Obligations, including Property of the Dutch Kraton Facility Guarantors pledged to secure the Dutch Kraton Facility Secured Obligations.

“Dutch Kraton Facility Guarantor” means each U.S. Borrower, each U.S. Facility Guarantor, each Dutch Kraton Borrower and each Dutch Kraton Dutch Domiciled Loan Party, in each case who guarantees payment and performance of any Dutch Kraton Facility Secured Obligations (including pursuant to a Foreign Cross-Guarantee); provided that, no Subsidiary shall be required to become a Guarantor hereunder that is (i) an Excluded Subsidiary (as defined in the Term Loan Agreement), (ii) an investment company under the Investment Company Act of 1940 (or would be such an investment company if it were to provide or maintain a Guarantee (including a Foreign Cross-Guarantee)), (iii) a Joint Venture (as defined in the Term Loan Agreement), (iv) an Immaterial Subsidiary, (v) prohibited or restricted by Applicable Law, rule or regulation or by any contractual obligations existing on the Closing Date (or, if later, the date it becomes a Restricted Subsidiary) from guaranteeing the Secured Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, (vi) a not-for-profit Subsidiary or captive insurance company, (vii) a Subsidiary for which the providing of a guarantee could reasonably be expected to result in a violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers and (viii) a Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with indebtedness permitted to be incurred pursuant to this Agreement as assumed indebtedness and any Restricted Subsidiary thereof that guarantees such indebtedness, in each case to the extent such secured indebtedness prohibits such subsidiary from becoming a Guarantor.

“Dutch Kraton Facility Loan Party” means a Dutch Kraton Borrower or a Dutch Kraton Facility Guarantor.

“Dutch Kraton Facility Obligations” means all Obligations of Dutch Kraton Borrowers and the other Dutch Kraton Dutch Domiciled Loan Parties and the other Foreign Facility Obligations that are the subject of a Foreign Cross-Guarantee made by the Dutch Kraton Dutch Domiciled Loan Parties.

“Dutch Kraton Facility Secured Obligations” means all Secured Obligations of the Dutch Kraton Dutch Domiciled Loan Parties and the other Foreign Facility Secured Obligations that are the subject of a Foreign Cross-Guarantee made by the Dutch Kraton Dutch Domiciled Loan Parties.

“Dutch Kraton Facility Secured Parties” means the Agent, any Dutch Kraton Fronting Bank, Dutch Kraton Lenders and Secured Bank Product Providers of Bank Products for the account of Dutch Kraton Dutch Domiciled Loan Parties and the other Foreign Facility Secured Parties and their Subsidiaries that are the beneficiaries of a Foreign Cross-Guarantee made by the Dutch Kraton Dutch Domiciled Loan Parties.

“Dutch Kraton Fronting Bank” means Bank of America (London) or any Affiliate thereof that agrees to issue Dutch Letters of Credit or, if reasonably acceptable to North American Loan Party Agent, any other Dutch Kraton Lender or Affiliate thereof that agrees to issue Dutch Letters of Credit.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Dutch Kraton Fronting Bank Indemnitees” means any Dutch Kraton Fronting Bank and its officers, directors, employees, Affiliates and agents.

“Dutch Kraton Inventory Reserve” means the aggregate amount of reserves, as established by the Agent from time to time in its Permitted Discretion, to reflect factors that may negatively impact the value of Dutch Kraton Eligible Inventory, including, without duplication of eligibility criteria, changes in salability, slow moving, obsolescence, shrinkage, theft, imbalance, change in composition or mix, markdowns and vendor chargebacks.

“Dutch Kraton LC Application” means an application by any Dutch Kraton Borrower on behalf of itself or any other Dutch Kraton Borrower or any Restricted Subsidiary to a Dutch Kraton Fronting Bank for issuance of a Dutch Kraton Letter of Credit, in form and substance reasonably satisfactory to such Dutch Kraton Fronting Bank.

“Dutch Kraton LC Conditions” means the following conditions necessary for issuance of a Dutch Kraton Letter of Credit: (a) each of the conditions set forth in Section 6.2 being satisfied or waived; (b) after giving effect to such issuance, the total Dutch Kraton LC Obligations do not exceed the Dutch Kraton Letter of Credit Sublimit, no Dutch Kraton Overadvance exists or would result therefrom and, in the case of any Dutch Kraton Borrower, Section 2.5 is satisfied; (c) unless the applicable Dutch Kraton Fronting Bank and the Agent otherwise consent, (i) the expiration date of such Dutch Kraton Letter of Credit, if it is a documentary letter of credit, is no more than thirty (30) days before the Facility Termination Date and (ii) the expiration date of such Dutch Kraton Letter of Credit, if it is a standby letter of credit, is no more than the lesser of thirty (30) days before the Facility Termination Date and twelve (12) months from issuance of such standby letter of credit (or such other expiry date longer than twelve (12) months from issuance to which the Dutch Kraton Borrower, the applicable Dutch Kraton Fronting Bank and Agent shall agree); provided that each Dutch Kraton Letter of Credit which is a standby letter of credit may, upon the request of the Applicable Dutch Kraton Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less; (d) the Dutch Kraton Letter of Credit and payments thereunder are denominated in Euros, Sterling or Dollars, or in any other currency acceptable to the Agent and the applicable Dutch Kraton Fronting Bank; (e) the form of the proposed Dutch Kraton Letter of Credit is reasonably satisfactory to the Agent and the applicable Dutch Kraton Fronting Bank; and (f) the proposed use of the Dutch Kraton Letter of Credit is for a lawful purpose.

“Dutch Kraton LC Documents” means all documents, instruments, and agreements (including Dutch Kraton LC Requests and Dutch Kraton LC Applications) delivered by any Dutch Kraton Borrower to a Dutch Kraton Fronting Bank or the Agent in connection with issuance, amendment or renewal of, or payment under, any Dutch Kraton Letter of Credit.

“Dutch Kraton LC Obligations” means with respect to the Applicable Dutch Kraton Borrower, the Dollar Equivalent of the sum (without duplication) of (a) all amounts owing by such Applicable Dutch Kraton Borrower for any drawings under Dutch Kraton Letters of Credit; (b) the stated amount of all outstanding Dutch Kraton Letters of Credit applied for by a Dutch Kraton Borrower and issued for the account of such Applicable Dutch Kraton Borrower or any Restricted Subsidiary; and (c) all fees and other amounts owing with respect to such Dutch Kraton Letters of Credit.

“Dutch Kraton LC Request” means a request for issuance of a Dutch Kraton Letter of Credit, to be provided by a Dutch Kraton Borrower to a Dutch Kraton Fronting Bank, in form reasonably satisfactory to the Agent and such Dutch Kraton Fronting Bank.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Dutch Kraton Lenders” means Bank of America (London) and each other Lender that has issued a Dutch Kraton Revolver Commitment.

“Dutch Kraton Letter of Credit” means any standby or commercial letter of credit or documentary bankers’ acceptances, in each case, applied for by a Dutch Kraton Borrower and issued by a Dutch Kraton Fronting Bank for the account of a Dutch Kraton Borrower or any Restricted Subsidiary, or any indemnity, performance bond, guarantee, exposure transmittal memorandum or similar form of credit support issued by the Agent or a Dutch Kraton Fronting Bank for the benefit of a Dutch Kraton Borrower or any Restricted Subsidiary, whether in existence on the Closing Date or issued on or after the Closing Date.

“Dutch Kraton Letter of Credit Sublimit” means the lesser of (a) $10,000,000 and (b) the Dutch Kraton Revolver Commitments.

“Dutch Kraton Overadvance” has the meaning set forth in Section 2.1.5(a).

“Dutch Kraton Overadvance Loan” means a Loan made to a Dutch Kraton Borrower when a Dutch Kraton Overadvance exists or is caused by the funding thereof.

“Dutch Kraton Overadvance Loan Balance” means, on any date, the Dollar Equivalent of the amount by which the aggregate Dutch Kraton Revolver Loans of the Applicable Dutch Kraton Borrower or all Dutch Kraton Borrowers, as the case may be, exceed the amount of the Dutch Kraton Borrowing Base of such Applicable Dutch Kraton Borrower on such date.

“Dutch Kraton Priority Payables Reserve” means, on any date of determination, a reserve in such amount as the Agent may determine in its Permitted Discretion which reflects amounts secured by any Liens against the Collateral owned by a Dutch Kraton Borrower, choate or inchoate, which rank or are capable of ranking in priority to the Agent’s and/or the Secured Parties’ Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s or the applicable Security Trustee’s Liens.

“Dutch Kraton Protective Advances” has the meaning set forth in Section 2.1.6(a).

“Dutch Kraton Reimbursement Date” has the meaning set forth in Section 2.2.2(a).

“Dutch Kraton Rent Reserve” means the aggregate of (a) all past due rent and other past due charges owing by any Dutch Kraton Borrower to any landlord, bailee, warehouseman or other Person who possesses any Dutch Kraton Facility Collateral or could assert a Lien on such Dutch Kraton Facility Collateral; plus (b) a reserve in an amount equal to at least three (3) months’ rent and other charges that could be payable to any such Person, unless such Person has executed a Lien Acknowledgment which validly waives or subordinates any such Lien under any Applicable Law.

“Dutch Kraton Revolver Commitment” means for any Dutch Kraton Lender, its obligation to make Dutch Kraton Revolver Loans and to issue Dutch Kraton Letters of Credit, in the case of any Dutch Kraton Fronting Bank, or participate in Dutch Kraton LC Obligations, in the case of the other Dutch Kraton Lenders, to the Dutch Kraton Borrowers up to the maximum principal amount shown on Schedule 2.1.1(a), or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such Dutch Kraton Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4, 2.1.7 or 11.2. “Dutch Kraton Revolver Commitments” means the aggregate amount of such commitments of all Dutch Kraton Lenders.

“Dutch Kraton Revolver Commitment Increase” has the meaning set forth in Section 2.1.7(a).

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Dutch Kraton Revolver Commitment Termination Date” means the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the North American Loan Party Agent terminates or reduces to zero all of the Dutch Kraton Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the Dutch Kraton Revolver Commitments are terminated pursuant to Section 11.2, in each case, such date being a Business Day. From and after the Dutch Kraton Revolver Commitment Termination Date, the Dutch Kraton Borrowers shall no longer be entitled to request a Dutch Kraton Revolver Commitment Increase pursuant to Section 2.1.7 hereof.

“Dutch Kraton Revolver Exposure” means, on any date, the Dollar Equivalent of an amount equal to the sum of (a) the Dutch Kraton Revolver Loans outstanding on such date and (b) the Dutch Kraton LC Obligations on such date.

“Dutch Kraton Revolver Loan” means a Revolver Loan made by Dutch Kraton Lenders to a Dutch Kraton Borrower pursuant to Section 2.1.1, which Revolver Loan shall, if denominated in Euros, Sterling or Dollars, be a European Base Rate Loan or a LIBOR Loan, in each case as selected by the Applicable Dutch Kraton Borrower, and including any Dutch Kraton Swingline Loan, Dutch Kraton Overadvance Loan or Dutch Kraton Protective Advance.

“Dutch Kraton Revolver Notes” means the promissory notes, if any, executed by Dutch Kraton Borrowers in favor of each Dutch Kraton Lender to evidence the Dutch Kraton Revolver Loans funded from time to time by such Dutch Kraton Lender, which shall be in substantially the form of Exhibit C-2 to this Agreement, together with any replacement or successor notes therefor.

“Dutch Kraton Security Agreement” means each pledge (including, without limitation, each pledge over movable assets (undisclosed and non-possessory) and each pledge of receivables) or security agreement governed by Dutch law among any Dutch Kraton Dutch Domiciled Loan Party and the applicable Security Trustee.

“Dutch Kraton Security Trustee” means Bank of America in its capacity as Agent and security trustee for the Lenders under the Foreign Security Agreements.

“Dutch Kraton Subsidiary” means each Subsidiary of Parent incorporated or organized under the laws of the Netherlands.

“Dutch Kraton Swingline Lender” means Bank of America (London) or an Affiliate of Bank of America (London).

“Dutch Kraton Swingline Loan” means a Swingline Loan made by the Dutch Kraton Swingline Lender to a Dutch Kraton Borrower pursuant to Section 2.1.8(a), which Swingline Loan shall, if denominated in Euros, Sterling or Dollars, be a European Base Rate Loan.

“Dutch Kraton Swingline Sublimit” means 10% of the Dutch Kraton Revolver Commitments.

“EBITDA” means, for any period, for Parent and its Restricted Subsidiaries on a consolidated basis, an amount equal to the Net Income for such period:

(a)            increased (without duplication) by and to the extent deducted (and not added back) in arriving at such Net Income, the sum of the following amounts for such a period:

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(i)            the amount of depreciation and amortization, as determined in accordance with GAAP; plus

(ii)          total Interest Expense and, to the extent not reflected in such total Interest Expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with Borrowed Money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense with respect to such period under Capital Leases that is treated as Interest Expense in accordance with GAAP plus (C) the implied interest component of synthetic leases with respect to such period plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments plus (E) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (F) any commissions, discounts, yield and other fees and charges; plus

(iii)          provision for Taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise and similar Taxes and foreign withholding Taxes (including any future Taxes or other levies which replace or are intended to be in lieu of such Taxes and any penalties and interest related to such Taxes or arising from tax examinations); plus

(iv)          negative effects of purchase accounting; plus

(v)           all extraordinary, nonrecurring or one-time charges; plus

(vi)         the amount of “run rate” cost savings, operating expense reductions, other operating improvements and synergies related to any acquisition and other specified actions, any restructuring, cost saving initiative or other initiative projected by the Borrowers in good faith to be realized as a result of actions taken, committed to be taken or planned to be taken, in each case on or prior to the date that is 24 months after the end of the relevant period (including actions initiated prior to the Closing Date) (which cost savings shall be added to EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that such cost savings are reasonably identifiable and quantifiable; plus

(vii)        all non-cash charges; provided, that for any such non-cash charges resulting in a cash payment or cash outlay in a subsequent period, EBITDA will be reduced by the amount of the cash payment or cash outlay in the period made; plus

(viii)       any non-cash loss attributable to the mark-to-market movement in the valuation of Hedge Agreements pursuant to FASB Accounting Standards Codification 815—“Derivatives and Hedging”; plus

(ix)           (A) the amount of any restructuring provisions, restructuring charges, restructuring accruals or restructuring reserves, (B) cost initiative charges embedded in cost of goods sold (cash and non-cash charges) and (C) cost initiative charges embedded in selling, general and administrative expenses (cash and non-cash charges); plus

(x)           non-recurring operating location exit charges; provided no amounts pursuant to this clause (x) may be added if such amount was added in a prior period; plus

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(xi)           actual plant turnaround costs and expenses to the extent deducted in calculating Net Income in an aggregate amount not to exceed $7,500,000 in such period; plus

(xii)          losses on sales of assets, disposals or abandonments other than in the Ordinary Course of Business (cash and non-cash); plus

(xiii)         Transaction Costs and any fees, costs and expenses payable by Parent and the Restricted Subsidiaries in connection with any offering of Equity Interests of Parent, Permitted Acquisitions, joint ventures or other Investments permitted hereunder (whether consummated or unsuccessful and other than Investments made in the Ordinary Course of Business and other than Investments in Subsidiaries) expensed or amortized in such period; plus

(xiv)       Pro Forma EBITDA;

(b)             decreased (without duplication) by and to the extent included in arriving at such Net Income, the sum of the following amounts for such period:

(i)            gains on sales of assets other than in the Ordinary Course of Business (cash and non-cash); minus

(ii)          any non-cash gains attributable to the mark-to-market movement in the valuation of Hedge Agreements pursuant to FASB Accounting Standards Codification 815—“Derivatives and Hedging”;

(c)            increased or decreased (without duplication) by, as applicable, any effects of Inventory Revaluation; and

(d)             to the extent included in Net Income, there shall be excluded in determining EBITDA currency translation gains and losses related to currency re-measurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Elastomers” means Elastomers Holdings LLC, a Delaware limited liability company.

“Eligible Account Currencies” means Dollars, Euros, Sterling, Yen and such other currencies determined by the Agent in its discretion.

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“Eligible Account Debtor Jurisdictions” means (i) Belgium, France, Germany, the Netherlands, the U.K., and the U.S. (together with any state or province thereof, as applicable), (ii) as long as no Cash Dominion Event has occurred, Australia, Austria, Canada, Denmark, Finland, Greece, Hong Kong, Ireland, Italy, Japan, Luxembourg, New Zealand, Norway, Portugal, Singapore, South Korea, Spain, Sweden and Switzerland (together, in each case, with any state or province thereof, as applicable); provided, however, that during the continuance of a Cash Dominion Event, any such jurisdiction shall continue to be an Eligible Account Debtor Jurisdiction solely to the extent that the Agent determines, in its Permitted Discretion, that Agent or a Security Trustee has a duly perfected and enforceable Lien in the Accounts of Accounts Debtors organized or located in such jurisdiction under the Applicable Law of such jurisdiction, and (iii) such other jurisdictions as shall be acceptable to Agent, in its sole discretion; provided, however, that, in the case of this clause (iii), the Agent shall in no event determine such jurisdiction to be an “Eligible Account Debtor Jurisdiction” unless Agent determines, in its Permitted Discretion, that Agent or a Security Trustee has a duly perfected and enforceable Lien in the applicable Accounts of Account Debtors organized or located in such jurisdiction under the Applicable Law of such jurisdiction.

“Eligible Accounts” means the (a) Dutch Kraton Eligible Accounts and/or (b) U.S. Eligible Accounts, as the context requires.

“Eligible Assignee” means, subject to the requirements of Section 13.3.3, a Person that is (a) a Lender, an Affiliate of a Lender or an Approved Fund; (b) any other financial institution approved by the Agent and North American Loan Party Agent (which approval by North American Loan Party Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within ten (10) Business Days after delivery of written notice of the proposed assignment to the North American Loan Party Agent and which approval shall not be required during any Event of Default under Section 11.1(a) or, solely with respect to the Parent or any Borrower, Section 11.1(g)), that is organized, registered or incorporated under the laws of a Participating Member State, the United Kingdom or the United States or any state, province or district thereof, and extends asset-based lending facilities in its Ordinary Course of Business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law and would not immediately following any such assignment, result in additional increased costs payable by the Loan Parties pursuant to Section 3.7; and (c) during any Event of Default under Section 11.1(a) or, solely with respect to the Parent or any Borrower, Section 11.1(g), any Person reasonably acceptable to the Agent in its discretion.

“Eligible Inventory” means the (a) Dutch Kraton Eligible Inventory and/or (b) U.S. Eligible Inventory, as the context requires.

“Enforcement Action” means any commercially reasonable action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to act in Loan Party’s Insolvency Proceeding or to credit bid Obligations, or otherwise).

“Enhanced Reporting Trigger” means the occurrence of any one of the following events: (a) Excess Availability shall be less than the greater of (i) 27.5% of the Total Line Cap and (ii) $68,750,000 or (b) U.S. Availability shall be less than the greater of (i) 27.5% of the U.S. Line Cap and (ii) $41,250,000; provided that, to the extent that the Enhanced Reporting Trigger has occurred due to clause (a) of this definition, if Excess Availability shall have exceeded the greater of (w) 27.5% of the Total Line Cap and (x) $68,750,000 at all times for at least forty-five (45) consecutive days, the Enhanced Reporting Trigger shall be deemed to have ended; provided, further, that to the extent that the Enhanced Reporting Trigger has occurred due to clause (b) of this definition, if U.S. Availability shall have exceeded the greater of (y) 27.5% of the U.S. Line Cap and (z) $41,250,000 at all times for at least forty-five (45) consecutive days, the Enhanced Reporting Trigger shall be deemed to have ended.

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“Environmental Laws” means all Applicable Laws (including all applicable, legally binding programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

“Environmental Notice” means a notice (whether written or oral) from any Governmental Authority or other Person of any potential noncompliance with, investigation of a potential violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Release” means a release as defined in CERCLA or, with respect to hazardous materials, under any other Environmental Law.

“Equity Interest” means all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests, Pledged Trust Interests and any other participation or interests in any equity or profits of any business entity, including any trust and all management rights relating to any entity whose equity interests are included as Equity Interests.

“Equity Interest Equivalents” means all securities convertible into or exchangeable for Equity Interests and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

“ERISA” means the Employee Retirement Income Security Act of 1974 (unless as specifically provided otherwise, as amended to the date hereof and from time to time hereafter and any successor statute).

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party or treated as a single employer with a Loan Party, in each case within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA.

“ERISA Event” means (a) any Reportable Event; (b) the failure of a U.S. Employee Plan to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA (determined without regard to any waiver of the funding provisions therein or in Section 430 of the Code or Section 303 of ERISA); (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any U.S. Employee Plan; (d) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any U.S. Employee Plan (including any liability in connection with the filing of a notice of intent to terminate a U.S. Employee Plan or the treatment of a U.S. Employee Plan amendment as a termination under Section 4041 of ERISA); (e) any event or condition that results in the termination of a Multiemployer Plan pursuant to 4041A of ERISA; (f) the filing of a notice of intent or the commencement by the PBGC of proceeding to terminate any U.S. Employee Plan or to appoint a trustee to administer any U.S. Employee Plan or the occurrence of any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any U.S. Employee Plan; (g) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Section 4062(e) of ERISA or with respect to the withdrawal or partial withdrawal from any U.S. Employee Plan (including as a “substantial employer,” as defined in Section 4001(a)(2) of ERISA) or Multiemployer Plan (including the incurrence by any Loan Party or any ERISA

[Kraton] Second A&R Loan, Security and Guarantee Agreement

Affiliate of any Withdrawal Liability); (h) a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status, within the meaning of Section 305 of ERISA, or insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) imposition of any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA that are not past due.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “€” means the lawful single currency of the Participating Member States which have adopted the euro unit as their single currency pursuant to the Treaty of Rome of March 25, 1957, establishing the European Community.

“European Base Rate” means, with respect to Euros, Sterling and Dollars outside of the U.S. and Canada, as applicable, a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as announced from time to time by the European Central Bank and used by the local branch of Bank of America in the jurisdiction in which such currency is funded as its “base rate” with respect to such currency. Any change in such rate shall take effect at the opening of business on the day of such change. In no event shall the European Base Rate be less than one percent (1.00%).

“European Base Rate Loan” means a Dutch Kraton Revolver Loan, or portion thereof, funded in Sterling, Dollars or Euros and bearing interest calculated by reference to the European Base Rate.

“Event of Default” has the meaning set forth in Section 11.1.

“Excess Availability” means, as of any date of determination, an amount equal to (a) the lesser of (i) the Commitments, minus Reserves and (ii) the Total Borrowing Base, minus (b) the sum of (i) the Dollar Equivalent of the principal balance of all Revolver Loans and (ii) all LC Obligations.

“Excess Cash Flow” has the meaning given to the term “Consolidated Excess Cash Flow” as set forth in the Term Loan Agreement as in effect on the Closing Date.

“Exchange Rate” means the exchange rate, as of any date, as determined by the Agent (or, solely, for the purposes of Section 1.5(b), the North American Loan Party Agent), applicable to conversion of a currency into Dollars that is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Agent) as of the end of the preceding Business Day in the financial market for such currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of such currency with Dollars through the Agent’s principal foreign exchange trading office for the currency during such office’s preceding Business Day.

“Excluded Accounts” means (a) Deposit Accounts that are zero balance disbursement accounts; (b) Deposit Accounts used solely to fund payroll, payroll Taxes and similar employment Taxes or employee benefits in the Ordinary Course of Business; (c) other Deposit Accounts with an amount on deposit of less than $1,000,000 at any time in the aggregate for all such Deposit Accounts; (d) Deposit Accounts used to secure lease or tax obligations; and (e) Deposit Accounts and Securities Accounts holding proceeds from the sale of Property that is not Collateral.

“Excluded Assets” means any asset of any Loan Party excluded from the Collateral pursuant to Section 7.1.3, but only to the extent, and for so long as, so excluded thereunder.

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“Excluded Swap Obligation” means, with respect to any U.S. Facility Guarantor, any Swap Obligation arising under a swap transaction entered into after the date hereof if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Tax” means with respect to any Recipient (a) Taxes imposed on or measured by its net income (however denominated), and franchise Taxes imposed on it (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which such Recipient has a branch; (c) in the case of a Foreign Lender (other than an assignee pursuant to Section 3.9), any withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to laws in force at the date on which such Foreign Lender becomes a Lender (or designates a new Lending Office) hereunder, or any additional withholding Tax that is imposed on amounts payable to a Foreign Lender after the date on which such Foreign Lender becomes a Lender (or designates a new Lending Office) hereunder, except that Taxes in this clause (c) shall not include (i) additional withholding Tax that may be imposed on amounts payable to a Foreign Lender after the date such Foreign Lender becomes a party to the Agreement (or designates a new Lending Office), as a result of a Change in Tax Law after such time and (ii) any withholding Tax to the extent that such Foreign Lender (or its assignor, if any) was previously entitled to receive additional amounts in respect thereof pursuant to Section 5.8 of this Agreement, at the time such Foreign Lender designates a new Lending Office (or on the date of the assignment), if any; (d) any U.S. federal withholding Tax imposed under FATCA; or (e) any Tax that is attributable to such Recipient’s failure or inability to comply with Section 5.9.

“EXIM” means the Export-Import Bank of the United States.

“EXIM Program” means foreign trade insurance or guarantee program which (a) is provided to a Borrower by EXIM; (b) is in form and substance acceptable to Agent; and (c) as to which Agent has been named the beneficiary or loss payee (or similar designation) thereof pursuant to an assignment, endorsement, or similar writing in form and substance satisfactory to Agent.

“Existing Credit Agreement” means that certain Amended and Restated Loan, Security and Guarantee Agreement dated as of January 6, 2016 among the Borrowers, Parent, the Guarantors, Agent, as administrative agent, and the lenders named therein, as amended, and as may be further amended, modified or otherwise supplemented from time to time through the date hereof.

“Extraordinary Expenses” means all costs, expenses or advances that the Agent and any Security Trustee may incur during an Event of Default, or during the pendency of any Insolvency Proceeding of Parent or any Subsidiary, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against the Agent, any Security Trustee, any Fronting Bank, any Lender, any Loan Party, any representative of creditors of any Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Agent’s or any Security Trustee’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or

[Kraton] Second A&R Loan, Security and Guarantee Agreement

remedies of the Agent or any Security Trustee in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any Taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, travel expenses, receivers’ and managers’ fees and legal fees.

“Facility Termination Date” means January 6, 2023, or such earlier date on which the Commitments are terminated in whole pursuant to the provisions hereof, or, solely with respect to the Extended Commitments of each Lender, such later date as shall be agreed to pursuant to the provisions of Section 14.1.1(f) hereof.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, and, in the case of any transaction involving aggregate consideration in excess of $25,000,000, as determined in good faith by the board of directors of Parent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version to the extent substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any intergovernmental agreements in force with respect thereto, and any agreements entered into pursuant to Section 1471(b) of the Code.

“FCCR Test Event” means the occurrence of any one of the following events: (a) Excess Availability shall be less than the greater of (i) 12.5% of the Total Line Cap and (ii) $31,250,000 or (b) U.S. Availability shall be less than the greater of (i) 12.5% of the U.S. Line Cap and (ii) $18,750,000; provided that, to the extent that the FCCR Test Event has occurred due to clause (a) of this definition, if Excess Availability shall have exceeded the greater of (w) 12.5% of the Total Line Cap and (x) $31,250,000 at all times for at least forty-five (45) consecutive days, the FCCR Test Event shall be deemed to have ended; provided, further, that to the extent that the FCCR Test Event has occurred due to clause (b) of this definition, if U.S. Availability shall have exceeded the greater of (y) 12.5% of the U.S. Line Cap and (z) $18,750,000 at all times for at least forty-five (45) consecutive days, the FCCR Test Event shall be deemed to have ended.

“Federal Funds Rate” means (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by the Agent.

“Fee Letter” means the fee letter agreement, dated as of the Closing Date, among Parent, the Borrowers and Agent.

“Fiscal Quarter” means each period of three calendar months, commencing on the first day of a Fiscal Year.

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“Fiscal Year” means the twelve (12) month fiscal period of Parent and its Subsidiaries for accounting and Tax purposes, ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of the last Fiscal Quarter of Parent and its Restricted Subsidiaries for the Test Period then ended, of (a) (i) EBITDA minus (ii) the sum of Capital Expenditures plus or minus Pro Forma CAPEX (in each case, except those financed with Debt other than Revolver Loans) minus (iii) Taxes paid in cash (net of refunds received in cash, but not less than $0) to (b) the sum of cash Interest Expense plus scheduled principal payments on Borrowed Money (after giving effect to any reductions in scheduled principal payments attributable to any optional or mandatory prepayment and excluding payments in respect of intercompany debt owed among the Loan Parties) plus Distributions paid in cash (other than Distributions made pursuant to Sections 10.2.3(b)(ii), (e), (f), (g), (h) or (j)) , all calculated for such period, without duplication, for Parent and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“FLSA” means the Fair Labor Standards Act of 1938.

“Foreign Borrower Group” means a group consisting of (a) the Dutch Kraton Borrowers or (b) any Additional Foreign Borrowers, as the context requires.

“Foreign Borrowers” means the Dutch Kraton Borrowers and Additional Foreign Borrowers.

“Foreign Cross-Guarantee” has the meaning set forth in Section 5.10.4.

“Foreign Domiciled Loan Party” means the Dutch Kraton Dutch Domiciled Loan Parties and any other Foreign Subsidiary now or hereafter party hereto as a Loan Party, and “Foreign Domiciled Loan Parties” means all such Persons, collectively.

“Foreign Facility Obligations” means the Dutch Kraton Facility Obligations and similar Obligations of other Foreign Domiciled Loan Parties.

“Foreign Facility Secured Obligations” means the Dutch Kraton Facility Secured Obligations and similar secured obligations of other Foreign Domiciled Loan Parties.

“Foreign Facility Secured Parties” means Dutch Kraton Facility Secured Parties and Secured Bank Product Providers of Bank Products to Foreign Domiciled Loan Parties.

“Foreign Guarantor” means the Dutch Kraton Facility Guarantor and any other Person that guarantees any Foreign Facility Secured Obligations in accordance with this Agreement from time to time.

“Foreign Lender” means (a) with respect to each Borrower that is a U.S. Person, each Lender or Fronting Bank that is not a U.S. Person, and (b) with respect to each Borrower that is not a U.S. Person, each Lender or Fronting Bank that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for Tax purposes.

“Foreign Loan Party Agent” has the meaning set forth in Section 4.4.2.

“Foreign Plan” means any material pension plan maintained or contributed to by Parent or any of its Subsidiaries with respect to employees employed outside of the United States or Canada, other than any state social security arrangements.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Foreign Revolver Commitments” means the Dutch Kraton Revolver Commitment and other Commitments to other Foreign Borrowers as provided hereunder from time to time in accordance with the terms hereof.

“Foreign Security Agreements” means the Dutch Kraton Security Agreements, the French Security Agreements, the French Second Ranking Security Agreements, the Belgian Security Agreements, the German Security Agreements, the UK Security Agreements and each other pledge or security agreement governed by the laws of any jurisdiction outside of the United States of America and executed by a Dutch Kraton Dutch Domiciled Loan Party in favor of a Security Trustee with respect to the Dutch Kraton Facility Secured Obligations and the Deposit Account Control Agreements with respect to such jurisdictions.

“Foreign Subsidiary” means a Subsidiary of Parent that is not a Domestic Subsidiary.

“French Security Agreements” means each first ranking pledge or security agreement governed by French law among any Dutch Kraton Dutch Domiciled Loan Party and the Dutch Kraton Security Trustee.

“French Second Ranking Security Agreements” means each second ranking pledge or security agreement governed by French law among any Dutch Kraton Domiciled Loan Party and the Dutch Kraton Security Trustee.

“Fronting Bank” means (a) a Dutch Kraton Fronting Bank and/or (b) a U.S. Fronting Bank, as the context requires.

“Fronting Bank Indemnitees” means (a) Dutch Kraton Fronting Bank Indemnitees and/or (b) U.S. Fronting Bank Indemnitees, as the context requires.

“Full Payment” means with respect to any Obligations or Secured Obligations (other than unasserted contingent indemnity claims), (a) the full cash payment thereof in the applicable currency required hereunder, including any interest and documented fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations or Secured Obligations are LC Obligations, Secured Bank Product Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to the Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

“GAAP” means generally accepted accounting principles in effect in the United States, from time to time, applied consistently, subject to Section 1.2 hereof.

“General Intangibles” has the meaning set forth in the UCC (and/or with respect to any or any other Applicable Law, as applicable).

“German Documents” means the German Security Agreements, the German Tripartite Agreement, the German Release Agreement and the German Notification of Termination of the German Existing Tripartite Agreement, including but not limited to, an account pledge agreement, a global assignment agreement and a security transfer agreement, each among the Initial Dutch Kraton Borrower and the Dutch Kraton Security Trustee.

“German Existing Security Agreements” means the following security agreements governed by German law and entered into by the Initial Dutch Kraton Borrower and the Dutch Kraton Security

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Trustee: (i) the account pledge agreement dated April 29, 2013, (ii) the global assignment agreement dated April 29, 2013 and (iii) the security transfer agreement dated April 29, 2013, each confirmed by a confirmation agreement dated January 6, 2016.

“German Existing Tripartite Agreement” means the tripartite agreement dated April 29, 2013 and entered into between the Initial Dutch Kraton Borrower as transferor, Kraton Polymers GmbH as warehouse keeper and the Dutch Kraton Security Trustee.

“German Notification of Termination of the German Existing Tripartite Agreement” means the notification to Kraton Polymers GmbH as warehouse keeper in relation to the termination of the German Existing Tripartite Agreement.

“German Release Agreement” means the release agreement pursuant to which the German Existing Security Agreements shall be released subject to this Agreement becoming effective.

“German Security Agreements” means each pledge or security agreement governed by German law among any Dutch Kraton Dutch Domiciled Loan Party and the Dutch Kraton Security Trustee.

“German Tripartite Agreement” means the tripartite agreement which is entered into between the Initial Dutch Kraton Borrower as transferor, Kraton Polymers GmbH as warehouse keeper and the Dutch Kraton Security Trustee.

“Global Intercompany Note” means a promissory note evidencing all Debt of any Loan Party or Restricted Subsidiary owed to any other Loan Party in a form approved by the Agent.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority” means any federal, state, provincial, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, authority, corporation or body, regulatory or self-regulatory organization or other entity or officer exercising executive, legislative, judicial, statutory, regulatory or administrative functions for or pertaining to any government or court (including any supranational bodies such as the European Union), in each case whether it is or is not associated with the Netherlands or the United States or any state, province, district or territory thereof, or any other foreign entity or government.

“Guarantee” means each guarantee agreement (including this Agreement) executed by a Guarantor in favor of the Agent guaranteeing all or any portion of the Secured Obligations.

“Guarantor Payment” has the meaning set forth in Section 5.10.3(b).

“Guarantors” means (a) with respect to any Dutch Kraton Facility Obligations, the Dutch Kraton Facility Guarantors and any other Person who guarantees payment or performance of such Dutch Kraton Facility Obligations and (b) with respect to any Secured Obligations, the U.S. Facility Guarantors, and each other Person who guarantees payment or performance of such Secured Obligations.

“Hedge Agreement” means any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies entered into for the purpose of hedging Parent’s or any Subsidiary of Parent’s exposure to interest or exchange rates, loan credit exchanges, security or currency valuations or commodity prices not for speculative purposes.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Historical Financial Statements” means, as of the Closing Date, (i) the audited consolidated financial statements of Parent and its Subsidiaries for the Fiscal Years ended December 31, 2017, December 31, 2018 and December 31, 2019, and (ii) the unaudited consolidated statements of Parent and its Subsidiaries for the Fiscal Quarters ended June 30, 2019, September 30, 2019 and December 31, 2019.

“HSBC Asian Production Facility” means Kraton Formosa Polymers Corporation, a limited liability company formed under the laws of the Republic of China, or any other Asian production facility the North American Loan Party Agent may choose to pursue.

“Immaterial Subsidiary” means, at any date of determination, any one or more Restricted Subsidiaries (other than a Borrower) whose (a) total tangible assets, on the last day of the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 10.1.2 were less than 5% of Consolidated Tangible Assets, and (b) total revenues for such Test Period ending on such date were less than 5% of total revenues of Parent and its Restricted Subsidiaries, in each case determined in accordance with GAAP.

“Imported Goods Agreement” means each agreement that is mutually acceptable to Agent, the applicable Borrower, and the applicable freight forwarding company, customs brokerage house or other handler, as the case may be, with respect to the transport of, access to and control of Eligible Inventory as set forth therein.

“Increase Date” has the meaning set forth in Section 2.1.7(c).

“Increased Reporting Trigger” means the occurrence of:

(a)          any one of the following events for five (5) consecutive Business Days:

(i)           Excess Availability shall be less than the greater of (A) 15% of the Total Line Cap and (B) $37,500,000, or

(ii)           U.S. Availability shall be less than the greater of (A) 15% of the U.S. Line Cap and (B) $22,500,000;

provided that, to the extent that the Increased Reporting Trigger has occurred due to clause (a)(i) of this definition, if Excess Availability shall have exceeded the greater of (A) 15% of the Total Line Cap and (B) $37,500,000 at all times for at least forty-five (45) consecutive days, the Increased Reporting Trigger shall be deemed to have ended;

provided, further, that to the extent that the Increased Reporting Trigger has occurred due to clause (a)(ii) of this definition, if U.S. Availability shall have exceeded the greater of (A) 15% of the U.S. Line Cap and (B) $22,500,000 at all times for at least forty-five (45) consecutive days, the Increased Reporting Trigger shall be deemed to have ended; and/or

(b)          a FCCR Test Event.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitees” means Agent Indemnitees, Lender Indemnitees, Fronting Bank Indemnitees and Bank of America Indemnitees.

“Initial Dutch Kraton Borrower” has the meaning set forth in the preamble to this Agreement.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Insolvency Proceeding” means any case or proceeding, application, meeting convened, resolution passed, proposal, corporate action or any other proceeding commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the U.S. Bankruptcy Code, or any other insolvency, debtor relief, bankruptcy, receivership, debt adjustment law or other similar law (whether state, provincial, federal or foreign), including the Dutch Bankruptcy Law (Faillissementswet); (b) the appointment of a Creditor Representative or other custodian for such Person or any part of its Property; (c) an assignment or trust mortgage for the benefit of creditors; (d) the winding up or strike off the Person (other than in connection with a solvent reorganization permitted by Section 10.2.8); (e) the proposal or implementation of a scheme of arrangement; (f) a suspension of payment, moratorium of any debts, official assignment, composition or arrangement with a Person’s creditors; or (g) in the case of a Dutch Kraton Dutch Domiciled Loan Party, any (provisional) suspension of payment (voorlopige) (surseance van betaling), bankruptcy (faillissement), dissolution or winding up (ontbinding).

“Insolvency Regulation” means Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast).

“Intellectual Property” means the rights in and to (i) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) designs, (vi) all computer software (including data and related documentation), (vii) all other proprietary rights and (viii) all licenses and agreements in connection therewith.

“Intellectual Property Claim” means any claim or assertion (whether in writing, by suit or otherwise) that the Parent’s or any Restricted Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

“Interest Expense” means, with reference to any period, total interest expense payable in cash (including that attributable to capital lease obligations) of Parent and its Restricted Subsidiaries for such period with respect to all outstanding Borrowed Money of Parent and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Parent and its Restricted Subsidiaries for such period in accordance with GAAP but excluding (a) amortization of deferred financing costs and any other amounts of non-cash interest and (b) the accretion or accrual of discounted liabilities during such period to the extent not paid in cash.

“Interest Period” has the meaning set forth in Section 3.1.3.

“Inventory” has the meaning set forth in Article 9 of the UCC.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Inventory Appraisal” means (a) in connection with the Transactions, the appraisals prepared by HILCO Appraisal Services LLC dated December 23, 2019, as to Borrowers and (b) thereafter the most recent inventory appraisal conducted by an independent appraisal firm and delivered pursuant to Section 10.1.1 hereof.

“Inventory Revaluation” means an adjustment (positive or negative) to EBITDA equal to the difference of (a) EBITDA as determined in accordance with the “first-in-first-out” method of accounting minus (b) EBITDA as determined in accordance with the “replacement cost” method of accounting, computed by adjusting cost of sales to reflect the cost of raw material prices during the applicable period.

“Investment” means, for any Person: (a) the purchase or acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests, Equity Interest Equivalents, Debt or other securities of any other Person (including any capital contribution); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) the entering into of any guarantee of, or other Contingent Obligation with respect to, Debt of any other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Receivables” means Accounts owing from Account Debtors, which Account Debtor, or any parent thereof, has a credit rating of BBB- or Baa3 or higher as determined by S&P or Moody’s, as applicable.

“IRS” means the United States Internal Revenue Service.

“KPCC” means Kraton Polymers Capital Corporation, a Delaware corporation.

“KPLLC” means Kraton Polymers LLC, a Delaware limited liability company.

“Kraton Polymers” has the meaning set forth in the preamble to this Agreement.

“Kraton Polymers Holdings” means Kraton Polymers Holdings B.V., a besloten vennootschap (a private limited liability company) organized under the laws of the Netherlands.

“Kraton SPV” has the meaning set forth in “Supplier Financing Transaction”.

“LC Document” means any of the Dutch Kraton LC Documents and/or the U.S. LC Documents, as the context requires.

“LC Obligations” means the Dutch Kraton LC Obligations and/or the U.S. LC Obligations, as the context requires.

“Lender Indemnitees” means Lenders, Affiliates of Lenders and their respective officers, directors, members, partners, employees and agents.

“Lenders” has the meaning set forth in the preamble to this Agreement, including (a) Bank of America and its Affiliates in their respective capacities as the Dutch Kraton Swingline Lender and the U.S. Swingline Lender, (b) the Dutch Kraton Lenders, (c) the U.S. Lenders and (d) their respective permitted successors and assigns and, where applicable, any Fronting Bank, and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Lending Office” means the office designated as such by the Applicable Lender at the time it becomes party to this Agreement or thereafter by notice to the Agent and the relevant Loan Party Agent.

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Letters of Credit” means the Dutch Letters of Credit and/or the U.S. Letters of Credit, as the context requires.

“LIBOR” means the per annum rate of interest (in no event less than one percent (1.00%)) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such interest period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice.

“LIBOR Loan” means each set of LIBOR Revolver Loans having a common currency, length and commencement of Interest Period.

“LIBOR Revolver Loan” means a Revolver Loan that bears interest based on LIBOR; provided, however, that a European Base Rate Loan bearing interest as set forth in the definition of European Base Rate, or a U.S. Base Rate Loan bearing interest as set forth in clause (c) of the definition of U.S. Base Rate, shall not constitute a LIBOR Revolver Loan.

“LIBOR Successor Rate” has the meaning set forth in Section 3.6.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines is reasonably necessary in connection with the administration of this Agreement).

“License” means, with respect to any Loan Party, all of such Loan Party’s right, title, and interest in and to (a) any and all written licensing agreements or similar arrangements in (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Trade Secrets or (v) Software, and (b) all rights to sue for past, present, and future breaches thereof.

“Lien” means any mortgage, pledge (including, without limitation, disclosed, undisclosed, possessory and non-possessory), security interest, hypothecation, assignment, statutory trust, deemed trust, privilege, lien, charge, bailment or similar encumbrance, whether statutory, based on common law, contract or otherwise, and including any agreement to give any of the foregoing, any conditional sale, any retention of title or any other title retention agreement, or any lease in the nature thereof.

“Lien Acknowledgment” means an agreement, in form and substance satisfactory to the Agent (acting reasonably and in light of (A) the requirements of Applicable Law to provide a valid and enforceable Lien over the relevant Inventory and (B) the ability of the Agent or any Security Trustee to carry out an orderly enforcement of its Liens over that Inventory following an Event of Default), by

[Kraton] Second A&R Loan, Security and Guarantee Agreement

which for any Eligible Inventory (a) located on leased premises or (b) held by a warehouseman, such lessor or warehouseman is notified of the Agent’s or Security Trustee’s Lien and, if required for perfection under the Applicable Law of such jurisdiction and customary in such jurisdiction (i) acknowledges the Agent’s or Security Trustee’s Lien on any such Eligible Inventory located on the premises and (ii) agrees to permit the Agent or a Security Trustee to, upon an Event of Default and for a reasonable time thereafter, (A) enter upon the premises, (B) remove, store or dispose of such Collateral, (C) have the Collateral delivered to the Agent upon the Agent’s instructions, or (D) in the case of warehouseman agrees to hold the Goods as agent for the Agent, or such other documentation to which the Agent may reasonably agree.

“Loan” means a Revolver Loan.

“Loan Account” has the meaning set forth in Section 5.7.1.

“Loan Documents” means this Agreement, the Other Agreements and the Security Documents.

“Loan Parties” means the Dutch Kraton Facility Loan Parties and the U.S. Facility Loan Parties, collectively, and “Loan Party” means any of the Loan Parties, individually.

“Loan Party Agent” means the Foreign Loan Party Agent and/or the North American Loan Party Agent, as the context requires.

“Loan Party Group” means a group consisting of (a) the Dutch Kraton Facility Loan Parties or (b) the U.S. Facility Loan Parties, as the context requires.

“Loan Party Group Obligations” means with respect to (a) the Dutch Kraton Facility Loan Parties, the Dutch Kraton Facility Obligations and (b) the U.S. Facility Loan Parties, U.S. Facility Obligations.

“Local Time” means with respect to (a) U.S. Revolver Loans, Dallas, Texas time in the United States and (b) Dutch Kraton Revolver Loans, prevailing time in London, England.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect on, the operations, business, assets, properties or financial condition of Parent and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Agent, any Secured Trustee or any Lender under any Loan Documents; (c) a material impairment of the ability of (i) the U.S. Borrowers and the U.S. Facility Guarantors, taken as a whole, to perform any of their material obligations under any Loan Document or (ii) the Borrowers and the Guarantors, taken as a whole, to perform any of their material obligations under any Loan Document; or (d) a material adverse effect upon a material portion of the Collateral or the validity or priority of the Agent’s or any Security Trustee’s Liens thereon.

“Material Contract” means any agreement or arrangement to which any Loan Party or any Restricted Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933, as amended; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Material Debt.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Material Debt” means Debt (other than the Obligations and Letters of Credit), or obligations in respect of one or more Hedge Agreements, of any one or more of the Loan Parties and their Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Debt, the “obligations” of any Loan Party or any Restricted Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Maximum Facility Amount” means $350,000,000.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage” means a second-priority mortgage, deed of trust or deed to secure debt in which a Loan Party grants a Lien on Mortgaged Property to Agent, as security for the Obligations, in each case substantially similar in form and substance to the corresponding “Mortgage” (as defined in the Term Loan Agreement) against such Mortgaged Property granted by such Loan Party for the benefit of the Term Loan Lenders (except with respect to priority).

“Mortgaged Property” has the meaning set forth in the Term Loan Agreement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Net Income” means, for any period, the net income (or loss) of Parent and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Parent or is merged into or consolidated with Parent or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of Parent) in which Parent or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Parent or such Restricted Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Restricted Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Applicable Law and (d) the cumulative effect of a change in accounting principles during such period to the extent included in Net Income.

“New Loan Party” means any Person that executes a supplement or joinder to this Agreement substantially in the form of Exhibit G and becomes a Loan Party under this Agreement pursuant to Sections 10.1.9 or 10.2.8(b).

“NOLV Percentage” means the net orderly liquidation value of Inventory (determined in accordance with the appraisal prepared in connection with the Transactions or by any later such appraisal), expressed as a percentage, net of all liquidation expenses, as determined from the most recent Inventory Appraisal approved by the Agent.

“Non-Consenting Lender” has the meaning set forth in Section 13.3.4.

“North American Loan Party Agent” has the meaning set forth in Section 4.4.1.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Notice of Borrowing” means a Notice of Borrowing to be provided by the relevant Loan Party Agent to request a Borrowing of Loans, in the form attached hereto as Exhibit E or otherwise in form reasonably satisfactory to the Agent and such Loan Party Agent.

“Notice of Conversion/Continuation” means a Notice of Conversion/Continuation to be provided by the relevant Loan Party Agent to request a conversion or continuation of any Loans as LIBOR Loans, in the form attached hereto as Exhibit F or otherwise in form reasonably satisfactory to the Agent and such Loan Party Agent.

“Obligations” means all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of the Loan Parties with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by the Loan Parties from time to time under the Loan Documents and (d) other Debt, obligations and liabilities of any kind owing by the Loan Parties pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guarantee, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, including, without limitation, Secured Bank Product Obligations but (e) shall exclude Excluded Swap Obligations.

“Ordinary Course of Business” means with respect to any Person, the ordinary course of business of such Person, consistent with past practices or, with respect to actions taken by such Person for which no past practice exists, consistent with past practices of similarly situated companies, and, in each case, undertaken in good faith.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“OSHA” means the Occupational Safety and Health Act of 1970.

“Other Agreement” means each Revolver Note, the ABL Intercreditor Agreement, LC Document, Fee Letter, Lien Acknowledgment, Borrowing Base Certificate, Compliance Certificate, Borrower Materials, or other document, instrument, certificate, notice, report or agreement (other than this Agreement or a Security Document) now or hereafter delivered by or on behalf of a Loan Party to the Agent, a Security Trustee, a Fronting Bank or a Lender in connection with any transactions relating hereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 3.9).

“Overadvance” means a Dutch Kraton Overadvance or a U.S. Overadvance, as the context requires.

“Overadvance Loan” means a Dutch Kraton Overadvance Loan and/or a U.S. Overadvance Loan, as the context requires.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Patents” means, with respect to any Loan Party, all of such Loan Party’s right, title, and interest in and to: (i) any and all patents and patent applications; (ii) all inventions claimed therein; (iii) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (iv) all income, royalties, damages, claims and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future infringements thereof; (v) all rights to sue for past, present, and future infringements thereof; and (vi) all domestic rights corresponding to any of the foregoing.

“Participant” has the meaning set forth in Section 13.2.

“Participant Register” has the meaning set forth in Section 13.2.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to the Economic and Monetary Union.

“Patriot Act” means USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Conditions” means for Distributions, Acquisitions, Investments and Debt payments, no Default or Event of Default has occurred and is continuing or would result therefrom and either of the following:

(i)            Excess Availability shall be at least 25.0% of the Total Line Cap on a pro forma basis for each day (A) during the consecutive thirty (30) day period immediately preceding such Distribution, Acquisition, Investment or Debt payment and (B) during the consecutive thirty (30)-day period after giving effect thereto; or

(ii)          (A) the Pro Forma Fixed Charge Coverage Ratio for Parent and its Restricted Subsidiaries after giving effect to such Distribution, Acquisition, Investment or Debt payment shall be greater than 1.10 to 1.00 for the most recently completed Test Period reported under Section 10.1.2 (calculated on a pro forma basis in a manner acceptable to the Agent) as if a FCCR Test Event was in effect and (B) Excess Availability shall be at least 17.5% of the Total Line Cap, in the case of subclause (B), on a pro forma basis for each day (1) during the consecutive thirty (30)-day period immediately preceding such Distribution, Acquisition, Investment or Debt payment and (2) during the consecutive thirty (30)-day period after giving effect thereto.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

For purposes of the foregoing paragraph, pro forma basis shall be determined by the North American Loan Party Agent in good faith with respect to such Distribution, Acquisition, Investment or Debt payment, as of the date such payment is made; provided that (i) any Distribution for the purpose of making a dividend to Parent shareholders may be determined solely as of the date of declaration thereof so long as such dividend is actually made within sixty (60) days, (ii) any Acquisition or Investment may be determined solely as of the date of entry into definitive documentation with respect thereto, (iii) any Debt payment may be determined solely as of the date of any required notice of redemption or prepayment notice; provided further that an officer’s certificate of the North American Loan Party Agent delivered to the Agent at least five (5) Business Days prior to such date of determination stating that the North American Loan Party Agent has determined in good faith that the foregoing requirements have been satisfied shall be conclusive evidence that the foregoing requirements have been satisfied unless the Agent notifies the Parent, as the case may be, within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Payment Item” means each check, draft or other item of payment payable to a Loan Party, including those constituting proceeds of any Collateral.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Perfection Certificate” means a certificate disclosing information regarding the Loan Parties in a form approved by the Agent.

“Perfection Jurisdiction” means each of Belgium, France, Germany, the Netherlands, UK and U.S.

“Permitted Acquisition” means any Acquisition by a Loan Party or Restricted Subsidiary in a transaction that satisfies each of the following requirements:

(a)            an Acquisition of the Equity Interests or assets of another Person approved by the board of directors (or other comparable governing body) of such other Person;

(b)             the business or assets acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties and Restricted Subsidiaries are engaged on the Closing Date and any line of businesses or business activities that are substantially similar, related, or incidental thereto;

(c)            if the North American Loan Party Agent elects to include the Accounts and Inventory acquired in connection with such Acquisition in the determination of the applicable Borrowing Base, prior to such inclusion, the Agent shall have conducted an audit and field examination and, to the extent required by the Agent, an appraisal of such Inventory to its satisfaction, any applicable Reserves have been established, and all appropriate lien filings and collateral documentation, including Lien Acknowledgments (if capable of being obtained using commercially reasonable efforts), have been duly completed, executed and delivered to the Agent;

(d)             [Reserved];

(e)             in connection with an Acquisition of the Equity Interests in any Person, all Liens on property of such Person shall be terminated unless permitted pursuant to the Loan Documents, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated unless permitted pursuant to the Loan Documents; and

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(f)              no Default or Event of Default exists or would result therefrom.

“Permitted Bill of Lading” means a tangible negotiable bill of lading, of a type and in a form acceptable to the Agent (as determined in the Agent’s Permitted Discretion), which bill of lading is (i) issued by a common carrier acceptable to the Agent and (ii) in the possession of either the Agent or a freight forwarder or customs broker, as applicable, acting for the Agent, in each case, under the terms of an Imported Goods Agreement which has been delivered to the Agent.

“Permitted Contingent Obligations” means Contingent Obligations (a) arising from Hedge Agreements permitted hereunder; (b) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (c) take-or-pay obligations in supply agreements entered into in the Ordinary Course of Business; (d) arising under the Loan Documents, (e) arising with respect to Debt incurred pursuant to Section 10.2.1(u) or (f) arising under the Senior Notes Documents.

“Permitted Discretion” means a determination made in good faith by the Agent and in the exercise of reasonable credit judgment (from the perspective of a secured, asset-based lender similarly situated).

“Permitted Lien” has the meaning set forth in Section 10.2.2.

“Permitted Payments” means without duplication as to amounts:

(a)           Distributions by any Restricted Subsidiary of Parent to pay reasonable accounting, legal and administrative expenses and general corporate operating and overhead costs and expenses when due, to the extent such expenses are attributable to the ownership and operation of Parent and its Restricted Subsidiaries; and

(b)          Distributions by any Restricted Subsidiary of Parent to Parent in amounts required for Parent to pay federal, state and local income and similar taxes attributable to the income of KPLLC and its Subsidiaries; provided that the amount of such payments in any Fiscal Year does not exceed the amount that KPLLC and its Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such Fiscal Year were KPLLC and its Subsidiaries to pay such taxes separately from Parent.

“Permitted Purchase Money Debt” means Purchase Money Debt of Loan Parties and Restricted Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed the greater of 5.0% of Consolidated Total Assets or $150,000,000 at any time.

“Person” means any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

“Pledged Equity Interests” means all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests, Pledged Trust Interests and any other participation or interests in any equity or profits of any business entity, including any trust and all management rights relating to any entity whose equity interests are included as Pledged Equity Interests.

“Pledged LLC Interests” means all interests now owned or hereafter acquired by any Loan Party in any limited liability company and each series thereof, including all limited liability company interests set forth on Schedule B to the Perfection Certificate, and the certificates, if any, representing such limited

[Kraton] Second A&R Loan, Security and Guarantee Agreement

liability company interests and any interest of any Loan Party on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and all rights as a member of the related limited liability company.

“Pledged Partnership Interests” means all interests now owned or hereafter acquired by any Loan Party in any general partnership, limited partnership, limited liability partnership or other partnership, including all partnership interests set forth on Schedule B to the Perfection Certificate, and the certificates, if any, representing such partnership interests and any interests of any Loan Party on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interests and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for a portion of or all of such partnership interests and all rights as a partner of the related partnership.

“Pledged Stock” means all shares of capital stock now owned or hereafter acquired by any Loan Party, including all shares of capital stock set forth on Schedule B to the Perfection Certificate, and the certificates, if any, representing such shares and any interest of any Loan Party in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Pledged Trust Interests” means all interests now owned or hereafter acquired in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule B to the Perfection Certificate, and the certificates, if any, representing such trust interests and any interest of any Loan Party on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.

“Pro Forma Basis” means for purposes of calculating the Fixed Charge Coverage Ratio under Section 10.3 (including Pro Forma CAPEX and Pro Forma EBITDA) for any period during which one or more Specified Transactions occurs, such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the most recent four Fiscal Quarter period of measurement and all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included; provided that the foregoing pro forma adjustments may include anticipated cost savings and synergies solely to the extent that such adjustments are factually supportable and identifiable and reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Senior Officer of the North American Loan Party Agent delivered to the Agent; provided, further, that the foregoing pro forma adjustment shall be without duplication of any cost savings or additional costs that are already included in the calculation of EBITDA.

“Pro Forma CAPEX” means, with respect to any Specified Transaction for any period, the amount for such period of Capital Expenditures calculated on a Pro Forma Basis for such Specified Transaction.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Pro Forma EBITDA” means, with respect to any Specified Transaction for any period, the amount for such period of EBITDA calculated on a Pro Forma Basis for such Specified Transaction.

“Pro Forma Fixed Charge Coverage Ratio” means, for any period, the Fixed Charge Coverage Ratio for such period calculated on a Pro Forma Basis, provided that clause (b) of the definition of Fixed Charge Coverage Ratio shall include all Distributions paid in cash (other than Distributions solely to Loan Parties and Restricted Subsidiaries).

“Pro Rata” means (a) when used with reference to a Lender’s (i) share on any date of the total Borrower Group Commitments to a Borrower Group, (ii) participating interest in LC Obligations (if applicable) to the members of such Borrower Group, (iii) share of payments made by the members of such Borrower Group with respect to such Borrower Group’s Obligations, (iv) increases or reductions to the Borrower Group Commitments pursuant to Section 2.1.4 or 2.1.7, and (v) obligation to pay or reimburse the Agent for Extraordinary Expenses owed by or in respect of such Borrower Group or to indemnify any Indemnitees for Claims relating to such Borrower Group, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the amount of the Borrower Group Commitment of such Lender to such Borrower Group on such date by the aggregate amount of the Borrower Group Commitments of all Lenders to such Borrower Group on such date (or if such Borrower Group Commitments have been terminated, by reference to the respective Borrower Group Commitments as in effect immediately prior to the termination thereof) or (b) when used for any other reason, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the aggregate amount of the Lender’s Commitments on such date by the aggregate amount of the Commitments of all Lenders on such date (or if any such Commitments have been terminated, such Commitments as in effect immediately prior to the termination thereof).

“Properly Contested” means with respect to any obligation of a Loan Party or a Restricted Subsidiary, (a) the obligation is subject to a bona fide dispute regarding amount or the Loan Party’s or a Restricted Subsidiary’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect (other than a Permitted Lien), nor reasonably be expected to result in forfeiture or sale of any Collateral of the Loan Party or any Restricted Subsidiary; (e) no Lien is imposed on assets of the Loan Party or any Restricted Subsidiary, unless bonded and stayed to the satisfaction of the Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property” means any interest in any kind of property or asset, whether real (immovable), personal (movable) or mixed, or tangible (corporeal) or intangible (incorporeal).

“Protective Advances” means Dutch Kraton Protective Advances and/or U.S. Protective Advances, as the context requires.

“Purchase Money Debt” means (a) Debt (other than the Obligations) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Debt assumed in connection with the acquisition of any such assets; provided that such Debt is incurred prior to or within ninety (90) days before or after acquisition or completion of such construction or improvement; and (b) any renewals, extensions or refinancings (but not increases) thereof.

“Purchase Money Lien” means a Lien that secures Purchase Money Debt, encumbering only the fixed or capital assets acquired or financed with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC; provided that Purchase Money Debt provided by a single lender may be cross-collateralized to other Purchase Money Debt provided solely by such lender.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each U.S. Domiciled Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder.

“Qualified Secured Bank Product Obligations” means Secured Bank Product Obligations with respect to Hedge Agreements.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

“Real Estate” means all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

“Receivables” means the Accounts, Payment Intangibles, Chattel Paper and any other rights or claims to receive money that are General Intangibles or that are otherwise included as Collateral.

“Recipient” means any Agent, any Lender, any Fronting Bank, any Security Trustee or any other recipient of a payment to be made by or on behalf of any Loan Party on account of any Obligations under any Loan Document.

“Records” has the meaning set forth in Article 9 of the UCC.

“Refinancing Conditions” means the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced (plus fees, expenses and accrued interest); (b) it has a final maturity no sooner than, and a weighted average life no less than, the Debt being modified, extended, renewed, refunded, substituted, replaced or refinanced; (c) if the initial Debt is junior Debt, such Refinancing Debt shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being modified, extended, renewed, refunded, substituted, replaced or refinanced; (d) the terms and conditions of such Refinancing Debt are no more restrictive than the debt being refinanced in any material respect and taken as a whole or not adverse to the Lenders in any material respect (excluding as to interest rate, fees, funding discount and prepayment or redemption premium); (e) the Liens to secure it shall not encumber any additional property other than property securing the Debt being extended, renewed or refinanced; and (f) no additional Person is obligated on such Debt; provided that an officer’s certificate of the North American Loan Party Agent delivered to the Agent at least five (5) Business Days prior to the incurrence of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the North American Loan Party Agent has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Parent, as the case may be, within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Refinancing Debt” means Borrowed Money that is issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Debt) in exchange for, or as a modification, extension, renewal, refunding, substitution, replacement or refinancing, in whole or in part, of existing Debt (or unused commitments).

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Register” has the meaning set forth in Section 13.1.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Report” has the meaning set forth in Section 12.3.4.

“Reportable Event” means the occurrence of any of the events set forth in Section 4043(c) of ERISA and regulations thereunder with respect to a U.S. Employee Plan (other than an event for which the thirty (30)-day notice period is waived).

“Required Borrower Group Lenders” means, at any date of determination thereof, Lenders having Borrower Group Commitments to a Borrower Group representing more than 50% of the aggregate Borrower Group Commitments to such Borrower Group at such time; provided, however, that if and for so long as any such Lender shall be a Defaulting Lender, the term “Required Borrower Group Lenders” shall mean Lenders (excluding such Defaulting Lender) having Borrower Group Commitments to such Borrower Group representing more than 50% of the aggregate Borrower Group Commitments to such Borrower Group (excluding the Borrower Group Commitments of each Defaulting Lender) at such time; provided further, however, that if all of the Borrower Group Commitments to such Borrower Group have been terminated, the term “Required Borrower Group Lenders” shall mean Lenders to such Borrower Group holding Revolver Loans to, and (if applicable) participating interest in LC Obligations owing by, such Borrower Group representing more than 50% of the aggregate outstanding principal amount of Revolver Loans and (if applicable) LC Obligations owing by such Borrower Group at such time.

“Required Lenders” means, at any date of determination thereof, Lenders having Commitments representing more than 50% of the aggregate Commitments at such time; provided, however, that for so long as any Lender shall be a Defaulting Lender, the term “Required Lenders” shall mean Lenders (excluding such Defaulting Lender) having Commitments representing more than 50% of the aggregate Commitments (excluding the Commitments of each Defaulting Lender) at such time; provided further, however, that if any of the Commitments have been terminated, the term “Required Lenders” shall be calculated based on the Dollar Equivalent thereof using (a) in lieu of such Lender’s terminated Commitment, the outstanding principal amount of the Revolver Loans by such Lender to, and (if applicable) participation interests in LC Obligations owing by, all Borrowers and (b) in lieu of the aggregate Commitments to all Borrowers, the aggregate outstanding Revolver Loans to, and (if applicable) LC Obligations owing by all Borrowers.

“Reserves” means Dutch Kraton Availability Reserves and/or U.S. Availability Reserves, as the context requires.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Subsidiary” means any direct or indirect Subsidiary of Parent other than an Unrestricted Subsidiary.

“Restrictive Agreement” means an agreement (other than a Loan Document) that conditions or restricts the right of any Loan Party or Restricted Subsidiary to incur or repay Borrowed Money, to grant Liens on any material asset, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Revolver Commitment Increase” and “Revolver Commitment Increases” have the meaning set forth in Section 2.1.7(b).

“Revolver Commitment Termination Date” means the Dutch Kraton Revolver Commitment Termination Date and/or the U.S. Revolver Commitment Termination Date, as the context requires.

“Revolver Commitments” means, collectively, the U.S. Revolver Commitments and the Dutch Kraton Revolver Commitments.

“Revolver Facilities” means the facilities established pursuant to this Agreement under the U.S. Revolver Commitments and the Dutch Kraton Revolver Commitments, and “Revolver Facility” means any one of such Revolver Facilities.

“Revolver Loan” means a loan made pursuant to Section 2.1.1, and any Overadvance Loan, Swingline Loan or Protective Advance.

“Revolver Notes” means, collectively, the Dutch Kraton Revolver Notes and the U.S. Revolver Notes.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Loan Party or Restricted Subsidiary under a License.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury’s Office of Foreign Assets Control or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any Lender or any Loan Party or any of their respective Subsidiaries or Affiliates.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding thereto.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Secured Bank Product Document” means any agreement, instrument or other document entered into in connection with any Secured Bank Product Obligations.

“Secured Bank Product Obligations” means Bank Product Debt owing to a Secured Bank Product Provider (whether relating to Bank Products originally extended by such Secured Bank Product Provider or Bank Product Debt assigned to such Secured Bank Product Provider) and evidenced by one or more Secured Bank Product Documents and, in the case of any Secured Bank Product Provider other than Bank of America and its Affiliates, up to the maximum amount specified in writing to the Agent pursuant to clause (b) of the definition of Secured Bank Product Provider, which amount may be established and increased or decreased by further written notice from such provider and a Loan Party Agent to the Agent from time to time.

“Secured Bank Product Provider” means (a) Bank of America or any of its Affiliates and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided that such other provider and a Loan Party Agent shall deliver a written notice to the Agent, in form and substance reasonably satisfactory to the Agent, by, as to each such Bank Product in existence on the Closing Date (including any Bank Product that was entered into on or prior to the Closing Date), thirty (30) Business Days after the Closing Date, and as to all other such Bank Products, thirty (30) Business Days (or such later time as the Agent may agree in its reasonable discretion) following the later of the creation of the Bank Product or such Secured Bank Product Provider (or its Affiliate) becoming a Lender hereunder, (i) reasonably specifying the key economic terms of the Bank Product and requesting that such Bank Product Debt thereunder be treated as Secured Bank Product Obligations, (ii) setting forth the amount of the related Secured Bank Product Obligations (and, if all or any portion of such Secured Bank Product Obligations are to constitute Qualified Secured Bank Product Obligations, the amount of such Qualified Secured Bank Product Obligations) to be secured by the Collateral which amounts may be revised from time to time by written notice to Agent from such provider and such Loan Party Agent, and (iii) if such provider is not a Lender, agreeing to be bound by Section 12.14.

“Secured Obligations” means Obligations and Secured Bank Product Obligations (other than Excluded Swap Obligations), including in each case those under all Loan Documents.

“Secured Parties” means Dutch Kraton Facility Secured Parties, U.S. Facility Secured Parties and Secured Bank Product Providers.

“Securities Account Control Agreement” means the securities account control agreements (whether in the form of an agreement, notice and acknowledgment or like instrument), in form and substance reasonably satisfactory to the Agent and the applicable Loan Party and, if required and customary under the laws of the jurisdiction of the securities account, executed by each financial institution maintaining a Securities Account for such Loan Party, in favor of the Agent or a Security Trustee.

“Securities Account” has the meaning set forth in Article 8 of the UCC.

“Security Documents” means this Agreement, the Guarantees, the Foreign Security Agreements, the Commodity Account Control Agreements, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Mortgages, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Secured Obligations.

“Security Trustee” means the Dutch Kraton Security Trustee, and/or any other security trustee appointed by the Agent from time to time, as the context requires.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Senior Notes” means the 2025 Senior Notes and the 2026 Senior Notes.

“Senior Notes Documents” means the Senior Notes Indentures and each other material document, instrument or material agreement which Parent, any Loan Party or any of their Subsidiaries is or may hereafter become a party pertaining to the Senior Notes.

“Senior Notes Indentures” means the 2025 Senior Notes Indenture and the 2026 Senior Notes Indenture.

“Senior Officer” means the president, the chief executive officer, the chief financial officer, managing director (bestuurder), the treasurer, the controller, the general counsel, the secretary or any other senior officer of a Person designated as such in writing to the Agent by such Person, or in the case of a Dutch Kraton Dutch Domiciled Loan Party, a director; provided, that in the case of any Person with no such authorized officers or directors, “Senior Officer” shall mean any of the foregoing listed individuals of such Person’s general partner, member or stockholder (or equivalent), as applicable, authorized to act on behalf of such Person. Notwithstanding the foregoing, “Senior Officer” also means any member of the Management Board of any of the Dutch Kraton Borrowers and any person who has been appointed an authorized representative by a power of attorney, so long as such power of attorney remains in effect.

“Settlement Report” means a report delivered by the Agent to the Applicable Lenders summarizing the Revolver Loans and, if applicable, participations in LC Obligations of the applicable Borrower Group outstanding as of a given settlement date, allocated to the Applicable Lenders on a Pro Rata basis in accordance with their Commitments.

“SOFR” means, with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Software” means computer programs, source code, object code and supporting documentation including “software” as such term is defined in Article 9 of the UCC, as well as computer programs that may be construed as included in the definition of Goods.

“Sole Lead Arranger” means Bank of America, N.A.

“Solvent” means as it relates to (a) the Loan Parties, taken as a whole, (i) are adequately capitalized with working capital to pay their debts as they become due and (ii) have not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise), or made any conveyance in connection therewith, in each case, with actual intent to hinder, delay or defraud either present or future creditors of such Persons or any of their Affiliates; and (b) (i) as to any other Person, such Person (1) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (2) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (3) is able to pay all of its debts as they mature or fall due in the normal course of business; (4) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (5) is not “insolvent” within the meaning of Section 101(32) of the U.S. Bankruptcy Code; and (6) has not incurred (by way of

[Kraton] Second A&R Loan, Security and Guarantee Agreement

assumption or otherwise) any obligations or liabilities (contingent or otherwise) or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates, (ii) as to any other Person incorporated or organized under the laws of the Netherlands, (1) is able to pay all of its debts as they mature or fall due in the normal course of business; and (2) is not in a situation that it has ceased to pay within the meaning of section 1 paragraph 1 of the Dutch Bankruptcy Law. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably expected to become an actual or matured liability. For the purposes of the foregoing, Debt shall be deemed due as of its stated maturity date unless and until such maturity is accelerated.

“Specified Disposition” means any disposition of all or substantially all of the assets or Equity Interests of any Restricted Subsidiary of Parent or any division, business unit, product line or line of business of such Restricted Subsidiary or Parent.

“Specified Transaction” means (a) any Specified Disposition, (b) any Permitted Acquisition and (c) the incurrence or repayment of any Debt.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Subordinated Debt” means Debt incurred by a Loan Party or a Restricted Subsidiary that is expressly subordinate and junior in right of payment to Full Payment of all or any portion of Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to the Agent.

“Subsidiary” means, with respect to any Person, (a) any corporation more than 50% of whose Equity Interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Equity Interests of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a direct or indirect Subsidiary of Parent.

“Successor Borrower” has the meaning set forth in Section 10.2.8(a).

“Successor Parent” has the meaning set forth in Section 10.2.8(f).

“Super-Majority Lenders” means, at any date of determination thereof, Lenders having Commitments representing more than 66⅔% of the aggregate Commitments at such time; provided, however, that for so long as any Lender shall be a Defaulting Lender, the term “Super-Majority Lenders” shall mean Lenders (excluding such Defaulting Lender) having Commitments representing more than 66⅔% of the aggregate Commitments (excluding the Commitments of each Defaulting Lender) at such time; provided further, however, that if any of the Commitments have been terminated, the term “Super-Majority Lenders” shall be calculated based on the Dollar Equivalent thereof using (a) in lieu of such Lender’s terminated Commitment, the outstanding principal amount of the Revolver Loans by such Lender to, and (if applicable) participation interests in LC Obligations owing by, all Borrowers and (b) in lieu of the aggregate Commitments to all Borrowers, the aggregate outstanding Revolver Loans to, and (if applicable) LC Obligations owing by all Borrowers.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Supplier Financing Transaction” means, any transaction in which the Borrowers may, from time to time, transfer right, title and interest in certain Accounts to a special purpose vehicle (each such special purpose vehicle, a “Kraton SPV”) for an amount equal to the market value of such Accounts, which Kraton SPV will promptly (a) sell to a bank buyer such Accounts and (b) transfer any and all consideration received for such Accounts back to the applicable Borrower, in each case on a non-recourse and true sale basis.

“Supporting Obligations” has the meaning set forth in Article 9 of the UCC.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Lender” means the Dutch Kraton Swingline Lender and/or the U.S. Swingline Lender, as the context requires.

“Swingline Loan” means a loan made pursuant to Section 2.1.8.

“TARGET Day” means any day on which the Trans-European Automated Realtime Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Credit” means a credit against, relief or remission for, or refund or repayment of, any Taxes.

“Tax Deduction” means a deduction or withholding for or on account of Taxes (other than Excluded Taxes) from a payment under any Loan Document.

“Tax Payment” means either the increase in a payment made by a Loan Party to any Recipient under Section 5.8.2(a) or any payment made by a Loan Party to any Recipient under Section 5.8.2(b) or Section 5.8.2(d).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed in the nature of taxation by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Agent” has the meaning set forth in the ABL Intercreditor Agreement.

“Term Debt” means all Borrowed Money owed to the Term Loan Lenders.

“Term Debt Documents” means (i) the Term Loan Agreement and (ii) each of the other material agreements, instruments, and other material documents with respect to the Term Debt, all as in effect on the date hereof or as may be amended, modified or supplemented from time to time in accordance with the ABL Intercreditor Agreement.

“Term Debt Priority Collateral” means the “Fixed Asset Priority Collateral” as defined in the ABL Intercreditor Agreement.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“Term Debt Priority Collateral Release Date” has the meaning set forth in Section 12.3.1.

“Term Loan Agreement” means that certain Credit and Guarantee Agreement, dated as of January 6, 2016, by and among KPLLC and Kraton Polymers Holdings, as borrowers, Parent and certain subsidiaries of Parent, as guarantors, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, Nomura Securities International, Inc. and Deutsche Bank Securities Inc., as syndication agents, and the lenders party thereto in their capacities as lenders thereunder, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Debt thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the ABL Intercreditor Agreement.

“Term Loan Lenders” means each “Lender” as defined in the Term Loan Agreement.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Agent from time to time in its reasonable discretion.

“Test Period” means, for any determination under this Agreement, the most recent period of four consecutive Fiscal Quarters of Parent ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or Fiscal Year in such period have been or are required to be delivered. A Test Period may be designated by reference to the last day thereof (i.e., the “June 30, 2019 Test Period” refers to the period of four consecutive Fiscal Quarters of the Parent ended June 30, 2019, and a Test Period shall be deemed to end on the last day thereof).

“Third Party Bank Product Debt” means Bank Product Debt owing by a Borrower or a Restricted Subsidiary to a Person that is neither a Lender nor an Affiliate of a Lender.

“Total Borrowing Base” means the sum of the Dutch Kraton Borrowing Base and the U.S. Borrowing Base.

“Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Debt for Borrowed Money of the Parent and the Restricted Subsidiaries outstanding on such date excluding Contingent Obligations, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of such Debt resulting from the application of purchase accounting in connection with any Permitted Acquisition), minus (b) the aggregate amount of unrestricted cash and Cash Equivalents held in accounts on the consolidated balance sheet of the Parent and the Restricted Subsidiaries.

“Total Line Cap” means, as of any date of determination, the lesser of (i) the Commitments as of such date of determination and (ii) the Total Borrowing Base as of such date of determination.

“Total Revolver Exposure” means, as of any date of determination, the sum of the Dutch Kraton Revolver Exposure and the U.S. Revolver Exposure on such date of determination.

“Trademarks” means, with respect to any Loan Party, all of such Loan Party’s right, title, and interest in and to the following: (i) all trademarks (including service marks), trade names, trade dress, and

[Kraton] Second A&R Loan, Security and Guarantee Agreement

logos, slogans and other similar indicia of origin and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (ii) all renewals of the foregoing; (iii) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (iv) all rights to sue for past, present, and future infringements of the foregoing; and (v) all domestic rights corresponding to any of the foregoing.

“Trade Secrets” means, with respect to any Loan Party, all of such Loan Party’s right, title and interest in and to the following: (i) trade secrets or other confidential information, including unpatented inventions, invention disclosures, engineering or other data, production procedures, know-how, financial data, customer lists, supplier lists, business and marketing plans, processes, schematics, algorithms, techniques, analyses, proposals, source code, and data collections; (iii) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims and payments for past and future infringements thereof; (iii) all rights to sue for past, present and future infringements of the foregoing; and (iv) all rights corresponding to any of the foregoing.

“Transaction Costs” means, the fees, costs and expenses payable by the Loan Parties in connection with the Transactions, including any premiums in connection therewith and amounts payable to the Agent and the Lenders.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) the repayment of all amounts due or outstanding under or in respect of the Existing Credit Agreement and (c) the payment of all related fees and expenses.

“Transfer” has the meaning set forth in Section 2.1.6(d).

“Transfer Date” has the meaning set forth in Section 2.1.6(d).

“Transferee” means any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

“Treasury Management Services” means any services provided from time to time by any Lender or any of its Affiliates to Parent or any of its Restricted Subsidiaries in connection with operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Type” means any type of a Loan (i.e., Base Rate Loan, LIBOR Loan or European Base Rate Loan, etc.) and which shall be either a LIBOR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other U.S. state or territory govern the creation, perfection, priority or enforcement of any Lien, the Uniform Commercial Code of such state or territory.

“UK” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“UK Debenture” means that certain Debenture in respect of the assets of the Initial Dutch Kraton Borrower located in the UK, governed by English law, dated April 29, 2013, among the Initial Dutch Kraton Borrower and the Dutch Kraton Security Trustee, as amended, restated, supplemented or otherwise modified from time to time.

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“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Security Agreements” means the UK Debenture and each other debenture or security agreement governed by the laws of the United Kingdom among any Dutch Kraton Dutch Domiciled Loan Party and the Agent or the Dutch Kraton Security Trustee.

“Unrestricted Subsidiary” means (a) each Subsidiary of the Parent that has been designated following the Closing Date as an Unrestricted Subsidiary in compliance with Section 10.1.17 and (b) each Subsidiary of a Subsidiary specified in clause (a) of this definition.

“U.S.” means the United States of America.

“U.S. Assignment of Claims Act” means the Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41 U.S.C. § 15, as amended.

“U.S. Availability” means, as of any such date of determination, (a) the lesser of (i) the U.S. Revolver Commitments minus all U.S. Availability Reserves and (ii) the U.S. Borrowing Base, minus, in each case (b) the sum of (i) the principal balance of all U.S. Revolver Loan, and (ii) all U.S. LC Obligations.

“U.S. Availability Reserves” means the sum (without duplication) of (a) the U.S. Rent Reserve; (b) the U.S. Bank Product Reserve; (c) the U.S. Inventory Reserve; (d) the U.S. Dilution Reserve, (e) the Dutch Kraton Overadvance Loan Balance, (f) the Dutch Kraton Allocated U.S. Availability Reserve and (g) such additional reserves, in such amounts and with respect to such matters, as the Agent may establish in its Permitted Discretion and in accordance with the terms hereof.

“U.S. Bank Product Reserve” means, at any time with respect to Secured Bank Product Obligation for the accounts of the U.S. Domiciled Loan Parties and their Subsidiaries, an amount equal to the sum of (a) the maximum amount of the then outstanding Qualified Secured Bank Product Obligations for the accounts of the U.S. Domiciled Loan Parties and their Subsidiaries owing (i) to Bank of America and its Affiliates as determined by the Agent in its Permitted Discretion and (ii) to any other Secured Bank Product Provider as set forth in the notice delivered by such Secured Bank Product Provider providing such Bank Product and the North American Loan Party Agent to the Agent in accordance with the definition of Secured Bank Product Provider and (b) with respect to any other Secured Bank Product Obligations for the account of the U.S. Domiciled Loan Parties and their Subsidiaries, reserves established by the Agent from time to time in its Permitted Discretion to reflect the reasonably anticipated liabilities in respect for the account of the then outstanding Secured Bank Product Obligations of the U.S. Domiciled Loan Parties and their Subsidiaries.

“U.S. Bankruptcy Code” means Title 11 of the United States Code.

“U.S. Barge In-Transit Inventory” means, at any date of determination, all Inventory of Kraton Polymers which is in-transit by river on barges from the location of the relevant third-party seller within the United States to Kraton Polymers’s plant located in Belpre, Ohio; provided, that at any date of determination, the amount of U.S. Barge In-Transit Inventory which may be included in U.S. Eligible Inventory may not exceed $15,000,000.

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“U.S. Base Rate” means, for any day, a per annum rate equal to the greatest of (a) the U.S. Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) Dollar LIBOR for a 30 day interest period as determined on such day, plus 1.0%. In no event shall the U.S. Base Rate be less than two percent (2.00%).

“U.S. Base Rate Loan” means any Loan that bears interest based on the U.S. Base Rate.

“U.S. Borrowers” means (a) Kraton Polymers, (b) Kraton Chemical and (c) each other U.S. Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.9 specifying that it wishes to be a U.S. Borrower.

“U.S. Borrowing Base” means, at any time, an amount equal to the sum (expressed in Dollars) of, without duplication:

(a)            the Value of U.S. Eligible Accounts (excluding Investment Grade Receivables) multiplied by the advance rate of 85%, plus

(b)             the lesser of (i) 70% of the Value of U.S. Eligible Inventory composed of finished goods and (ii) 85% of the NOLV Percentage of the Value of U.S. Eligible Inventory composed of finished goods, plus

(c)             the lesser of (i) 70% of the Value of U.S. Eligible Inventory not composed of finished goods and (ii) 85% of the NOLV Percentage of the Value of U.S. Eligible Inventory not composed of finished goods, plus

(d)             the Value of U.S. Eligible Accounts constituting Investment Grade Receivables multiplied by the advance rate of 90%, minus

(e)             all U.S. Availability Reserves, any change therein to become effective (i) immediately upon or (ii) three (3) Business Days after, in the case of U.S. Availability Reserves which would cause the aggregate amount of the U.S. Revolver Loans at such time to exceed the lesser of the U.S. Revolver Commitments and the U.S. Borrowing Base then in effect, notification thereof to the North American Loan Party Agent by the Agent (provided that the Dutch Kraton Allocated U.S. Availability Reserve will be effective immediately without notice to North American Loan Party Agent); provided that, the Agent shall have provided the North American Loan Party Agent at least three (3) Business Days’ prior written notice of any such establishment or increase; provided further that, the Agent may only establish or increase a U.S. Availability Reserve after the date hereof based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to the Agent as of the Closing Date. The amount of any U.S. Availability Reserve established by the Agent shall have a reasonable relationship to the event, condition, other circumstance or new fact that is the basis for the U.S. Availability Reserve. Upon delivery of such notice, the Agent shall be available to discuss the proposed U.S. Availability Reserve or increase, and the applicable Borrowers may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such U.S. Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Agent to establish or change such U.S. Availability Reserve, unless the Agent shall have determined in its Permitted Discretion that the event, condition, other circumstance or new fact that is the basis for such new U.S. Availability Reserve or such change no longer exists or has otherwise been adequately

[Kraton] Second A&R Loan, Security and Guarantee Agreement

addressed by the applicable Borrower. Notwithstanding anything herein to the contrary U.S. Availability Reserves shall not duplicate amounts already deducted in or by other Availability Reserves or in connection with criteria already used to calculate the NOLV Percentage of U.S. Eligible Inventory.

The U.S. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent with such adjustments as the Agent deems appropriate in its Permitted Discretion to assure that the U.S. Borrowing Base is calculated in accordance with the terms of this Agreement.

“U.S. Cash Collateral Account” means a bank account established by the Agent at Bank of America in connection with the U.S. Revolver Commitments that is (a) segregated, (b) for the benefit of the U.S. Facility Secured Parties, (c) subject to the Agent’s Liens securing the Secured Obligations and (d) under the exclusive control of Agent.

“U.S. Dilution Reserve” means, with respect to an Applicable U.S. Borrower, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, the aggregate amount of reserves, as established by the Agent from time to time, in an amount equal to the sum of (x) the Value of the U.S. Eligible Accounts (other than Investment Grade Receivables) multiplied by 1% for each percentage point (or portion thereof) that the U.S. Borrowers’ Dilution Percent with respect thereto exceeds 5%, plus (y) the Value of the U.S. Eligible Accounts constituting Investment Grade Receivables multiplied by 1% for each percentage point (or portion thereof) that the U.S. Borrowers’ Dilution Percent with respect thereto exceeds 2.5%.

“U.S. Domiciled Loan Party” means any U.S. Borrower and each U.S. Facility Guarantor, and “U.S. Domiciled Loan Parties” means all such Persons, collectively.

“U.S. Dominion Account” means each special deposit account established by the U.S. Domiciled Loan Parties, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, at Bank of America or another bank reasonably acceptable to the Agent, over which the Agent has control and over which, upon the commencement of an activation period (which the Agent may trigger after a Cash Dominion Event hereunder), the Agent may exercise exclusive control, which deposit account is a collection account and not a disbursement account.

“U.S. Eligible Accounts” means, at any time, the Accounts of the U.S. Borrowers at such date except any Account:

(a)            which is not subject to a duly perfected and enforceable security interest in favor of the Agent under U.S. law;

(b)             which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent, (ii) a Lien permitted under Section 10.2.1(i) or (iii) a Lien permitted under Section 10.2.2(j), (m) or (hh) which does not have priority over the Lien in favor of the Agent;

(c)             (i) for each invoice with an original due date not later than thirty (30) days after the date thereof, which is unpaid for (A) more than sixty (60) days after the original due date or (B) unless otherwise agreed in writing by the Agent in its discretion, more than ninety (90) days after the original invoice date; (ii) for each invoice with an original due date later than thirty (30) days after the date thereof but not later than sixty (60) days after the date thereof, which is unpaid for (A) more than sixty (60) days after the original due date or (B) unless otherwise agreed in writing by the Agent in its discretion, more than 120 days after the original invoice date; (iii) for each invoice with an original due date later than sixty (60) days after the date thereof but not later than ninety (90) days after the date thereof, which is unpaid for (A) more than sixty (60) days after the original due date or (B) unless otherwise agreed in writing by the Agent in its discretion, more than 150 days after the original invoice date;

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(d)             which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above (in calculating the ineligible portion of Accounts under clause (c) for purposes of this clause (d), credit balances that are unapplied for more than ninety (90) days shall not reduce the amount of the Accounts ineligible thereunder); provided that Accounts that are determined not to be U.S. Eligible Accounts solely as a result of the provisions of clause (e) below, shall be excluded in calculating such percentage;

(e)            which is owing by an Account Debtor to the extent the aggregate amount of otherwise Eligible Accounts owing from such Account Debtor and its Affiliates to the Borrowers exceeds 20% of the aggregate Eligible Accounts (or such higher percentage as the Agent may establish for the Account Debtor from time to time), in each case, only to the extent of such excess;

(f)              with respect to which any covenant, representation, or warranty relating to such Account contained in this Agreement has been materially breached or is not true in any material respect, respectively (or with respect to such covenant, representation or warranty qualified by materiality, after giving effect to such qualification in all respects);

(g)            which (i) does not arise from the sale of goods or performance of services in the Ordinary Course of Business, (ii) is not evidenced by an invoice, or other similar documentation reasonably satisfactory to the Agent, which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) represents contract retention, (v) is contingent upon such U.S. Borrower’s completion of any further performance, (vi) represents a cash or credit card sale, (vii) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed by the Applicable U.S. Borrower, as consignor, prior to the actual sale to the end user, cash-on-delivery or any other repurchase or return basis; provided that, regardless of the foregoing, up to $15,000,000 at any time outstanding of Accounts representing bill-and-hold transactions (documented to the reasonable satisfaction of Agent, in its Permitted Discretion) will be deemed U.S. Eligible Accounts for the period beginning October 1 of each calendar year and ending on April 30 of the immediately following calendar year; or (viii) represents interest or fees; provided that ineligibility as a result of this clause (viii) shall be limited to the amount of such interest and fees;

(h)             for which the goods giving rise to such Account have not been loaded on a carrier for shipment to the Account Debtor (other than goods for which title has passed to the Account Debtor pursuant to bill-and-hold transactions described in the proviso to subclause (vii) of clause (g) above in the definition of U.S. Eligible Accounts) or for which the services giving rise to such Account have not been performed by such U.S. Borrower;

(i)              with respect to which any check or other instrument of payment has been returned uncollected for any reason and such Account is or should be written off of Parent’s books as uncollectible, consistent with Parent’s collection policies;

(j)              which is owed by an Account Debtor in respect of which an Insolvency Proceeding has been commenced or which is otherwise a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any province or territory) receivership, insolvency relief or other law or laws for the relief of debtors, including the U.S. Bankruptcy Code, unless the payment of Accounts from such Account Debtor is secured by assets of, or guaranteed by, in either case in a manner reasonably satisfactory to the Agent, a Person that is reasonably acceptable to the Agent or, if the Account from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under the U.S. Bankruptcy Code, as now or hereafter in effect, the Agent shall have reasonably determined that the timely payment and collection of such Account will not be impaired;

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(k)             which is owed by an Account Debtor which has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs or has declared itself or has been declared by a court of competent jurisdiction, to be, not Solvent;

(l)              which is owed by an Account Debtor which is not organized or incorporated under the Applicable Law of an Eligible Account Debtor Jurisdiction unless (i) the Agent determines to include such Account Debtor in its Permitted Discretion or (ii) such Account is backed by a letter of credit or other credit support reasonably acceptable to the Agent; provided that, notwithstanding the foregoing, the amount of Accounts made eligible by Agent as a result of subclause (i) of this clause (l) shall not exceed $20,000,000 in the aggregate at any time;

(m)           which is owed in any currency other than an Eligible Account Currency;

(n)             which is owed by any Governmental Authority, unless (i) the Account Debtor is the United States or any department, agency or instrumentality thereof, and the Account has been assigned to the Agent in compliance with the U.S. Assignment of Claims Act, and any other steps necessary to perfect the Lien of the Agent in such Account have been complied with to the Agent’s reasonable satisfaction, (ii) the Account Debtor is the government of Canada or a province or territory thereof, and the Account has been assigned to the Agent in compliance with the Financial Administration Act (or similar Applicable Law of such province or territory), and any other steps necessary to perfect the Lien of the Agent in such Account have been complied with to the Agent’s reasonable satisfaction, or (iii) such Account is backed by a letter of credit reasonably acceptable to the Agent and which is in the possession of the Agent or is otherwise acceptable to the Agent in its Permitted Discretion;

(o)             which is owed by any Affiliate, employee, director, or officer of any Loan Party;

(p)            which is owed by an Account Debtor or any Affiliate of such Account Debtor which is the holder of Debt issued or incurred by any Loan Party; provided that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by the Loan Party to such Person;

(q)             except as provided in clause (t) below, which is subject to any counterclaim, deduction, defense, setoff or material dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff or dispute, unless (i) the Agent, in its Permitted Discretion, has established appropriate U.S. Availability Reserves and determines to include such Account as a U.S. Eligible Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to the Agent to waive such rights;

(r)              which is evidenced by any promissory note, Chattel Paper, or Instrument;

(s)            which is owed by an Account Debtor located in any State of the U.S. to the extent such jurisdiction requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless such U.S. Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent such U.S. Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by the Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account;

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(t)              with respect to which such U.S. Borrower has made any agreement with the Account Debtor for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the Ordinary Course of Business; or

(u)             which Account has been transferred pursuant to a Supplier Financing Transaction.

Subject to Section 14.1.1 and the definition of U.S. Borrowing Base, the Agent may modify the foregoing criteria and the application of the foregoing criteria to any specific Account and may determine an Account is ineligible, in each case, in its Permitted Discretion; provided that, the Agent shall have provided the North American Loan Party Agent at least three (3) Business Days’ prior written notice of any such modification, application or determination; provided further, that upon delivery of such notice, the Agent shall be available to discuss the proposed modification, application or determination. For the avoidance of doubt, it is acknowledged and agreed that any calculation of ineligibility made pursuant to more than one clause above shall be made without duplication.

“U.S. Eligible In-Transit Inventory” means, at any date of determination, the U.S. Eligible In-Transit Inventory of Kraton Polymers plus the U.S. Eligible In-Transit Inventory of Kraton Chemical.

“U.S. Eligible In-Transit Inventory of Kraton Chemical” means, at any date of determination thereof, (a) the lesser of (i) $5,000,000 and (ii) the aggregate amount of all Inventory owned by Kraton Chemical at such date that would be U.S. Eligible Inventory if it were not in transit from a foreign location to a location within the United States (the “Kraton Chemical In-Bound In-Transit Inventory”) and (b) the lesser of (i) $20,000,000 and (ii) aggregate amount of all Inventory owned by Kraton Chemical at such date that would be U.S. Eligible Inventory if it were not in transit from a location of Kraton Chemical within the United States to a location within the Netherlands, Belgium, the U.K., France or Germany (“Kraton Chemical Out-Bound In-Transit Inventory”). Without limiting the foregoing, no Inventory shall be U.S. Eligible In-Transit Inventory of Kraton Chemical unless it meets, and then only for so long as it continues to meet, the Agent’s standard requirements for including in-transit Inventory in Eligible Inventory, which include, among other things, the following:

(a)            title to the Inventory is in Kraton Chemical and the Inventory is owned by Kraton Chemical (except that in the cases of Kraton Chemical In-Bound In-Transit Inventory that is in transit intercompany and Kraton Chemical Out-Bound In-Transit Inventory, title to the Inventory may be in Kraton Chemical or a Dutch Kraton Borrower and the Inventory may be owned by Kraton Chemical or a Dutch Kraton Borrower);

(b)             in the case of Kraton Chemical In-Bound In-Transit Inventory, the Inventory is in transit to Kraton Chemical to a location within in the United States;

(c)             in the case of Kraton Chemical Out-Bound In-Transit Inventory, the Inventory is in transit from Kraton Chemical to a location in the Netherlands, Belgium, the U.K., France or Germany;

(d)             the Inventory is fully insured for not less than 100% of the invoice cost thereof, and the Agent shall have received evidence of satisfactory casualty insurance naming the Agent as loss payee and otherwise covering such risks as the Agent may reasonably request;

(e)             the Inventory is subject to a first priority security interest in and Lien upon such goods in favor of the Agent (except for any possessory Lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to the applicable destination, and the Agent shall have established U.S. Availability Reserves equal to the amount of such lien or the Agent has received a Lien waiver in form and substance reasonably satisfactory to it with respect to such Lien);

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(f)              in the case of Kraton Chemical In-Bound In-Transit Inventory that is not in transit intercompany, the Inventory is evidenced by and deliverable pursuant to a tangible bill of lading of a type and in a form acceptable to the Agent in its Permitted Discretion that has been issued by a common carrier acceptable to the Agent, and such bill of lading shall be in the possession of either the Agent or a freight forwarder or customs broker in each case acting for the Agent under the terms of an Imported Goods Agreement which has been delivered to the Agent; and

(g)            in the cases of Kraton Chemical In-Bound In-Transit Inventory that is in transit intercompany and Kraton Chemical Out-Bound In-Transit Inventory, the Inventory is evidenced by and deliverable pursuant to a tangible bill of lading or such other documentation of a type and in a form acceptable to the Agent in its Permitted Discretion that has been issued by a common carrier acceptable to the Agent, and if a bill of lading such bill of lading shall be in the possession of either the Agent or a freight forwarder or customs broker in each case acting for the Agent under the terms of an Imported Goods Agreement which has been delivered to the Agent.

Notwithstanding the foregoing clauses (e) and (g) above, Kraton Chemical Out-Bound In-Transit Inventory which is in-transit between Borrowers and would otherwise constitute U.S. Eligible In-Transit Inventory of Kraton Chemical except that it is not evidenced by and deliverable pursuant to a Permitted Bill of Lading shall for the purposes of this Agreement be considered U.S. Eligible In-Transit Inventory of Kraton Chemical; provided, however, if at any time (x) the amount of the U.S. Availability is less than $50,000,000 or (y) the sum of the U.S. Availability and the Dutch Kraton Availability is less than $75,000,000, then such Kraton Chemical Out-Bound In-Transit Inventory shall no longer constitute U.S. Eligible In-Transit Inventory of Kraton Chemical unless such Kraton Chemical Out-Bound In-Transit Inventory otherwise constitutes U.S. Eligible In-Transit Inventory of Kraton Chemical pursuant to the express provisions of this definition.

“U.S. Eligible In-Transit Inventory of Kraton Polymers” means, at any date of determination thereof, (a) the lesser of (i) $30,000,000 and (ii) the aggregate amount of all Inventory owned by Kraton Polymers at such date that would be U.S. Eligible Inventory if it were not in transit from a foreign location to a location within the United States (the “Kraton Polymers In-Bound In-Transit Inventory”) and (b) the lesser of (i) $15,000,000 and (ii) aggregate amount of all Inventory owned by Kraton Polymers at such date that would be U.S. Eligible Inventory if it were not in transit from a location of Kraton Polymers within the United States to a location within the Netherlands, Belgium, the U.K., France or Germany (“Kraton Polymers Out-Bound In-Transit Inventory”). Without limiting the foregoing, no Inventory shall be U.S. Eligible In-Transit Inventory of Kraton Polymers unless it meets, and then only for so long as it continues to meet, the Agent’s standard requirements for including in-transit Inventory in Eligible Inventory, which include, among other things, the following:

(a)             title to the Inventory is in Kraton Polymers and the Inventory is owned by Kraton Polymers (except that in the cases of Kraton Polymers In-Bound In-Transit Inventory that is in transit intercompany and Kraton Polymers Out-Bound In-Transit Inventory, title to the Inventory may be in Kraton Polymers or a Dutch Kraton Borrower and the Inventory may be owned by Kraton Polymers or a Dutch Kraton Borrower);

(b)             in the case of Kraton Polymers In-Bound In-Transit Inventory, the Inventory is in transit to Kraton Polymers to a location within in the United States;

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(c)             in the case of Kraton Polymers Out-Bound In-Transit Inventory, the Inventory is in transit from Kraton Polymers to a location in the Netherlands, Belgium, the U.K., France or Germany;

(d)             the Inventory is fully insured for not less than 100% of the invoice cost thereof, and the Agent shall have received evidence of satisfactory casualty insurance naming the Agent as loss payee and otherwise covering such risks as the Agent may reasonably request;

(e)             the Inventory is subject to a first priority security interest in and Lien upon such goods in favor of the Agent (except for any possessory Lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to the applicable destination, and the Agent shall have established U.S. Availability Reserves equal to the amount of such lien or the Agent has received a Lien waiver in form and substance reasonably satisfactory to it with respect to such Lien);

(f)              in the case of Kraton Polymers In-Bound In-Transit Inventory that is not in transit intercompany, the Inventory is evidenced by and deliverable pursuant to a tangible bill of lading of a type and in a form acceptable to the Agent in its Permitted Discretion that has been issued by a common carrier acceptable to the Agent, and such bill of lading shall be in the possession of either the Agent or a freight forwarder or customs broker in each case acting for the Agent under the terms of an Imported Goods Agreement which has been delivered to the Agent; and

(g)            in the cases of Kraton Polymers In-Bound In-Transit Inventory that is in transit intercompany and Kraton Polymers Out-Bound In-Transit Inventory, the Inventory is evidenced by and deliverable pursuant to a tangible bill of lading or such other documentation of a type and in a form acceptable to the Agent in its Permitted Discretion that has been issued by a common carrier acceptable to the Agent, and if a bill of lading such bill of lading shall be in the possession of either the Agent or a freight forwarder or customs broker in each case acting for the Agent under the terms of an Imported Goods Agreement which has been delivered to the Agent.

Notwithstanding the foregoing clauses (e) and (g) above, Kraton Polymers Out-Bound In-Transit Inventory which is in-transit between Borrowers and would otherwise constitute U.S. Eligible In-Transit Inventory of Kraton Polymers except that it is not evidenced by and deliverable pursuant to a Permitted Bill of Lading shall for the purposes of this Agreement be considered U.S. Eligible In-Transit Inventory of Kraton Polymers; provided, however, if at any time (x) the amount of the U.S. Availability is less than $50,000,000 or (y) the sum of the U.S. Availability and the Dutch Kraton Availability is less than $75,000,000, then such Kraton Polymers Out-Bound In-Transit Inventory shall no longer constitute U.S. Eligible In-Transit Inventory of Kraton Polymers unless such Kraton Polymers Out-Bound In-Transit Inventory otherwise constitutes U.S. Eligible In-Transit Inventory of Kraton Polymers pursuant to the express provisions of this definition.

“U.S. Eligible Inventory” means, at any date of determination thereof, the aggregate amount of all Inventory owned by U.S. Borrowers at such date except any Inventory:

(a)             which is not subject to a duly perfected security interest in favor of the Agent;

(b)            which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent, (ii) a Lien permitted under Section 10.2.2(i), but to the extent it has priority over the Lien of Agent or the applicable Security Trustee, the eligibility of such Inventory shall be reduced by the amount determined by the Agent in its Permitted Discretion; (iii) a Lien permitted under Section 10.2.2(c) or (hh) which does not have priority over the Lien in favor of the Agent, (iv) a Lien permitted under Section 10.2.2(j); provided that clauses (h) and (i) below of this definition of U.S.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

Eligible Inventory are satisfied in the case of a Lien of a landlord, bailee, warehouseman or processor in the U.S.; (v) a Lien permitted under Section 10.2.2(o) or (s) which does not have priority over the Lien in favor of the Agent; or (vi) a Lien permitted under Section 10.2.2(v) to the extent of the amount of such payable customs duties secured by such Lien;

(c)             which is, in the Agent’s Permitted Discretion, slow moving (unless the Inventory component of the U.S. Borrowing Base is being determined pursuant to clause (b)(ii) thereof and slow moving Inventory was taken into account in determining the NOLV Percentage), obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the Ordinary Course of Business unacceptable due to age, type, category and/or quantity;

(d)             with respect to which any covenant, representation or warranty regarding such Inventory contained in this Agreement has been materially breached or is not true in any material respect;

(e)             which does not conform in all material respects to all standards imposed by any applicable Governmental Authority (except that any standard that is qualified as to “materiality” shall have been conformed to in all material respects);

(f)              which constitutes packaging and shipping material, work in process, manufacturing supplies, display items, returned or repossessed Inventory (other than goods that are undamaged and able to be resold in the Ordinary Course of Business), Inventory held on consignment by the Applicable U.S. Borrower as consignee prior to any title passing to such U.S. Borrower, as buyer, Inventory to be returned to such U.S. Borrower’s suppliers (but not held for resale) or goods which are not of a type held for sale in the Ordinary Course of Business or Inventory which is the subject of a sale on a bill and hold basis other than to the extent (i) such bill and hold sale does not create a U.S. Eligible Account pursuant to clause (g)(v) of the definition of U.S. Eligible Account and (ii) such bill and hold sale would otherwise constitute a U.S. Eligible Account except for the fact that such sale is on a bill and hold basis;

(g)             which is not located in the United States or Canada or is not at a location listed on Schedule 8.5.1 (as updated from time to time in accordance with the provisions hereof) other than (i) Inventory in transit between locations of the U.S. Domiciled Loan Parties; and (ii) U.S. Eligible In-Transit Inventory;

(h)            which is located in any location in the United States or Canada leased by such U.S. Borrower, unless the lessor has delivered to the Agent a Lien Acknowledgment; provided, that the exclusion in this clause (h) shall not apply if such U.S. Borrower has used commercially reasonable efforts to deliver a Lien Acknowledgment to Agent (regardless of whether such Lien Acknowledgment is ultimately obtained by such U.S. Borrower) or if in Canada such Lien Acknowledgment is not customarily delivered or obtained prior to the occurrence and continuance of an Event of Default and (ii) for ninety (90) days after the Closing Date (or such longer period with the prior consent of the Agent (such consent not to be unreasonably withheld));

(i)              which is located in any third party warehouse or is in the possession of a bailee or processor unless (i) such warehouseman, bailee, processor or other Person has delivered to the Agent a Lien Acknowledgment and/or such other documentation as the Agent may reasonably require; provided, that the exclusion in this clause (i) shall not apply (i) if such U.S. Borrower has used commercially reasonable efforts to deliver a Lien Acknowledgment to Agent (regardless of whether such Lien Acknowledgment is ultimately obtained by such U.S. Borrower) or if in Canada such Lien Acknowledgment is not customarily delivered or obtained prior to the occurrence and continuance of an Event of Default and (ii) if such U.S. Borrower is Kraton Chemical, for ninety (90) days after the Closing Date (or such longer period with the prior consent of the Agent (such consent not to be unreasonably withheld));

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(j)              which is evidenced by a Document, except to the extent such Inventory constitutes U.S. Eligible In-Transit Inventory unless delivered to the Agent;

(k)             which is the subject of a consignment by such U.S. Borrower as consignor (except goods held on consignment that the Agent in its Permitted Discretion allows to be U.S. Eligible Inventory);

(l)              [Reserved]; or

(m)            which is located in any location where the aggregate Value at such location is less than $2,000,000.

Subject to Section 14.1.1 and the definition of U.S. Borrowing Base, the Agent may modify the foregoing criteria or the application of the foregoing criteria to specific items of Inventory and may determine Inventory is ineligible, in each case, in its Permitted Discretion; provided that, the Agent shall have provided the North American Loan Party Agent at least three (3) Business Days’ prior written notice of any such modification, application or determination; provided further, that upon delivery of such notice, the Agent shall be available to discuss the proposed modification, application or determination.

Notwithstanding the foregoing clause (g) above, (A) U.S. Barge In-Transit Inventory which otherwise would constitute U.S. Eligible Inventory except that it is not evidenced by and deliverable pursuant to a Permitted Bill of Lading shall for purposes of this Agreement be considered U.S. Eligible Inventory; provided, however, if at any time (x) the amount of the U.S. Availability is less than $50,000,000 or (y) the sum of the U.S. Availability and the Dutch Kraton Availability is less than $75,000,000, such U.S. Barge In-Transit Inventory shall no longer constitute U.S. Eligible Inventory unless such U.S. Barge In-Transit Inventory otherwise constitutes U.S. Eligible Inventory pursuant to the express provisions of this definition; provided, further, that clause (g) of the definition of U.S. Eligible Inventory shall not apply if such Inventory is evidenced by a Permitted Bill of Lading, and (B) U.S. Rail In-Transit Inventory which otherwise would constitute U.S. Eligible Inventory except that it is not evidenced by and deliverable pursuant to a Permitted Bill of Lading shall for purposes of this Agreement be considered U.S. Eligible Inventory; provided, however, if at any time (x) the amount of the U.S. Availability is less than $50,000,000 or (y) the sum of the U.S. Availability and the Dutch Kraton Availability is less than $75,000,000, such U.S. Rail In-Transit Inventory shall no longer constitute U.S. Eligible Inventory unless such U.S. Rail In-Transit Inventory otherwise constitutes U.S. Eligible Inventory pursuant to the express provisions of this definition; provided, further, that clause (g) of the definition of U.S. Eligible Inventory shall not apply if such Inventory is evidenced by a Permitted Bill of Lading.

“U.S. Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), that is subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (other than a Multiemployer Plan), and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064 of ERISA, has made contributions at any time during the immediately preceding five plan years.

“U.S. Facility Collateral” means Collateral that now or hereafter secures (or is intended to secure) any of the U.S. Facility Secured Obligations.

“U.S. Facility Guarantor” means Parent, KPLLC, Elastomers, KPCC, AZ Chem Partners I LLC, AZ Chem Partners II LLC, AZ Chem U.S. Holdings Inc., AZ Chem US Inc., AZ Chem Holdings LP, AZ

[Kraton] Second A&R Loan, Security and Guarantee Agreement

Chem Intermediate LP, each U.S. Borrower and each U.S. Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.9 specifying that it is a U.S. Facility Guarantor; provided no Excluded Subsidiary (as defined in the Term Loan Agreement) shall be required to become a U.S. Facility Guarantor hereunder.

“U.S. Facility Loan Party” means a U.S. Borrower or a U.S. Facility Guarantor.

“U.S. Facility Obligations” means all Obligations of the U.S. Facility Loan Parties (including, for the avoidance of doubt, the Obligations of the U.S. Domiciled Loan Parties as guarantors of the Foreign Facility Obligations).

“U.S. Facility Secured Obligations” means all Secured Obligations of the U.S. Facility Loan Parties (including, for the avoidance of doubt, the Secured Obligations of the U.S. Domiciled Loan Parties as guarantors of the Foreign Facility Secured Obligations).

“U.S. Facility Secured Parties” means the Agent, any U.S. Fronting Bank, U.S. Lenders and Secured Bank Product Providers of Bank Products for the account of U.S. Domiciled Loan Parties and their Subsidiaries.

“U.S. Fronting Bank” means Bank of America or any Affiliate thereof that agrees to issue U.S. Letters of Credit or, if reasonably acceptable to North American Loan Party Agent, any other U.S. Lender or Affiliate thereof that agrees to issue U.S. Letters of Credit.

“U.S. Fronting Bank Indemnitees” means any U.S. Fronting Bank and its officers, directors, employees, Affiliates and agents.

“U.S. Inventory Reserve” means the aggregate amount of reserves, as established by the Agent from time to time in its Permitted Discretion, to reflect factors that may negatively impact the value of U.S. Eligible Inventory, including, without duplication of eligibility criteria, changes in salability, slow moving, obsolescence, shrinkage, theft, imbalance, change in composition or mix, markdowns and vendor chargebacks.

“U.S. Investment Grade Receivables” means U.S. Eligible Accounts owing from Investment Grade Customers.

“U.S. LC Application” means an application by North American Loan Party Agent on behalf of a U.S. Borrower or any Restricted Subsidiary to a U.S. Fronting Bank for issuance of a U.S. Letter of Credit, in form and substance reasonably satisfactory to such U.S. Fronting Bank.

“U.S. LC Conditions” means the following conditions necessary for issuance of a U.S. Letter of Credit: (a) each of the conditions set forth in Section 6.2 being satisfied or waived; (b) after giving effect to such issuance, total U.S. LC Obligations do not exceed the U.S. Letter of Credit Sublimit and no U.S. Overadvance exists or would result therefrom; (c) after giving effect to such issuance, total U.S. LC Obligations denominated in currencies other than Dollars do not exceed the U.S. Letter of Credit Foreign Currency Sublimit; (d) unless the applicable U.S. Fronting Bank and the Agent otherwise consent, the expiration date of such U.S. Letter of Credit is no more than the lesser of (A) thirty (30) days before the Facility Termination Date and (B) twelve (12) months from issuance with respect to U.S. Letters of Credit other than documentary U.S. Letters of Credit; provided that each standby U.S. Letter of Credit may, upon the request of the applicable U.S. Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less; (e) the U.S. Letter of Credit and payments thereunder are denominated in Dollars or such other currency as may be

[Kraton] Second A&R Loan, Security and Guarantee Agreement

agreed to by the applicable U.S. Fronting Bank; (f) the form of the proposed U.S. Letter of Credit is reasonably satisfactory to the Agent and the applicable U.S. Fronting Bank; and (g) the proposed use of the U.S. Letter of Credit is for a lawful purpose.

“U.S. LC Documents” means all documents, instruments and agreements (including U.S. LC Requests and U.S. LC Applications) delivered by North American Loan Party Agent on behalf a U.S. Borrower or a Restricted Subsidiary to a U.S. Fronting Bank or the Agent in connection with issuance, amendment or renewal of, or payment under, any U.S. Letter of Credit.

“U.S. LC Obligations” means the Dollar Equivalent of the sum (without duplication) of (a) all amounts owing for any drawings under U.S. Letters of Credit; (b) the stated amount of all outstanding U.S. Letters of Credit; and (c) all fees and other amounts owing with respect to U.S. Letters of Credit.

“U.S. LC Request” means a request for issuance of a U.S. Letter of Credit, to be provided by North American Loan Party Agent on behalf of a U.S. Borrower to a U.S. Fronting Bank, in form reasonably satisfactory to the Agent and such U.S. Fronting Bank.

“U.S. Lenders” means Bank of America and each other Lender that has provided a U.S. Revolver Commitment.

“U.S. Letter of Credit” means any standby or commercial letter of credit or documentary bankers’ acceptances, in each case, issued by a U.S. Fronting Bank for the account of a U.S. Borrower or any Restricted Subsidiary, whether in existence on the Closing Date or issued on or after the Closing Date.

“U.S. Letter of Credit Foreign Currency Sublimit” means $15,000,000.

“U.S. Letter of Credit Sublimit” means $30,000,000.

“U.S. Line Cap” means, as of any date of determination, the lesser of (i) the U.S. Revolver Commitments as of such date of determination and (ii) the U.S. Borrowing Base as of such date of determination.

“U.S. Overadvance” has the meaning set forth in Section 2.1.5(b).

“U.S. Overadvance Loan” means a U.S. Base Rate Loan made to a U.S. Borrower when a U.S. Overadvance exists or is caused by the funding thereof.

“U.S. Past Due Rent” has the meaning set forth in the definition “U.S. Rent Reserve”.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Prime Rate” means the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“U.S. Protective Advances” has the meaning set forth in Section 2.1.6(b).

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“U.S. Rail In-Transit Inventory” means, at any date of determination, all Inventory of Kraton Chemical and Kraton Polymers which is in-transit within the United States by rail or in-transit from the province of Ontario, Canada, into the United States by rail, in each case from the location of the relevant third party seller within the United States or the province of Ontario, Canada, to any of the plants or distribution centers of Kraton Chemical or Kraton Polymers located within the United States; provided, that at any date of determination, the amount of U.S. Rail In-Transit Inventory which may be included in U.S. Eligible Inventory may not exceed $17,000,000.

“U.S. Reimbursement Date” has the meaning set forth in Section 2.3.2(a).

“U.S. Rent Reserve” means the aggregate of (a) all past due rent and other past due charges owing by any U.S. Borrower to any landlord, bailee, warehouseman or other Person who possesses any U.S. Facility Collateral or could assert a Lien on any U.S. Facility Collateral (such past due amount, the “U.S. Past Due Rent”); plus (b) a reserve in an amount equal to at least three (3) months’ rent and other charges that could be payable to any such Person, unless such Person has executed a Lien Acknowledgment.

“U.S. Revolver Commitment” means for any U.S. Lender, its obligation to make U.S. Revolver Loans and to issue U.S. Letters of Credit, in the case of any U.S. Fronting Bank, or participate in U.S. LC Obligations, in the case of the other U.S. Lenders, to the U.S. Borrowers up to the maximum principal amount, in each case, shown on Schedule 2.1.1(b), or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such U.S. Revolver Commitment may be adjusted from time to time in accordance with the provisions of Section 2.1.4, 2.1.7 or 11.2. “U.S. Revolver Commitments” means the aggregate amount of such commitments of all U.S. Lenders.

“U.S. Revolver Commitment Increase” has the meaning set forth in Section 2.1.7(b).

“U.S. Revolver Commitment Termination Date” means the earliest of (a) the Facility Termination Date, (b) the date on which the North American Loan Party Agent terminates or reduces to zero the U.S. Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the U.S. Revolver Commitments are terminated pursuant to Section 11.2.

“U.S. Revolver Exposure” means, on any date, an amount equal to the sum of the (a) U.S. Revolver Loans outstanding on such date and (b) U.S. LC Obligations on such date.

“U.S. Revolver Loan” means a Revolver Loan made by a U.S. Lender to a U.S. Borrower pursuant to Section 2.1.1(b) which Loan shall be denominated in Dollars and shall be either a U.S. Base Rate Loan or a LIBOR Loan, in each case as selected by North American Loan Party Agent, and including any U.S. Swingline Loan, U.S. Overadvance Loan or U.S. Protective Advance.

“U.S. Revolver Notes” means the promissory notes, if any, executed by U.S. Borrowers in favor of each U.S. Lender to evidence the U.S. Revolver Loans funded from time to time by such U.S. Lender, which shall be substantially in the form of Exhibit C-1 to this Agreement, together with any replacement or successor notes therefor.

“U.S. Subsidiary” means each Subsidiary of Parent that is organized under the laws of the United States, any state of the United States or the District of Columbia.

“U.S. Swingline Lender” means Bank of America or an Affiliate of Bank of America.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

“U.S. Swingline Loan” means a Swingline Loan made by the U.S. Swingline Lender to a U.S. Borrower pursuant to Section 2.1.8(b), which Swingline Loan shall be denominated in Dollars and shall be a U.S. Base Rate Loan.

“U.S. Swingline Sublimit” means 10% of the U.S. Revolver Commitments.

“U.S. Tax Certificate” has the meaning set forth in Section 5.9.2.

“Value” means (a) for Inventory composed of raw materials, its value determined on the basis of the lower of weighted average cost or market and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; (b) for Inventory composed of finished goods, its value determined on the basis of the lower of weighted average cost or market and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (c) for an Account, its book value.

“VAT” means:

(a)             any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added Tax (EC Directive 2006/112); and

(b)             any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in paragraph (a) above, or imposed elsewhere.

“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2.          Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Loan Parties delivered to the Agent before the Closing Date. In the event that any “Accounting Changes” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then at the North American Loan Party Agent’s request, the Agent and the Lenders shall enter into negotiations in good faith with such Loan Party Agent in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Loan Parties shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Loan Parties, the Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes

[Kraton] Second A&R Loan, Security and Guarantee Agreement

had not occurred. Notwithstanding the forgoing or any provision herein to the contrary, any lease that was, or would have been, characterized as (a) an operating lease in accordance with GAAP prior to Parent’s adoption of FASB ASC 842 (regardless of the date on which such lease has been entered into) shall not be a Capital Lease, and any such lease shall be, for all purposes of any Loan Document, treated as though it were reflected on Parent’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to the Parent’s adoption of FASB ASC 842 and (b) a Capital Lease in accordance with GAAP prior to Parent’s adoption of FASB ASC 842 (regardless of the date on which such lease has been entered into) shall not be an operating lease, and any such lease shall be, for all purposes of any Loan Document, treated as though it were reflected on Parent’s consolidated financial statements in the same manner as a Capital Lease would have been reflected prior to the Parent’s adoption of FASB ASC 842. “Accounting Changes” refers to changes in accounting principles required by GAAP.

1.3.          Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper”, “Commercial Tort Claim”, “Lien Creditor”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “Goods”, “Instrument”, “Investment Property”, “Payment Intangibles”, “Proceeds”, “Tangible Chattel Paper”. In addition, other terms relating to Collateral used and not otherwise defined herein that are defined in the UCC shall have the meanings set forth in the UCC and as the context requires.

1.4.          Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any reference to any Loan Document shall be deemed to include any amendments, restatements, waivers and other modifications, extensions or supplements to, or renewals of, such Loan Document; (c) section means, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person includes successors, permitted transferees and permitted assigns of such Person; (f) time of day means time of day in Dallas, Texas (Central Time) unless otherwise specified herein; (g) discretion of the Agent, any Security Trustee, any Fronting Bank or any Lender means the sole and absolute discretion of such Person exercised in a manner consistent with its duties of good faith and fair dealing; or (h) “property” or “asset” includes any real or personal, present or future, tangible or intangible property or asset and any right, interest, revenue or benefit in, under or derived from the property or asset. To the extent not otherwise specified herein, Borrowing Base calculations for each Borrower shall be consistent with historical methods of valuation and calculation for such Borrower’s Borrowing Base, and otherwise reasonably satisfactory to the Agent (and not necessarily calculated in accordance with GAAP). Loan Parties shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by the Agent, any Security Trustee, any Fronting Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. A reference to a Loan Party’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in due inquiry. Whenever any payment, certificate, notice or other delivery shall be stated to be due on a day other than a Business Day, the due date for such payment or delivery shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be;

[Kraton] Second A&R Loan, Security and Guarantee Agreement

provided, however, that if such extension would cause payment of interest on or principal of any LIBOR Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. As used in the other Loan Documents, “Dutch Borrowers”, “Dutch Domiciled Loan Party”, “Dutch Facility Collateral”, “Dutch Facility Guarantor”, “Dutch Facility Loan Party”, “Dutch Facility Obligations”, “Dutch Facility Secured Obligations”, “Dutch Facility Secured Parties”, “Dutch Fronting Bank”, “Dutch Fronting Bank Indemnitees”, “Dutch LC Documents”, “Dutch LC Request”, “Dutch Lender”, “Dutch Letter of Credit”, “Dutch Protective Advances”, “Dutch Revolver Commitment”, “Dutch Revolver Exposure”, “Dutch Revolver Loan” “Dutch Security Agreement”, “Dutch Security Trustee”, “Dutch Subsidiary”, “Dutch Swingline Lender”, “Dutch Swingline Loan” and “Dutch Overadvances”, shall have the meaning assigned to “Dutch Kraton Borrowers”, “ Dutch Kraton Dutch Domiciled Loan Party”, “Dutch Kraton Facility Collateral”, “Dutch Kraton Facility Guarantor”, “Dutch Kraton Facility Loan Party”, “Dutch Kraton Facility Obligations”, “Dutch Kraton Facility Secured Obligations”, “Dutch Kraton Facility Secured Parties”, “Dutch Kraton Fronting Bank”, “Dutch Kraton Fronting Bank Indemnitees”, “Dutch Kraton LC Documents”, “Dutch Kraton LC Request”, “Dutch Kraton Lender”, “Dutch Kraton Letter of Credit”, “Dutch Kraton Protective Advances”, “Dutch Kraton Revolver Commitment”, “Dutch Kraton Revolver Exposure”, “Dutch Kraton Revolver Loan” “Dutch Kraton Security Agreement”, “Dutch Kraton Security Trustee”, “Dutch Kraton Subsidiary”, “Dutch Kraton Swingline Lender”, “Dutch Kraton Swingline Loan” and “Dutch Kraton Overadvances”, respectively.

1.5.        Currency Calculations.

(a)          All references in the Loan Documents to Loans, Letters of Credit, Obligations and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar Equivalent of any amounts denominated or reported under a Loan Document with respect to the components of the Total Borrowing Base in a currency other than Dollars shall be determined by the Agent on a daily basis based on the current Exchange Rate, with all other amounts determined and reported in Dollars in accordance with GAAP. Each Borrower shall report Value and other Borrowing Base components to the Agent in the currency invoiced by such Borrower or shown in such Borrower’s financial records, and unless expressly provided otherwise, Parent shall deliver consolidated financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.

(b)          For purposes of determining compliance with Section 10.2 with respect to any Dollar denominated restriction on Debt, Investments, Liens or Distributions, the dollar equivalent of such Debt, Investment, Lien or Distribution, as applicable, denominated in a currency other than Dollars shall be calculated based on the relevant currency Exchange Rate (as determined by the North American Loan Party Agent) in effect on the date such Debt, Investment, Lien or Distribution, as applicable, was first committed or incurred and, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Debt or Investment is incurred; provided that if such Debt is incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced; provided further that, for the avoidance of doubt, the foregoing provisions of this Section 1.5(b) shall otherwise apply to such Sections, including with respect to determining whether any Debt or Investment may be incurred at any time under such Sections.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

Section 2.           CREDIT FACILITIES

2.1.          Commitment

2.1.1.           Revolver Loans.

(a)            Dutch Kraton Revolver Loans. Each Dutch Kraton Lender agrees, severally and not jointly with the other Dutch Kraton Lenders, upon the terms and subject to the conditions set forth herein, to make Dutch Kraton Revolver Loans to any of the Dutch Kraton Borrowers from time to time on any Business Day during the period from the Closing Date to the Dutch Kraton Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), together with such Dutch Kraton Lender’s portion of the Dutch Kraton LC Obligations, such Dutch Kraton Lender’s Dutch Kraton Revolver Commitment at such time, which Dutch Kraton Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Dutch Kraton Lenders shall have no obligation to the Dutch Kraton Borrowers whatsoever to honor any request for a Dutch Kraton Revolver Loan (i) on or after the Dutch Kraton Revolver Commitment Termination Date or (ii) if the Dollar Equivalent of the amount of the proposed Dutch Kraton Revolver Loan exceeds Dutch Kraton Availability on the proposed funding date for such Dutch Kraton Revolver Loan or, in the case of any Dutch Kraton Borrower, the limit contained in Section 2.5. Each Borrowing of Dutch Kraton Revolver Loans shall be funded by Dutch Kraton Lenders on a Pro Rata basis. The Dutch Kraton Revolver Loans shall bear interest as set forth in Section 3.1. Each Dutch Kraton Revolver Loan shall, at the option of the Applicable Dutch Kraton Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of European Base Rate Loans or LIBOR Loans if denominated in Sterling, European Base Rate Loans or LIBOR Loans if denominated in Euros, or European Base Rate Loans or LIBOR Loans if denominated in Dollars. The Dutch Kraton Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Dutch Kraton Facility Collateral. Each Dutch Kraton Revolver Loan shall be funded in Euros or, at the option of the Applicable Dutch Kraton Borrower, Dollars or Sterling and repaid in the same currency as the underlying Dutch Kraton Revolver Loan was made.

(b)            U.S. Revolver Loans to U.S. Borrowers. Each U.S. Lender agrees, severally and not jointly with the other U.S. Lenders, upon the terms and subject to the conditions set forth herein, to make U.S. Revolver Loans to any of the U.S. Borrowers from time to time on any Business Day during the period from the Closing Date to the U.S. Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time, together with such U.S. Lender’s portion of the U.S. LC Obligations, such U.S. Lender’s U.S. Revolver Commitment at such time, which U.S. Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that such U.S. Lenders shall have no obligation to U.S. Borrowers whatsoever to honor any request for a U.S. Revolver Loan (i) on or after the U.S. Revolver Commitment Termination Date or (ii) if the amount of the proposed U.S. Revolver Loan exceeds U.S. Availability on the proposed funding date for such U.S. Revolver Loan. Each Borrowing of U.S. Revolver Loans shall be funded by U.S. Lenders on a Pro Rata basis. The U.S. Revolver Loans shall bear interest as set forth in Section 3.1. Each U.S. Revolver Loan shall, at the option of the North American Loan Party Agent, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of U.S. Base Rate Loans or LIBOR Loans. The U.S. Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the U.S. Facility Collateral. U.S. Borrowers shall be jointly and severally liable to pay all of the U.S. Revolver Loans. Each U.S. Revolver Loan shall be funded and repaid in Dollars.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(c)            Cap on Total Revolver Exposure. Notwithstanding anything to the contrary contained in this Section 2.1.1, in no event shall any Borrower be entitled to receive a Revolver Loan if at the time of the proposed funding of such Loan (and after giving effect thereto and all pending requests for Loans), the Total Revolver Exposure exceeds (or would exceed) the aggregate amount of the Commitments at such time.

2.1.2.            Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of the Agent and such Lender. At the request of any Lender, the Borrowers within the Borrower Group to which such Lender has extended Commitments shall deliver a Revolver Note to such Lender in the amount of such Lender’s Commitment to such Borrower Group, provided such request is made at least two (2) Business Days prior to the Closing Date.

2.1.3.            Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to refinance the Existing Credit Agreement; (b) to pay fees and expenses associated with the Transaction; and (c) for other lawful, general corporate purposes of the Loan Parties and their Subsidiaries.

2.1.4.            Reduction or Termination of Commitments.

(a)            Dutch Kraton Revolver Commitments. Unless sooner terminated in accordance with this Agreement, the Dutch Kraton Revolver Commitments shall terminate on the Dutch Kraton Revolver Commitment Termination Date. Upon at least thirty (30) days’ prior written notice to the Agent from the North American Loan Party Agent, Dutch Kraton Borrowers may, at their option, terminate the Dutch Kraton Revolver Commitments in full without premium or penalty (other than funding losses payable pursuant to Section 3.10). On the Dutch Kraton Revolver Commitment Termination Date, the Dutch Kraton Facility Loan Parties shall make Full Payment of all Dutch Kraton Facility Obligations.

(b)            U.S. Revolver Commitments. Unless sooner terminated in accordance with this Agreement, the U.S. Revolver Commitments shall terminate on the U.S. Revolver Commitment Termination Date. Upon at least thirty (30) days’ prior written notice to the Agent from the North American Loan Party Agent, U.S. Borrowers may, at their option, terminate the U.S. Revolver Commitments in full without premium or penalty (other than funding losses payable pursuant to Section 3.10). If the U.S. Borrowers elect to permanently reduce to zero or terminate the U.S. Revolver Commitments pursuant to the previous sentence, the Foreign Revolver Commitments shall automatically terminate concurrently with the termination of the U.S. Revolver Commitments. On the U.S. Revolver Commitment Termination Date, the U.S. Facility Loan Parties shall make Full Payment of all U.S. Facility Obligations.

(c)            Partial Reductions. So long as no Default or Event of Default then exists or would result therefrom and after giving effect thereto, a Loan Party Agent may permanently and irrevocably reduce the Commitments by giving the Agent at least 10 Business Days’ prior irrevocable written notice thereof from a Senior Officer of such Loan Party Agent, which notice shall (i) specify the date (which shall be a Business Day) and amount of such reduction (which shall, in the case of the U.S. Revolver Commitments, be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof and, in the case of a Foreign Revolver Commitment, be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof), and (ii) specify the allocation of such reduction to, and the corresponding reductions of, each Foreign Revolver Commitment and/or the U.S. Revolver Commitment (each of which shall be allocated to the Lenders among the affected Borrower Groups on a Pro Rata basis at the time of such reduction); provided that in no event may any reduction of a Borrower Group Commitment be made pursuant to this Section 2.1.4(c), if after giving effect thereto, the U.S. Revolver Commitments would be less than sixty percent (60%) of the Commitment. Without limiting the

[Kraton] Second A&R Loan, Security and Guarantee Agreement

foregoing, (A) each reduction in the U.S. Revolver Commitments may not exceed U.S. Availability, and (B) each reduction in the Dutch Kraton Revolver Commitments may not exceed Dutch Kraton Availability.

(d)           Notices Irrevocable. Any notice of termination or partial reduction given pursuant to this Section 2.1.4 shall be irrevocable; provided, however, that notice of termination of the Commitments in full may be contingent on the occurrence of a financing or refinancing or the consummation of a sale, transfer, lease or other disposition of assets or the occurrence of a Change of Control and may be revoked or the termination date deferred if the financing or refinancing or sale, transfer, lease or other disposition of assets or Change of Control does not occur.

2.1.5.           Overadvances.

(a)            Dutch Kraton Overadvance. If at any time the Dollar Equivalent of the aggregate principal balance of all Dutch Kraton Revolver Loans owing by a Dutch Kraton Borrower exceeds the Dutch Kraton Borrowing Base of such Dutch Kraton Borrower (a “Dutch Kraton Overadvance”), the excess amount shall, subject to Section 5.2(b), be payable by the Applicable Dutch Kraton Borrower on demand by the Agent; provided however that if such excess is a result of fluctuations in the Exchange Rate, the Applicable Dutch Kraton Borrower shall have three (3) Business Days to prepay such excess pursuant to Section 1.5 of this Agreement before the Agent makes such Dutch Kraton Overadvance; provided further that, no new Loans (including, without limitation, Dutch Kraton Overadvances) will be made during such period. All Dutch Kraton Overadvance Loans shall constitute Dutch Kraton Facility Obligations secured by the Dutch Kraton Facility Collateral and shall be entitled to all benefits of the Loan Documents.

(b)            U.S. Overadvance. If at any time the aggregate principal balance of all U.S. Revolver Loans exceeds the U.S. Borrowing Base (a “U.S. Overadvance”), the excess amount shall, subject to Section 5.2, be payable by the U.S. Borrowers on demand by the Agent; provided however that if such excess is a result of fluctuations in the Exchange Rate, the Applicable U.S. Borrower shall have three (3) Business Days to prepay such excess pursuant to Section 1.5 of this Agreement before the Agent makes such U.S. Overadvance; provided further that, no new Loans (including, without limitation, U.S. Overadvances) will be made during such period. All U.S. Overadvance Loans shall constitute U.S. Facility Obligations secured by the U.S. Facility Collateral and shall be entitled to all benefits of the Loan Documents.

(c)            Funding of Overadvance Loans. The Agent may require Applicable Lenders to honor requests for Overadvance Loans and to forbear from requiring the applicable Borrower(s) to cure an Overadvance as long as (i) such Overadvance does not continue for more than 30 consecutive days, (ii) the aggregate amount of Overadvances existing at any time do not exceed ten percent (10%) of the Commitments then in effect and (iii) the aggregate amount of the Overadvances existing at any time, together with the Protective Advances outstanding at any time pursuant to Section 2.1.6 below, do not exceed fifteen percent (15%) of the Commitments then in effect. Required Lenders may at any time revoke the Agent’s authority to make further Overadvance Loans to any or all Borrowers by written notice to the Agent. In no event shall Overadvance Loans be required that would cause (A) the U.S. Revolver Exposure to exceed the aggregate U.S. Revolver Commitments or (B) the Dutch Kraton Revolver Exposure to exceed the aggregate Dutch Kraton Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute an Event of Default unless the relevant Borrower fails to pay such Overadvance within the time period provided in Sections 2.1.5(a) and 2.1.5(b), as applicable, or a waiver by the Agent or Lenders of the Default caused thereby. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section 2.1.5(c) nor authorized to enforce any of its terms.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

2.1.6.            Protective Advances.

(a)            Dutch Kraton Protective Advances. The Agent shall be authorized by each Dutch Kraton Borrower and the Dutch Kraton Lenders, from time to time in the Agent’s discretion (but shall have absolutely no obligation to), to make European Base Rate Loans to any Dutch Kraton Borrower on behalf of the Dutch Kraton Lenders (any of such Loans are herein referred to as “Dutch Kraton Protective Advances”) which the Agent in its Permitted Discretion deems necessary or desirable to (i) preserve or protect Dutch Kraton Facility Collateral or any portion thereof or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Dutch Kraton Revolver Loans and other Dutch Kraton Facility Obligations; provided that no Dutch Kraton Protective Advance shall cause the aggregate amount of the Dutch Kraton Revolver Exposure at such time to exceed the Dutch Kraton Revolver Commitments then in effect. All Dutch Kraton Protective Advances made by the Agent with respect to each Dutch Kraton Dutch Domiciled Loan Party shall be Dutch Kraton Facility Obligations of such Dutch Kraton Dutch Domiciled Loan Party, secured by the applicable Dutch Kraton Facility Collateral and, if denominated in Euros, shall be treated for all purposes as a European Base Rate Loan or, if denominated in Dollars, shall be treated for all purposes as a European Base Rate Loan or if denominated in Sterling, shall be treated for all purposes as a European Base Rate Loan.

(b)           U.S. Protective Advances. The Agent shall be authorized by each U.S. Borrower and the U.S. Lenders, from time to time in the Agent’s discretion (but shall have absolutely no obligation to), to make U.S. Base Rate Loans to the U.S. Borrowers on behalf of the U.S. Lenders (any of such Loans are herein referred to as “U.S. Protective Advances”) which the Agent in its Permitted Discretion deems necessary or desirable to (i) preserve or protect U.S. Facility Collateral or any portion thereof or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the U.S. Revolver Loans and other U.S. Facility Obligations; provided that no U.S. Protective Advance shall cause the aggregate amount of the U.S. Revolver Exposure at such time to exceed the U.S. Revolver Commitments then in effect. All U.S. Protective Advances made by the Agent with respect to U.S. Domiciled Loan Parties shall be U.S. Facility Obligations, secured by the U.S. Facility Collateral and shall be treated for all purposes as U.S. Base Rate Loans.

(c)            Limitations on Protective Advances. The aggregate amount of Protective Advances outstanding at any time pursuant to this Section 2.1.6 shall not exceed five percent (5%) of the Commitments then in effect. Protective Advances may be made even if the conditions set forth in Section 6.2 have not been satisfied. Each Applicable Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke the Agent’s authority to make further Protective Advances to any or all Borrowers by written notice to the Agent. Absent such revocation, the Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. At any time that there is sufficient Availability for the applicable Borrower Group and the conditions precedent set forth in Section 6 have been satisfied, the Agent may request the Applicable Lenders to make a Revolver Loan to repay a Protective Advance. At any other time, the Agent may require the Applicable Lenders to fund their risk participations described in Section 2.1.6(d).

(d)            Transfers. Upon the making of a Protective Advance by the Agent (whether before or after the occurrence of a Default or Event of Default), each Applicable Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata share of such Protective Advance. Each Applicable Lender shall transfer (a “Transfer”) the amount of such Applicable Lender’s Pro Rata share of the outstanding principal amount of the applicable Protective Advance with respect to such purchased interest and participation promptly when requested to the Agent, to such account of the Agent as the Agent may designate, but in any case not later than 3:00 p.m. (Local Time) on the Business Day notified (if notice is provided by the Agent

[Kraton] Second A&R Loan, Security and Guarantee Agreement

prior to 12:00 p.m. (Local Time)) and otherwise on the immediately following Business Day (the “Transfer Date”). Transfers may occur during the existence of a Default or Event of Default and whether or not the applicable conditions precedent set forth in Section 6 have then been satisfied. Such amounts transferred to the Agent shall be applied against the amount of the Protective Advance and, together with Applicable Lender’s Pro Rata share of such Protective Advance, shall constitute Loans of such Applicable Lenders, respectively. If any such amount is not transferred to the Agent by any Applicable Lender on such Transfer Date, the Agent shall be entitled to recover such amount on demand from such Applicable Lender together with interest thereon as specified in Section 3.1. From and after the date, if any, on which any Applicable Lender is required to fund, and funds, its participation in any Protective Advance purchased hereunder, the Agent shall promptly distribute to such Applicable Lender, such Applicable Lender’s Pro Rata share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Protective Advance.

2.1.7.            Increase in Revolver Commitments; Reallocations.

(a)            Dutch Kraton Revolver Commitment Increase. The North American Loan Party Agent may by written notice to the Agent request an increase in the Dutch Kraton Revolver Commitments then in effect (a “Dutch Kraton Revolver Commitment Increase”) by increasing the Dutch Kraton Revolver Commitment of a Dutch Kraton Lender (with the consent of such Dutch Kraton Lender) or by causing a Person that constitutes an Eligible Assignee and at such time is not a Dutch Kraton Lender to become a Dutch Kraton Lender (an “Additional Dutch Kraton Lender”). After giving effect to any Dutch Kraton Revolver Commitment Increase, the Dutch Kraton Revolver Commitment of each Dutch Kraton Lender (and the percentage of each Dutch Kraton Revolver Loan that each Participant must purchase a Dutch Kraton Revolver Loan participation in) shall be equal to such Dutch Kraton Lender’s (or such Participant’s) Pro Rata share of the amount of the increased Dutch Kraton Revolver Commitments.

(b)           U.S. Revolver Commitment Increase. The North American Loan Party Agent may by written notice to the Agent elect to increase the U.S. Revolver Commitments then in effect (a “U.S. Revolver Commitment Increase” and together with any Dutch Kraton Revolver Commitment Increase, “Revolver Commitment Increases”) by increasing the U.S. Revolver Commitment of a U.S. Lender (with the consent of such U.S. Lender) or by causing a Person that constitutes an Eligible Assignee and at such time is not a U.S. Lender to become a U.S. Lender (an “Additional U.S. Lender” and together with any Additional Dutch Kraton Lender, “Additional Lenders”). After giving effect to any U.S. Revolver Commitment Increase, the U.S. Revolver Commitment of each U.S. Lender (and the percentage of each U.S. Revolver Loan that each Participant must purchase a U.S. Revolver Loan participation in) shall be equal to such U.S. Lender’s (or such Participant’s) Pro Rata share of the amount of the increased U.S. Revolver Commitments.

(c)           Terms of Revolver Commitment Increases. Each notice of an increase in any Borrower Group Commitment shall specify the proposed date (each, an “Increase Date”) for the effectiveness of the Revolver Commitment Increase, which date shall be not less than ten (10) Business Days after the date on which such notice is delivered to the Agent. Any such increase shall be subject to the following additional conditions: (i) no Default or Event of Default shall have occurred and be continuing as of the date of such notice or both immediately before and after giving effect to such Revolver Commitment Increase as of the Increase Date; (ii) after giving effect to the proposed increase, the U.S. Revolver Commitment shall be at least sixty percent (60%) of the Commitments, (iii) no Lender shall be obligated to participate in the Revolver Commitment Increase by increasing its Commitment; (iv) the Revolver Commitment Increase shall be on the same terms and conditions as this Agreement, except with respect to closing fees; (v) the Revolver Commitment Increase, to the extent arising from the admission of an Additional Lender, shall be effected pursuant to one or more joinder agreements executed and delivered by the applicable Borrowers, the Additional Lender(s) and the Agent, each of which shall

[Kraton] Second A&R Loan, Security and Guarantee Agreement

be in form and substance reasonably satisfactory to the Agent; (vi) the relevant Loan Party Agent shall deliver or cause to be delivered any officers’ certificates, board resolutions, legal opinions or other documents reasonably requested by the Agent in connection with the Revolver Commitment Increase; (vii) the Borrowers shall pay all reasonable and documented fees and expenses in connection with the Revolver Commitment Increase, including payments required pursuant to Section 3.10 in connection with the Revolver Commitment Increase and any applicable arrangement fees; (viii) the Agent shall have consented in writing to such Revolver Commitment Increase (which consent shall not be unreasonably withheld); and (ix) such increase shall be in a minimum amount of $25,000,000 in the case of the U.S. Revolver Commitments or in a minimum amount of $10,000,000 in the case of each of the Foreign Revolver Commitments. Notwithstanding the foregoing, in no event shall the aggregate amount of all Revolver Commitment Increases made under this Section 2.1.7 exceed the sum of $100,000,000.

(d)            Increases Generally. The Agent shall promptly inform the Lenders of any request for a Revolver Commitment Increase made by a Loan Party Agent. If the conditions set forth in clause (c) above are not satisfied on the applicable Increase Date (or, to the extent such conditions relate to an earlier date, such earlier date), the Agent shall notify such Loan Party Agent in writing that the requested Revolver Commitment Increase will not be effectuated. On each Increase Date, the Agent shall notify the Lenders and the relevant Loan Party Agent, on or before 3:00 p.m. (Local Time), by facsimile, e-mail or other electronic means, of the occurrence of the Revolver Commitment Increase to be effected on such Increase Date, the amount of Revolver Loans held by each Lender as a result thereof, the amount of the Commitment of each Lender (and the percentage of each Revolver Loan, if any, that each Participant must purchase a participation interest in) as a result thereof.

(e)           Reallocation Mechanism. Subject to the terms and conditions of Section 2.1.7(e) and (f), the North American Loan Party Agent may, effective as of the first day of a specified Fiscal Quarter, effective for such Fiscal Quarter, require that the Lenders to certain Borrower Groups (and such Lenders shall be deemed to agree to) change the then current allocation of each such Lender’s (and, if applicable, its affiliate’s) Commitment among the Borrower Group Commitments in order to effect an increase or decrease in particular Borrower Group Commitments, with any such increase or decrease in a Borrower Group Commitment to be accompanied by a concurrent and equal decrease or increase, respectively, in another Borrower Group Commitment (each, a “Reallocation”). In addition to the conditions set forth in Section 2.1.7(f), any such Reallocation shall be subject to the following conditions: (i) the North American Loan Party Agent shall have provided to the Agent a written notice (in reasonable detail) at least ten (10) Business Days prior to the requested effective date therefor (which effective date must be the first day of a Fiscal Quarter) (the “Reallocation Date”) setting forth the Reallocation Date and the amounts of the proposed Borrower Group Commitment reallocations to be effected, (ii) any such Reallocation shall increase or decrease the applicable Borrower Group Commitments in an amount equal to $5,000,000 and in increments of $1,000,000 in excess thereof, (iii) after giving effect to any such Reallocation, the U.S. Revolver Commitments shall be at least 60% of the Commitments, (iv) no Default or Event of Default shall have occurred and be continuing either as of the date of such notice or on the Reallocation Date (both immediately before and after giving effect to such Reallocation), (v) any increase in a Borrower Group Commitment shall result in a dollar-for-dollar decrease in another Borrower Group Commitment, (vi) in no event shall the sum of all the Borrower Group Commitments exceed the aggregate amount of the Commitments then in effect, (vii) after giving effect to such Reallocation, no Overadvance would exist or would result therefrom, and (viii) at least three (3) Business Days prior to the proposed Reallocation Date, a Senior Officer of the North American Loan Party Agent shall have delivered to the Agent a certificate certifying as to compliance with preceding clauses (iv), (vi) and (vii) and demonstrating (in reasonable detail) the calculations, if any, required in connection therewith, which certificate shall be deemed recertified to the Agent by a Senior Officer of the North American Loan Party Agent on and as of the Reallocation Date.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(f)             Reallocations Generally. The Agent shall promptly inform the Lenders of the affected Borrower Groups of any notice of a Reallocation. If the conditions set forth in Section 2.1.7(e) and (f) are not satisfied on the applicable Reallocation Date (or, to the extent such conditions relate to an earlier date, such earlier date), the Agent shall notify the North American Loan Party Agent in writing that the requested Reallocation will not be effectuated; provided that the Agent shall in all cases be entitled to rely (without liability) on the certificate delivered by the North American Loan Party Agent pursuant to Section 2.1.7(viii) in making its determination as to the satisfaction of certain conditions set forth in Section 2.1.7(e). On each Reallocation Date, the Agent shall notify the Lenders of the affected Borrower Groups and the North American Loan Party Agent, on or before 3:00 p.m. by facsimile, e-mail or other electronic means, of the occurrence of the Reallocation to be effected on such Reallocation Date, the amount of the Loans held by each such Lender as a result thereof and the amount of the affected Borrower Group Commitments of each such Lender as a result thereof. To the extent necessary where a Lender in one Borrower Group and its separate affiliate that is a Lender in another Borrower Group are participating in a Reallocation, the Reallocation among such Persons shall be deemed to have been consummated pursuant to an Assignment and Acceptance. The respective Pro Rata shares of the Lenders shall thereafter, to the extent applicable, be determined based on such reallocated amounts (subject to any subsequent changes thereto), and the Agent and the affected Lenders shall make such adjustments as the Agent shall deem necessary so that the outstanding Loans and LC Obligations of each Lender equals its Pro Rata share thereafter giving effect to the Reallocation.

2.1.8.            Swingline Loans.

(a)            Dutch Kraton Swingline Loans to Dutch Kraton Borrowers. The Dutch Kraton Swingline Lender will, in the Dutch Kraton Swingline Lender’s discretion, make Dutch Kraton Swingline Loans to any of the Dutch Kraton Borrowers on any Business Day during the period from the Closing Date to the Dutch Kraton Revolver Commitment Termination Date, not to exceed the Dutch Kraton Swingline Sublimit in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), which Dutch Kraton Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that the Dutch Kraton Swingline Lender shall not honor any request for a Dutch Kraton Swingline Loan (i) on or after the Dutch Kraton Revolver Commitment Termination Date, (ii) if the Dollar Equivalent of the amount of the proposed Dutch Kraton Swingline Loan exceeds Dutch Kraton Availability on the proposed funding date for such Dutch Kraton Swingline Loan, (iii) if the requirements of Section 2.5 are not satisfied or (iv) if the Dutch Kraton Swingline Lender has knowledge that any of the conditions in Section 6.2 are not satisfied. The Dutch Kraton Swingline Loans shall be European Base Rate Loans if denominated in Euros and European Base Rate Loans if denominated in Dollars and bear interest as set forth in Section 3.1. Each Dutch Kraton Swingline Loan shall constitute a Revolver Loan for all purposes except that payments thereon shall be made to the Dutch Kraton Swingline Lender for its own account. The Dutch Kraton Swingline Loans of each Dutch Kraton Borrower shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Dutch Kraton Facility Collateral of such Dutch Kraton Borrower. Each Dutch Kraton Swingline Loan shall be funded in Euros or, at the option of the Applicable Dutch Kraton Borrower, Dollars or Sterling and repaid in the same currency as the underlying Dutch Kraton Swingline Loan was made.

(b)           U.S. Swingline Loans to U.S. Borrowers. The U.S. Swingline Lender will, in the U.S. Swingline Lender’s discretion, make U.S. Swingline Loans to any of the U.S. Borrowers on any Business Day during the period from the Closing Date to the U.S. Revolver Commitment Termination Date, not to exceed the U.S. Swingline Sublimit in aggregate principal amount outstanding at any time, which U.S. Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that the U.S. Swingline Lender shall not honor any request for a U.S. Swingline Loan (i) on or after the U.S. Revolver Commitment Termination Date, (ii) if the amount of the

[Kraton] Second A&R Loan, Security and Guarantee Agreement

proposed U.S. Swingline Loan exceeds U.S. Availability on the proposed funding date for such U.S. Swingline Loan or (iii) if the U.S. Swingline Lender has knowledge that any of the conditions in Section 6.2 are not satisfied. The U.S. Swingline Loans shall be U.S. Base Rate Loans and bear interest as set forth in Section 3.1. Each U.S. Swingline Loan shall constitute a Revolver Loan for all purposes except that payments thereon shall be made to the U.S. Swingline Lender for its own account. The U.S. Swingline Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the U.S. Facility Collateral. The U.S. Borrowers shall be jointly and severally liable to pay all of the U.S. Swingline Loans. Each U.S. Swingline Loan shall be funded and repaid in Dollars.

(c)            Swinglines Generally. The Swingline Loans made by each Swingline Lender and interest accruing thereon shall be evidenced by the records of the Agent and such Swingline Lender and need not be evidenced by any promissory note.

2.2.         Dutch Letters of Credit.

2.2.1.           Issuance of Dutch Letters of Credit.

(a)            Issuance of Dutch Kraton Letters of Credit. Each Dutch Kraton Fronting Bank agrees to issue Dutch Kraton Letters of Credit for the account of any Dutch Kraton Borrower or any Restricted Subsidiary from time to time until the Facility Termination Date (or until the Dutch Kraton Revolver Commitment Termination Date, if earlier), in Euros or, at the option of the Applicable Dutch Kraton Borrower, Dollars or Sterling, or in any other currency acceptable to the Agent or Dutch Kraton Fronting Bank, on the terms set forth herein, including the following:

(i)            Each Dutch Kraton Borrower acknowledges that each Dutch Kraton Fronting Bank’s willingness to issue any Dutch Kraton Letter of Credit is conditioned upon such Dutch Kraton Fronting Bank’s receipt of a Dutch Kraton LC Application with respect to the requested Dutch Kraton Letter of Credit, as well as such other instruments and agreements as such Dutch Kraton Fronting Bank may customarily require for issuance of a letter of credit of similar type and amount. No Dutch Kraton Fronting Bank shall have any obligation to issue any Dutch Kraton Letter of Credit unless (A) such Dutch Kraton Fronting Bank and the Agent receive a Dutch Kraton LC Application and Dutch Kraton LC Application at least three (3) Business Days prior to the requested date of issuance; (B) each Dutch Kraton LC Condition is satisfied; and (C) if a Defaulting Lender that is a Dutch Kraton Lender exists, such Lender or Dutch Kraton Borrowers have entered into arrangements reasonably satisfactory to the Agent and such Dutch Kraton Fronting Bank to eliminate any funding risk associated with such Defaulting Lender. If a Dutch Kraton Fronting Bank receives written notice from a Dutch Kraton Lender at least three (3) Business Days before issuance of a Dutch Kraton Letter of Credit that any Dutch Kraton LC Condition has not been satisfied, such Dutch Kraton Fronting Bank shall have no obligation to issue the requested Dutch Kraton Letter of Credit (or any other) until such notice is withdrawn in writing by the Required Borrower Group Lenders or until the Required Borrower Group Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, a Dutch Kraton Fronting Bank shall not be deemed to have knowledge of any failure of Dutch Kraton LC Conditions.

(ii)            Dutch Kraton Letters of Credit may be requested by the North American Loan Party Agent or the Foreign Loan Party Agent to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The renewal or extension of any Dutch Kraton Letter of Credit shall be treated as the issuance of a new Dutch Kraton Letter of Credit, except that delivery of a new Dutch Kraton LC Application shall be required at the discretion of the applicable Dutch Kraton Fronting Bank. No Dutch Kraton Fronting Bank shall renew or extend any Dutch Kraton Letter of Credit if it receives written notice from the Agent or the Required Borrower Group Lenders of the existence of a Default or Event of Default.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(iii)           Dutch Kraton Borrowers assume all risks of the acts, omissions or misuses of any Dutch Kraton Letter of Credit by the beneficiary. In connection with issuance of any Dutch Kraton Letter of Credit, none of the Agent, any Dutch Kraton Fronting Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Dutch Kraton Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Dutch Kraton Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Dutch Kraton Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Dutch Kraton Fronting Bank, the Agent or any Dutch Kraton Lender, including any act or omission of a Governmental Authority. The rights and remedies of each Dutch Kraton Fronting Bank under the Loan Documents shall be cumulative. Each Dutch Kraton Fronting Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Dutch Kraton Letter of Credit issued by such Dutch Kraton Fronting Bank.

(iv)              In connection with its administration of and enforcement of rights or remedies under any Dutch Kraton Letters of Credit or Dutch Kraton LC Documents, each Dutch Kraton Fronting Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such Dutch Kraton Fronting Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each Dutch Kraton Fronting Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each Dutch Kraton Fronting Bank may employ agents and attorneys-in-fact in connection with any matter relating to Dutch Kraton Letters of Credit or Dutch Kraton LC Documents, and shall not be liable for the gross negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2.            Dutch Kraton LC Reimbursement; Dutch Kraton LC Participations.

(a)            If a Dutch Kraton Fronting Bank honors any request for payment under a Dutch Kraton Letter of Credit, the Applicable Dutch Kraton Borrower shall pay to such Dutch Kraton Fronting Bank, on the same day (“Dutch Kraton Reimbursement Date”), the amount paid by such Dutch Kraton Fronting Bank under such Letter of Credit, together with interest at the interest rate for European Base Rate Loans from the Dutch Kraton Reimbursement Date until payment by Dutch Kraton Borrower. The obligation of the Applicable Dutch Kraton Borrower to reimburse each Dutch Kraton Fronting Bank for any payment made under a Dutch Kraton Letter of Credit issued by such Dutch Kraton Fronting Bank shall be absolute, unconditional, irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Dutch Kraton Letter of Credit or the existence of any claim, setoff, defense or other right that the Applicable Dutch Kraton Borrower or Loan Parties may have at any time against the

[Kraton] Second A&R Loan, Security and Guarantee Agreement

beneficiary. Whether or not the Applicable Dutch Kraton Borrower submits a Notice of Borrowing, the Applicable Dutch Kraton Borrower shall be deemed to have requested a Borrowing of European Base Rate Loans, as applicable, in an amount necessary to pay all amounts due to a Dutch Kraton Fronting Bank in the currency in which the underlying Dutch Kraton Letter of Credit was issued on any Dutch Kraton Reimbursement Date and each Dutch Kraton Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)            Upon issuance of a Dutch Kraton Letter of Credit, each Dutch Kraton Lender shall be deemed to have irrevocably and unconditionally purchased from the Dutch Kraton Fronting Bank that issued such Dutch Kraton Letter of Credit, without recourse or warranty, an undivided Pro Rata interest and participation in all Dutch Kraton LC Obligations relating to the Dutch Kraton Letter of Credit. If the applicable Dutch Kraton Fronting Bank makes any payment under a Dutch Kraton Letter of Credit and the Applicable Dutch Kraton Borrower does not reimburse such payment on the Dutch Kraton Reimbursement Date, the Agent shall promptly notify Dutch Kraton Lenders and each Dutch Kraton Lender shall promptly (within one Business Day) and unconditionally pay to the Agent in the currency of the payment made under such Dutch Kraton Letter of Credit, for the benefit of the Dutch Kraton Fronting Bank, the Dutch Kraton Lender’s Pro Rata share of such payment. Upon request by a Dutch Kraton Lender, the applicable Dutch Kraton Fronting Bank shall furnish copies of any Dutch Kraton Letters of Credit and Dutch Kraton LC Documents in its possession at such time.

(c)            The obligation of each Dutch Kraton Lender to make payments to the Agent for the account of the applicable Dutch Kraton Fronting Bank in connection with such Dutch Kraton Fronting Bank’s payment under a Dutch Kraton Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Dutch Kraton Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. No Dutch Kraton Fronting Bank assumes any responsibility for any failure or delay in performance or any breach by any Dutch Kraton Borrower or other Person of any obligations under any Dutch Kraton LC Documents. No Dutch Kraton Fronting Bank makes any express or implied warranty, representation or guarantee to Dutch Kraton Lenders with respect to the Dutch Kraton Facility Collateral, Dutch Kraton LC Documents or any Dutch Kraton Facility Loan Party. No Dutch Kraton Fronting Bank shall be responsible to any Dutch Kraton Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Dutch Kraton LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Dutch Kraton Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Dutch Kraton Facility Loan Party.

(d)            No Dutch Kraton Fronting Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any Dutch Kraton LC Documents except as a result of such Dutch Kraton Fronting Bank’s actual gross negligence, willful misconduct or bad faith, as determined by a final, nonappealable judgment of a court of competent jurisdiction. No Dutch Kraton Fronting Bank shall have any liability to any Lender if such Dutch Kraton Fronting Bank refrains from any action under any Dutch Kraton Letter of Credit or Dutch Kraton LC Documents until it receives written instructions from Required Borrower Group Lenders.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

2.2.3.            Dutch Kraton LC Cash Collateral. If any Dutch Kraton LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that a Dutch Kraton Overadvance exists, (c) after the Dutch Kraton Revolver Commitment Termination Date, or (d) within 20 Business Days prior to the Facility Termination Date, then Dutch Kraton Borrowers shall, within three (3) Business Days of the Dutch Kraton Fronting Bank’s or the Agent’s request, Cash Collateralize the stated amount of all outstanding Dutch Kraton Letters of Credit and pay to each Dutch Kraton Fronting Bank the amount of all other Dutch Kraton LC Obligations to such Dutch Kraton Fronting Bank. If the reallocation described in Section 4.2.1 cannot, or can only be partially effected, the Dutch Kraton Borrowers shall, within three (3) Business Days of demand by the Dutch Kraton Fronting Bank or the Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender that is a Dutch Kraton Lender. If as a result of fluctuations in Exchange Rates or otherwise the Dollar Equivalent of the Dutch Kraton LC Obligations exceeds the Dutch Kraton Letter of Credit Sublimit, the excess amount shall be payable by the Dutch Kraton Borrowers within three (3) Business Days following demand by the Agent or the Dutch Kraton Fronting Bank. If Dutch Kraton Borrowers fail to provide any Cash Collateral as required hereunder, Dutch Kraton Lenders may (and shall upon direction of the Agent) advance, as Dutch Kraton Revolver Loans, the amount of the Cash Collateral required (whether or not the Dutch Kraton Revolver Commitments have terminated, any Dutch Kraton Overadvance exists or would result therefrom or the conditions in Section 6 are satisfied).

2.3.          U.S. Letters of Credit.

2.3.1.            Issuance of U.S. Letters of Credit. Each U.S. Fronting Bank agrees to issue U.S. Letters of Credit for the account of any U.S. Borrower or Restricted Subsidiary; provided that each U.S. Borrower agrees that it is jointly and severally liable with respect to, and guarantees payment under Section 5.10.1 with respect to, any U.S. Letter of Credit issued for the account of a Restricted Subsidiary that is not a U.S. Borrower from time to time until the Facility Termination Date (or until the U.S. Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)            Each U.S. Borrower acknowledges that each U.S. Fronting Bank’s willingness to issue any U.S. Letter of Credit is conditioned upon such U.S. Fronting Bank’s receipt of a U.S. LC Application with respect to the requested U.S. Letter of Credit, as well as such other instruments and agreements as such U.S. Fronting Bank may customarily require for issuance of a letter of credit of similar type and amount. No U.S. Fronting Bank shall have any obligation to issue any U.S. Letter of Credit unless (i) such U.S. Fronting Bank and the Bank of America (London) Agent receive a U.S. LC Request and U.S. LC Application at least two (2) Business Days prior to the requested date of issuance; (ii) each U.S. LC Condition is satisfied; and (iii) if a Defaulting Lender that is a U.S. Lender exists, U.S. Borrowers have entered into arrangements reasonably satisfactory to the Agent and such U.S. Fronting Bank to eliminate any funding risk associated with such Defaulting Lender. If a U.S. Fronting Bank receives written notice from a U.S. Lender at least two (2) Business Days before issuance of a U.S. Letter of Credit that any U.S. LC Condition has not been satisfied, such U.S. Fronting Bank shall have no obligation to issue the requested U.S. Letter of Credit (or any other) until such notice is withdrawn in writing by the Required Borrower Group Lenders or until the Required Borrower Group Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, a U.S. Fronting Bank shall not be deemed to have knowledge of any failure of U.S. LC Conditions.

(b)            Letters of Credit may be requested by the North American Loan Party Agent to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The renewal or extension of any U.S. Letter of Credit shall be treated as the issuance of a new U.S. Letter of Credit, except that delivery of a new U.S. LC Application shall be required at the discretion of the applicable U.S. Fronting Bank. No U.S. Fronting Bank shall renew or extend any U.S. Letter of Credit if it receives written notice from the Agent or the Required Borrower Group Lenders of the existence of a Default or Event of Default.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(c)            U.S. Borrowers assume all risks of the acts, omissions or misuses of any U.S. Letter of Credit by the beneficiary. In connection with issuance of any U.S. Letter of Credit, none of the Agent, any U.S. Fronting Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a U.S. Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a U.S. Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any U.S. Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any U.S. Fronting Bank, the Agent or any U.S. Lender, including any act or omission of a Governmental Authority. The rights and remedies of each U.S. Fronting Bank under the Loan Documents shall be cumulative. Each U.S. Fronting Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any U.S. Letter of Credit issued by such U.S. Fronting Bank.

(d)            In connection with its administration of and enforcement of rights or remedies under any U.S. Letters of Credit or U.S. LC Documents, each U.S. Fronting Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such U.S. Fronting Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each U.S. Fronting Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each U.S. Fronting Bank may employ agents and attorneys-in-fact in connection with any matter relating to U.S. Letters of Credit or U.S. LC Documents, and shall not be liable for the gross negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2.           U.S. LC Reimbursement; U.S. LC Participations.

(a)           If a U.S. Fronting Bank honors any request for payment under a U.S. Letter of Credit, U.S. Borrowers shall pay to such U.S. Fronting Bank, on the same day (“U.S. Reimbursement Date”), the amount paid by such U.S. Fronting Bank under such U.S. Letter of Credit, together with interest at the interest rate for U.S. Base Rate Loans from the U.S. Reimbursement Date until payment by U.S. Borrowers. The obligation of U.S. Borrowers to reimburse each U.S. Fronting Bank for any payment made under a U.S. Letter of Credit issued by such U.S. Fronting Bank shall be absolute, unconditional, irrevocable, and joint and several among U.S. Borrowers, and shall be paid without regard to any lack of validity or enforceability of any U.S. Letter of Credit or the existence of any claim, setoff, defense or other right that U.S. Borrowers or Loan Parties may have at any time against the beneficiary. Whether or not the North American Loan Party Agent submits a Notice of Borrowing, U.S. Borrowers shall be deemed to have requested a Borrowing of U.S. Base Rate Loans in an amount necessary (based on the Dollar Equivalent thereof) to pay all amounts due to a U.S. Fronting Bank on any U.S. Reimbursement Date and each U.S. Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(b)            Upon issuance of a U.S. Letter of Credit, each U.S. Lender shall be deemed to have irrevocably and unconditionally purchased from the U.S. Fronting Bank that issued such U.S. Letter of Credit, without recourse or warranty, an undivided Pro Rata interest and participation in all U.S. LC Obligations relating to the U.S. Letter of Credit. If the applicable U.S. Fronting Bank makes any payment under a U.S. Letter of Credit and U.S. Borrowers do not reimburse such payment on the U.S. Reimbursement Date, the Agent shall promptly notify U.S. Lenders and each U.S. Lender shall promptly (within one Business Day) and unconditionally pay to the Agent in Dollars, for the benefit of U.S. Fronting Bank, the U.S. Lender’s Pro Rata share of such payment (based on the Dollar Equivalent thereof). Upon request by a U.S. Lender, the applicable U.S. Fronting Bank shall furnish copies of any U.S. Letters of Credit and U.S. LC Documents in its possession at such time.

(c)           The obligation of each U.S. Lender to make payments to the Agent for the account of the applicable U.S. Fronting Bank in connection with such U.S. Fronting Bank’s payment under a U.S. Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a U.S. Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. No U.S. Fronting Bank assumes any responsibility for any failure or delay in performance or any breach by any U.S. Borrower or other Person of any obligations under any U.S. LC Documents. No U.S. Fronting Bank makes any express or implied warranty, representation or guarantee to U.S. Lenders with respect to the U.S. Facility Collateral, U.S. LC Documents or any U.S. Facility Loan Party. No U.S. Fronting Bank shall be responsible to any U.S. Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any U.S. LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any U.S. Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any U.S. Facility Loan Party.

(d)            No U.S. Fronting Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any U.S. LC Documents except as a result of each U.S. Fronting Bank’s gross negligence, willful misconduct or bad faith, as determined by a final, nonappealable judgment of a court of competent jurisdiction. No U.S. Fronting Bank shall have any liability to any Lender if such U.S. Fronting Bank refrains from any action under any U.S. Letter of Credit or U.S. LC Documents until it receives written instructions from Required Borrower Group Lenders of the Borrower Group consisting of U.S. Borrowers.

2.3.3.            U.S. LC Cash Collateral. If any U.S. LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that a U.S. Overadvance exists, (c) after the U.S. Revolver Commitment Termination Date, or (d) within five Business Days prior to the Facility Termination Date, then U.S. Borrowers shall, within one Business Day of U.S. Fronting Bank’s or the Agent’s request, Cash Collateralize the stated amount of all outstanding U.S. Letters of Credit (based on the Dollar Equivalent thereof) and pay to each U.S. Fronting Bank the amount of all other U.S. LC Obligations to such U.S. Fronting Bank. If the reallocation described in Section 4.2.1 cannot, or can only partially be effected, the U.S. Borrowers shall, within one Business Day of demand by U.S. Fronting Bank’s or the Agent, Cash Collateralize the U.S. LC Obligations of any Defaulting Lender that is a U.S. Lender. If as a result of fluctuations in Exchange Rates or otherwise the

[Kraton] Second A&R Loan, Security and Guarantee Agreement

Dollar Equivalent of the U.S. LC Obligations exceeds the U.S. Letter of Credit Sublimit, the excess amount shall be payable by the U.S. Borrowers within three (3) Business Days following demand by the Agent or the U.S. Fronting Bank. If U.S. Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of the Agent) advance, as U.S. Revolver Loans, the amount of the Cash Collateral required (whether or not the U.S. Revolver Commitments have terminated, any U.S. Overadvance exists or would result therefrom or the conditions in Section 6 are satisfied).

2.4.         Resignation of Fronting Banks. A Fronting Bank may resign at any time upon notice to the Agent and the applicable Loan Party Agent. On and after the effective date of such resignation, such Fronting Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of a Fronting Bank hereunder relating to any Letter of Credit issued by it prior to such date. The Agent shall promptly appoint a replacement Fronting Bank as soon as practicable, which, so long as no Default or Event of Default exists, shall be reasonably acceptable to the relevant Loan Party Agent.

2.5.         Applicable Foreign Borrower Sublimits. Notwithstanding anything to the contrary contained in this Section 2, in no event shall any Applicable Foreign Borrower be entitled to receive a Revolver Loan or the issuance of a Letter of Credit (and no Lender shall be required to make or support the same) if at the time of the proposed funding of such Revolver Loan or the issuance of such Letter of Credit (and after giving effect thereto and all pending requests for Revolver Loans and Letters of Credit by or on behalf of such Borrower), the sum of (a) the Dollar Equivalent of the outstanding amount of all Revolver Loans made to such Borrower on such date and (b) the LC Obligations of such Borrower on such date exceeds the lesser of such Borrower’s individual Borrowing Base or the Applicable Foreign Borrower Commitment. If as a result of fluctuations in Exchange Rates or otherwise the Dollar Equivalent of the sum of all outstanding Revolver Loans made to an Applicable Foreign Borrower and the LC Obligations of such Borrower exceed such Borrower’s Applicable Foreign Borrower Commitment, the excess amount shall be payable by the Applicable Foreign Borrower within three (3) Business Days following written demand by the Agent. In no event shall the aggregate Applicable Foreign Borrower Commitments for all members of a Foreign Borrower Group exceed the Foreign Revolver Commitments for such Foreign Borrower Group.

Section 3.           INTEREST, FEES AND CHARGES

3.1.         Interest.

3.1.1.            Rates and Payment of Interest.

(a)            The Obligations shall bear interest as follows:

(i)           in the case of a U.S. Base Rate Loan, at the U.S. Base Rate in effect from time to time, plus the Applicable Margin for such U.S. Base Rate Loan;

(ii)            in the case of a European Base Rate Loan, at the European Base Rate in effect from time to time, plus the Applicable Margin for European Base Rate Loans;

(iii)           in the case of a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin for LIBOR Loans;

(iv)           in the case of any other Dutch Kraton Facility Obligation (other than Secured Bank Product Obligations) that is then due and payable (including, to the extent permitted by law, interest not paid when due), at the European Base Rate in effect from time to time, plus the Applicable Margin for European Base Rate Loans; and

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(v)            in the case of any other U.S. Facility Obligation (other than Secured Bank Product Obligations) that is then due and payable (including, to the extent permitted by law, interest not paid when due), at the U.S. Base Rate in effect from time to time, plus the Applicable Margin for the related U.S. Base Rate Loans.

Interest shall accrue from the date the Loan is advanced or the Obligation becomes payable, until paid by the applicable Borrower(s). If a Loan is repaid on the same day made, one Business Day’s interest shall accrue.

(b)            Interest on the Revolver Loans shall be payable in the currency of the underlying Revolver Loan.

(c)            If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) following notice from the Agent, any other amounts payable hereunder, in each case, shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (including post-petition interest during the pendency of any Insolvency Proceeding) at a rate per annum that is (x) in the case of overdue principal, the Default Rate or (y) in the case of any overdue interest, to the extent permitted by Applicable Law, the Default Rate, from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment). Payment or acceptance of the increased rates of interest provided for in this Section 3.1.1(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent, any Security Trustee or any Lender.

(d)            Interest accrued on the Loans shall be due and payable in arrears, (i) for any Base Rate Loan or on the first day of each month; (ii) for any LIBOR Loan, on the last day of its Interest Period (and, if its Interest Period exceeds three months, at the end of each period of three months) and (iii) on any date of prepayment, with respect to the principal amount of Loans being prepaid. In addition, interest accrued on the (1) U.S. Revolver Loans shall be due and payable on the U.S. Revolver Commitment Termination Date and (2) Dutch Kraton Revolver Loans shall be due and payable on the Dutch Kraton Revolver Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2.            Application of LIBOR to Outstanding Loans.

(a)            Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of any Base Rate Loan funded in Dollars, Euros or Sterling (as applicable) to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Event of Default, the Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b)           Whenever Borrowers within a Borrower Group desire to convert or continue Loans as LIBOR Loans, the relevant Loan Party Agent shall give the Agent (and in the case of any such request by Dutch Kraton Borrowers Bank of America (London)) a Notice of Conversion/Continuation, no later than 11:00 a.m. (Local Time) or 1:00 pm (Local Time) in the case of a request on behalf of U.S. Borrowers at least three (3) Business Days prior to the requested conversion or continuation date.

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Promptly after receiving any such notice, the Agent shall notify each Applicable Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be thirty (30) days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, the relevant Loan Party Agent shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, Borrowers shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3.           Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, the relevant Loan Party Agent, on behalf of the applicable Borrower(s), shall select an interest period to apply (the “Interest Period”), which interest period shall be a one, two, three, six (or if available to all Applicable Lenders as determined by such Applicable Lenders in good faith based upon prevailing market conditions) twelve month period; provided, however, that:

(a)            the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b)            if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month;

(c)           if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(d)           no Interest Period shall extend beyond the Facility Termination Date (or, in the case of any Loan owing by (i) any U.S. Borrower, the U.S. Revolver Commitment Termination Date, or (ii) any Dutch Kraton Borrower, the Dutch Kraton Revolver Commitment Termination Date, in each case if earlier).

3.2.          Fees.

3.2.1.            Unused Line Fee.

(a)            Dutch Unused Line Fee. Dutch Kraton Borrowers shall pay to the Agent for the Pro Rata benefit of Dutch Kraton Lenders, a fee equal to 0.375% per annum times the average daily amount by which the Dutch Kraton Revolver Commitments exceed the Dutch Kraton Revolver Exposure during any month. Notwithstanding anything to the contrary set forth herein, outstanding Dutch Kraton Swingline Loans shall not be taken into account when determining Dutch Kraton Revolver Exposure for purposes of this Section 3.2.1(a). Such fee shall be payable in arrears, on the first day of each month and on the Dutch Kraton Revolver Commitment Termination Date.

(b)            U.S. Unused Line Fee. U.S. Borrowers shall pay to the Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to 0.375% per annum times the average daily amount by which the U.S. Revolver Commitments exceed the U.S. Revolver Exposure during any month. Notwithstanding anything to the contrary set forth herein, outstanding U.S. Swingline Loans shall not be taken into account when determining U.S. Revolver Exposure for purposes of this Section 3.2.1(b). Such fee shall be payable in arrears, on the first day of each month and on the U.S. Revolver Commitment Termination Date.

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3.2.2.                   Dutch Letters of Credit Fees. Each Applicable Dutch Kraton Borrower shall pay (i) to the Agent, for the Pro Rata benefit of Dutch Kraton Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for Letter of Credit Fees times the average daily stated amount of such Applicable Dutch Kraton Borrower’s Dutch Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (ii) to each Dutch Kraton Fronting Bank, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Dutch Kraton Letter of Credit issued by it, which fee shall be payable monthly in arrears, on the first day of each month; and (iii) to each Dutch Kraton Fronting Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Dutch Kraton Letters of Credit issued by it, which charges shall be paid as and when incurred.

3.2.3.                   U.S. Letters of Credit Fees. U.S. Borrowers shall pay (i) to the Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for Letter of Credit Fees times the average daily stated amount of U.S. Letters of Credit (based on the Dollar Equivalent thereof), which fee shall be payable monthly in arrears, on the first day of each month; (ii) to each U.S. Fronting Bank, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each U.S. Letter of Credit issued by it, which fee shall be payable monthly in arrears, on the first day of each month; and (iii) to each U.S. Fronting Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of U.S. Letters of Credit issued by it, which charges shall be paid as and when incurred.

3.2.4.                   Other Fees. The Borrowers shall pay such other fees as described in the Fee Letter.

3.3.        Computation of Interest and Fees. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, or, in the case of interest on U.S. Base Rate Loans (unless U.S. Base Rate is being determined based on clause (c) of the definition thereof) or Loans denominated in Sterling, on the basis of a 365 day year. Each determination by the Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money, except to the extent such treatment is inconsistent with any Applicable Law. A certificate setting forth in reasonable detail amounts payable by any Borrower under Section 3.4, 3.7 or 3.10 and the basis therefor, submitted to a Loan Party Agent by the Agent or the affected Lender or Fronting Bank shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within ten (10) Business Days following receipt of the certificate.

3.4.         Reimbursement Obligations. Borrowers shall reimburse the Agent and Security Trustees for all Extraordinary Expenses. In addition to such Extraordinary Expenses, Borrowers shall also reimburse the Agent and Security Trustees for all reasonable and documented legal, accounting, appraisal and other reasonable and documented fees, costs and expenses, without duplication, incurred by them in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of the Agent’s or any Security Trustee’s Liens on any such Collateral, to maintain any insurance required hereunder or to verify such Collateral; and (c) each inspection, field exam, audit or appraisal with respect to any Loan Party or Collateral, whether prepared by the Agent’s personnel or a third party (subject to the limitations of Section 10.1.1). All reasonable and documented legal and accounting fees incurred by Agent Professionals or any applicable Security Trustee shall be charged to

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Borrowers at the actual rate charged by such Agent Professionals or such Security Trustee; provided that Borrower’s obligation to reimburse Agent and Security Trustees for legal fees shall be limited to the reasonable and documented legal fees and expenses of Holland & Knight LLP, U.S. counsel to the Agent, Norton Rose Fulbright LLP, as foreign counsel to the Agent and Security Trustees, and if necessary, of one local counsel in each other relevant jurisdiction (which may include a local counsel acting in each of multiple jurisdictions, so long as no Event of Default then exists, with the written consent of Parent, such consent not to be unreasonably withheld). In addition to the Extraordinary Expenses of Agent and Security Trustees, upon the occurrence and during the continuance of an Event Default, Borrowers shall reimburse Fronting Banks and Lenders for the reasonable and documented fees, charges and disbursements of one counsel (and if necessary, of one local counsel in each other relevant jurisdiction (which may include a local counsel acting in each of multiple jurisdictions)) for the Fronting Banks and Lenders, as a whole, in connection with the enforcement, collection or protection of their respective rights under the Loan Documents, including all such expenses incurred during any workout, restructuring or Insolvency Proceeding; provided, that, notwithstanding anything to the contrary herein, in the event that there is a conflict of interest amongst the Lenders on the one hand or the Agent and the Lenders on the other hand, the Lenders may engage and be reimbursed for one additional counsel, subject to the foregoing limitations. If, for any reason (including inaccurate reporting on financial statements), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall pay to the Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section 3.4 shall be due and payable within ten (10) Business Days of demand.

3.5.             Illegality. If any Lender in good faith determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon the European Base Rate, LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell bills of exchange denominated in, or to take deposits of, a currency in the London interbank market, or then, on notice thereof by such Lender to the Agent and Parent, any obligation of such Lender to make or continue affected LIBOR Loans or to convert Base Rate Loans to affected LIBOR Loans shall be suspended until such Lender notifies the Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers of the affected Borrower Group may revoke any pending request for a Borrowing of, conversion to or continuation of any Loans and shall upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all affected LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers of the affected Borrower Group shall also pay accrued interest on the amount so prepaid or converted. If any Lender invokes this Section 3.5, such Lender shall use commercially reasonable efforts to notify a Loan Party Agent and the Agent when the conditions giving rise to such action no longer exists, provided, however, that such Lender shall have no liability to Borrowers or to any other Person for its failure to provide such notice. Each Lender (solely to the extent having multiple Lending Offices) agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.6.             Inability to Determine Rates. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

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(i)         adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)       the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)       syndicated loans currently being executed, or that include language similar to that contained in this Section 3.6, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Borrowers may amend this Agreement to replace LIBOR with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment”; and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended, (to the extent of the affected LIBOR Loans or Interest Periods), and (y) the European Base Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to

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the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

3.7.          Increased Costs; Capital Adequacy.

3.7.1.                   Change in Law. If any Change in Law shall:

(a)                 impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Fronting Bank;

(b)                 subject any Lender or Fronting Bank to any Taxes (other than (i) Indemnified Taxes, which shall be covered solely by Section 5.8.1, (ii) Excluded Taxes, (iii) Other Taxes, which shall be covered solely by Section 5.8.1, or (iv) Taxes described in Section 5.8.2(b)(ii)) on its Loans, Letters of Credit, Commitments or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)                 impose on any Lender or Fronting Bank or the London interbank market or any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;

and the result thereof shall be to increase the cost to such Lender of making, converting or continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Fronting Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Fronting Bank, the Borrower Group to which such Lender or Fronting Bank has a Commitment shall pay to such Lender or Fronting Bank such additional amount or amounts as will compensate such Lender or Fronting Bank for such additional costs incurred or reduction suffered; provided, further, however, that the Borrowers will only be required to pay such additional amounts as a result of a Change in Law if it is the general policy or practice of such Lender or Fronting Bank to pass on such costs to similarly situated borrowers under similar credit facilities (to the extent such Lender or such Fronting Bank has the right under such similar credit facilities to do so).

3.7.2.                  Capital Adequacy. If any Lender or Fronting Bank determines that any Change in Law affecting such Lender or Fronting Bank or any Lending Office of such Lender or such Lender’s or Fronting Bank’s holding company, if any, regarding capital, liquidity or leverage requirements has or would have the effect of reducing the rate of return on such Lender’s, Fronting Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Fronting Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations to a level below that which such Lender, Fronting Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Fronting Bank’s and holding company’s policies with respect to capital adequacy and liquidity), then from time to time the Borrower Group to which such Lender or Fronting Bank has a Commitment will pay to such Lender or Fronting Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered, in each case, in accordance with Section 3.3 provided, further, however, that the Borrowers will only be required to pay such additional amounts as a result of a Change in Law if it is the general policy or practice of such Lender or Fronting Bank to pass on such costs to similarly situated borrowers under similar credit facilities (to the extent such Lender or such Fronting Bank has the right under such similar credit facilities to do so).

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3.7.3.                   Compensation. Failure or delay on the part of any Lender or Fronting Bank to demand compensation pursuant to this Section 3.7 shall not constitute a waiver of its right to demand such compensation, but Borrowers of a Borrower Group shall not be required to compensate a Lender to such Borrower Group or Fronting Bank for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Lender or Fronting Bank notifies a Loan Party Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Fronting Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8.         [Reserved].

3.9.          Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if any Borrower is required to pay additional amounts or indemnity payments with respect to a Lender under Section 5.8, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or unlawful. The Borrower or Borrowers of each affected Borrower Group shall pay all reasonable costs and expenses incurred by any Lender that has issued a Commitment to such Borrower Group in connection with any such designation or assignment.

3.10.      Funding Losses. Upon written demand of any Lender (with a copy to the Agent), which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense reasonably incurred if for any reason (other than a default by a Lender) (a) any Borrowing of, or conversion to or continuation of, an LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of an LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) any Borrower of any Borrower Group fails to repay an LIBOR Loan when required hereunder, then Borrowers of such Borrower Group shall pay to the Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds, but excluding loss of margin. All amounts payable by Borrowers under this Section 3.10 shall be due and payable in accordance with Section 3.3. Lenders shall not be required to purchase deposits in the London interbank market or any other applicable market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund such Loans.

3.11.      Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations of the Borrower Group to which such excess interest relates or, if it exceeds such unpaid principal, refunded to such Borrower Group. In determining whether the interest contracted for, charged or received by the Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an

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expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 4.                LOAN ADMINISTRATION

4.1.          Manner of Borrowing and Funding Loans.

4.1.1.                   Notice of Borrowing.

(a)                U.S. Revolver Loans. Whenever any U.S. Borrower desires funding of a Borrowing of Revolver Loans, the North American Loan Party Agent shall give the Agent a Notice of Borrowing. Such notice must be received by the Agent no later than 11:00 a.m. (Local Time) (i) on the Business Day of the requested funding date, in the case of Base Rate Loans and (ii) at least three (3) Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. (Local Time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a U.S. Base Rate Loan or a LIBOR Revolver Loan, in the case of a U.S. Borrower, (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be one (1) month if not specified) and (E) the Borrower Group Commitment under which such Borrowing is proposed to be made.

(b)                 Dutch Kraton Revolver Loans. Whenever any Dutch Kraton Borrower desires funding of a Borrowing of Revolver Loans, the Foreign Loan Party Agent shall give the Agent and Bank of America (London) a Notice of Borrowing. Such notice must be received by the Agent and Bank of America (London) no later than 11:00 a.m. (Local Time) (i) at least two (2) Business Days prior to the requested funding date, in the case of Base Rate Loans; provided that a Notice of Borrowing that requests a Revolver Loan denominated other than in Euros must be received no later than 11:00 a.m. (Local Time) three (3) Business Days prior to the requested funding date (or such shorter time as may be agreed to by the Agent and Dutch Kraton Lenders) and (ii) at least three (3) Business Days prior to the requested funding date in the case of LIBOR Loans. Notices received after 11:00 a.m. (Local Time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (u) the amount of the Borrowing, (v) the requested funding date (which must be a Business Day), (w) whether the Borrowing is to be made as a European Base Rate Loan or a LIBOR Loan, (x) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified), (y) the name of the Applicable Dutch Kraton Borrower and (z) the currency in which such Loan will be denominated (which must be a currency permitted under this Agreement for such Loan).

(c)                 Dutch Kraton Swingline Loans. Whenever any Dutch Kraton Borrower desires funding of a Borrowing of Swingline Loans, the Foreign Loan Party Agent shall give the Agent and Bank of America (London) a Notice of Borrowing. Such notice must be received by the Agent and Bank of America (London) no later than 11:00 a.m. (Local Time) on the Business Day of the requested funding date provided that a Notice of Borrowing that requests a Swingline Loan denominated in Dollars or Sterling must be received no later than 11:00 a.m. (Local Time) three (3) Business Days prior to the requested funding date (or such shorter time as may be agreed to by the Agent). Notices received after 11:00 a.m. (Local Time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) the name of the Applicable Dutch Kraton Borrower and (D) the currency in which such Loan will be denominated (which must be a currency permitted under this Agreement for such Loan).

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(d)                 U.S. Swingline Loans. Whenever any U.S. Borrower desires funding of a Borrowing of Swingline Loans, the North American Loan Party Agent shall give the Agent a Notice of Borrowing. Such notice must be received by the Agent no later than 11:00 a.m. (Local Time) on the Business Day of the requested funding date. Notices received after 11:00 a.m. (Local Time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing and (B) the requested funding date (which must be a Business Day).

(e)                 Deemed Requests for Revolver Loans. Unless payment is otherwise timely made by each Borrower within a Borrower Group, the becoming due of any amount required to be paid with respect to any of the Obligations of the Loan Party Group to which such Borrower Group belongs (whether principal, interest, fees or other charges, including unused line fees payable under Section 3.2.1, Extraordinary Expenses, LC Obligations and Cash Collateral) shall be deemed to be a request for Revolver Loans by such Borrower Group on the due date in the amount of such Obligations and shall bear interest at the per annum rate applicable hereunder to Base Rate Loans, in the case of such Obligations (other than Secured Bank Product Obligations) owing by any Loan Party. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation.

(f)                  Controlled Disbursement Accounts. If any Borrower within a Borrower Group establishes a controlled disbursement account with Bank of America or any branch or Affiliate of Bank of America, then the presentation for payment of any check, ACH or electronic debit or other payment item drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Revolver Loans by such Borrower Group on the date of such presentation, in the amount of such payment item, and shall bear interest at the per annum rate applicable hereunder to Base Rate Loans, in the case of insufficient funds owing by any Loan Party. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2.                   Fundings by Lenders; Settlement.

(a)                 Each Applicable Lender shall timely honor its Borrower Group Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans under such Borrower Group Commitment that is properly requested hereunder. The Agent shall endeavor to notify the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by (i) 12:00 noon (Local Time) on the proposed funding date for Base Rate Loans to U.S. Borrowers, (ii) 12:00 noon (Local Time) two (2) Business Days before any proposed funding date for Base Rate Loans to Foreign Borrowers, or (iii) 12:00 noon (Local Time) at least two (2) Business Days before any proposed funding of LIBOR Loans. Each Applicable Lender shall fund to the Agent such Lender’s Pro Rata share of the Borrowing to the account specified by the Agent in immediately available funds not later than 2:00 p.m. (Local Time) on the requested funding date, unless the Agent’s notice is received after the times provided above, in which event each Applicable Lender shall fund its Pro Rata share by 11:00 a.m. (Local Time) on the next Business Day. Subject to its receipt of such amounts from the Applicable Lenders, the Agent shall disburse the proceeds of the Revolver Loans as directed by the applicable Loan Party Agent. Unless the Agent shall have received (in sufficient time to act) written notice from an Applicable Lender that it does not intend to fund its Pro Rata share of a Borrowing, the Agent may assume that such Applicable Lender has deposited or promptly will deposit its share with the Agent, and the Agent may disburse a corresponding amount to the Borrower or Borrowers within such Borrower Group. If an Applicable Lender’s share of any Borrowing is not received by the Agent, then the Borrower or Borrowers within the Borrower Group jointly and severally agree to repay to the Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing. Notwithstanding the foregoing, the Agent may, in its discretion, fund any request for a Borrowing of Revolver Loans as Swingline Loans. Each Applicable Lender at its option may make any

[Kraton] Second A&R Loan, Security and Guarantee Agreement

LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Applicable Lender to make such LIBOR Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrowers to repay such LIBOR Loan in accordance with the terms of this Agreement.

(b)                 To facilitate administration of the Revolver Loans, the Lenders, the Swingline Lenders and the Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower or any other Loan Party) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place on a date determined from time to time by the Agent, which shall occur at least once every (i) five (5) Business Days with respect to U.S. Swingline Loans and any other Revolver Loans and (ii) ten (10) Business Days with respect to Dutch Kraton Swingline Loans. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by the Agent to the Lenders. Between settlement dates, the Agent may in its discretion (but is not obligated to) apply payments on Revolver Loans to Swingline Loans, regardless of any designation by a Loan Party Agent or any Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with the Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to any Borrower or any other Loan Party or otherwise, any Swingline Loan may not be settled among the Lenders hereunder, then each Applicable Lender shall be deemed to have purchased from the applicable Swingline Lender a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to the applicable Swingline Lender, in immediately available funds, within one Business Day after the Agent’s request therefor.

4.1.3.                   Notices. Each Borrower authorizes the Agent and Lenders to extend Loans, convert or continue Revolver Loans, effect selections of interest rates, and transfer funds to or on behalf of applicable Borrowers based on telephonic or e-mailed instructions by Loan Party Agents to the Agent. Each Loan Party Agent shall confirm each such request by prompt delivery to the Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by the Agent or Lenders, the records of the Agent and Lenders shall govern. Neither the Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of the Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by the Agent or any Lender to be a person authorized to give such instructions on a Loan Party Agent’s behalf.

4.2.         Defaulting Lender.

4.2.1.                   Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations to fund or participate in Loans or Letters of Credit, the Agent may exclude the Commitments and Loans of any Defaulting Lender from the calculation of Pro Rata shares. If any Loan or Letter of Credit is outstanding at the time a Lender becomes a Defaulting Lender, then all or any part of such Loan or Letter of Credit shall be reallocated among the non-Defaulting Lenders in accordance with their Pro Rata shares, but only to the extent that such reallocation would not cause such non-Defaulting Lenders’ Dutch Kraton Revolver Exposure or U.S. Revolver Exposure, as applicable, to exceed such non-Defaulting Lender’s Commitment. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c). Subject to Section 14.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

4.2.2.                   Payments; Fees. The Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to the Agent such amounts until all Obligations owing to the Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. The Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s LC Obligations, or readvance the amounts to Borrowers hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Sections 3.2.2 or 3.2.3 shall be paid to such Lenders. The Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3.                  Cure. Borrowers, the Agent and each Fronting Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Commitment and Loans, and all outstanding Revolver Loans, LC Obligations and other exposures under the Commitments shall be reallocated among Lenders and settled by the Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, the Agent and each Fronting Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

4.3.       Number and Amount of LIBOR Loans; Determination of Rate. For ease of administration, all LIBOR Loans of the same Type to a Borrower Group having the same length and beginning date of their Interest Periods and the same currency shall be aggregated together, and such Loans shall be allocated among the Applicable Lenders on a Pro Rata basis. With respect to any Borrower Group, no more than six (6) Borrowings of LIBOR Loans may be outstanding at any time, and each Borrowing of LIBOR Loans when made, continued or converted shall be in a minimum amount of $1,000,000, or an increment of $100,000 in excess thereof. Upon determining LIBOR for any Interest Period requested by Borrowers within a Borrower Group, the Agent shall promptly notify the applicable Loan Party Agent thereof by telephone or electronically and, if requested by such Loan Party Agent, shall confirm any telephonic notice in writing.

4.4.        Loan Party Agents.

4.4.1.                   North American Loan Party Agent. Each U.S. Domiciled Loan Party hereby designates Kraton Polymers U.S. LLC (“North American Loan Party Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of any Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Agent, any Fronting Bank or any Lender. North American Loan Party Agent hereby accepts such appointment.

4.4.2.                   Foreign Loan Party Agent. Each Dutch Kraton Dutch Domiciled Loan Party hereby designates each of Kraton Polymers U.S. LLC and Kraton Polymers Nederland B.V. (each, a “Foreign Loan Party Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of any Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the

[Kraton] Second A&R Loan, Security and Guarantee Agreement

Loan Documents (including in respect of compliance with covenants), and all other dealings with the Agent, any Security Trustee, any Fronting Bank or any Lender. Each Foreign Loan Party Agent hereby accepts such appointment.

4.4.3.                   Loan Party Agents Generally. The Agent, each Security Trustee, each Fronting Bank and each Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by a Loan Party Agent on behalf of any Loan Party. The Agent, any Security Trustee, any Fronting Bank and any Lender may give any notice or communication with a Loan Party hereunder to a Loan Party Agent on behalf of such Loan Party. Each of the Agent, any Security Trustee, any Fronting Bank and any Lender shall have the right, in its discretion, to deal exclusively with a Loan Party Agent for any or all purposes under the Loan Documents. Each Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the applicable Loan Party Agent shall be binding upon and enforceable against it.

4.5.        One Obligation. Without in any way limiting any Guarantee of the Secured Obligations, (a) the U.S. Facility Secured Obligations owing by each U.S. Facility Loan Party shall constitute one general obligation of the U.S. Facility Loan Parties and (unless otherwise expressly provided in any Loan Document) shall be secured by the Agent’s Lien upon all Collateral of each U.S. Facility Loan Party, provided that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each U.S. Facility Loan Party to the extent of any U.S. Facility Secured Obligations owed by such U.S. Facility Loan Party to such Credit Party and (b) the Dutch Kraton Facility Secured Obligations owing by each Dutch Kraton Facility Loan Party shall constitute one general obligation of the Dutch Kraton Facility Loan Parties and (unless otherwise expressly provided in any Loan Document) shall be secured by the Agent’s Lien upon all Collateral of each Dutch Kraton Facility Loan Party, provided that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Dutch Kraton Facility Loan Party to the extent of any Dutch Kraton Facility Secured Obligations owed by such Dutch Kraton Facility Loan Party to such Credit Party.

4.6.        Effect of Termination. On the effective date of termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Secured Bank Product Obligations (including, only with the consent of the Agent, any Treasury Management Services). All undertakings of Loan Parties contained in the Loan Documents shall survive, and the Agent and Security Trustees shall retain their Liens in the Collateral and all of their rights and remedies under the Loan Documents until Full Payment of the Secured Obligations. Notwithstanding Full Payment of the Secured Obligations, the Agent and Security Trustees shall not be required to terminate their Liens in any Collateral unless, with respect to any damages the Agent may incur as a result of the dishonor or return of Payment Items applied to Secured Obligations, the Agent receives (a) a written agreement, executed by the relevant Loan Party Agent and any Person whose advances are used in whole or in part to satisfy the Secured Obligations, indemnifying the Agent and Lenders from any such damages; or (b) such Cash Collateral as the Agent, in its Permitted Discretion, deems necessary to protect against any such damages. Sections 2.2, 2.3, 3.4, 3.7, 3.10, 5.4, 5.8, 5.9, 12, 14.2 and this Section 4.6, and the obligation of each Loan Party and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Secured Obligations and any release relating to this credit facility.

Section 5.                PAYMENTS

5.1.         General Payment Provisions. All payments of Obligations shall be made without offset, counterclaim or defense of any kind, (other than for Taxes, as to which Section 5.8 applies), and in immediately available funds, not later than 1:00 p.m. (Local Time) on the due date. Any payment after

[Kraton] Second A&R Loan, Security and Guarantee Agreement

such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of an LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.10. Any prepayment of Loans made by a Borrower Group shall be applied first to costs and expenses of the Agent and Security Trustees (including any Extraordinary Expenses) relating to such Borrower Group, second to Base Rate Loans (and the Agent may, in its discretion, apply such prepayment to Swingline Loans before other Revolver Loans) of such Borrower Group, and then to LIBOR Loans of such Borrower Group; provided, however, that as long as no Default or Event of Default exists, prepayments of LIBOR Loans may, at the option of Borrowers of the applicable Borrower Group and the Agent, be held by the Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods (in which case no compensation under Section 3.10 hereof shall be payable with respect to such prepayment). All payments with respect to any U.S. Facility Obligations shall be made in Dollars and all payments with respect to any other Obligation shall be made in the currency of the underlying Obligation. Any payment made contrary to the requirements of the preceding sentence shall be subject to the terms of Section 5.11.

5.2.         Repayment of Obligations.

(a)                 All (i) U.S. Facility Obligations shall be immediately due and payable in full on the U.S. Revolver Commitment Termination Date, and (ii) Dutch Kraton Facility Obligations shall be immediately due and payable in full on the Dutch Kraton Revolver Commitment Termination Date, in each case, unless payment of such Obligations is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium, subject to, in the case of LIBOR Loans, the payment of costs set forth in Section 3.10 (except to the extent provided in Section 5.1).

(b)                 If any Disposition in excess of $5,000,000 is comprised of proceeds from any U.S. Facility Collateral which is ABL Priority Collateral not in the Ordinary Course of Business, then 100% of the net proceeds of such Disposition of such U.S. Facility Collateral, shall be either applied to the U.S. Revolver Loans or used to Cash Collateralize the U.S. Letters of Credit, provided, that, such application to the U.S. Revolver Loans or to Cash Collateralize the U.S. Letters of Credit shall only occur in the event U.S. Availability (after giving pro forma effect to such proposed Disposition) is less than 15% of the U.S. Line Cap; provided, further, that the consideration for the U.S. Facility Collateral shall be 100% in cash. If any Disposition is comprised of proceeds from any Dutch Kraton Facility Collateral not in the Ordinary Course of Business, then 100% of the net proceeds of such Disposition shall be either applied to the Dutch Kraton Revolver Loans or used to Cash Collateralize the Dutch Letters of Credit. Revolver Loans may be prepaid from time to time without penalty or premium. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers of the Borrower Group owing such Overadvance shall, on the sooner of the Agent’s demand or the first Business Day after any Borrower of such Borrower Group has knowledge thereof (or, in the event such Overadvance is the result of fluctuations in Exchange Rates, within three (3) Business Days of the Agent’s demand or of any Borrower of such Borrower Group’s knowledge thereof), repay the outstanding Loans in an amount sufficient to reduce the principal balance of the related Overadvance Loan to zero. If as a result of fluctuations in Exchange Rates or otherwise the sum of all outstanding U.S. Revolver Loans and U.S. LC Obligations exceeds the U.S. Revolver Commitments, the excess amount shall be payable by the U.S. Borrowers within three (3) Business Days following demand by the Agent.

5.3.         Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents, or, if no payment date is specified, within ten (10) Business Days of demand therefor by Agent.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

5.4.        Marshaling; Payments Set Aside. None of the Agent, Security Trustees, Fronting Banks or Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or against any Secured Obligations. If any payment by or on behalf of any Borrower or Borrowers is made to the Agent, any Security Trustee, any Fronting Bank, or any Lender, or the Agent, any applicable Security Trustee, any Fronting Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, such Security Trustee, such Fronting Bank or such Lender in its discretion) to be repaid to a Creditor Representative or any other Person, then to the extent of such recovery, the Secured Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.5.          Post-Default Allocation of Payments.

5.5.1.                   Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Secured Obligations, whether arising from payments by or on behalf of any Loan Party, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)           with respect to monies, payments, Property or Collateral of or from the U.S. Domiciled Loan Parties, together with any allocations pursuant to subclause (a)(ix) of any other clause of this Section 5.5.1:

(i)                 first, to all costs and expenses, including Extraordinary Expenses, owing to the Agent or any Security Trustee, to the extent owing by any U.S. Domiciled Loan Party;

(ii)               second, to all amounts owing to U.S. Swingline Lender on U.S. Swingline Loans;

(iii)               third, to all amounts owing to any U.S. Fronting Bank on U.S. LC Obligations;

(iv)               fourth, to all U.S. Facility Obligations constituting fees owing by the U.S. Domiciled Loan Parties (exclusive of any Foreign Facility Secured Obligations which are guaranteed by the U.S. Domiciled Loan Parties);

(v)              fifth, to all U.S. Facility Obligations constituting interest owing by the U.S. Domiciled Loan Parties (exclusive of any Foreign Facility Secured Obligations which are guaranteed by the U.S. Domiciled Loan Parties);

(vi)               sixth, to Cash Collateralization of U.S. LC Obligations;

(vii)              seventh, to the principal amount of all U.S. Revolver Loans and all Qualified Secured Bank Product Obligations of any U.S. Domiciled Loan Party (exclusive of any Qualified Secured Bank Product Obligations which are guaranteed by the U.S. Domiciled Loan Parties as guarantors of the Foreign Facility Obligations) to the extent a U.S. Bank Product Reserve has been established with respect thereto up to and including (with respect to Secured Bank Product Providers other than Bank of America and its Affiliates) the amount most recently specified to the Agent pursuant to the terms hereof;

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(viii)           eighth, to all other U.S. Facility Secured Obligations (exclusive of any Foreign Facility Secured Obligations which are guaranteed by the U.S. Domiciled Loan Parties); and

(ix)               ninth, to be applied to clause (b) below, to the extent there are insufficient funds for the Full Payment of all Secured Obligations under such clause.

(b)           with respect to monies, payments, Property or Collateral of or from any Dutch Kraton Dutch Domiciled Loan Party, together with any allocations pursuant to subclause (ix) of any clause of this Section 5.5.1:

(i)                 first, to all costs and expenses, including Extraordinary Expenses, owing to the Agent and the Security Trustees, to the extent owing by such Dutch Kraton Dutch Domiciled Loan Party;

(ii)               second, to all amounts owing to Dutch Kraton Swingline Lender on Dutch Kraton Swingline Loans to such Dutch Kraton Dutch Domiciled Loan Party;

(iii)                third, to all amounts owing by such Dutch Kraton Dutch Domiciled Loan Party to any Dutch Kraton Fronting Bank on Dutch Kraton LC Obligations of such Dutch Kraton Dutch Domiciled Loan Party;

(iv)              fourth, to all Dutch Kraton Facility Obligations of such Dutch Kraton Dutch Domiciled Loan Party constituting fees (exclusive of any other Foreign Facility Obligations which are guaranteed by such Dutch Kraton Dutch Domiciled Loan Party);

(v)              fifth, to all Dutch Kraton Facility Obligations of such Dutch Kraton Dutch Domiciled Loan Party constituting interest (exclusive of any other Foreign Facility Obligations which are guaranteed by such Dutch Kraton Dutch Domiciled Loan Party);

(vi)              sixth, to Cash Collateralization of Dutch Kraton LC Obligations of such Dutch Kraton Dutch Domiciled Loan Party;

(vii)             seventh, to the principal amount of all Dutch Kraton Revolver Loans and all Qualified Secured Bank Product Obligations of such Dutch Kraton Dutch Domiciled Loan Party (exclusive of any Qualified Secured Bank Product Obligations which are guaranteed by such Dutch Kraton Dutch Domiciled Loan Party) to the extent a Dutch Kraton Bank Product Reserve has been established with respect thereto up to and including (with respect to Secured Bank Product Providers other than Bank of America and its Affiliates) the amount most recently specified to the Agent pursuant to the terms hereof;

(viii)            eighth, to all other Dutch Kraton Facility Secured Obligations of such Dutch Kraton Dutch Domiciled Loan Party (exclusive of any other Foreign Facility Secured Obligations which are guaranteed by such Dutch Kraton Dutch Domiciled Loan Party); and

(ix)              ninth, to be applied ratably to the Secured Obligations of other Loan Parties that are the subject of a Guarantee by such Dutch Kraton Dutch Domiciled Loan Party in accordance with this Section 5.5.1 to the extent there are insufficient funds for the Full Payment of all such Secured Obligations.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

Amounts shall be applied to each category of Secured Obligations set forth within subsection (a) through (b) above, as applicable, until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Secured Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations or Qualified Secured Bank Product Obligations shall be the lesser of the Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, as the case may be, last reported to the Agent or the actual Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, as the case may be, as calculated by the Secured Bank Product Provider and reported to the Agent for determining the amount due. The Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five (5) Business Days following request by the Agent, the Agent may assume the amount to be distributed is zero (0). The allocations set forth in this Section 5.5.1 are solely to determine the rights and priorities of the Agent and Secured Parties as among themselves, and any allocation within subsection (a) through (b) of proceeds of the realization of Collateral may be changed by agreement among them without the consent of any Loan Party. This Section 5.5.1 is not for the benefit of or enforceable by any Borrower.

(c)                 Notwithstanding subsections (a) and (b) above, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or, for the avoidance of doubt, with proceeds of any Collateral pledged by such Guarantor, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 5.5.1.

5.5.2.                  Erroneous Application. The Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.6.        Application of Payments. The ledger balance in the Dominion Accounts of each Borrower Group as of the end of a Business Day shall be applied to the Loan Party Group Obligations of such Borrower Group at the beginning of the next Business Day during the existence of any Cash Dominion Event; provided that the Agent may, in its discretion, either apply the ledger balance in any Dominion Account of any Dutch Kraton Borrower to the respective Loan Party Group Obligations of such Borrower Group or direct such balances to an operating account of a member of such Borrower Group, whether or not a Cash Dominion Event exists. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers of the applicable Borrower Group as long as no Event of Default exists. If application thereof is not otherwise specified herein or in any other Loan Documents, each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that the Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as the Agent deems advisable; provided, however, that, unless an Event of Default has occurred and is continuing or otherwise directed by a Loan Party Agent, the Agent shall not apply any payments to any LIBOR Loans prior to the last day of the applicable Interest Period.

5.7.        Loan Account; Account Stated.

5.7.1.                  Loan Account. The Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Obligations of Borrowers within each Borrower Group resulting from each Loan made to such Borrowers or issuance of a Letter of

[Kraton] Second A&R Loan, Security and Guarantee Agreement

Credit for the account of Borrowers from time to time. Any failure of the Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of any Borrower to pay any amount owing hereunder. With respect to U.S. Borrowers, the Agent may maintain a single Loan Account in the name of the North American Loan Party Agent, and each U.S. Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Secured Obligations including its guarantee of the Secured Obligations of the Foreign Borrowers.

5.7.2.                  Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies the Agent in writing within forty-five (45) days after receipt or inspection that specific information is subject to dispute.

5.8.          Taxes.

5.8.1.                U.S. Tax Matters.

(a)                 Payments Free of Taxes. All payments of any U.S. Facility Obligation by or on behalf of any U.S. Facility Loan Party shall be free and clear of and without deduction or withholding for any Taxes, unless required by Applicable Law. If Applicable Law requires any U.S. Facility Loan Party or the Agent to withhold or deduct any Tax (including backup withholding or withholding Tax) from any payment in respect of the U.S. Facility Obligations, the U.S. Facility Loan Party or the Agent shall pay the amount withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable U.S. Facility Loan Party shall be increased so that the applicable Credit Parties and Security Trustees receive an amount equal to the sum they would have received if no such withholding or deduction (including deductions for Indemnified Taxes and Other Taxes applicable to additional sums payable under this Section 5.8.1) had been made. Without limiting the foregoing, U.S. Borrowers shall timely pay all Other Taxes imposed in respect of this Agreement to the relevant Governmental Authorities.

(b)                Payment. The U.S. Facility Loan Parties shall indemnify, hold harmless and reimburse (within ten (10) days after demand therefor) each Credit Party and each Security Trustee for the full amount of any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any U.S. Facility Loan Party or the Agent, or paid by such Credit Party or such Security Trustee, with respect to any U.S. Facility Obligations, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all reasonable expenses relating thereto. A certificate as to the amount of any such payment or liability delivered to a Loan Party Agent by a Credit Party or Security Trustee (with a copy to the Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower, the relevant Loan Party Agent shall deliver to the Agent a receipt from the Governmental Authority or other evidence of payment reasonably satisfactory to the Agent.

(c)                 Treatment of Certain Refunds. If any party hereto determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.8.1 (including by the payment of additional amounts pursuant to this Section 5.8.1(c)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).

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Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (c) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (c), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.8.2.                   Dutch and Foreign Domiciled Loan Party Tax Matters. For the purposes of this Section 5.8.2 a “Relevant Borrower” shall mean the Dutch Kraton Borrowers and any other Foreign Domiciled Loan Party that is required to make a Tax Deduction in accordance with Applicable Law.

(a)           Tax Gross-Up.

(i)           All payments of any Foreign Facility Obligation by or on behalf of any Foreign Domiciled Loan Party shall be made without any Tax Deduction, unless required by Applicable Law.

(ii)           The Dutch Kraton Borrowers shall promptly upon becoming aware that a Foreign Domiciled Loan Party is required by Applicable Law to make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly a Lender shall notify the Agent on becoming so aware in respect of a payment made payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Dutch Kraton Borrowers and that Foreign Domiciled Loan Party.

(iii)          If a Tax Deduction is required by Applicable Law to be made by a Foreign Domiciled Loan Party, the amount of the payment due from that Foreign Domiciled Loan Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(b)          Tax Indemnity.

(i)           The Relevant Borrowers shall (within three (3) Business Days of demand by the Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document.

(ii)           Clause (b)(i) above shall not apply:

(A)         with respect to any Taxes assessed on a Lender:

(1)                 under the law of the jurisdiction in which such Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Lender is treated as resident for tax purposes; or

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(2)            under the law of the jurisdiction in which such Lender’s Lending Office is located in respect of amounts received or receivable in such jurisdiction, if such Taxes are imposed on or calculated by reference to the net income received or receivable by such Lender; or

(B)           to a loss, liability or cost that is compensated for by an increased payment under clause 5.8.2(a) above, or would have been compensated for by such an increased payment, but was not so compensated solely because the Lender failed to comply with Section 5.9; or

(C)          any United States federal withholding Tax imposed by FATCA.

(iii)          A Lender making, or intending to make a claim under Section 5.8.2(b)(i) above shall promptly notify Agent of the event which will give, or has given, rise to the claim, following which Agent shall notify the Borrowers.

(iv)         A Lender shall, on receiving a payment from the Relevant Borrowers under this Section 5.8.2(b), notify Agent.

(c)          Tax Credit. If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:

(i)           a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii)          that Lender has obtained, utilized and retained that Tax Credit,

the Lender shall promptly following receipt of such Tax Credit pay an amount to the Relevant Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.

(d)          Value Added Tax.

(i)           All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).

(ii)           If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration),

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(A)           (where the Supplier is the person required to account to the relevant tax authority for the VAT), the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of VAT; the Recipient must (where this subsection (ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)           (where the Recipient is the person required to account to the relevant tax authority for the VAT), the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply. The Recipient must (where this subsection (ii)(B) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply.

(iii)          Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense incurred in connection with such Loan Document, the reimbursement or indemnity (as the case may be) shall be for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)         Any reference in this Section 5.8.2(d) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Dutch Value Added Tax Code).

(v)         In relation to any supply made by a Lender to any party under a Loan Document, if reasonably requested by such Lender, that party must as promptly as reasonably practicable provide such Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.

(e)          Except as otherwise expressly provided in Section 5.8.2, a reference to “determines” or “determined” in connection with tax provisions contained in Section 5.8.2 means a determination made in the absolute discretion of the person making the determination, acting reasonably.

5.9.         Lender Tax Information. For purposes of this Section 5.9, the term “Lender” includes any Fronting Bank.

5.9.1.       Generally. Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which a relevant Loan Party is resident for Tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to the Agent and the relevant Loan Party Agent, at the time or times prescribed by Applicable Law or reasonably requested by the Agent or the relevant Loan Party Agent, such properly completed and executed documentation or such other evidence as prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition and only to the extent applicable, any Lender, if requested by the Agent or a Loan Party Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the

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Agent or such Loan Party Agent as will enable the Agent and such Loan Party Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.9.2) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

5.9.2.      U.S. Borrowers. If a Borrower is a U.S. Person, (a) any Recipient that is a U.S. Person shall deliver to the Agent and North American Loan Party Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by the Agent or North American Loan Party Agent to determine whether such Recipient is subject to information reporting requirements and to establish that such Recipient is not subject to backup withholding and (b) any Recipient that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Agent and the North American Loan Party Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date it becomes a party hereunder (or, in the case of any Participant, on or before the date such Participant purchases the related participation), whichever of the following is applicable:

(i)             in the case of a Recipient claiming the benefits of an applicable treaty to which the United States is a party (A) with respect to payments of interest (or amounts deemed to be payments interest for U.S. federal income tax purposes) under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such treaty and (B) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such treaty;

(ii)           executed originals of IRS Form W-8ECI;

(iii)           in the case of a Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit H-1 to the effect that such Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Certificate”) and (B) executed originals of IRS Form W-8BEN; and

(iv)           to the extent a Recipient is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Recipient is a partnership and one or more direct or indirect partners of such Recipient are claiming the portfolio interest exemption, such Recipient may provide a U.S. Tax Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner.

In addition, upon request of the North American Loan Party Agent, each Recipient shall deliver such forms promptly upon the obsolescence, expiration, or invalidity of any form previously delivered by such Recipient. Each Recipient shall promptly notify the North American Loan Party Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the North American Loan Party Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

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5.9.3.             FATCA. If a payment made to a Recipient under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA, such Recipient shall deliver to the Borrowers and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrowers or the Agent such documentation prescribed by Applicable Law and such additional documentation reasonably requested by the Borrowers or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.9.3, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

5.10.      Guarantees.

5.10.1.            Joint and Several Liability of U.S. Domiciled Loan Parties. Each U.S. Domiciled Loan Party agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Agent and the other Secured Parties the prompt payment and performance of, all Secured Obligations and all agreements of each other Loan Party under the Loan Documents. Each U.S. Domiciled Loan Party agrees that its guarantee obligations as a Guarantor of the Secured Obligations hereunder constitute a continuing guarantee of payment and not of collection, that such guarantee obligations shall not be discharged until Full Payment of the Secured Obligations, and that such guarantee obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Secured Obligations or Loan Document, or any other document, instrument or agreement to which any Loan Party is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section 5.10) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Agent or any other Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guarantee for the Secured Obligations or any action, or the absence of any action, by the Agent or any other Secured Party in respect thereof (including the release of any security or guarantee); (d) the insolvency of any Loan Party; (e) any election by the Agent or any other Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the U.S. Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Loan Party, as debtor-in-possession under Section 364 of the U.S. Bankruptcy Code or otherwise; (g) the disallowance of any claims of the Agent or any other Secured Party against any Loan Party for the repayment of any Secured Obligations under Section 502 of the U.S. Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Secured Obligations.

5.10.2.           Waivers by U.S. Domiciled Loan Parties.

(a)          Each U.S. Domiciled Loan Party hereby expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Agent or the other Secured Parties to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Secured Obligations before, or as a condition to, proceeding against such Loan Party. To the extent permitted by Applicable Law, each U.S. Domiciled Loan Party waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Secured Obligations. It is agreed among each U.S. Domiciled Loan Party, the Agent and the other Secured Parties that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Agent, Fronting Banks and

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Lenders would decline to make Loans and issue Letters of Credit. Each U.S. Domiciled Loan Party acknowledges that its guarantee pursuant to this Section 5.10 is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)          The Agent and the other Secured Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon the Collateral of the U.S. Domiciled Loan Parties by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.10. If, in taking any action in connection with the exercise of any rights or remedies, the Agent or any other Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any U.S. Domiciled Loan Party or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each U.S. Domiciled Loan Party consents to such action and, to the extent permitted under Applicable Law, waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any U.S. Domiciled Loan Party might otherwise have had. To the extent permitted under Applicable Law, any election of remedies that results in denial or impairment of the right of the Agent or any other Secured Party to seek a deficiency judgment against any U.S. Domiciled Loan Party shall not impair any other U.S. Domiciled Loan Party’s obligation to pay the full amount of the Secured Obligations. To the extent permitted under Applicable Law, each U.S. Domiciled Loan Party waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Secured Obligations, even though that election of remedies destroys such U.S. Domiciled Loan Party’s rights of subrogation against any other Person. To the extent permitted under Applicable Law, the Agent may bid all or a portion of the Secured Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by the Agent but shall be credited against the Secured Obligations in accordance with the terms of this Agreement.

5.10.3.           Extent of Liability of U.S. Domiciled Loan Parties; Contribution; Keepwell.

(a)          Notwithstanding anything herein to the contrary, each U.S. Domiciled Loan Party’s liability under this Section 5.10 shall be limited to the greater of (i) all amounts for which such U.S. Domiciled Loan Party is primarily liable, as described below, and (ii) such U.S. Domiciled Loan Party’s Allocable Amount.

(b)          If any U.S. Domiciled Loan Party makes a payment under this Section 5.10 of any Secured Obligations (other than amounts for which such U.S. Domiciled Loan Party is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other U.S. Domiciled Loan Party, exceeds the amount that such U.S. Domiciled Loan Party would otherwise have paid if each U.S. Domiciled Loan Party had paid the aggregate Secured Obligations satisfied by such Guarantor Payments in the same proportion that such U.S. Domiciled Loan Party’s Allocable Amount bore to the total Allocable Amounts of all U.S. Domiciled Loan Parties, then such U.S. Domiciled Loan Party shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other U.S. Domiciled Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any U.S. Domiciled Loan Party shall be the maximum amount that could then be recovered from such U.S. Domiciled Loan Party under this Section 5.10 without rendering such payment voidable under Section 548 of the U.S. Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)          Nothing contained in this Section 5.10 shall limit the liability of any Loan Party to pay Loans made directly or indirectly to that Loan Party (including Loans advanced to any other Loan Party and then re-loaned or otherwise transferred to, or for the benefit of, such Loan Party), LC

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Obligations relating to Letters of Credit issued to support such Loan Party’s business, and all accrued interest, fees, expenses and other related Secured Obligations with respect thereto, for which such Loan Party shall be primarily liable for all purposes hereunder.

(d)          Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other U.S. Domiciled Loan Party to honor all of its obligations under this Guarantee in respect of Swap Obligations provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 5.10.3 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.10.3, or otherwise under this Guarantee, as it relates to such other U.S. Domiciled Loan Party, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a Full Payment. Each Qualified ECP Guarantor intends that this Section 5.10.3 constitute, and this Section 5.10.3 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

5.10.4.          Joint and Several Liability of Foreign Domiciled Loan Parties.

(a)          Each Foreign Domiciled Loan Party agrees that it is jointly and severally liable for, and absolutely, irrevocably and unconditionally guarantees to the Agent and the other Foreign Facility Secured Parties the prompt payment and performance of, all Foreign Facility Secured Obligations and all agreements of each other Foreign Domiciled Loan Party under the Loan Documents (but excluding for the avoidance of doubt, any U.S. Facility Secured Obligations) (the “Foreign Cross-Guarantee”). Each Foreign Domiciled Loan Party agrees that its guarantee obligations as a Guarantor of the Foreign Facility Secured Obligations of other Foreign Domiciled Loan Parties hereunder constitute a continuing guarantee of payment and not of collection, that such guarantee obligations shall not be discharged until Full Payment of the Foreign Facility Secured Obligations, and that such guarantee obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Foreign Facility Secured Obligations or Loan Document, or any other document, instrument or agreement to which any Loan Party is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section 5.10) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Agent or any other Foreign Facility Secured Party with respect thereto; (iii) the existence, value or condition of, or failure to perfect, register, stamp or terminate a Lien or to preserve rights against, any security or guarantee for the Foreign Facility Secured Obligations or any action, or the absence of any action, by the Agent or any other Foreign Facility Secured Party in respect thereof (including the release, variation or discharge (except upon Full Payment of all Foreign Facility Secured Obligations) of any security or guarantee of, or the release of, any Foreign Domiciled Loan Party or any other Person (other than a release of such Foreign Domiciled Loan Party) whether under the terms of any composition or arrangement with any creditor of any Foreign Domiciled Loan Party or any other Person or otherwise); (iv) the insolvency of any Loan Party or any Insolvency Proceeding in relation to any Loan Party; (v) any election by the Agent or any other Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the U.S. Bankruptcy Code (or the equivalent under any other Applicable Law); (vi) any borrowing or grant of a Lien by any other Loan Party, as debtor-in-possession under Section 364 of the U.S. Bankruptcy Code (or the equivalent under any other Applicable Law) or otherwise; (vii) the disallowance of any claims of the Agent or any other Secured Party against any Loan Party for the repayment of any Secured Obligations under Section 502 of the U.S. Bankruptcy Code (or the equivalent under any other Applicable Law) or otherwise; (viii) any incapacity or lack of power, authority or legal personality of, or dissolution or change in the members or status of, any Foreign Domiciled Loan Party or any other Person; or (ix) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Foreign Facility Secured Obligations.

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(b)          Without prejudice to the generality of Section 5.10.4(a) above, each Foreign Domiciled Loan Party expressly confirms that it intends that the guarantee created by this Section 5.10.4 shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with (i) acquisitions of any nature; (ii) increasing working capital; (iii) enabling investor distributions to be made; (iv) carrying out restructurings; (v) refinancing existing credit facilities; (vi) refinancing any other Debt; (vii) making credit available to new Borrowers; (viii) any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and (ix) any fees, costs and/or expenses associated with any of the foregoing.

5.10.5.            Waivers by Foreign Domiciled Loan Parties.

(a)          Each Foreign Domiciled Loan Party hereby expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Agent or the other Foreign Facility Secured Parties to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Foreign Facility Secured Obligations before, or as a condition to, proceeding against such Loan Party. To the extent permitted by Applicable Law, each Foreign Domiciled Loan Party waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Foreign Facility Secured Obligations. It is agreed among each Foreign Domiciled Loan Party, the Agent and the other Foreign Facility Secured Parties that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Agent, Fronting Banks and Lenders (as applicable) would decline to make Loans and issue Letters of Credit to Foreign Domiciled Loan Parties. Each Foreign Domiciled Loan Party acknowledges that its guarantee pursuant to this Section 5.10 is necessary to the conduct and promotion of its business and those of its direct or indirect holding companies, and can be expected to benefit such business.

(b)          The Agent and the other Foreign Facility Secured Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon the Collateral by judicial foreclosure or non-judicial sale or enforcement, to the extent permitted under Applicable Law, without affecting any rights and remedies under this Section 5.10. If, in taking any action in connection with the exercise of any rights or remedies, the Agent or any other Foreign Facility Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Foreign Domiciled Loan Party or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Foreign Domiciled Loan Party consents to such action and waives, to the extent permitted under Applicable Law, any claim based upon it, even if the action may result in loss of any rights of subrogation that any Foreign Domiciled Loan Party might otherwise have had. To the extent permitted under Applicable Law, any election of remedies that results in denial or impairment of the right of the Agent or any other Foreign Facility Secured Party to seek a deficiency judgment against any Foreign Domiciled Loan Party shall not impair any other Foreign Domiciled Loan Party’s obligation to pay the full amount of the Foreign Facility Secured Obligations. To the extent permitted under Applicable Law, each Foreign Domiciled Loan Party, waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Foreign Facility Secured Obligations, even though that election of remedies destroys such Foreign Domiciled Loan Party’s rights of subrogation against any other Person. To the extent permitted under Applicable Law, the Agent may bid all or a portion of the Foreign Facility Secured Obligations at any foreclosure or trustee’s sale or at any private sale or sale as a result of an enforcement action, and the amount of such bid need not be paid by the Agent but shall be credited against the Foreign Facility Secured Obligations in accordance with the terms of this Agreement.

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5.10.6.            [Reserved].

5.10.7.            U.S. Limitations. To the extent that an adverse Tax consequence would result, the Foreign Cross-Guarantee shall not require any Foreign Domiciled Loan Party (that is a “controlled foreign corporation” within the meaning of Section 957 of the Code) or any Subsidiary of any such Foreign Domiciled Loan Party to guarantee any Secured Obligations of any other Foreign Domiciled Loan Party that is disregarded as an entity separate from any U.S. Subsidiary for U.S. federal income Tax purposes.

5.10.8.            [Reserved].

5.10.9.            Subordination. Each Loan Party hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the Full Payment of all Secured Obligations.

5.11.       Currency Matters. Dollars are the currency of account and payment for each and every sum at any time due from Borrowers hereunder unless otherwise specifically provided in this Agreement, any other Loan Document or otherwise agreed to by the Agent; provided that:

(a)          each repayment of a Revolver Loan, LC Obligation or a part thereof shall be made in the currency in which such Revolver Loan or LC Obligation is denominated at the time of that repayment;

(b)          each payment of interest shall be made in the currency in which the principal or other sum in respect of which such interest is denominated;

(c)          (i) each payment of fees pursuant to Section 3.2.1(a) shall be in Dollars, Euros or Sterling, as applicable, which payment currency shall be at the option of the North American Loan Party Agent, and the amount of any such payment made in a currency other than Dollars determined by the Agent based on the Exchange Rate, and (ii) each payment of fees pursuant to 3.2.1(b) shall be in Dollars;

(d)          each payment of fees pursuant to Sections 3.2.2 through 3.2.3 (other than Section 3.2.3(e)) shall be in the currency of the underlying Letter of Credit; and

(e)          each payment in respect of Extraordinary Expenses and any other costs, expenses and indemnities shall be made in the currency in which the same were incurred by the party to whom payment is to be made.

No payment to any Credit Party or any Security Trustee (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Loan Party in respect of which it was made unless and until such Credit Party or such Security Trustee shall have received Full Payment in the currency in which such obligation or liability is payable pursuant to the above provisions of this Section 5.11. The Agent has the right, at the expense of the applicable Loan Party, to convert any payment made in an incorrect currency into the applicable currency required under this Agreement. To the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, such Loan Party (together with the other Loan Parties within its Loan Party Group or other obligors pursuant to any Guarantee of the

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Obligations of such Loan Party Group) agrees to indemnify and hold harmless such Credit Party or such Security Trustee, with respect to the amount of the shortfall with respect to amounts payable by such Loan Party hereunder, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall. To the extent that the amount of any such payment to a Credit Party or a Security Trustee shall, upon an actual conversion into such currency, exceed such obligation or liability, actual or contingent, expressed in that currency, such Credit Party or such Security Trustee shall return such excess to the members of the affected Borrower Group.

Section 6.       CONDITIONS PRECEDENT

6.1.         Conditions Precedent to Loans on the Closing Date. The Lenders and Fronting Banks shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) on which each of the following conditions has been satisfied (or waived by the Agent) and with respect to deliveries of Loan Documents, each such delivery shall be fully-executed (where applicable) and in form and substance reasonably satisfactory to the Agent and its counsel:

(a)          Loan Documents. Each Loan Document, including the German Documents and a Belgian law security confirmation and registration agreement in relation to the Belgian Security Agreements, to which a Loan Party is a party (other than any Foreign Security Agreements, Deposit Account Control Agreement, Commodity Account Control Agreement, Securities Account Control Agreement, and Lien Acknowledgment that is permitted to be delivered on a post-closing basis pursuant to Section 8.4 or 10.1.18 (and in the latter case, is described on Schedule 10.1.18 hereof)) shall have been duly executed (where applicable) by each of the signatories thereto and delivered to the Agent, and each Loan Party shall be in compliance with all terms thereof.

(b)          Perfected First-Priority Liens. The Agent shall have received (i) subject to Section 10.1.18, reasonably satisfactory evidence that the Agent and/or Security Trustees shall have a valid and perfected first priority (except as otherwise permitted hereunder) Lien, security interest and hypothecation in the U.S. Facility Collateral (including acknowledgments of all filings or recordations necessary to perfect its Liens in the U.S. Facility Collateral) in each case under the law of the applicable U.S. state and (ii) releases, satisfactions and payoff letters terminating all Liens on the Collateral not permitted under Section 10.2.2.

(c)          Closing Certificates. The Agent shall have received a certificate of each Loan Party, dated the Closing Date, in form and substance reasonably satisfactory to the Agent, executed by a Senior Officer of such Loan Party, and attaching the documents referred to in Section 6.1(d).

(d)          Organization Documents; Incumbency. The Agent shall have received a copy of (i) each Organization Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Senior Officers of each Loan Party executing the Loan Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Loan Party (A) approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and (B) in the case of each Borrower, the extensions of credit contemplated hereunder, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate (or other similar instrument) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation (to the extent a good standing certificate or similar instrument may be obtained in such jurisdiction).

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(e)          Fees. (i) The Agent shall have received the fees to be paid on the Closing Date set forth in the Fee Letter; and (ii) all reasonable and documented out-of-pocket expenses of the Agent and Security Trustees (including the reasonable and documented fees, disbursements and other charges of counsel (which shall be limited to the reasonable and documented out-of-pocket legal fees and expenses of Holland & Knight LLP, U.S. counsel to the Agent and Security Trustees, Norton Rose Fulbright, foreign counsel to the Agent and Security Trustees, and, if necessary, of one local counsel in each other relevant jurisdiction)) for which invoices have been presented at least three (3) Business Days prior to the Closing Date shall have been paid.

(f)           Certificates. On the Closing Date, the Agent shall have received (i) a certificate from a Senior Officer of the North American Loan Party Agent certifying that as of the Closing Date, after giving effect to the Transactions, (A) the representations and warranties set forth herein are true and correct in all material respects (except in the case of any representation or warranty which expressly relates to a given date or period, such representation or warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be) and (B) no part of the proceeds of the Loans made on the Closing Date will be used, directly or indirectly, in violation of applicable Sanctions, and (ii) a Solvency Certificate from a Senior Officer of Kraton Polymers in the form of Exhibit J attached hereto.

(g)          Historical Financial Statements. Lenders shall have received the Historical Financial Statements.

(h)          [Reserved].

(i)           Borrowing Base Certificate. The Agent shall have received (i) Borrowing Base Certificate with respect to the Dutch Kraton Borrowing Base effective as of February 29, 2020, and (ii) a certificate (or if desired by North American Loan Party Agent, certificates) duly executed by a Senior Officer of North American Loan Party setting forth the U.S. Borrowing Base.

(j)           [Reserved].

(k)          [Reserved].

(l)           Legal Opinions. The Agent shall have received reasonably satisfactory opinion of Baker & McKenzie LLP, counsel to the Loan Parties, Norton Rose Fulbright LLP (French and German counsel to the Agent), Lydian (Belgian counsel to the Agent), customary for transactions of this type (which shall cover, among other things, authority, validity, binding effect and enforceability of the Loan Documents and the creation and perfection of Liens in the Collateral) and of Delaware counsel.

(m)          Know Your Customer. The Agent and the Secured Parties shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information that they reasonably determine is required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT ACT and Beneficial Ownership Regulation, to the extent reasonably requested at least ten (10) Business Days prior to the Closing Date. If any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent and Lenders in relation to such Borrower.

(n)          No Material Adverse Effect. Since December 31, 2019 there shall not have been any Material Adverse Effect.

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(o)          Term Loan Agreement and Senior Notes. The Agent shall have received a certificate from a Senior Officer of the North American Loan Party Agent, dated the Closing Date, in form and substance reasonably satisfactory to the Agent, executed by a Senior Officer of the North American Loan Party Agent, and attaching (i) the Term Loan Agreement and all amendments thereto and (ii) the Senior Notes, and all amendments thereto.

For purposes of determining compliance with the conditions specified in this Section 6.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable to a Lender or the Agent unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

6.2.        Conditions Precedent to All Subsequent Credit Extensions. The Agent, Fronting Banks and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers (including the initial Loans on the Closing Date), unless the following conditions are satisfied:

(a)          No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)          The representations and warranties of each Loan Party in the Loan Documents shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c)          Availability of not less than the amount of the proposed Borrowing shall exist;

(d)          [Reserved];

(e)          With respect to the issuance of a Letter of Credit, the applicable U.S. LC Conditions or Dutch Kraton LC Conditions shall be satisfied; and

(f)           With respect to the funding of any Revolver Loan or arrangement for issuance of any Letter of Credit to a Foreign Borrower, or grant of any other accommodation to or for the benefit of any Foreign Borrower, the requirements of Section 2.5 are satisfied.

Each request (or any deemed request, except a deemed request in connection with a Protective Advance or pursuant to Sections 2.2.2(a), 2.3.2(a) and 3.1.2) by a Loan Party Agent or any Borrower for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by all Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.

Section 7.       COLLATERAL

7.1.         Grant of Security Interest.

7.1.1.             Grant of Security Interest by U.S. Domiciled Loan Parties. As security for the payment or performance, as the case may be, in full of the Secured Obligations when due (whether at the stated maturity, by acceleration or otherwise), each U.S. Domiciled Loan Party hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such U.S. Domiciled Loan Party’s right, title and interest in, to and under all personal property of such Loan Party, including all of such Loan Party’s right, title and interest in, to and under any and all of the following assets, in each case whether now owned or hereafter acquired and wherever located:

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(a)          Until the Term Debt Priority Collateral Release Date:

(i)            Accounts and Payment Intangibles;

(ii)           Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper);

(iii)          Commercial Tort Claims now or hereafter described on Schedule 7.1.1;

(iv)          Contracts, together with all Contract Rights arising thereunder;

(v)           Copyrights, Patents, Trademarks and Trade Secrets;

(vi)          Deposit Accounts, Securities Accounts, and Commodity Accounts;

(vii)         Documents;

(viii)       Domain Names;

(ix)          Equipment

(x)          Fixtures;

(xi)          General Intangibles;

(xii)        Instruments;

(xiii)        Inventory;

(xiv)       Investment Property;

(xv)         letters of credit and Letter-of-Credit Rights;

(xvi)        Licenses;

(xvii)      Money, cash and cash equivalents;

(xviii)     Pledged Equity Interests;

(xix)        Receivables;

(xx)          Software and all recorded data of any kind or nature, regardless of the medium of recording;

(xxi)         Goods not otherwise described above;

(xxii)       Supporting Obligations relating to any of the foregoing;

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(xxiii)       to the extent not otherwise included above, all personal property of any kind, including, without limitation, any other contract rights or rights to the payment of money, insurance claims and proceeds and tort claims relating to the foregoing; and

(xxiv)      to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing, together with all books and records, ledger cards, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

(b)          Beginning with the Term Debt Priority Collateral Release Date and thereafter:

(i)            all Accounts;

(ii)          all Inventory;

(iii)          all Chattel Paper, including electronic chattel paper, in each case, to the extent relating to Accounts or Inventory;

(iv)          all Instruments to the extent relating to Accounts or Inventory;

(v)           all letters of credit (as defined in the UCC) and all Letter-of-Credit Rights, in each case, to the extent relating to Accounts or Inventory;

(vi)          all Documents, customs receipts, insurance certificates, shipping documents and other written materials related to the purchase or import of any Inventory;

(vii)         all Investment Property to the extent (i) consisting of Equity Interests in any Borrower or Guarantor, subject to the limitation set forth below in Section 7.1.3 as to such pledge of Equity Interests in a Foreign Subsidiary or (ii) purchased with the proceeds of any of the above-described Collateral;

(viii)        all General Intangibles (other than Intellectual Property) and all rights under Hedge Agreements and other Secured Bank Product Documents, in each case, to the extent relating to Accounts or Inventory;

(ix)           all Commodity Accounts, Deposit Accounts and Securities Accounts, including all cash, checks and other evidences of payment, marketable securities, securities entitlements, financial assets and other funds or Property held in or on deposit in any of the foregoing, in each case if any of the proceeds of the above-described Collateral are deposited therein;

(x)            all Records, Supporting Obligations and related letters of credit (as defined in the UCC), in each case to the extent related to the foregoing;

(xi)           the proceeds of business interruption insurance;

(xii)          all monies, cash and deposits, whether or not in the possession or under the control of the Agent, a Lender, or a bailee or Affiliate of the Agent or a Lender, including any Cash Collateral to the extent related to the foregoing; and

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(xiii)         all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral.

The parties hereto agree that nothing above is intended, nor shall it be construed, to affect, replace, impair or extinguish the creation, attachment, perfection or priority of the security interests in, and other Liens on, any Collateral covered both under Section 7.1.1(a) and Section 7.1.1(b).

7.1.2.             Grant of Security Interest by Dutch Kraton Dutch Domiciled Loan Parties. To secure the prompt payment and performance of all Dutch Kraton Facility Secured Obligations, each Dutch Kraton Dutch Domiciled Loan Party hereby grants to the Agent, for the benefit of the Dutch Kraton Facility Secured Parties, a continuing security interest in and Lien upon all of the following Property of such Loan Party, whether now owned or hereafter acquired, and wherever located:

(a)          all Accounts;

(b)          all Inventory;

(c)          all Chattel Paper, including electronic chattel paper, in each case, to the extent relating to Accounts or Inventory;

(d)          all Instruments to the extent relating to Accounts or Inventory;

(e)          all letters of credit (as defined in the UCC) and all Letter-of-Credit Rights, in each case, to the extent relating to Accounts or Inventory;

(f)            all Documents, customs receipts, insurance certificates, shipping documents and other written materials related to the purchase or import of any Inventory;

(g)          all Investment Property to the extent (i) consisting of Equity Interests in any Borrower or Guarantor, subject to the limitation set forth below in Section 7.1.3 as to such pledge of Equity Interests in a Foreign Subsidiary or (ii) purchased with the proceeds of any of the above-described Collateral;

(h)          all General Intangibles (other than Intellectual Property) and all rights under Hedge Agreements and other Secured Bank Product Documents, in each case, to the extent relating to Accounts or Inventory;

(i)            all Commodity Accounts, Deposit Accounts and Securities Accounts, including all cash, checks and other evidences of payment, marketable securities, securities entitlements, financial assets and other funds or Property held in or on deposit in any of the foregoing, in each case, if any of the proceeds of the above-described Collateral are deposited therein;

(j)            all Records, Supporting Obligations and related letters of credit (as defined in the UCC), in each case to the extent related to the foregoing;

(k)          the proceeds of business interruption insurance;

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(l)             all monies, cash and deposits, whether or not in the possession or under the control of the Agent, a Lender, or a bailee or Affiliate of the Agent or a Lender, including any Cash Collateral to the extent related to the foregoing; and

(m)         all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral.

7.1.3.             Excluded Collateral. Notwithstanding anything herein to the contrary, in no event shall the Collateral subject to this Agreement include or the security interest or lien granted under Section 7.1.1 or Section 7.1.2 attach to (a) any of the outstanding voting capital stock of a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (or in any Subsidiary that is classified as a disregarded entity for U.S. federal income Tax purposes and that holds directly, or through other disregarded entities, Equity Interests of a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code) in excess of 65% of the voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote; provided that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of capital stock in such a Foreign Subsidiary without adverse tax consequences to Parent and its Subsidiaries, the Collateral shall include, and such security interest and lien shall attach to, such greater percentage of capital stock of each such Foreign Subsidiary, (b) all Commercial Tort Claims in an individual amount of less than or equal to $10,000,000, (c) Margin Stock, (d) any asset to the extent and for so long as the grant of a security interest therein would be prohibited by Applicable Law or would require any Governmental Approval (other than to the extent that any such prohibition or requirement would be rendered ineffective pursuant to the anti-non-assignment provisions of the UCC or other Applicable Law), (e) Equity Interests in any Person other than the Loan Parties to the extent not permitted by the terms of such Person’s organizational or joint venture documents (other than to the extent that any such restriction would be rendered ineffective pursuant to the anti-non- assignment provisions of the UCC or other Applicable Law), (f) Equity Interests in Unrestricted Subsidiaries, (g) in the case of assets consisting of Licenses, leases, agreements or other contracts or assets that are subject to Purchase Money Debt or Capital Leases, to the extent and for so long as the grant of security therein is prohibited or restricted by any Applicable Law or by the terms of such License, lease, agreement or other contract (including anti-assignment provisions of any such contract) or would require the consent of a Governmental Authority or a third party that is party to such contract (unless such consent has already been received or the applicable third party has agreed to cooperate with the establishment of any secured financing) or would trigger termination of (or a right to terminate) any such contract pursuant to any “change of control” or similar provision or the ability for any third party to amend any rights, benefits and/or obligations of the Loan Parties in respect of those assets, or which would require any Loan Party or any Subsidiary of any Loan Party to take any action materially adverse to the interests of such Loan Party or such Subsidiary (in each case, to the extent applicable and other than to the extent that any of the foregoing would be rendered ineffective pursuant to the anti-non-assignment provisions of the UCC or other Applicable Law), (h) any other asset to the extent that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course) of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby, as reasonably determined by the applicable Borrower and the Agent (it being acknowledged that the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the applicable Borrower and the Agent reasonably determine that the benefit to the Lenders of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties), (i) any asset to the extent that the grant of a security interest therein would result in materially adverse tax consequences to Parent and its Subsidiaries, as reasonably determined by the Borrowers in consultation with the Agent, (j) any “intent-to-use” trademark applications prior to the accepted filing of a “Statement of Use” or “Amendment to

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Allege Use” and any other Intellectual Property in any jurisdiction where, with respect thereto, the grant of a security interest therein would cause the invalidation or abandonment or unenforceability of such Intellectual Property under Applicable Law, (k) Property that is sold or subjected to a Lien pursuant to a Supplier Financing Transaction; (l) Property described on Schedule 7.1.3; and (m) any asset upon which a Lien is granted by way of any Dutch Kraton Security Agreement; provided, however, that any Proceeds, products, substitutions or replacements of Excluded Assets shall not constitute Excluded Assets unless such Proceeds, products, substitutions or replacements would themselves constitute Excluded Assets.

Further, (a) no foreign Intellectual Property filings or searches shall be required and (b) no actions shall be required to perfect the grant of the security interest in vehicles and any other assets subject to certificates of title or ownership, commercial tort claims and letter of credit rights, in each case except to the extent perfection of a security interest therein may be accomplished by the filing of financing statements under the UCC.

7.2.        Cash Collateral. Any Cash Collateral may be invested, at the Agent’s discretion (and with the consent of the applicable Loan Party Agent, as long as no Event of Default exists), but the Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Loan Party, and shall have no responsibility for any investment or loss. To further secure the prompt payment and performance of all (a) Secured Obligations, each U.S. Domiciled Loan Party hereby grants to the Agent, for the benefit of the Secured Parties and (b) Dutch Kraton Facility Secured Obligations, each Dutch Kraton Dutch Domiciled Loan Party hereby grants to the Agent and the Security Trustee, for the benefit of the Dutch Kraton Facility Secured Parties, in each case, a continuing security interest and Lien on all Cash Collateral of such Loan Party from time to time and all proceeds thereof, whether such Cash Collateral is held in a Cash Collateral Account or otherwise. Loan Parties organized or incorporated outside of the U.S. shall grant Liens to the applicable Security Trustee on Cash Collateral pursuant to the relevant Security Documents. The Agent and each Security Trustee may apply Cash Collateral of (i) a U.S. Domiciled Loan Party to the payment of any Secured Obligations and (ii) a Dutch Kraton Dutch Domiciled Loan Party to the payment of any Dutch Kraton Facility Secured Obligations, in each case, in accordance with Section 5.5.1, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of the Agent and the Security Trustees. No U.S. Domiciled Loan Party or other Person claiming through or on behalf of any U.S. Domiciled Loan Party shall have any right to any Cash Collateral, until Full Payment of all Secured Obligations. No Dutch Kraton Dutch Domiciled Loan Party or other Person claiming through or on behalf of any Dutch Kraton Dutch Domiciled Loan Party shall have any right to any Cash Collateral, until Full Payment of all Dutch Kraton Facility Secured Obligations.

7.3.         Administration.

7.3.1.             After-Acquired Collateral. If after the Closing Date, any Loan Party acquires an interest with a Value in excess of $2,000,000 in (a) Chattel Paper (other than pre-buy agreements or in the Ordinary Course of Business), (b) negotiable Documents (other than in the Ordinary Course of Business), (c) Investment Property, (d) Letter-of-Credit Rights (that are not Supporting Obligations), (e) promissory notes (other than in the Ordinary Course of Business) and other Instruments (in each case, other than checks or other Instruments provided for in the Ordinary Course of Business), in each case constituting Collateral, the applicable Loan Party Agent will notify the Agent in writing within thirty (30) days of such acquisition. Upon the Agent’s request, such Loan Party shall use commercially reasonable efforts to take such actions as the Agent or its Security Trustee reasonably deems appropriate to effect a duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession or control agreement, as appropriate, and/or executing such additional Security Documents as may be reasonably requested by the Agent or a Security Trustee. Notwithstanding the foregoing, nothing in this Section 7.3.1 shall require any Loan Party to effectuate a security interest in any after-acquired Collateral if such security interest would violate Section 14.20 of this Agreement.

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7.3.2.             Commodity Account, Deposit Account or Securities Account. If after the Closing Date, any Loan Party opens or closes a Commodity Account, Deposit Account or Securities Account (in each case, other than any Excluded Account) in a Perfection Jurisdiction, in each case constituting or holding Collateral, the applicable Loan Party Agent shall notify the Agent or Security Trustee in writing within forty-five (45) days thereof and amend Schedule 8.4 to reflect the same. Upon the Agent’s or Security Trustee’s request, the Loan Party shall deliver a fully-executed Deposit Account Control Agreement, Securities Account Control Agreement or Commodity Account Control Agreement (as applicable) within forty-five (45) days (or such longer period with the prior consent of the Agent or Security Trustee (such consent not to be unreasonably withheld)) of the Agent’s or Security Trustee’s request and amend Schedule 8.4 to reflect the same; provided that with respect to Securities Accounts or Commodity Accounts, any such control agreement shall only be requested by Agent or the Security Trustee for Securities Accounts or Commodity Accounts, in each case, with an average monthly balance or Value in excess of $2,000,000.

7.3.3.             Collateral in Possession of a Third Party. If, after the Closing Date, any Collateral constituting Inventory in a Perfection Jurisdiction with an aggregate Value exceeding $2,000,000 is in the possession of a warehouse or bailee, such Loan Party shall notify the Agent within ninety (90) days of such warehouse or bailee obtaining possession of such Inventory.

7.4.         No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject the Agent, any Security Trustee or any Lender to, or in any way modify, any obligation or liability of Loan Parties relating to any Collateral.

7.5.         Further Assurances. Each Loan Party will promptly execute any and all further documents, financing statements, agreements, title certificates, assignments and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Agent, any Security Trustee or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the Liens created or intended to be created by the Security Documents, or otherwise to give effect to the intent of this Agreement, all at the expense of the Loan Parties. Each U.S. Domiciled Loan Party authorizes the Agent to file any financing statement that accurately describes the Collateral.

7.6.         Termination of Security Interest.

7.6.1.             All security interests granted hereby shall automatically terminate upon the Full Payment of the Secured Obligations; provided that with respect to the LC Obligations, the aggregate amount available to be drawn under any Letters of Credit has been reduced to zero (or the applicable Fronting Bank has consented to the termination as a result of the Cash Collateralization of the Letters of Credit or other arrangement satisfactory to the applicable Fronting Bank) and no Fronting Bank has any further obligation to issue or amend Letters of Credit under this Agreement.

7.6.2.             All security interests granted hereby shall also terminate and be released at the time or times and in the manner set forth in Section 12.3.1 of this Agreement.

7.6.3.             In connection with any termination or release pursuant to Sections 7.6.1 or 7.6.2, the Agent or Security Trustee shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the applicable Loan Party shall have provided the Agent such certifications or

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documents as the Agent shall reasonably request in order to demonstrate compliance with this Section 7.6. The covenants contained in this Section 7.6 shall survive the Full Payment of the Secured Obligations.

7.7.         Real Estate Collateral

7.7.1.            Upon request by Agent and in accordance with the timing and procedures set forth in Section 7.7.2 below, the Obligations shall also be secured by Mortgages upon all Mortgaged Property. The Mortgages shall be duly recorded at U.S. Borrowers’ expense, in each office where such recording is required to constitute a fully perfected second-priority Lien on the Mortgaged Property covered thereby.

7.7.2.             Upon request by Agent, the relevant Loan Party shall execute and deliver to Agent a Mortgage against any Mortgaged Property for which a “Mortgage” (as defined in the Term Loan Agreement) has been recorded for the benefit of Term Loan Lenders, which Mortgage shall be substantially in the same form and substance as such “Mortgage” (except with respect to priority). In addition, such Loan Party shall timely deliver to Agent upon request by Agent, such information and materials necessary in order for federally regulated U.S. lenders to comply with the requirements of the Flood Program (as defined in the Term Loan Agreement) and if the Mortgaged Property is in a Flood Zone (as defined in the Term Loan Agreement), shall deliver evidence to Agent that such Loan Party has obtained a policy of flood insurance relating to such Mortgaged Property that is in compliance with applicable regulations.

Section 8.      COLLATERAL ADMINISTRATION

8.1.         Borrowing Base Certificates. As soon as available but in any event within, twenty (20) days after the end of each calendar month (or such longer period as the Agent may agree in its Permitted Discretion), the Loan Party Agents shall deliver to the Agent Borrowing Base Certificates covering each Borrowing Base and supporting information in connection therewith (including information regarding any retention of title from vendors to any Dutch Kraton Borrower), provided that (a) the Loan Party Agents will be required to furnish Borrowing Base Certificates for each calendar week and supporting information in connection therewith within two (2) Business Days after the end of each such calendar week after an Increased Reporting Trigger, and (b) within five (5) Business Days after consummation of any sale or disposition of Accounts or Inventory that are a part of the Collateral not in the Ordinary Course of Business resulting in net proceeds exceeding $5,000,000 (individually or in the aggregate for all such sales and dispositions since the date of the most recent Borrowing Base Certificates), the Loan Party Agents shall deliver an updated Borrowing Base Certificate giving effect to any such sale or disposition. Borrowing Base Certificates for Foreign Borrowers shall calculate an individual Borrowing Base for each Foreign Borrower on a stand-alone basis. All calculations of Availability in any Borrowing Base Certificate shall originally be made by the Borrowers and certified by a Senior Officer of the applicable Loan Party Agent, provided that the Agent may from time to time review and adjust any such calculation (x) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (y) to adjust advance rates and to impose additional reserves in its Permitted Discretion to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (z) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Reserves.

8.2.         Administration of Accounts.

8.2.1.             Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to

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the Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to the Agent, on such periodic basis as the Agent may request. Each Borrower shall provide to the Agent, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, and, upon request by the Agent during the existence of an Event of Default, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as the Agent may reasonably request. If Accounts of a Borrower in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts, then such Borrower or a Loan Party Agent shall notify the Agent of such occurrence promptly (and in any event within five (5) Business Days) after such Borrower or Loan Party Agent has knowledge thereof.

8.2.2.             Taxes. If an Account of any Borrower includes a charge for any Taxes, the Agent is authorized, in its discretion, if such Borrower has not paid such Taxes when due, to pay the amount thereof to the proper Governmental Authority for the account of such Borrower and to charge the Loan Parties therefor; provided, however, that neither the Agent nor any other Secured Party shall be liable for any Taxes that may be due from the Loan Parties or with respect to any Collateral.

8.2.3.             Account Verification. During the continuance of an Event of Default the Agent shall have the right at any time, in the name of the Agent, any designee of the Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of the Borrowers by mail, telephone or otherwise. Loan Parties shall cooperate fully with the Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4.            Maintenance of Dominion Accounts. Except as otherwise provided in this Section 8.2.4, (a) the Loan Parties shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to the Agent, (b) other than (until required in accordance with the other provisions of this Section 8.2.4) in relation to the Dutch Kraton Excluded Dominion Accounts, the Loan Parties shall obtain a Deposit Account Control Agreement from each lockbox servicer (if applicable) and Dominion Account bank, establishing the Agent’s (or a Security Trustee’s) control over and Lien on the lockbox or Dominion Account, requiring prompt deposit of all remittances received in the lockbox (or otherwise) to a Dominion Account and waiving offset rights of such servicer or bank, except for customary administrative and other charges and returned items, (c) other than (until required in accordance with the other provisions of this Section 8.2.4) in relation to the Dutch Kraton Excluded Dominion Accounts, the Dutch Kraton Dominion Accounts shall be under the sole dominion and exclusive control of the Agent (or its Security Trustee) whether or not a Cash Dominion Event exists; provided that collected funds will, in the discretion of Agent, either be disbursed from such Dominion Accounts to an operating account of one of such Loan Parties or be applied to the Loans of such Loan Parties, (d) at any time after the occurrence of a Cash Dominion Event, and while the same is continuing, the Initial Dutch Kraton Borrower shall (i) execute and deliver a duly perfected and enforceable Lien over each Dutch Kraton Excluded Dominion Account in accordance with the relevant Applicable Law and (ii) ensure that each Dutch Kraton Excluded Dominion Account is the subject of a Deposit Account Control Agreement, (e) if, with the prior consent of the Agent, a Dutch Kraton Dominion Account is not maintained with Bank of America, the applicable Dutch Kraton Dutch Domiciled Loan Parties, whether or not a Cash Dominion Event exists, shall ensure that such account is the subject of a Deposit Account Control Agreement which provides for all cash receipts in any such account to be swept on a daily basis to a Dominion Account maintained with Bank of America, and (f) if a U.S. Dominion Account is not maintained with Bank of America, the Agent (or its Security Trustee) may, during the existence of any Cash Dominion Event, require immediate transfer of all cash receipts in such account to a Dominion Account maintained with Bank of America. The Agent, Security Trustees and Lenders assume no responsibility to Loan Parties for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

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8.2.5.             Proceeds of Collateral. Loan Parties shall request in writing and otherwise take all necessary steps to instruct that all payments on Accounts or otherwise relating to Collateral of Account Debtors in any Eligible Account Debtor Jurisdiction are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Loan Party receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for the Agent and the Security Trustees and within five (5) Business Days deposit same into a Dominion Account.

8.3.         Administration of Inventory.

8.3.1.             Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, and, when submitting a Borrowing Base Certificate to the Agent, shall submit to the Agent inventory and reconciliation reports in form reasonably satisfactory to the Agent, on such periodic basis as the Agent may reasonably request. Each Borrower shall conduct periodic cycle counts consistent with historical practices, and shall provide to the Agent a copy of any report produced based on such count, together with supporting information, in each case, as the Agent may reasonably request. The Agent may observe each physical count at its own expense or as part of an inspection, audit or field exam under Section 10.1.1.

8.3.2.             Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise during the existence of a Cash Dominion Event, unless (a) such return is a return of defective Inventory in the Ordinary Course of Business or (b) the aggregate Value of all such returned Inventory does not exceed during any calendar month (i) $10,000,000 so long as no Event of Default has occurred and is continuing and (ii) $5,000,000 at any time an Event of Default has occurred and is continuing.

8.3.3.             Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval, except in the Ordinary Course of Business, and shall take all steps to assure that all Inventory is produced in accordance with the FLSA and otherwise in all material respects with Applicable Law. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory, except in the Ordinary Course of Business. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in the Ordinary Course of Business and in conformity in all material respects with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4.         Administration of Deposit Accounts, Securities Accounts and Commodity Accounts. Schedule 8.4 sets forth all Deposit Accounts, Securities Accounts and Commodity Accounts (other than Excluded Accounts) in a Perfection Jurisdiction maintained by the Loan Parties as of the Closing Date, including all Dominion Accounts. Each such U.S. Facility Loan Party shall take commercially reasonable steps to establish the Agent’s or its Security Trustee’s control of each such Deposit Account, Securities Account or Commodity Account through a Deposit Account Control Agreement, Securities Account Control Agreement or Commodity Account Control Agreement, as applicable, within ninety (90) days following the Closing Date; provided, that with respect to Securities Accounts or Commodity Accounts, such control agreements should only be required for Securities Accounts or Commodity Accounts, in each case, with an average monthly balance or Value in excess of $2,000,000. A Loan Party Agent shall notify the Agent of any opening or closing of a Deposit Account, Securities Account or Commodity Account in accordance with Section 7.3.2 and will amend Schedule 8.4 to reflect the same.

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8.5.         General Provisions.

8.5.1.             Location of Collateral. All Inventory with an aggregate Value exceeding $2,000,000 located at a location in a Perfection Jurisdiction and constituting Collateral (other than such Inventory in transit) is kept by the Loan Parties at the locations set forth in Schedule 8.5.1. Upon providing any notice required under Section 7.3.3, such Loan Party or the applicable Loan Party Agent shall amend Schedule 8.5.1 to reflect the same.

8.5.2.             Certain Organizational Changes. No Loan Party may change its name, charter or other organizational number, form or jurisdiction of organization without at least fifteen (15) days prior written notice to the Agent (or such shorter period to which the Agent may agree) and taking such actions (including entering into supplemental documentation) as the Agent may reasonably request to maintain the perfection and priority of its security interest in the Collateral.

8.5.3.             [Reserved].

8.5.4.             Protection of Collateral. All reasonable expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral of a Loan Party Group, all Taxes payable with respect to any Collateral of a Loan Party Group (including any sale thereof), and all other reasonable payments required to be made by the Agent or a Security Trustee to any Person to realize upon any Collateral of a Loan Party Group, shall be borne and paid by Loan Parties of such Loan Party Group. Neither the Agent nor any Security Trustee shall be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Agent’s or such Security Trustee’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Loan Parties’ sole risk.

8.5.5.             Defense of Title to Collateral. Each Loan Party shall at all times defend its title to Collateral (if such defense is required by Agent or the applicable Security Trustee in its Permitted Discretion) and the Agent’s or Security Trustees’ Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.6.         Power of Attorney. Each of the U.S. Domiciled Loan Parties hereby irrevocably constitutes and appoints the Agent (and all Persons designated by the Agent) as such Loan Party’s true and lawful attorney (and agent-in-fact), coupled with an interest, for the purposes provided in this Section. The Agent, or the Agent’s designee, may, without notice and in either its or such U.S. Domiciled Loan Party’s name, but at the cost and expense of such Loan Parties within such Loan Party’s Loan Party Group:

(a)          Endorse a U.S. Domiciled Loan Party’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into the Agent’s possession or control; and

(b)          During the continuance of an Event of Default, (i) notify any Account Debtors of a U.S. Domiciled Loan Party of the assignment of their Accounts, demand and enforce payment of such Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to such Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral of the U.S. Domiciled Loan Parties, or any legal proceedings brought to collect Accounts or Collateral of the U.S. Domiciled Loan Parties; (iii) sell or assign any Accounts and other Collateral of the U.S. Domiciled Loan Parties upon such terms, for such amounts and at such times as the Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or Securities Accounts of the

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U.S. Domiciled Loan Parties which constitute or contain the proceeds of Collateral, and take control, in any manner, of proceeds of Collateral of the U.S. Domiciled Loan Parties; (v) prepare, file and sign a U.S. Domiciled Loan Party’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a U.S. Domiciled Loan Party, and notify postal authorities to deliver any such mail to an address designated by the Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral of the U.S. Domiciled Loan Parties; (viii) use a U.S. Domiciled Loan Party’s stationery and sign its name to verifications of Accounts and notices to Account Debtors of the U.S. Domiciled Loan Parties; (ix) use information contained in any data processing, electronic or information systems relating to Collateral of the U.S. Domiciled Loan Parties; (x) make and adjust claims under insurance policies of the U.S. Domiciled Loan Parties; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a U.S. Domiciled Loan Party is a beneficiary; and (xii) take all other actions as the Agent reasonably deems appropriate to fulfill any U.S. Domiciled Loan Party’s obligations under the Loan Documents.

Section 9.      REPRESENTATIONS AND WARRANTIES

9.1.         General Representations and Warranties. In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each Loan Party (with respect to itself and its Restricted Subsidiaries) makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

9.1.1.             Organization and Qualification. Each of the Loan Parties and its Restricted Subsidiaries (a) is a duly organized or incorporated and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such jurisdiction provides for the designation of entities organized or incorporated thereunder as existing in good standing) and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and in good standing in all jurisdictions where it is required to be so qualified, except, in each case, where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect. The information included in the Beneficial Ownership Certification most recently provided to Agent and each Lender is true and complete in all respects.

9.1.2.             Power and Authority. Each Loan Party is duly authorized to execute, deliver and perform under the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate or other organizational action, and do not (a) require the consent or approval of any holders of Equity Interests in any Loan Party, except for such consents as have been obtained and are in full force and effect; (b) contravene the Organization Documents of any Loan Party; (c) violate or cause a default under any Applicable Law or Material Contract or (d) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any contractual obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, except in each case referred to in clauses (b), (c) or (d), where such violation or default could not reasonably be expected to result in a Material Adverse Effect.

9.1.3.             Enforceability. Each Loan Document is a legal, valid and binding obligation of each Loan Party party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

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9.1.4.             Subsidiaries; Capital Structure. Schedule 9.1.4 lists each Subsidiary of Parent (and the direct and indirect ownership interest of Parent therein), in each case existing on the Closing Date. As of the Closing Date, Schedule 9.1.4 shows, for each Loan Party, its name, jurisdiction of organization and issued Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Loan Party has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. As of the Closing Date, each Loan Party has good title to its Equity Interests in its Subsidiaries, and all such Equity Interests are duly issued, fully paid and non-assessable to the extent applicable. As of the Closing Date, except as disclosed on Schedule 9.1.4, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Loan Party or Subsidiary.

9.1.5.             Title to Properties; Priority of Liens. Each of the Loan Parties and its Restricted Subsidiaries has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to the Agent or Lenders, in each case free of Liens except Permitted Liens and except where the failure to have such good title or such leasehold interest could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and its Restricted Subsidiaries has paid and discharged all material lawful claims that, if unpaid, are being Properly Contested or that, could become a Lien on its Properties, other than Permitted Liens, except where the failure to have such good title or such leasehold interest could not reasonably be expected to have a Material Adverse Effect or as otherwise set forth in Section 9.1.6 or 9.1.29, as applicable. All Liens of the Agent in the Collateral in a Perfection Jurisdiction are duly perfected, first priority Liens subject only to Permitted Liens; provided that no such representation is given with respect to any such Collateral that requires a notice to or agreement of a third party that is not required to be obtained hereunder.

9.1.6.             Accounts. The Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers in writing with respect thereto. Each Borrower warrants with respect to each of its Accounts at the time it is shown as an Eligible Account in a Borrowing Base Certificate that to such Borrower’s knowledge in all material respects:

(a)          it is genuine and what it purports to be, and is not evidenced by a judgment;

(b)          it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)          it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to the Agent on request;

(d)          it is not subject to any offset, Lien (other than the Agent’s or Security Trustee’s Liens and Liens permitted under the definition of Dutch Kraton Eligible Accounts or U.S. Eligible Accounts hereto), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business; and it is otherwise absolutely owing by the Account Debtor, without contingency in any respect;

(e)          no purchase order, agreement, document or Applicable Law restricts assignment of the Account to the Agent or a Security Trustee unless (i) under the UCC, other Applicable Law or

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public policy, the restriction is ineffective or (ii) such restriction does not prevent any Loan Party from granting a security interest in such Account under the UCC or any Applicable Law, and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f)            no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected in the reports submitted to the Agent hereunder; and

(g)          (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor, to the applicable Loan Party’s knowledge, had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is, to the applicable Loan Party’s knowledge, Solvent and, to the applicable Loan Party’s knowledge, has not failed, or suspended or ceased doing business; and (iii) to the applicable Loan Party’s knowledge, there are no proceedings or actions pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7.             Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Parent and its Subsidiaries that have been and are hereafter delivered to the Agent and Lenders in accordance with Section 6.1 and clauses (a) and (b) of Section 10.1.2, are prepared in accordance with GAAP (except with respect to Section 10.1.2(c)), and fairly present in all material respects the financial position and results of operations of Parent and its Subsidiaries at the dates and for the periods indicated, and for unaudited financial statements, subject to normal year-end adjustments and the absence of footnotes. As of the date of delivery thereof, all projections delivered from time to time to the Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2019, there has been no change in the condition, financial or otherwise, of any Loan Party or Subsidiary that could reasonably be expected to have a Material Adverse Effect. Each Loan Party is Solvent on a consolidated basis.

9.1.8.            Supplier Financing Transaction. As of the Closing Date, no Loan Party or Restricted Subsidiary is party to any Supplier Financing Transaction, except those listed on Schedule 9.1.8.

9.1.9.            Taxes. Each of the Loan Parties and its Restricted Subsidiaries has filed all material federal, state and other Tax returns and other material tax reports that it is required by law to file, and has paid, or made reasonably adequate provision for the payment of, all Taxes upon it, its income and its Properties that are shown due and payable on such returns, except to the extent being Properly Contested.

9.1.10.         EEA Financial Institution. No Loan Party is an EEA Financial Institution.

9.1.11.          Intellectual Property. To the knowledge of each Loan Party, the conduct of the business as currently conducted of each of the Loan Parties and its Restricted Subsidiaries does not infringe or misappropriate any third party Intellectual Property of any third party, except where such infringement or misappropriation could not be reasonably expected to have a Material Adverse Effect. There is no pending or, to any Loan Party’s knowledge, threatened Intellectual Property written Claim with respect to any Loan Party, any Restricted Subsidiary or any of their Property (including any Intellectual Property). To the knowledge of each Loan Party, except as disclosed on Schedule 9.1.11, no Loan Party or Restricted Subsidiary pays or owes any Royalty or other compensation to any Person with

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respect to any Intellectual Property. All material registered and applied for Intellectual Property owned by, or otherwise subject to any interests of, any Loan Party or Restricted Subsidiary and all material Intellectual Property Licenses which License any Loan Party or Restricted Subsidiary has the right to use Intellectual Property owned by a third party on the Closing Date is shown on Schedule 9.1.11.

9.1.12.          Governmental Approvals. Each of the Loan Parties has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except as could not be reasonably expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any Inventory or other Collateral have been procured and are in effect, and Loan Parties and their Restricted Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any Inventory or Collateral, except where the noncompliance or failure to procure or maintain in effect could not reasonably be expected to have a Material Adverse Effect.

9.1.13.          Compliance with Laws. Each of the Loan Parties and its Restricted Subsidiaries has duly complied, and its Properties and business operations are in compliance with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Loan Party or Restricted Subsidiary under any Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.14.          Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, as of the Closing Date to the knowledge of each Loan Party, neither such Loan Party’s nor any Restricted Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. Except as could not be reasonably expected to have a Material Adverse Effect, no Loan Party or Subsidiary has received any Environmental Notice. No Loan Party or Restricted Subsidiary has any material contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it that could reasonably be expected to have a Material Adverse Effect.

9.1.15.           Restrictive Agreements. As of the Closing Date, no Loan Party or Restricted Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15.

9.1.16.           Litigation. Except as shown on Schedule 9.1.16, there are no material proceedings or investigations pending or, to any Loan Party’s knowledge, threatened against any Loan Party or Restricted Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Loan Party or Restricted Subsidiary. No Loan Party or Restricted Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority, except where such default could not be reasonably expected to have a Material Adverse Effect.

9.1.17.           Insurance. The insurance coverage of the Loan Parties and the Restricted Subsidiaries as in effect on the Closing Date in excess of $10,000,000 is outlined as to carrier, policy number, type and deductible on Schedule 9.1.17. As of the Closing Date, all premiums due and payable in respect insurance covering a material portion of the Collateral have been paid.

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9.1.18.           No Defaults. No event or circumstance has occurred and is continuing or exists that constitutes a Default or Event of Default. No Loan Party or Restricted Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under and with respect to any Material Contract (excluding Material Debt), except where such default could not reasonably be expected to have a Material Adverse Effect.

9.1.19.           Employee Benefit Plans.

(a)          ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken with all other such ERISA Events for which liability is reasonably expected to occur, could be reasonably likely to have a Material Adverse Effect. No Loan Party nor any ERISA Affiliate has incurred or reasonably expects to incur, any liability (and no event has occurred which, after the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each ERISA Affiliate (i) has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each U.S. Employee Plan and (ii) is in compliance with the presently applicable provisions of ERISA, the Code and any Applicable Law with respect to each “employee benefit plan” (as defined in Section 3(3) of ERISA, but excluding any Multiemployer Plan) maintained or contributed to for employees in the United States and in respect of which any Loan Party or any ERISA Affiliate could reasonably be expected to have liability, except as could not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Except as has not or could not reasonably be expected to result in a Material Adverse Effect, neither any Loan Party nor any ERISA Affiliate has failed to make any required contribution or payment to any U.S. Employee Plan or Multiemployer Plan, or made any amendment to any U.S. Employee Plan that has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code. No Loan Party nor any ERISA Affiliate has engaged in any non-exempt prohibited transaction, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, except as has not or could not reasonably be expected to results in a Material Adverse Effect.

(b)          Foreign Plans. All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All required contributions or other payments which are due with respect to each Foreign Plan have been or will timely be made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)          Except as disclosed on the Parent’s Annual Report on Form 10-K as promulgated by the SEC, or any successor form thereof, no Loan Party or ERISA Affiliate maintains or is required to contribute to any plan which provides health, accident, or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Code Section 4980B.

9.1.20.           Labor Relations. Except as described on Schedule 9.1.20, as of the Closing Date, no Loan Party or Subsidiary is party to or bound by any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or other organization of any Loan Party’s or Restricted Subsidiary’s employees, or, to any Loan Party’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining within the last five (5) years, except as could not be expected to have a Material Adverse Effect.

9.1.21.           Investment Company Act. No Borrower is an “investment company” within the meaning of the Investment Company Act of 1940.

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9.1.22.           Margin Stock. No Loan Party nor any of its Restricted Subsidiaries is engaged, principally or as one of its important activities, in the business of purchasing or carrying any Margin Stock (within the meaning of Regulation U).

9.1.23.           [Reserved].

9.1.24.           Centre of Main Interests and Establishments. For the purposes of the Insolvency Regulation, each of the Dutch Kraton Dutch Domiciled Loan Parties’ centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is situated in its jurisdiction of incorporation and none of them have an “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

9.1.25.          Pari Passu Ranking. Each Dutch Kraton Borrower’s payment obligations under the Loan Documents rank at least pari passu under the laws of the Netherlands or other applicable jurisdictions with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

9.1.26.           Ranking. Each Foreign Security Agreement has or will have the ranking in priority which it is expressed to have in the relevant Security Document and, other than as permitted under or contemplated by the Loan Documents, it is not subject to any prior ranking or pari passu ranking Lien.

9.1.27.           OFAC. No Loan Party (a) is a Person whose Property or interest in Property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2, or (c) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

9.1.28.           Patriot Act. Each Loan Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

9.1.29.           Eligible Inventory. As to each item of Inventory that is identified as Eligible Inventory in a Borrowing Base Certificate submitted to the Agent, as of the date of such Borrowing Base Certificate, such Inventory is (a) to the knowledge of the Loan Parties, of good and merchantable quality, free from known defects, and (b) to the knowledge of the Loan Parties, not excluded as ineligible by virtue of one or more of the excluding criteria (other than any such criteria requiring Agent’s discretion) set forth in the relevant definitions of Eligible Inventory (and in the case of U.S. Eligible In-Transit Inventory or Dutch Kraton Eligible In-Transit Inventory, as applicable, after giving effect to any exclusions therefrom specified in the related definitions therefor).

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9.2.       Complete Disclosure. The factual information and data (taken as a whole) furnished by or on behalf of the Parent or its Subsidiaries in writing to the Agent and/or any Lender (including information and data included in the Loan Documents) in connection with the Transactions does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date any such information and data was furnished and as updated from time to time, it being understood and agreed that for purposes of this Section 9.2, such information and data shall not include any financial information forecast or projection.

Section 10.      COVENANTS AND CONTINUING AGREEMENTS

10.1.       Affirmative Covenants. The Loan Parties, jointly and severally, hereby covenant and agree that on the Closing Date and thereafter until the Commitments have terminated and Full Payment of all Obligations has occurred:

10.1.1.          Inspections; Field Examinations and Appraisals.

(a)          The Loan Parties will permit the Agent (including, without limitation, the Agent’s employees, agents and designated representatives) from time to time at the Loan Parties’ reasonable expense, subject (except when a Default or Event of Default exists) to reasonable advance notice and at such reasonable times during normal business hours, to visit and inspect the Properties of any Loan Party, inspect, audit and make extracts from any Loan Party’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Loan Party’s business, financial condition, assets, prospects and results of operations; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Agent, on behalf of the Lenders may exercise rights of the Agent and the Lenders under this Section 10.1.1(a) and the Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Parent’s expense; provided further that when an Event of Default exists, the Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Parent at any time during normal business hours and upon reasonable advance notice. Notwithstanding the foregoing, nothing contained herein shall prohibit the Agent or any Lender from exercising such inspection rights more often at their own expense; provided however that any such additional inspections must be during normal business hours and upon reasonable advance notice. Neither the Agent nor any Lender shall have any duty to any Loan Party to make any inspection, nor to share any results of any inspection, appraisal or report with any Loan Party. Loan Parties acknowledge that all inspections, appraisals and reports are prepared by the Agent and Lenders for their purposes, and Loan Parties shall not be entitled to rely upon them.

(b)          The Borrowers will permit Agent (including the Agent’s employees, agents and designated representatives reasonably acceptable to Parent) to conduct, and will reimburse the Agent for all reasonable and documented charges, costs and expenses of the Agent in connection with (i) examinations of any Loan Party’s books and records or any other financial or Collateral matters as the Agent deems appropriate; and (ii) appraisals of Inventory; provided, however, that if no Default or Event of Default shall have occurred and be continuing, only one such appraisal and one such examination per Fiscal Year shall be conducted at the Borrowers’ expense (exclusive of any appraisals and field examinations conducted pursuant to Section 10.1.9); provided, further, that during an Enhanced Reporting Trigger, one additional appraisal and one additional examination per Fiscal Year may be conducted at the Borrowers’ expense (exclusive of any appraisals and field examinations conducted pursuant to Section 10.1.9); provided, further, that after an Increased Reporting Trigger, a total of up to three (3) such examinations per Fiscal Year may be conducted at the Borrowers’ expense (exclusive of

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any appraisals and field examinations conducted pursuant to Section 10.1.9). The foregoing shall not limit the Agent’s ability to perform additional appraisals or examinations at the sole expense of the Borrowers upon the occurrence and continuance of a Default or Event of Default (or if a Default or Event of Default was in existence at the time such appraisal or examination was initiated). Subject to the limitations set forth herein, Borrowers agree to pay the Agent’s then standard charges for examination and appraisal activities, including the standard charges of the Agent’s internal examination and appraisal groups, as well as the reasonable and documented charges of any third party used for such purposes. Notwithstanding anything to the contrary in this Section 10.1.1, none of the Parent or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law or any binding agreement or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.

10.1.2.          Financial and Other Information. Each Loan Party will, and will cause its Restricted Subsidiaries to, keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and will furnish to the Agent and Lenders:

(a)          as soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is ninety (90) days after the end of each such Fiscal Year), the consolidated balance sheet of Parent and its Restricted Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Parent and its Restricted Subsidiaries, which consolidated statements shall be audited and certified (without qualification other than a qualification with respect to Debt under this Agreement becoming due and payable by its terms within one year of such opinion with regard to the opinion for Fiscal Year 2022) by a firm of independent certified public accountants of recognized standing selected by Parent and acceptable to the Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to the Agent;

(b)          as soon as available, and in any event within forty-five (45) days (or ninety (90) days, for the Fiscal Quarter ending December 31st) after the end of each of the first three Fiscal Quarters of Parent, an unaudited balance sheet as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Parent and its Restricted Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Parent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(c)          as soon as available, and in any event within thirty (30) days after the end of each month (other than the third, sixth, ninth and last months of each Fiscal Year), consolidated management unaudited financial statements consisting of a balance sheet, income statement and cash flows without footnotes as of the end of such month and for the portion of the Fiscal Year then elapsed, for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year which financial statements are not required to be in conformity with GAAP;

(d)          concurrently with delivery of financial statements under clauses (a) and (b) above, a Compliance Certificate executed by a Senior Officer of the North American Loan Party Agent;

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(e)          [Reserved];

(f)           not later than ninety (90) days after the beginning of each Fiscal Year, projections of Parent’s and its Restricted Subsidiaries consolidated balance sheets, results of operations, cash flow, budgets and Availability for the next Fiscal Year, month by month;

(g)          promptly after the sending or filing thereof, copies of any regular, periodic and special reports or registration statements or prospectuses that Parent or any Restricted Subsidiary files with the SEC or any other Governmental Authority, or any securities exchange (it being agreed by the parties hereto filings of a Form 10-K or 10-Q as promulgated by the SEC and in accordance with Applicable Laws will satisfy the requirements of Sections 10.1.2(a) and 10.1.2(b), respectively, if filed with the SEC in the time periods for each set forth therein);

(h)          promptly after the sending or filing thereof, copies of any annual information report (including all actuarial reports and other schedules and attachments thereto) required to be filed with a Governmental Authority in connection with each U.S. Employee Plan or any Foreign Plan that is required by Applicable Law to be funded; promptly upon receipt, copies of any notice, demand, inquiry or subpoena received in connection with any U.S. Employee Plan from a Governmental Authority (other than routine inquiries in the course of application for a favorable IRS determination letter); and at the Agent’s request, copies of any annual report required to be filed with a Governmental Authority in connection with any other U.S. Employee Plan; and

(i)           such other reports and information (financial or otherwise) as the Agent may reasonably request from time to time in connection with any Collateral or Parent’s, any Loan Party’s or any Restricted Subsidiary’s financial condition or business.

10.1.3.           Notices. The Loan Parties will notify the Agent in writing, promptly after a Loan Party’s obtaining knowledge thereof, of any of the following that affects a Loan Party: (a) the threat or commencement of any proceeding, lawsuit or investigation, whether or not covered by insurance that could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract that has not been cured; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $5,000,000; (f) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), that could reasonably be expected to have a Material Adverse Effect; (g) any default notices received under or with respect to any material leased location or material public warehouse or storage yard where Collateral is located; (h) any opening of a new office holding Eligible Inventory in an amount exceeding $2,000,000 in Value at the time of delivery of the next Borrowing Base Certificate; and (i) any casualty or other physical loss of Collateral with a fair market value of $10,000,000 or more.

10.1.4.           Landlord and Storage Agreements. Each Loan Party will, upon reasonable request of the Agent, provide the Agent with copies of all existing agreements, and upon Agent’s reasonable request, provide the Agent with copies of all future agreements, between such Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5.           Compliance with Laws. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, comply with all Applicable Laws, including ERISA, Environmental Laws, OSHA, Anti-Terrorism Laws (in each case to the extent applicable), and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless (a) such requirement of Applicable Law is being Properly Contested or

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(b) failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Loan Party or Restricted Subsidiary, it shall act promptly and diligently to investigate and report to all appropriate Governmental Authorities (and in the case of a material Environmental Release, the Agent) the extent of, and to take appropriate remedial action to eliminate, such Environmental Release to the extent required by Environmental Laws, whether or not directed to do so by any Governmental Authority.

10.1.6.           Taxes. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, pay and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7.           Insurance. Each Loan Party will, and will cause its Restricted Subsidiaries to, maintain insurance with financially sound and reputable insurance companies or reinsurance with respect to any captive insurance, in each case with respect to the Properties and business of Loan Parties and Restricted Subsidiaries of such type (including business interruption, product liability, workers’ compensation and casualty), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated, as to insurance covering Collateral, will cause to be delivered to the Agent or the Security Trustee, as applicable, (a) certificates of insurance evidencing the existence of insurance to be maintained by the Loan Parties pursuant to this Section 10.1.7, (b) an additional insured endorsement with respect to the Loan Parties’ liability insurance with a coverage amount in excess of $10,000,000 naming Agent or Security Trustee, as applicable, as an additional insured thereunder, and (c) lender loss payable endorsement naming Agent or Security Trustee, as applicable, as lender loss payee with respect to Loan Parties’ casualty insurance with a coverage amount in excess of $10,000,000, in each case, in the form and substance reasonably satisfactory to the Collateral Agent and Security Trustee.

10.1.8.           Licenses. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) of such Loan Party or its Restricted Subsidiaries in full force and effect; (other than the expiration or termination of Licenses in the Ordinary Course of Business that do not materially adversely affect the manufacture, distribution or disposition of Inventory) and pay all Royalties when due with respect thereto except to the extent being contested by appropriate proceedings and for which adequate reserves have been set aside.

10.1.9.           Additional Loan Parties. (a) Any Subsidiary may, at the election of the North American Loan Party Agent or the Foreign Loan Party Agent, as applicable, become a Borrower hereunder within the applicable Borrower Group for its jurisdiction of organization (and if its jurisdiction of organization is the Netherlands, as a Dutch Kraton Borrower) upon (i) the execution and delivery to the Agent and/or Security Trustees (A) by such Subsidiary of a supplement or joinder to this Agreement, substantially in the form of Exhibit G, (B) by such Subsidiary of Security Documents in form and substance reasonably satisfactory to the Agent and the relevant Security Trustee as may be required for the relevant jurisdiction; provided that any such new Security Document shall be in substantially the same form as the comparable Security Documents to which the existing Loan Parties of the Loan Party Group of the New Loan Party (if any) are party, (C) by a Senior Officer of the applicable Loan Party Agent for such Subsidiary of a (i) Borrowing Base Certificate for such Subsidiary effective as of not more than sixty (60) days preceding the date on which such Subsidiary becomes a Foreign Borrower and (ii) written notice of such Subsidiary’s Applicable Foreign Borrower Commitment and (D) by such Subsidiary of a certificate (including delivery of related attachments) of the type described in Section 6.1(d) and such other documents, instruments and agreements as Agent may reasonably require, and (ii) the completion of the Agent’s and each applicable Lender’s due diligence to its reasonable satisfaction and of compliance procedures for applicable “know your customer” and anti-money laundering rules; provided that, prior to

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permitting such Subsidiary to borrow any Revolver Loans or obtain the issuance of any Letters of Credit hereunder, the Agent, in its discretion, shall have the right to conduct an appraisal and field examination with respect to such Subsidiary, including, without limitation, of (x) such Subsidiary’s practices in the computation of its Borrowing Base and (y) the assets included in such Subsidiary’s Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, in each case, prepared on a basis reasonably satisfactory to the Agent and at the sole expense of such Subsidiary, and (b) [Reserved], and (c) the Parent will cause any Subsidiary which, pursuant to the Term Loan Agreement, guarantees Debt in respect of the Term Loan Agreement, to become a U.S. Facility Guarantor or a Dutch Kraton Facility Guarantor, as applicable, hereunder upon (i) the execution and delivery to the Agent by such Subsidiary of a supplement or joinder to this Agreement, substantially in the form of Exhibit G, and (ii) the completion of the Agent’s and each applicable Lender’s due diligence to its reasonable satisfaction and of compliance procedures for applicable “know your customer” and anti-money laundering rules, and Notwithstanding the foregoing, at the election of Foreign Loan Party Agent and pursuant to the documentation, conditions precedent, and provisions specified in Section 10.1.9(a), any such Subsidiary organized under the laws of The Netherlands may become a Dutch Kraton Borrower hereunder.

10.1.10.       ERISA. The North American Loan Party Agent will deliver to each Lender (i) promptly upon becoming aware of the occurrence of any ERISA Event a written notice signed by a Senior Officer of the North American Loan Party Agent specifying the nature thereof, what action the Loan Party or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the IRS, the Department of Labor, the PBGC or other Governmental Authority with respect thereto, and (ii) promptly upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any U.S. Employee Plan or Multiemployer Plan. The Loan Parties will timely pay an amount at least equal to the quarterly minimum funding requirement in accordance with Applicable Law and the IRS, the Department of Labor, the PBGC or other applicable Governmental Authority with respect thereto.

10.1.11.        Dutch Pension Plans. Each Dutch Kraton Borrower will comply with all laws and regulations in respect of all its pension liabilities.

10.1.12.        Use of Proceeds. The Borrowers will use the proceeds of all Revolver Loans solely (a) to refinance the Existing Credit Agreement; (b) to pay fees and transaction expenses associated with the Transactions; (c) to issue Letters of Credit; (d) to finance Capital Expenditures and ongoing working capital needs; and (e) for other lawful corporate purposes of the Loan Parties and their Subsidiaries permitted hereunder; provided that (x) no part of the proceeds of the Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in any manner that would result in a violation of Sanctions by an Person, including to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, or to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, and (z) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

10.1.13.        Preservation of Existence. Each Loan Party will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence, corporate rights and authority under the Applicable Law of the jurisdiction of its organization; provided, however, that any Loan Party and its Restricted Subsidiaries may consummate any transaction permitted under Section 10.2.5 and 10.2.8.

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10.1.14.        Maintenance of Properties. Each Loan Party will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, subject to ordinary wear and tear, casualty and condemnation, and except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.1.15.        Payment of Obligations. Each Loan Party will, and will cause each Restricted Subsidiary to, pay or discharge all Material Debt and all other material liabilities and obligations, before the same shall become delinquent or in default, except where the validity or amount thereof is being Properly Contested.

10.1.16.        Material Contracts. Each Loan Party will, and will cause each Restricted Subsidiary to, comply in all respects with each term, condition and provision of all Material Contracts, except as could not reasonably be expected to have a Material Adverse Effect.

10.1.17.        Designations with Respect to Subsidiary.

(a)          Subject to clause (c) below, any Subsidiary of Parent that is formed or acquired after the Closing Date shall be deemed a Restricted Subsidiary unless at such time (or promptly thereafter) the North American Loan Party Agent designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Agent.

(b)          Subject to clause (c) below, the North American Loan Party Agent may designate any Restricted Subsidiary (other than a Borrower or any parent company of a Borrower) as an Unrestricted Subsidiary by a written notice to the Agent.

(c)          Neither the Parent nor any Restricted Subsidiary may form or acquire any new Unrestricted Subsidiary after the Closing Date, nor may the North American Loan Party Agent designate any existing Restricted Subsidiary as an Unrestricted Subsidiary, unless each of the following conditions is satisfied in connection with such acquisition or formation or such designation (as applicable):

(i)             any Investment in such Unrestricted Subsidiary is permitted under Section 10.2.4(u);

(ii)            except as permitted by Section 10.2.15, the Subsidiary being formed, acquired or designated as an Unrestricted Subsidiary, as applicable, is not a party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent;

(iii)          the Subsidiary being formed, acquired or designated as an Unrestricted Subsidiary, as applicable, is a Person with respect to which none of the Parent or any of the Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(iv)          No Default or Event of Default shall result and be continuing from such acquisition, formation or designation (as applicable).

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(d)                Any designation or re-designation of a Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment on the date of such designation or re-designation in an Unrestricted Subsidiary in an amount equal to the Fair Market Value of the outstanding Investments of Parent and the Restricted Subsidiaries in such Unrestricted Subsidiary.

(e)                 The North American Loan Party Agent may designate any Unrestricted Subsidiary as a Restricted Subsidiary by a written notice to the Agent, provided that no Default or Event of Default would result from such designation. An Unrestricted Subsidiary which has been re-designated as a Restricted Subsidiary may not be subsequently redesignated as an Unrestricted Subsidiary. The designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Debt or Liens of such Subsidiary existing at such time.

(f)                 All “Unrestricted Subsidiaries” designated in this Agreement and under the applicable provisions of the Term Loan Agreement must be the same persons.

(g)                 All “Unrestricted Subsidiaries” designated under this Agreement and under the applicable provisions of the Senior Notes Indentures must be the same Persons.

10.1.18.           Post-Closing. Each Loan Party will, and will cause each Restricted Subsidiary to, complete each of the actions applicable to it that is described in Schedule 10.1.18 as soon as commercially reasonable, but in any event no later than the date set forth in Schedule 10.1.18 with respect to such action, or such later date as the Agent may agree.

10.2.         Negative Covenants. The Loan Parties, jointly and severally, hereby covenant and agree that on the Closing Date and thereafter until the Commitments have terminated and Full Payment of all Obligations has occurred:

10.2.1.              Permitted Debt. The Loan Parties will not, and will not permit any of the Restricted Subsidiaries to, create, incur, guarantee or suffer to exist any Debt, except:

(a)                the Obligations;

(b)                Guarantees by a Borrower of Debt of a Loan Party to the extent such Debt is otherwise permitted by the provisions of this Agreement;

(c)                 Debt existing on the date hereof and set forth in Schedule 10.2.1(c) and any Refinancing Debt in respect thereof, so long as each Refinancing Conditions is satisfied;

(d)                Permitted Purchase Money Debt;

(e)               (i) Debt arising under Capital Leases entered into in connection with sale and leaseback transactions permitted by Section 10.2.6 and (ii) Debt arising under Capital Leases other than those entered into pursuant to subclause (i) of this clause (e) or those existing on the date hereof and, in each case, any Refinancing Debt thereof, so long as each Refinancing Conditions is satisfied; provided that the aggregate principal amount of Debt at any one time outstanding pursuant to this clause (e) shall not exceed the greater of $150,000,000 and 5% of Consolidated Total Assets;

(f)                Permitted Contingent Obligations;

(g)               without duplication, Refinancing Debt as long as each Refinancing Condition is satisfied;

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(h)                Debt of any Loan Party and any Restricted Subsidiary to any other Loan Party or Restricted Subsidiary; provided that (i) all such Debt of any Loan Party owed to any other Loan Party shall be evidenced by the Global Intercompany Note except as otherwise set forth on Schedule 10.2.1(h), (ii) all such Debt of any Loan Party to any Restricted Subsidiary which is not a Loan Party shall be Subordinated Debt, (iii) all such Debt of a Restricted Subsidiary that is not a Loan Party owed to any Loan Party shall be evidenced by a promissory note (which may be the Global Intercompany Note) pledged to the Agent or a Security Trustee except as otherwise set forth on Schedule 10.2.1(h) and (iv) such Debt is permitted by Section 10.2.4;

(i)                 the Term Debt, subject to the limitations, if any, set forth in the ABL Intercreditor Agreement and any Refinancing Debt in respect thereof, so long as each Refinancing Conditions is satisfied;

(j)                Debt with respect to Bank Products incurred in the Ordinary Course of Business, including Debt arising from time to time by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, but only to the extent such Debt on account of a check, draft or similar instrument drawn against insufficient funds is repaid within three (3) Business Days;

(k)                 Contingent Obligations by any Loan Party or Restricted Subsidiary of Debt of any other Loan Party or Restricted Subsidiary that was permitted to be incurred under another clause of this Section 10.2.1 (both as to the obligor thereunder and as if the guarantor had incurred such Debt directly); provided that if the Debt being guaranteed is subordinated to or pari passu with the Obligations, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Debt guaranteed;

(l)                 Debt constituting reimbursement obligations with respect to letters of credit, performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the Ordinary Course of Business and any Refinancing Debt in respect thereof, so long as each Refinancing Conditions is satisfied;

(m)              Debt owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person or insurance premium financing provided by such Person, in each case incurred in the Ordinary Course of Business;

(n)                Debt (other than the Foreign Facility Obligations) of Foreign Subsidiaries in an aggregate principal amount not to exceed the greater of $100,000,000 and 5% of Consolidated Total Assets at any time outstanding, and any Refinancing Debt in respect thereof, so long as each Refinancing Conditions is satisfied;

(o)                Debt in connection with the repurchase, redemption or other acquisition or retirement of Equity Interests held by any current or former officer, director or employee of a Loan Party or a Restricted Subsidiary; provided that such repurchase, redemption or other acquisition or retirement is permitted by Section 10.2.3, and any Refinancing Debt in respect thereof, so long as each Refinancing Conditions is satisfied;

(p)                Debt of Persons that are acquired by the Parent or a Restricted Subsidiary or merged into the Parent or a Restricted Subsidiary as part of a Permitted Acquisition in an aggregate principal amount, not to exceed the greater of $150,000,000 and 5% of Consolidated Total Assets at any time outstanding; provided that (i) such Debt exists at the time such Person becomes a Subsidiary or is merged into the Parent or a Restricted Subsidiary and is not created in contemplation of or in connection with such merger or such Person becoming a Subsidiary and (ii) no other Loan Party becomes liable for any such Debt;

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(q)                 Debt arising from agreements providing for indemnification, adjustment of purchase price, earnout or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;

(r)                 all premiums (if any), fees, expenses, charges and interest on Debt incurred in compliance with this Section 10.2.1;

(s)                 Debt and any guarantees thereof with respect to the HSBC Asian Production Facility not to exceed $200,000,000 at any time outstanding;

(t)                 Debt of Restricted Subsidiaries that are not Loan Parties arising under Hedge Agreements entered into in the Ordinary Course of Business;

(u)                 to the extent not included in any of the other clauses of this Section 10.2.1, unsecured Debt and guarantees thereof permitted by the provisions of the Term Loan Agreement, as such provisions are in effect as of the Closing Date, and any Refinancing Debt in respect thereof, so long as each Refinancing Conditions is satisfied;

(v)                Third Party Bank Product Debt (excluding such Debt that is Secured Bank Product Obligations), solely to the extent not secured in nature;

(w)               earnest money deposits required in connection with a purchase agreement, letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;

(x)                Debt in respect of any EXIM Program;

(y)                Debt in respect of the Senior Notes and any Refinancing Debt in respect thereof, so long as each Refinancing Conditions is satisfied;

(z)                 to the extent not included in any of the other clauses of this Section 10.2.1, secured Debt and guarantees thereof permitted by the provisions of the Term Loan Agreement, as such provisions are in effect as of the Closing Date and any Refinancing Debt in respect thereof, so long as each of the Refinancing Conditions is satisfied; provided, however, such Debt shall not be secured by Liens against ABL Priority Collateral unless such Liens are subordinated to the Liens of Agent in a manner and pursuant to documentation satisfactory to Agent, including an intercreditor agreement on the same terms as the ABL Intercreditor Agreement or otherwise in form and substance satisfactory to the Agent, in its Permitted Discretion, and any Refinancing Debt in respect thereof, so long as each Refinancing Conditions is satisfied;

(aa)             Debt incurred (i) under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) used for the purpose of Article 2:403 Dutch Civil Code (and any residual liability (overblijvende aansprakelijkheid) under such declaration arising pursuant to Article 2:404(2) Dutch Civil Code) and issued by Kraton Polymers Holdings in respect of any of its wholly-owned Subsidiaries or (ii) incurred under any joint and several liability arising as a result of (the establishment of) a fiscal unity (fiscale eenheid) between Subsidiaries incorporated in the Netherlands; and

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(bb)             Debt that is not included in any of the preceding clauses of this Section 10.2.1 in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed the greater of $150,000,000 and 5.5% of Consolidated Total Assets.

10.2.2.               Permitted Liens. The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)                 Liens created pursuant to any Credit Documents;

(b)                 [Reserved];

(c)                 Liens in favor of a Loan Party or any Restricted Subsidiary;

(d)                 Liens on Property of a Person existing at the time such Person is merged with or into or consolidated with the Parent or any Restricted Subsidiary of Parent and securing Debt permitted under Section 10.2.1(p); provided that such Liens were in existence prior to the contemplation of, and were not incurred in contemplation of, such merger or consolidation and do not extend to any assets other than those the Person merged into or consolidated with the Parent or the Restricted Subsidiary;

(e)                 Liens on Property existing at the time of acquisition of the Property by the Parent or any Restricted Subsidiary of Parent and securing Debt permitted under Section 10.2.1(p); provided that such Liens were in existence prior to, and were not incurred in contemplation of, such acquisition;

(f)                  Liens in respect of performance bonds, surety bonds or like obligations in respect of performance guarantees or similar commitments of the Parent or Restricted Subsidiaries in the Ordinary Course of Business;

(g)                 Purchase Money Liens securing Permitted Purchase Money Debt;

(h)                 any Lien on any Property of any Loan Party or Restricted Subsidiary existing on the date hereof that is not otherwise permitted by this Section 10.2.2 and set forth in Schedule 10.2.2; provided that (i) such Lien shall not apply to any other Property of such Loan Party or Restricted Subsidiary (or Property of any other Loan Party or Restricted Subsidiary) after the date hereof and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof and is otherwise permitted under Section 10.2.1(g);

(i)                  Liens for Taxes not yet due or being Properly Contested;

(j)                  statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business (including carriers’, warehousemen’s, mechanic’s, materialman’s, repairmen’s and other like Liens imposed by law), but only if payment of the obligations secured thereby is not yet due or is being Properly Contested;

(k)                 easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business and, with respect to any Real Estate located in Canada, the qualifications, limitations, reservations and provisos contained in the original grant from the Crown, as varied by statutes;

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(l)                   Liens arising by virtue of a judgment or judicial order against any Loan Party or Restricted Subsidiary, or any Property of a Loan Party or Restricted Subsidiary, not giving rise to an Event of Default;

(m)               Liens upon specific items of Inventory or other goods and proceeds of the Parent or any Restricted Subsidiary securing such Person’s obligations in respect of bankers’ acceptances and trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such Inventory or other goods;

(n)                Liens on the Properties (other than Collateral) of Foreign Subsidiaries securing Debt of such Foreign Subsidiaries permitted to be incurred pursuant to Section 10.2.1(n) provided that such Liens do not attach to any Collateral unless the Agent in its discretion obtains a satisfactory intercreditor agreement with respect thereto;

(o)                any provision for the retention of title to an asset by the vendor or transferor of such asset (including any lessor) which asset is acquired by the Parent or a Restricted Subsidiary in a transaction entered into in the Ordinary Course of Business;

(p)                any extension, renewal or replacement in whole or in part of any Lien described in clauses (d), (e), (f), (g), or (h); provided that (i) any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional Property and (ii) the Debt secured by such Lien at such time is not increased to any amount greater than the outstanding principal amount of the Debt described under such clauses (d), (e), (f), (g), or (h) at such time the original Lien became a Permitted Lien;

(q)                leases, licenses, subleases or sublicenses (including with respect to Intellectual Property) granted to others in the Ordinary Course of Business that do not (i) interfere in any material respect with the business of the Parent or the Restricted Subsidiaries or (ii) secure any Debt;

(r)                 Liens (i) of a collection bank arising under Section 4-210 of the UCC or similar provisions of applicable non-U.S. law on items in the course of collection, and (ii) that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to sweep accounts of the Parent or any Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the Ordinary Course of Business or (C) relating to purchase orders and other agreements entered into with customers of the Parent or any Restricted Subsidiaries in the Ordinary Course of Business;

(s)                Liens arising from UCC financing statements filed regarding (i) operating leases entered into by the Parent or a Restricted Subsidiary in the Ordinary Course of Business and (ii) goods consigned or entrusted to or bailed to a Person in connection with the processing, reprocessing, recycling or tolling of such goods;

(t)                 Liens encumbering customary initial deposits and margin deposits and similar liens attaching to brokerage accounts incurred in the Ordinary Course of Business and not for speculative purposes;

(u)                 Liens securing reimbursement obligations with respect to letters of credit or bankers’ acceptances issued in the Ordinary Course of Business or pledges and deposits in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other similar reimbursement-type obligations permitted under Section 10.2.1(l) or (m) respectively; provided that upon the drawing of such letters of credit or bankers’ acceptances such obligations are reimbursed and extinguished within thirty (30) days following drawing;

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(v)                 Liens in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods;

(w)              Liens solely on any cash earnest money deposits made by the Parent or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted under this Agreement;

(x)                 Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings or to secure liability to insurance carriers;

(y)                Liens on cash, cash equivalents or other Property arising in connection with the defeasance, discharge or redemption of Debt otherwise permitted under this Agreement;

(z)                 Liens constituting customary restrictions on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under this Agreement for so long as such agreements are in effect;

(aa)             Liens arising on any Real Estate as a result of eminent domain, condemnation or similar proceedings against such Property;

(bb)             any provisions in joint venture agreements, partnership agreements, limited liability company operating agreements and other similar agreements which (i) are customary or (ii) do not materially and adversely affect the Parent’s or the Restricted Subsidiaries’ ability to make payments with respect to the Obligations when due;

(cc)             ground leases in respect of Real Estate on which facilities owned or leased by Parent or any of its Restricted Subsidiaries are located;

(dd)             Liens securing Hedge Agreements permitted hereunder that do not attach to any Collateral;

(ee)             Liens arising out of (i) Capital Leases permitted by Section 10.2.1(e)(ii) and (ii) sale and leaseback transactions permitted by Section 10.2.6;

(ff)               Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.2.4;

(gg)             Liens securing an EXIM Program; provided that such Liens with respect to any Collateral are junior to the Lien of the Agent hereunder and are subject to a subordination agreement satisfactory to the Agent;

(hh)            Liens securing the Debt that is permitted under Section 10.2.1(i), subject to the limitations, if any, set forth in the ABL Intercreditor Agreement;

(ii)                 Liens securing the Debt that is permitted under Section 10.2.1(z), provided that such Liens are at all times subject to the terms of an intercreditor agreement on the same terms as the ABL Intercreditor Agreement or otherwise in form and substance satisfactory to the Agent in its Permitted Discretion;

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(jj)                 Liens on Accounts and related assets incurred in connection with a Supplier Financing Transaction otherwise permitted hereunder; and

(kk)             Liens that are not included in any of the preceding clauses of this Section 10.2.2 that do not attach to any Collateral securing Debt and other obligations in an aggregate principal amount not to exceed the greater of (x) 2.75% of Consolidated Total Assets and (y) $82,500,000 at any one time outstanding; provided that, to the extent such Liens relate to Collateral, the Agent, in its discretion, obtains a satisfactory intercreditor agreement with respect thereto.

10.2.3.              Limitation on Distributions. The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, declare or pay any Distributions or redeem, retire, purchase or otherwise acquire, directly or indirectly, the Equity Interests or Equity Interest Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, except:

(a)                 Parent or any Restricted Subsidiary may make Distributions payable solely in their respective Equity Interests (other than Disqualified Equity Interests);

(b)                Parent may make any Distribution (i) of Equity Interests (other than Disqualified Equity Interests) in exchange for Equity Interests of Parent (other than Disqualified Equity Interests) and (ii) out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent) of Equity Interests (other than Disqualified Equity Interests) or from the substantially concurrent cash contributions of common equity capital to Parent;

(c)                any Restricted Subsidiary of Parent may pay any dividend (or in the case of any partnership or limited liability company, any similar distribution) to the holders of its Equity Interests (other than Disqualified Equity Interests) on a pro rata basis;

(d)                so long as no Default or Event of Default exists or would result therefrom, Parent or any Restricted Subsidiary may repurchase, redeem, acquire or retire for value any Equity Interests or Equity Interest Equivalents of the Parent or any Restricted Subsidiary held by any current or former officer, director or employee of the Parent or any Restricted Subsidiary pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or other agreement (or may make Distributions to permit any direct or indirect parent thereof to do so); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests and Equity Interest Equivalents may not exceed the sum of (i) $10,000,000 in any twelve-month period (plus the net cash proceeds from the issuance of Equity Interests to officers, directors or employees) (with unused amounts in any twelve-month period being carried over to succeeding twelve-month periods and added to such amount) and (ii) the net cash proceeds of “key-man” life insurance policies on officers, directors or employees received by the Parent and the Restricted Subsidiaries after the date hereof;

(e)                Parent or any Restricted Subsidiary may make Distributions constituting the payment of dividends or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration of the dividend or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, such Distribution would have complied with and been permitted pursuant to the other provisions of this Section 10.2.3;

(f)                  Parent may make Distributions constituting the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other similar stock-based awards under equity plans of Parent to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other similar stock-based awards under equity plans of Parent or made in lieu of withholding Taxes resulting from the exercise or exchange of options, warrants, other rights to purchase or acquire Equity Interests or Equity Interest Equivalents;

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(g)                 Parent or any Restricted Subsidiary may make Distributions constituting cash payments in lieu of issuance of fractional shares in connection with the exercise of Equity Interest Equivalents;

(h)                Parent or any Restricted Subsidiary may make Permitted Payments;

(i)                  [Reserved];

(j)                  provided that the Payment Conditions are satisfied, Parent or any Restricted Subsidiary may make other Distributions; and

(k)                 so long as no Default or Event of Default exists or would not result therefrom, Parent or any Restricted Subsidiary may make Distributions not otherwise permitted pursuant to this Section 10.2.3 not to exceed the greater of $127,500,000 and 4.25% of Consolidated Total Assets in the aggregate since the date of this Agreement.

10.2.4.               Limitation on Investments. Each Loan Party will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other Investment in, any Person, except:

(a)                (i) any Investment by a U.S. Domiciled Loan Party in any other U.S. Domiciled Loan Party (other than Parent), (ii) any Investment by a Foreign Domiciled Loan Party in any other Foreign Domiciled Loan Party, (iii) any Investment by a Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, (iv) any Investment by a U.S. Domiciled Loan Party in a Foreign Domiciled Loan Party if, immediately prior to and after giving effect thereto, no (A) Default or Event of Default exists or has or would result from such Investment and (B) Excess Availability shall be at least 25.0% of the Total Line Cap on a pro forma basis for each day during the consecutive thirty (30)-day period immediately preceding such Investment and (v) any Investment by a Foreign Domiciled Loan Party in a U.S. Domiciled Loan Party;

(b)                extensions of trade credit and asset purchases in the Ordinary Course of Business;

(c)                 any Cash Equivalents;

(d)                 to the extent not prohibited by Applicable Law, loans and advances to officers, directors and employees of any Loan Party or any of its Restricted Subsidiaries in an aggregate principal amount outstanding not to exceed $15,000,000;

(e)                 Investments existing on, or contemplated as of, the Closing Date and listed on Schedule 10.2.4 and any extensions, renewals or reinvestments thereof, so long as the amount of any such Investment pursuant to this clause (e) is not increased at any time above the amount of such Investment existing on the date hereof, unless such increase is otherwise permitted by this Section 10.2.4;

(f)                 Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the Ordinary Course of Business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

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(g)                 Investments to the extent that payment for such Investments is made solely with Equity Interests or Equity Interest Equivalents (other than Disqualified Equity Interests) of the Parent;

(h)                Provided that the Payment Conditions are satisfied, Permitted Acquisitions; provided, however, notwithstanding anything to the contrary in the foregoing, the Loan Parties may consummate Acquisitions when the Payment Conditions are not satisfied in an aggregate amount not to exceed $75,000,000 in any calendar year;

(i)                   Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.2.5;

(j)                  Investments permitted under Section 10.2.3;

(k)                Investments represented by Hedge Agreements entered into in compliance with Section 10.2.13;

(l)                  Loans and advances to any direct or indirect parent of any Loan Party in lieu of, and not in excess of the amount of, Distributions to the extent permitted to be made to such parent in accordance with Section 10.2.3;

(m)              Investments in the Ordinary Course of Business consisting of UCC Article 3 endorsements for collection or deposit;

(n)                Contingent Obligations of any Loan Party or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Debt, in each case entered into in the Ordinary Course of Business;

(o)                Investments constituting Contingent Obligations in respect of Debt permitted under Section 10.2.1 that could have been incurred by such Loan Party or Restricted Subsidiary;

(p)                 pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or letters of credit or guarantees issued in lieu thereof;

(q)                 pledges or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, utilities and other obligations of a like nature, in each case in the Ordinary Course of Business or letters of credit or guarantees issued in lieu thereof;

(r)                  any Investment to the extent that payment for such Investment is made solely with the proceeds of any equity investments in Parent by Persons who are not Loan Parties (other than Disqualified Equity Interests), provided that such proceeds are used substantially contemporaneously to make such Investment and designated as being for the purpose of making such Investment by written notice to the Agent;

(s)                Investments of any Person existing at such time such Person becomes a Restricted Subsidiary of a Loan Party or consolidates or merges with a Loan Party or any of the Restricted Subsidiaries so long as such Investments were not made in contemplation thereof;

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(t)                  Investments with respect to Supplier Financing Transactions permitted pursuant to Section 10.2.5(i);

(u)                provided that the Payment Conditions are satisfied, other Investments not otherwise permitted by this Section 10.2.4;

(v)                 provided that no Event of Default exists or would result therefrom Investments in the HSBC Asian Production Facility in an aggregate principal amount not to exceed $125,000,000 at any time;

(w)              any guarantee of any liability constituting an Investment arising (i) under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) used for the purpose of Article 2:403 Dutch Civil Code (and any residual liability (overblijvende aansprakelijkheid) under such declaration arising pursuant to Article 2:404(2) Dutch Civil Code) provided that any such 403 declaration is issued (A) by Kraton Polymers Holdings and (B) in respect of a wholly-owned Subsidiary of Kraton Polymers Holdings or (ii) as a result of two or more Subsidiaries belonging to a fiscal unity (fiscale eenheid); and

(x)                 Investments having an aggregate fair market value, not to exceed the greater of $165,000,000 and 5.5% of Consolidated Total Assets.

10.2.5.               Asset Sales. The Loan Parties will not, and will not permit any of the Restricted Subsidiaries to, sell, transfer, lease or otherwise dispose of any Property, including any Equity Interest owned by it, nor will any Loan Party permit any Restricted Subsidiary to issue any additional Equity Interest or Equity Interest Equivalent in such Restricted Subsidiary (other than to another Loan Party or another Restricted Subsidiary in compliance with Section 10.2.4), except:

(a)                 sales, transfers and other dispositions of assets that are not permitted by any other paragraph of this Section (each a “Disposition”) for fair value, provided that (i) with respect to any Disposition pursuant to this clause (a) for a purchase price in excess of $25,000,000, Parent or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided that for the purposes of this clause (i), (A) any liabilities (as shown on Parent’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Parent and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Parent or such Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, and (C) any Designated Non-Cash Consideration received by Parent or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.2.5(a) that is at that time outstanding, not in excess of the greater of $82,500,000 and 2.75% of Consolidated Tangible Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall in each case under this clause (i) be deemed to be cash; and (ii) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(b)                sales, transfers and dispositions of (i) Inventory in the Ordinary Course of Business, (ii) cash and Cash Equivalents in the Ordinary Course of Business, (iii) used, obsolete, worn out or surplus Property or the abandonment of Intellectual Property rights in the Ordinary Course of Business and (iv) Collateral outside the Ordinary Course of Business in accordance with Section 5.2(b);

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(c)                 sales, transfers and dispositions to another Loan Party or Restricted Subsidiary; provided that any such sales, transfers or dispositions shall be made in compliance with Section 10.2.15 unless such transactions are solely among members of a Loan Party Group and no other Person; provided further that all such sales, transfers, leases or other dispositions shall be made for fair value and 75% of such consideration will be in the form of cash or Cash Equivalents;

(d)                 sales, transfers and dispositions of delinquent Accounts in connection with the compromise, settlement or collection thereof;

(e)                any transactions permitted by Sections 10.2.2, 10.2.3, 10.2.4, 10.2.6 or 10.2.8;

(f)                 dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Loan Party or any Restricted Subsidiary;

(g)                sales, transfers and other dispositions of assets that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed the greater of $300,000,000 and 10% of Consolidated Total Assets during any Fiscal Year of the Parent;

(h)                 non-exclusive licensing agreements for any Intellectual Property, leases or subleases, in each case in the Ordinary Course of Business;

(i)                  a sale or other disposition of Accounts in connection with a Supplier Financing Transaction upon prior written notice to the Agent for each such Supplier Financing Transaction (or series of Supplier Financing Transactions) with a corresponding account debtor; provided that at the time of such sale or other disposition and having given effect thereto, no Cash Dominion Event shall have occurred and continue to exist unless otherwise consented to in writing by the Agent, and provided further Liens on receivables disposed of and paid for in full by the applicable account debtor to the applicable Kraton SPV pursuant to and accordance with this Agreement and this Section 10.2.5(i) shall be automatically and unconditionally released as provided in this Agreement and evidenced by a release confirmation letter substantially the form of Exhibit I with blanks appropriately completed in conformity with the terms of each such Supplier Financing Transaction, which confirmation letter shall be executed by the Agent, the Borrower and the applicable Investor (as defined in Exhibit I); provided further that that (x) if any such Lien release made pursuant to this Section 10.2.5(i) is evidenced by the filing of a Uniform Commercial Code amendment, such Uniform Commercial Code amendment shall be in a form previously provided and reasonably acceptable to the Agent and (y) for the avoidance of doubt, upon entry into any Supplier Financing Transaction, the applicable Borrower shall be deemed to represent and warrant that such Supplier Financing Transaction and any Dispositions in connection therewith are made in accordance with the terms and conditions of this Agreement (including this Section 10.2.5(i)); and

(j)                  sales, transfers and dispositions of Term Debt Priority Collateral provided such sales, transfers and dispositions are authorized pursuant to the provisions of the Term Loan Agreement as in effect on the Closing Date and comply with the provisions of the ABL Intercreditor Agreement.

10.2.6.               Sale and Leaseback Transactions. The Loan Parties will not, and will not permit any of the Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or

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hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property sold or transferred, except for any such sale of any fixed or capital assets by any Loan Party or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after such Loan Party or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset.

10.2.7.               Restrictions on Payment of Certain Debt. The Loan Parties will not, and will not permit any of the Restricted Subsidiaries to, make, directly or indirectly, any payment or other distribution (whether in cash, securities or other Property) of or in respect of principal of or interest on any Debt, or any payment or other distribution (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Debt, except:

(a)                 payment of Debt created under the Credit Documents;

(b)                 payment of regularly scheduled interest and principal payments (including earnouts or similar obligations) and mandatory prepayments (including prepayments under the Term Loan Agreement in respect of Excess Cash Flow) as and when due in respect of any Debt permitted by Section 10.2.1, other than payments in respect of Subordinated Debt prohibited by the subordination provisions thereof;

(c)                extensions, refinancings, refundings, substitutions, replacements and renewals of (x) the Term Debt, (y) the Senior Notes and (z) other Debt to the extent permitted by Section 10.2.1(g);

(d)                 payment of secured Debt that becomes due as a result of the voluntary sale or transfer of the Property securing such Debt;

(e)                provided that the Payment Conditions are satisfied, other prepayments of Debt (including optional prepayment of Debt) (it being understood and agreed that, if an irrevocable notice or contractual obligations is given in, made or arises in respect of any payment of Debt, the foregoing conditions only need to be satisfied at the time of the giving of such irrevocable notice or entering into (or effectiveness of) any such contractual obligation);

(f)                  payment of Debt of any Loan Party or Restricted Subsidiary to any other Loan Party or Restricted Subsidiary; provided that, if such Debt is owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party, no Default or Event of Default has occurred which is continuing or would result after giving effect to such payment;

(g)                optional prepayment of Debt (in addition to any prepayment permitted by clause (e)) in exchange for or from (x) the net cash proceeds of Equity Interests of Parent or (y) the proceeds of any issuance of Equity Interests of Parent (other than Disqualified Equity Interests) or capital contribution in respect of Equity Interests of Parent from Persons who are not Loan Parties or Restricted Subsidiaries; provided that (i) no Default has occurred which is continuing or would result after giving effect to such prepayment, (ii) both immediately prior to and after giving effect to such prepayment, no FCCR Test Event shall be in effect and (iii) such prepayment is made substantially simultaneous with the receipt of the proceeds of such Equity Interests or capital contribution;

(h)                payments with respect to the Debt incurred pursuant to Section 10.2.1(u) and 10.2.1(z); and

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(i)                   other payments on Debt after the Closing Date not to exceed the aggregate amount of $50,000,000.

10.2.8.               Fundamental Changes. Each Loan Party will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except:

(a)                 so long as no Default or Event of Default would result therefrom, any Subsidiary of Parent or any other Person may be merged or consolidated with or into a Borrower, provided that (i) a Borrower shall be the continuing or surviving entity or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not a Borrower (such Person, the “Successor Borrower”), (A)the Successor Borrower shall be an entity organized or existing under the laws of the country in which the non-surviving Borrower was organized or existing or the laws of any state or province thereof, (B) the Successor Borrower shall expressly assume all the obligations of a Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Agent, (C) each applicable Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement hereto confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (D) each U.S. Domiciled Loan Party and each Foreign Domiciled Loan Party, as applicable, unless it is the other party to such merger or consolidation, shall have by a supplement to this Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (E) such Borrower shall have delivered to the Agent (1) an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to this Agreement and the other Loan Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents and (2) if reasonably requested by the Agent, an opinion of counsel to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document, and provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, such Borrower under this Agreement;

(b)                any Subsidiary of Parent (other than a Borrower) or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of Parent, provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving entity or (B) Parent shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving entity or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement or joinder to this Agreement, substantially in the form of Exhibit G, in order to become a Guarantor under Section 5.10 and a grantor under Section 7.1 (or in the case of a Guarantor not organized in the U.S. enter into other Security Documents) to the extent required under Section 10.1.9, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation and (iv) such Guarantor(s) shall have delivered to the Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements and/or joinders to any Security Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents;

(c)                 any merger, consolidation or amalgamation in connection with a Permitted Acquisition;

(d)                any Disposition of a Restricted Subsidiary permitted pursuant to Section 10.2.5;

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(e)                 any Restricted Subsidiary (other than KPLLC and Elastomers) may liquidate or dissolve if (i) the North American Loan Party Agent determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.2.4 or 10.2.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Loan Party after giving effect to such liquidation or dissolution; and

(f)                 so long as no Event of Default would result therefrom (including, without limitation, a Change of Control), Parent may merge with any other Person; provided (i) Parent shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not Parent (any such Person, the “Successor Parent”), (A) the Successor Parent shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Parent shall expressly assume all the obligations of Parent under this Agreement and the other Loan Documents to which Parent is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Agent, and (C) Parent shall have delivered to the Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and any such supplement to this Agreement complies with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Parent will succeed to, and be substituted for, Parent under this Agreement.

(g)                A Guarantor (other than a Borrower) may be merged, amalgamated or consolidated with or into another Guarantor (other than a Borrower), provided that (i) a Guarantor shall be the surviving entity, (ii) each such Guarantor shall be an entity organized or existing under the laws of the same country, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, and (iv) such surviving Guarantor shall have delivered to the Agent an officer’s certificate stating that such merger, amalgamation or consolidation preserves the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents.

To the extent necessary to effectuate any liquidation or dissolution of a Restricted Subsidiary that is a Loan Party permitted under Section 10.2.8(f), the North American Loan Party Agent may request that the Agent and any applicable Security Trustee release such Loan Party from all of its obligations under the Loan Documents, and the Agent and such Security Trustee shall release such Loan Party, provided that each of the following conditions is satisfied: (i) the North American Loan Party Agent certifies in writing that such liquidation or dissolution is permitted under the terms of this Agreement and the other Loan Documents and that no Event of Default exists or would result therefrom; (ii) such Loan Party shall have made Full Payment of all Secured Obligations (other than contingent Guarantee Obligations in respect of the Secured Obligations of the other Loan Parties) incurred directly by such Loan Party prior to its release; and (iii) the Loan Parties shall have provided such further documentation, agreements and certifications relating to the proposed liquidation or dissolution of such Loan Party as the Agent or such Security Trustee may reasonably request.

10.2.9.              Amendment of Material Documents. The Loan Parties will not, and will not permit any of the Restricted Subsidiaries to, amend, modify, or waive any of its rights under, (a) any agreement relating to any Subordinated Debt, except as permitted below, or the Term Debt Documents that is not expressly permitted under the ABL Intercreditor Agreement, (b) its Organization Documents to the extent any such amendment, modification or waiver would be adverse to the Lenders or (c) the Senior Notes Documents, except as permitted below. Notwithstanding the foregoing, amendments and modifications of the Notes Documents and agreements related to such Subordinated Debt shall be permitted to the extent that such amendment or modification does not (i) shorten the scheduled maturity, add amortization, accelerate the dates upon which any amortization or other mandatory prepayments or

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interest payments are due, or add additional redemption, put or prepayment provisions (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Debt upon the occurrence of an event of default, asset sale or a change in control shall not be deemed to constitute a change in the stated final maturity thereof), (ii) add any Events of Default, (iii) revise any subordination or collateral provisions in a manner materially adverse to the Agent or Lenders, or (iv) collectively with all other amendments, increase materially the obligations of the obligors thereunder or confer additional rights on the holders of such Debt which are materially adverse to the rights of the Agent or Lenders. For the avoidance of doubt, the preceding sentence shall not prohibit an amendment or modification to the Senior Notes Documents or agreements related to Subordinated Debt entered into to effectuate a repayment or increase thereof otherwise permitted under this Agreement and the terms of which (other than those necessary to effectuate such repayment or increase) are not otherwise prohibited under clauses (i) through (iv) of the preceding sentence.

10.2.10.           Supplier Financing Transactions. During a Cash Dominion Event, the Loan Parties will not, and will not permit any of the Restricted Subsidiaries to enter into any programs relating to Supplier Financing Transactions with new customers without the prior written consent of Agent after fifteen (15) days’ prior written notice.

10.2.11.           Accounting Changes. The Loan Parties will not, and will not permit any of the Restricted Subsidiaries to, make any material change in accounting treatment or reporting practices, except as required by GAAP.

10.2.12.          Restrictive Agreements. The Loan Parties will not, and will not permit any Restricted Subsidiary to, become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date (or any agreement evidencing any permitted renewal, extension or refinancing of an agreement relating to Debt in effect on the Closing Date); (b) relating to Debt permitted hereunder, so long as if such Debt is secured Debt such Debt complies with the terms herein; (c) constituting customary restrictions on assignment in leases and other contracts; (d) which is binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary; (e) which represents Debt of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 10.2.1; (f) which arises in connection with any Disposition permitted by Section 10.2.5 with respect to the assets subject to such Disposition; (g) which are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.2.4 and applicable solely to such joint venture entered into in the Ordinary Course of Business; and (h) which are restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business.

10.2.13.           Hedge Agreements. The Loan Parties will not, and will not permit any of the Restricted Subsidiaries to, enter into any Hedge Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.14.           Conduct of Business. The Loan Parties will not, and will not permit any of the Restricted Subsidiaries to, engage in any business, other than its business as conducted on the Closing Date and any line of business or activities substantially similar, reasonably related or ancillary, complimentary or incidental thereto.

10.2.15.           Transactions with Affiliates. The Loan Parties will not, and will not permit any of the Restricted Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates (other than transactions solely among Loan Parties), except (a) transactions the consideration

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for which consists solely of Equity Interests of Parent, (b) transactions that are at prices and on terms and conditions not less favorable to such Loan Party or Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (c) any Investment permitted by Section 10.2.4, (d) any Debt permitted under Section 10.2.1(h) or (i), (e) any Distributions permitted by Section 10.2.3, (f) the payment of reasonable fees to directors of any Loan Party or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Loan Parties or their Restricted Subsidiaries in the Ordinary Course of Business, (g) any issuances of securities of Parent or other payments, awards or grants in cash, securities of Parent or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Loan Party’s board of directors, (h) any contribution to the capital of Parent by any holder of its Equity Interests or any purchase of Equity Interests of Parent and (i) transactions among Loan Parties and Restricted Subsidiaries that are based on a reasonable allocation of overhead and administrative expenses or transfers in accordance with Tax transfer pricing rules.

10.2.16.           [Reserved].

10.3.         Financial Covenants. Until the Commitments have terminated and Full Payment of all Obligations has occurred:

10.3.1.               Fixed Charge Coverage Ratio. Parent and its Restricted Subsidiaries shall maintain, for each Test Period while a FCCR Test Event is in effect, a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 commencing with the most recent Fiscal Quarter for which financial statements were, or were required to be, delivered hereunder prior to the occurrence of the FCCR Test Event.

Section 11.            EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.        Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)          Payments. Any Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default in the payment when due of any interest on the Loans or any fees or any other amounts owing hereunder or under any other Loan Document and, so long as no Cash Dominion Event exists, such default shall continue for five (5) or more days;

(b)          Representations, etc. Any representation, warranty or statement made or deemed made by any Loan Party herein or in any other Loan Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made;

(c)          Covenants. Any Loan Party shall:

(i)                  breach or fail to perform any covenant applicable to it and contained in Section 8.1, 8.2.4, 8.2.5, 8.5.2, 10.1.1, 10.1.2(d), 10.1.12, 10.1.13 (with respect to preservation of existence of a Borrower), 10.2 or 10.3;

(ii)                breach or fail to perform any other covenant applicable to it and contained in any Loan Documents, and such breach or failure is not cured within thirty (30) days after a Senior Officer of such Loan Party has knowledge thereof or receives notice thereof from the Agent, whichever is sooner (unless a longer grace period is provided for by applicable securities laws applicable to such Person, including the Securities Act of 1933, as amended); provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by a Loan Party;

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(d)                 Repudiation, etc. A Guarantor repudiates, revokes or attempts to revoke its Guarantee; a Loan Party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to the Agent or any Security Trustee; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by the Agent and Lenders or as a result of a transaction permitted under Section 10.2.5 and 10.2.8);

(e)                 Default Under Other Agreements. Any breach or default of a Loan Party occurs under any Material Debt or, to the extent not Material Debt, the Term Debt, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(f)                  Judgments. Any (i) judgment or order for the payment of money is entered against any of the Loan Parties or any Restricted Subsidiary in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Loan Parties and Restricted Subsidiaries, $50,000,000 (net of insurance coverage therefor that has not been denied by the insurer) or (ii) other non-monetary judgment or order is entered against any Loan Party or Restricted Subsidiary that will or would be reasonably likely to have a Material Adverse Effect, and in each case such judgments or orders shall not have been satisfied, vacated, discharged or stayed or bonded pending approval within sixty (60) days from the entry thereof;

(g)                 Bankruptcy, etc. Any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall commence a voluntary Insolvency Proceeding; any Foreign Subsidiary that is a Loan Party or Restricted Subsidiary (other than an Immaterial Subsidiary) shall commence a voluntary case, proceeding or action under domestic or foreign law relating to bankruptcy, judicial management, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto; an involuntary Insolvency Proceeding is commenced against any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) and the petition is not controverted within ten (10) days after commencement thereof; an involuntary Insolvency Proceeding is commenced against any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) and the petition is not dismissed within sixty (60) days after commencement thereof; a Creditor Representative or similar Person is appointed for, or takes charge of, all or substantially all of the property of any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary); any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary); there is commenced against any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) any such proceeding or action that remains undismissed for a period of sixty (60) days; any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) is adjudicated insolvent or bankrupt; any order of relief or other order approving any such case or proceeding or action is entered; any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) suffers any appointment of any Creditor Representative or the like for it or any substantial part of its Property to continue undischarged or unstayed for a period of sixty (60) days; any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) makes a general assignment for the benefit of creditors; any corporate action is taken by any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) for the purpose of effecting any of the foregoing; any Loan Party (i) is unable or admits inability to pay its debts as they fall due or (ii) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Debt; and in respect of any Dutch Kraton Borrower, a suspension of payments (surseance van betaling) is granted;

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(h)                 ERISA. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and the ERISA Affiliates in an aggregate amount exceeding $50,000,000 at any time;

(i)                   Subordination. The subordination provisions of any document or instrument evidencing any Subordinated Debt that constitutes Material Debt shall be invalidated or otherwise cease to be legal, valid and binding obligations of the holders of such Subordinated Debt, enforceable in accordance with their terms; or

(j)                  Change of Control. A Change of Control occurs.

11.2.         Remedies upon Default. If an Event of Default described in Section 11.1(g) occurs with respect to any Borrower or Loan Party or Restricted Subsidiary to the extent such Loan Party or Restricted Subsidiary is not an Immaterial Subsidiary, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by the Agent or notice of any kind. In addition, or if any other Event of Default exists, the Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)                 declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)                 terminate, reduce or condition any Commitment, or make any adjustment to any Borrowing Base;

(c)                require Loan Parties to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Loan Parties fail promptly to deposit such Cash Collateral, the Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)                together with the Security Trustees (as applicable), exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC or other similar domestic or foreign statutes. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Loan Parties to assemble Collateral, at Loan Parties’ expense, and make it available to the Agent and Security Trustees at a place designated by any of them; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Loan Party, the Loan Parties agree not to charge for such storage); (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as the Agent and the Security Trustees, in their discretion, deem advisable, and (v) upon three Business Days’ prior written notice to the Loan Parties, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Equity Interests, exchange certificates or instruments representing or evidencing Pledged Equity Interests or Collateral for certificates of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto (including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Pledged Equity Interests), collect and receive all cash dividends, interest, principal and other distributions made thereon and otherwise act with respect to the Pledged Equity Interests as though the Agent or Security Trustee, as the case may be, was the outright owner

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thereof. Each Loan Party agrees that ten (10) days’ notice of any proposed sale or other disposition of Collateral by the Agent or Security Trustees shall be reasonable. The Agent and Security Trustees may conduct sales on any Loan Party’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. The Agent and Security Trustees shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and the Agent and Security Trustees may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Secured Obligations. Each Loan Party recognizes that the Agent or applicable Security Trustee, as the case may be, may be unable to effect a public sale of any or all the Pledged Equity Interests and may be compelled to resort to one or more private sales thereof. Each Loan Party also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Agent or applicable Security Trustee, as the case may be, shall be under no obligation to delay a sale of any of the Pledged Equity Interests for the period of time necessary to permit any Loan Party or the issuer of the Pledged Equity Interests to register such securities for public sale under the Securities Act of 1933, as amended, or any applicable securities laws of the United States or any applicable securities laws of any other country or governmental unit, or under applicable state securities laws, even if any Loan Party and the issuer would agree to do so.

11.3.         License. The Agent and the Security Trustees are hereby granted an irrevocable, non-exclusive, royalty free, paid-up License, effective only upon and during an Event of Default if the Agent elects to exercise its remedies pursuant to Section 11.2(d), to use, license or sub-license (only if the License governing such licensed Intellectual Property of a third party permits such sub-license without payment to such third party) any or all Intellectual Property of Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to any Collateral to the extent necessary to sell assets that make up the applicable Borrowing Base as permitted under Section 11.2(d) of this Agreement.

11.4.         Setoff. At any time during an Event of Default, each of the Agent, any Security Trustee, any Fronting Bank, any Lender, and any of their Affiliates is authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Agent, such Security Trustee, such Fronting Bank, such Lender or such Affiliate to or for the credit or the account of a Loan Party against any Secured Obligations, irrespective of whether or not the Agent, such Security Trustee, such Fronting Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Secured Obligations may be contingent or unmatured or are owed to a branch or office of the Agent, such Security Trustee, such Fronting Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Agent, each Security Trustee, each Fronting Bank, each Lender and each such Affiliate under this Section 11.4 are in addition to other rights and remedies (including other rights of setoff) that such Person may have. Each Lender agrees promptly to notify Parent and the Agent after any such setoff and application made by such Lender; provided, however, that failure to give such notice shall not affect the validity of such setoff and application; provided further, that notwithstanding anything to the contrary herein, the Secured Bank Product Provider shall have the right to setoff in accordance with the terms of its Bank Product Documents.

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11.5.         Remedies Cumulative; No Waiver.

11.5.1.               Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Loan Parties under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of the Agent, Security Trustees and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Secured Obligations.

11.5.2.               Waivers. No waiver or course of dealing shall be established by (b) the failure or delay of the Agent, any Security Trustee or any Lender to require strict performance by Loan Parties with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (c) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (d) acceptance by the Agent or any Lender of any payment or performance by a Loan Party under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Loan Parties that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.6.         Judgment Currency. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement or any other Loan Document in any a currency (hereinafter in this Section 11.6 called the “first currency”) into any other currency (hereinafter in this Section 11.6 called the “second currency”), then the conversion shall be made at the Agent’s spot rate of exchange for buying the first currency with the second currency prevailing at the Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made by an Loan Party to any Credit Party or any Security Trustee pursuant to this Agreement or any other Loan Document in the second currency shall constitute a discharge of the obligations of any applicable Loan Parties to pay to such Credit Party or such Security Trustee any amount originally due to the Credit Party or Security Trustee in the first currency under this Agreement or any other Loan Document only to the extent of the amount of the first currency which such Credit Party or such Security Trustee is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with such Credit Party’s or such Security Trustee’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to such Credit Party or such Security Trustee in the first currency under this Agreement or any other Loan Document, Loan Parties agree that they will indemnify each Credit Party and each Security Trustee against and save such Credit Party and such Security Trustee harmless from any shortfall so arising. This indemnity shall constitute an obligation of each such Loan Party separate and independent from the other obligations contained in this Agreement or any other Loan Document, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to any Credit Party or any Security Trustee under any Loan Documents or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by such Credit Party or such Security Trustee and Loan Parties shall not be entitled to require any proof or evidence of any actual loss. If the amount of the first currency exceeds the amount originally due to a Credit Party or a Security Trustee in the first currency under this Agreement or any other Loan Document, such Credit Party or such Security Trustee shall promptly remit such excess to Loan Parties. The covenants contained in this Section 11.6 shall survive the Full Payment of the Secured Obligations.

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Section 12.            AGENT AND SECURITY TRUSTEES

12.1.        Appointment, Authority and Duties of Agent.

12.1.1.               Appointment and Authority. Each Secured Party appoints and designates Bank of America as the Agent under all Loan Documents. The Agent may, and each Secured Party authorizes the Agent to, on behalf of the Secured Parties, enter into all Loan Documents to which the Agent is intended to be a party and accept all Security Documents, for the Agent’s benefit and the Pro Rata benefit of the Secured Parties. Each Secured Party agrees that any action taken by the Agent, Super-Majority Lenders or Required Lenders (as applicable) in accordance with the provisions of the Loan Documents, and the exercise by the Agent, Super-Majority Lenders or Required Lenders (as applicable) of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, the Agent, together with the Security Trustees, as applicable, shall have the sole and exclusive authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (ii) execute and deliver as the Agent each Loan Document, including the ABL Intercreditor Agreement and any other intercreditor or subordination agreement (or joinder thereto), and accept delivery of each Loan Document from any Loan Party or other Person; (iii) act as collateral agent and security trustee, as applicable, for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (iv) manage, supervise or otherwise deal with Collateral; and (v) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of the Agent shall be ministerial and administrative in nature only, and the Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. The Agent alone shall be authorized by the Lenders to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, whether to impose or release any reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate the Agent from liability to any Lender or other Person for any error in judgment.

12.1.2.               Duties. The Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon the Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3.               Agent Professionals. The Agent may perform its duties through agents and employees. The Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. The Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4.               Instructions of Lenders. The rights and remedies conferred upon the Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. The Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from the Secured Parties of their indemnification obligations against all Claims that could be incurred by the Agent in connection with any act. The Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and the Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall the Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

12.2.         Dutch Kraton Security Trustee.

12.2.1.               Appointment of the Dutch Kraton Security Trustee.

(a)                 The Dutch Kraton Facility Secured Parties appoint the Dutch Kraton Security Trustee to hold (i) any security interest created by any Foreign Security Agreement; and (ii) the covenants and undertakings of the relevant Foreign Security Agreements, with respect to any jurisdiction where the concept of trust is appropriate, on trust for the Dutch Kraton Facility Secured Parties and with respect to any jurisdiction where the concept of trust is not appropriate, as security agent for the Dutch Kraton Facility Secured Parties, and, in each case, the Dutch Kraton Security Trustee accepts that appointment.

(b)                Each Dutch Kraton Facility Secured Party (other than the Dutch Kraton Security Trustee) hereby appoints the Dutch Kraton Security Trustee as its representative (vertegenwoordiger / représentant) within the meaning of article 5 of the Belgian Financial Collateral Act of 15 December 2004 in respect of each Belgian Security Agreement relating to financial instruments and cash on account.

(c)                 The Dutch Kraton Security Trustee, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents and (ii) its engagement in any kind of banking or other business with any Loan Party.

12.2.2.               Delegation. The Dutch Kraton Security Trustee may delegate to any Person on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, all or any of the rights, powers, authorities and discretions vested in it by any of the Loan Documents.

12.2.3.               Separate Security Trustees.

(a)                 The Dutch Kraton Security Trustee may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint any Person to act jointly with the Dutch Kraton Security Trustee either as a separate trustee or as a co-trustee (each an “Appointee”) on such terms and subject to such conditions as the Dutch Kraton Security Trustee thinks fit and with such of the rights, powers, authorities and discretions vested in the Dutch Kraton Security Trustee by any Loan Document as may be conferred by the instrument of appointment of the Appointee.

(b)                The Dutch Kraton Security Trustee may pay reasonable remuneration to any Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the European Security Trustee.

12.2.4.               The Foreign Security Agreements.

(a)                 Each Dutch Kraton Facility Secured Party confirms its approval of the relevant Foreign Security Agreements and of any security interest intended to be created under it, and authorizes and instructs the Dutch Kraton Security Trustee to execute and deliver the relevant Foreign Security Agreements.

(b)                 The Dutch Kraton Security Trustee may accept without inquiry the title (if any) which any Person may have to any assets over which security interest is intended to be created by the relevant Foreign Security Agreements, and shall not be liable to any other party for any defect in or failure of any such title.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(c)                 The Dutch Kraton Security Trustee shall not be (i) liable or responsible to any Dutch Kraton Facility Secured Party for any failure to perfect, protect, register, make any filing or give notice in respect of the security interest intended to be created by the relevant Foreign Security Agreements, unless that failure arises directly from its own gross negligence or willful misconduct; (ii) obliged to insure any assets over which security interest is intended to be created by the relevant Foreign Security Agreements, to require any other person to maintain any such insurance, or to make any inquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over any such asset; or (iii) obliged to hold in its own possession the relevant Foreign Security Agreements, title deed or other document relating to any assets over which security interest is intended to be created by the relevant Foreign Security Agreements.

12.2.5.               Security Trustee as Proprietor. Each Dutch Kraton Facility Secured Party confirms that it does not wish to be registered as a joint proprietor of any mortgage or charge created pursuant to the relevant European Security Agreements and accordingly (a) authorizes the Dutch Kraton Security Trustee to hold such mortgages and charges in its sole name as trustee for the Dutch Kraton Facility Secured Parties; and (b) requests the land registry (or other relevant registry) to register the Dutch Kraton Security Trustee as a sole proprietor (or heritable creditor, as the case may be) of any such mortgage or charge.

12.2.6.               Investments. Except to the extent that a Foreign Security Agreement otherwise requires, any moneys received by the Dutch Kraton Security Trustee under or pursuant to a Foreign Security Agreement may be (a) invested in any investments which it may select and which are authorized by Applicable Law; or (b) placed on deposit at any bank or institution (including itself) on such terms as it may think fit, in each case in the name or under the control of the Dutch Kraton Security Trustee, and those moneys, together with any accrued income (net of any applicable Tax) shall be held by the Dutch Kraton Security Trustee to the order of the Agent, and shall be payable to the Agent on demand.

12.2.7.              Dutch Kraton Facility Secured Parties’ Indemnity to the Dutch Kraton Security Trustee. Each Dutch Kraton Facility Secured Party shall indemnify the Dutch Kraton Security Trustee, its delegates and sub-delegates and Appointees (each an “Indemnified Party”), within three (3) Business Days of demand, against any cost, loss or liability incurred by the Dutch Kraton Security Trustee or the relevant Indemnified Party (otherwise than by reason of the gross negligence or willful misconduct of the Dutch Kraton Security Trustee or that Indemnified Party) in acting as Dutch Kraton Security Trustee or its delegate, sub-delegate or Appointee under the relevant Foreign Security Agreements (except to the extent that the Dutch Kraton Security Trustee, or the relevant Indemnified Party has been reimbursed by any Loan Party pursuant to the relevant Foreign Security Agreements).

12.2.8.               Conduct of Business by the Dutch Kraton Security Trustee. No provision of this Agreement will (a) interfere with the right of the Dutch Kraton Security Trustee to arrange its affairs (tax or otherwise) in whatever manner it thinks fit; (b) oblige the Dutch Kraton Security Trustee to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or (c) oblige the Dutch Kraton Security Trustee to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of tax.

12.2.9.               Liability of Dutch Kraton Security Trustee.

(a)                 The Dutch Kraton Security Trustee shall not nor shall any of its officers, employees or agents from time to time be responsible for: (i) the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Loan Party or any other person given in or in connection with the relevant Foreign Security Agreements; or (ii) the legality, validity, effectiveness, adequacy or enforceability of the relevant Foreign Security Agreements or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with the relevant Foreign Security Agreements.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(b)                 Without limiting Section 12.2.9(a), the Dutch Kraton Security Trustee shall not be liable for any action taken by it or not taken by it under or in connection with the relevant Foreign Security Agreements, unless directly caused by its gross negligence or willful misconduct.

(c)                 No party (other than the Dutch Kraton Security Trustee) may take any proceedings against any officer, employee or agent of the Dutch Kraton Security Trustee in respect of any claim it might have against the Dutch Kraton Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to the relevant Foreign Security Agreements and any officer, employee or agent of the Dutch Kraton Security Trustee may rely on this Section 12.2.9 and the provisions of the Contracts (Rights of Third Parties) Act 1999.

(d)                 The Dutch Kraton Security Trustee shall not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Loan Documents to be paid by the Dutch Kraton Security Trustee, if the Dutch Kraton Security Trustee has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Dutch Kraton Security Trustee for that purpose.

(e)                 Without affecting the responsibility of the Loan Parties for information supplied by them or on their behalf in connection with any Loan Document, each Dutch Kraton Facility Secured Party confirms to the Dutch Kraton Security Trustee that it has been, and shall continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with the relevant Foreign Security Agreements including but not limited to: (i) the financial condition, status and nature of the Loan Parties; (ii) the legality, validity, effectiveness, adequacy or enforceability of the relevant Foreign Security Agreements and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the relevant Foreign Security Agreements; (iii) whether such Dutch Kraton Facility Secured Party has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Loan Document, the transactions contemplated by the Foreign Security Agreements or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the relevant Foreign Security Agreements; and (iv) the adequacy, accuracy and/or completeness of any information provided by any person under or in connection with the relevant Foreign Security Agreements, the transactions contemplated by the relevant Foreign Security Agreements or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the relevant Foreign Security Agreements.

12.2.10.          Foreign Security Agreements.

(a)                The Dutch Kraton Security Trustee shall accept without investigation, requisition or objection, such title as any person may have to the assets which are subject to the relevant Foreign Security Agreements and shall not (i) be bound or concerned to examine or enquire into the title of any person; (ii) be liable for any defect or failure in the title of any person, whether that defect or failure was known to the Dutch Kraton Security Trustee or might have been discovered upon examination or enquiry and whether capable of remedy or not; or (iii) be liable for any failure on its part to give notice of the relevant Foreign Security Agreements to any third party or otherwise perfect or register the security interests created by the relevant Foreign Security Agreements (unless such failure arises directly from the Dutch Kraton Security Trustee’s gross negligence or willful misconduct).

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(b)                 The Dutch Kraton Security Trustee shall hold the relevant Foreign Security Agreements and all proceeds of enforcement of them on trust for the Dutch Kraton Facility Secured Parties on the terms and conditions of this Agreement.

(c)                 For the purposes of the French Security Agreements, and the French Second Ranking Security Agreements, the Security Trustee shall be deemed to act as mandataire in the name and on behalf of each of the secured parties under the French Security Agreements and the French Second Ranking Security Agreements.

(d)                The relevant Foreign Security Agreements shall rank as continuing security interest for the discharge of the liabilities secured by it.

12.2.11.           [Reserved];

12.2.12.           Trust. The perpetuity period for each trust created by this Agreement shall be 125 years.

12.2.13.           Parallel Debt Obligations. In order to ensure the continuing validity of the security interests governed by Dutch law, German law or Belgian law (a) each Dutch Kraton Dutch Domiciled Loan Party irrevocably and unconditionally undertakes (that undertaking in respect of any amount, a “Parallel Debt Obligation” and in respect of all of them, the “Parallel Debt Obligations”) to pay to the Dutch Kraton Security Trustee an amount equal to and in the same currency as all amounts from time to time due and payable by that Dutch Kraton Dutch Domiciled Loan Party to the Lenders under the Credit Documents (the obligations to the Lenders in respect of any amount and a certain currency, an “Original Obligation” and its obligations to the Lenders in respect of all of them, the “Original Obligations”); (b) the Parallel Debt Obligations shall be separate from and independent of the Original Obligations, so that the Dutch Kraton Security Trustee will have an independent right to demand performance of any Parallel Debt Obligation; (c) the Parallel Debt Obligations shall be owed to the Dutch Kraton Security Trustee in its own name and any Foreign Security Agreement governed by Dutch law or Belgian law shall also be expanded to secure the Parallel Debt Obligations; (d) the Lenders, the Loan Parties and the Dutch Kraton Security Trustee acknowledge that the Dutch Kraton Security Trustee acts in its own name and not as an agent or representative of the Lenders and the security interests governed by Dutch law or Belgian law created in favor of the Dutch Kraton Security Trustee will not be held on trust; (e) other than as set out in Section 12.2.13(f), the Parallel Debt Obligations shall not limit or affect the existence of the Original Obligations, for which the Lenders shall have an independent right to demand performance (to the extent permitted by this Agreement); (f) payment by the Loan Parties of any Parallel Debt Obligation shall to the same extent decrease and be a good discharge of the corresponding Original Obligation owing to the Lenders and payment by the Loan Parties of any Original Obligations to the Lenders shall to the same extent decrease and be a good discharge of the corresponding Parallel Debt Obligation owing by it to the Dutch Kraton Security Trustee; and (g) without limiting or affecting the Dutch Kraton Security Trustee’s right to protect, preserve or enforce its rights under any Foreign Security Agreements governed by Dutch law or Belgian law, the Dutch Kraton Security Trustee undertakes to the Lenders not to exercise its rights in respect of any Parallel Debt Obligation without the consent of the Agent. Notwithstanding clause (f) above, no Loan Party may pay any Parallel Debt Obligation other than at the instruction of, and in the manner determined by, the Dutch Kraton Security Trustee. For the avoidance of doubt, the Parallel Debt Obligations will become due and payable (opeisbaar) at the same time as the corresponding Original Obligations.

12.2.14.           Appointment and Retirement of Dutch Kraton Security Trustee. The Dutch Kraton Security Trustee (a) subject to the appointment of a successor (in consultation with the Foreign Loan Party Agent) may, and must if the Agent requires, retire at any time from its position as Dutch Kraton Security Trustee under the Loan Documents without assigning any reason, and (b) must give notice of its intention to retire by giving to the other Dutch Kraton Facility Secured Parties and the Foreign Loan Party Agent not less than thirty (30) days’ nor more than sixty (60) days’ notice.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

12.2.15.           Appointment of Successor. The Agent may, with the approval of the Foreign Loan Party Agent (such approval not to be unreasonably withheld) other than during the continuation of an Event of Default, appoint a successor to the Dutch Kraton Security Trustee, during the period of notice in Section 12.2.14. If no successor is appointed by the Agent, the Dutch Kraton Security Trustee may appoint (after consultation with the Agent and the Foreign Loan Party Agent) its successor. The Foreign Facility Secured Parties shall promptly enter into any agreements that the successor may reasonably require to effect its appointment.

12.2.16.           Discharge of Dutch Kraton Security Trustee. From the date that the appointment of the successor is effected under Section 12.2.14, the retiring Dutch Kraton Security Trustee must be discharged from any further obligations under the Loan Documents as Dutch Kraton Security Trustee, and the successor to the Dutch Kraton Security Trustee and each of the other Dutch Kraton Facility Secured Parties have the same rights and obligations between themselves as they would have had if the successor had been a party to those Loan Documents.

12.3.         Agreements Regarding Collateral and Field Examination Reports.

12.3.1.               Lien Release. It is acknowledged that the Loan Parties will be automatically released from their Guarantee or Foreign Cross-Guarantee, as applicable, hereunder and from the security interests pledged by them under the Security Documents upon consummation of transactions permitted hereunder (including a merger, consolidation or liquidation or a permitted Disposition) and (i) Liens to secure the Secured Obligations hereunder will be automatically released upon sales, dispositions or other transfers by Loan Parties permitted (x) hereunder and (y) with respect to Term Debt Priority Collateral, when permitted pursuant to the provisions of the Term Loan Agreement and (ii) upon the Loan Parties’ notification to the Agent, which notification may only be made after the date on which all Obligations (as defined in the Term Loan Agreement) (other than unasserted contingent indemnity claims) have been paid in full and all Commitments (as defined in the Term Loan Agreement) have been terminated or expired (the date of such request, the “Term Debt Priority Collateral Release Date”), Liens to secure the Term Debt Priority Collateral. In the event that any action is necessary or required to evidence any such release, the Secured Parties irrevocably authorize the Agent and the Security Trustee to take any such action, including,

(a)                to release any Lien on any property granted to or held by the Agent or Security Trustee under any Loan Document (i) upon termination of all Commitments and Full Payment of all Secured Obligations, (ii) that is transferred or to be transferred as part of or in connection with any sales, dispositions or other transfers by Loan Parties not prohibited hereunder or under any other Loan Document or (iii) if approved, authorized or ratified in writing in accordance with Section 14.1;

(b)                to release any Guarantor from its obligations under any Guarantee if such Person ceases to be a Subsidiary or a Guarantor as a result of a transaction permitted hereunder;

(c)                 to subordinate any Lien on any property granted to or held by the Agent or Security Trustee under any Loan Document to the holder of any Purchase Money Lien or other Lien entitled to priority hereunder or by operation of law on such property; and

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(d)                 to deliver to the applicable Loan Party (or as directed by such Loan Party) any certificates or Instruments in the possession of the Agent or the Security Trustee or the termination of any control agreement for which its Lien is released or subordinated.

Upon request by the Agent or the Security Trustee at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee, pursuant to this Section 12.3.1. In each case as specified in this Section 12.3.1, the Agent or the Security Trustee (as applicable) will, at the applicable Loan Parties’ expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under any Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 12.3.1.

12.3.2.               Lien Releases; Care of Collateral.

(a)                 Dutch Kraton Facility Secured Parties authorize the Agent to release or subordinate (if applicable) any Lien with respect to any Dutch Kraton Facility Collateral (i) as required under Section 12.3.1(a) in connection with a liquidation or dissolution permitted under Section 10.2.8(f); (ii) that does not constitute a material part of the Dutch Kraton Facility Collateral; (iii) following an Event of Default, in connection with an enforcement action and realization on Dutch Kraton Facility Collateral; or (iv) with the written consent of all Dutch Kraton Lenders. Subject to Section 14.1.1, the Dutch Kraton Security Trustee is authorized by each of the Dutch Kraton Facility Secured Parties to execute on behalf of itself and each such Dutch Kraton Facility Secured Party any release of the security interests created by the relevant Foreign Security Agreements in accordance herewith. Each Dutch Kraton Facility Secured Party undertakes to execute such releases and other documents as may be necessary to give effect to the releases specified herein.

(b)                 U.S. Facility Secured Parties authorize the Agent to release or subordinate (if applicable) any Lien with respect to any U.S. Facility Collateral (i) as required by Section 12.3.1. or in connection with a liquidation or dissolution permitted under Section 10.2.8(c); (ii) that does not constitute a material part of the U.S. Facility Collateral; (iii) following an Event of Default, in connection with an enforcement action and realization on U.S. Facility Collateral; or (iv) with the written consent of all U.S. Lenders. Subject to Section 14.1.1, the Agent is authorized by each of the U.S. Facility Secured Parties to execute on behalf of itself and each such U.S. Facility Secured Party any release of the security interests created by the relevant Security Document in accordance with herewith. Each U.S. Facility Secured Party undertakes to execute such releases and other documents as may be necessary to give effect to the releases specified herein.

(c)                 The Agent shall have no obligation to assure that any Collateral exists or is owned by a Loan Party, or is cared for, protected or insured, nor to assure that the Agent’s or any Security Trustee’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.3.3.               Possession of Collateral.

(a)                 The Agent and Dutch Kraton Facility Secured Parties appoint each Dutch Kraton Lender as agent (for the benefit of Dutch Kraton Facility Secured Parties) for the purpose of perfecting Liens in any Dutch Kraton Facility Collateral held or controlled by such Dutch Kraton Lender, to the extent such Liens are perfected by possession or control.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

(b)                 The Agent and U.S. Facility Secured Parties appoint each U.S. Lender as agent (for the benefit of U.S. Facility Secured Parties) for the purpose of perfecting Liens in any U.S. Facility Collateral held or controlled by such U.S. Lender, to the extent such Liens are perfected by possession or control.

(c)                 If any Lender obtains possession or control of any Collateral, it shall notify the Agent thereof and, promptly upon the Agent’s request, deliver such Collateral to the Agent or the applicable Security Trustee or otherwise deal with it in accordance with the Agent’s instructions.

12.3.4.               Reports. The Agent shall promptly provide to each Applicable Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for the Agent with respect to any Loan Party or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that neither Bank of America nor the Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that the Agent or any other Person performing any audit or examination will inspect only specific information regarding the Obligations or Collateral and will rely significantly upon the applicable Loan Parties’ books and records and representations as well as upon representations of the applicable Loan Parties’ officers and employees; and (c) to keep all Reports and Borrower Materials confidential and strictly for such Lender’s internal use, and not to distribute any Report or Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants provided such persons are informed of the confidential nature of such Reports and Borrower Materials and instructed to keep them confidential and strictly for such Lender’s use) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender shall indemnify and hold harmless the Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report or other Borrower Materials, as well as from any Claims arising as a direct or indirect result of the Agent furnishing a Report or any Borrower Materials to such Lender.

12.4.         Reliance By Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person and upon the advice and statement of Agent Professionals. The Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.5.         Action Upon Default. The Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Loan Party Agent or Required Lenders specifying the occurrence and nature thereof. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Agent and Required Lenders, it will not take any Enforcement Action (other than the exercise of setoff rights which setoff rights are subject to Section 12.6), accelerate Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

12.6.         Ratable Sharing. If any Lender shall obtain any payment or reduction of any Secured Obligation, whether through setoff or otherwise, in excess of its share of such Secured Obligation, determined on a Pro Rata basis or in accordance with Section 5.5.1, as applicable, such Lender shall immediately (a) notify the Agent of such fact and (b) purchase from the Agent, any Fronting Bank and the other Applicable Lenders such participations in the affected Obligation as are necessary to cause the

[Kraton] Second A&R Loan, Security and Guarantee Agreement

purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to the Agent for application under Section 4.2 and it shall provide a written statement to the Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Dominion Account without the prior consent of the Agent.

12.7.         Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND FRONTING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY LOAN PARTIES (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF LOAN PARTIES UNDER ANY CREDIT DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR THE AGENT (IN THE CAPACITY OF THE AGENT). In no event shall any Lender have any obligation hereunder to indemnify or hold harmless an Agent Indemnitee or a Fronting Bank Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, willful misconduct or bad faith of such Agent Indemnitee or Fronting Bank Indemnitee (as applicable). In the Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Fronting Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to the Secured Parties. If the Agent is sued by any Creditor Representative, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by the Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to the Agent by each Lender to the extent of its Pro Rata share.

12.8.         Limitation on Responsibilities of Agent. The Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Credit Documents, except for losses directly and solely caused by the Agent’s gross negligence or willful misconduct. The Agent does not assume any responsibility for any failure or delay in performance or any breach by any Loan Party, Lender or other Secured Party of any obligations under the Credit Documents. The Agent does not make any express or implied representation, warranty or guarantee to the Secured Parties with respect to any Secured Obligations, Collateral, Credit Documents or Loan Party. No Agent Indemnitee shall be responsible to the Secured Parties for any recitals, statements, information, representations or warranties contained in any Credit Documents; the execution, validity, genuineness, effectiveness or enforceability of any Credit Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Secured Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Loan Party of any terms of the Credit Documents, or the satisfaction of any conditions precedent contained in any Credit Documents, except that Agent shall confirm receipt of the items required to be delivered to Agent pursuant to Section 6 of this Agreement.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

12.9.         Successor Agent and Co-Agents.

12.9.1.               Resignation; Successor Agent. The Agent may resign as the Agent upon ten (10) days’ notice to the Lenders and the Borrowers. If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless such successor agent is a Lender) be consented to by the Borrowers at all times other than during the existence of an Event of Default under Section 11.1(a) or Section 11.1(g) (which consent of the Borrowers shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrowers, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent, and the term “Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Agent’s appointment, powers and duties as the Agent shall be terminated but shall continue to have the benefits of the indemnification set forth in Sections 12.7, 12.15 and 14.2. If no successor agent has accepted appointment as the Agent by the date which is fifteen (15) Business Days following the retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to such instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Loan Documents, the Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while the Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be the Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.9.2.               Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If the Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, the Agent may appoint an additional Person who is not so limited, as a separate security trustee, collateral agent or co-collateral agent. If the Agent so appoints a security trustee, collateral agent or co-collateral agent, each right and remedy intended to be available to the Agent under the Loan Documents shall also be vested in such separate agent. The Secured Parties shall execute and deliver such documents as the Agent deems appropriate to vest any rights or remedies in such agent. If any security trustee, collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by the Agent until appointment of a new agent.

12.10.    Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon the Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it deems necessary concerning the Loan Documents, the Collateral and each Loan Party. Each Secured Party further acknowledges and agrees that the other Secured Parties and the Agent have made no representations or warranties concerning any Loan Party, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Secured Obligations. Each Secured Party will, independently and without reliance

[Kraton] Second A&R Loan, Security and Guarantee Agreement

upon any other Secured Party or the Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, the Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to the Agent by any Loan Party or any credit or other information concerning the affairs, financial condition, business or Properties of any Loan Party (or any of its Affiliates) which may come into possession of the Agent or any of the Agent’s Affiliates.

12.11.    Remittance of Payments and Collections.

12.11.1.           Remittances Generally. All payments by any Lender to the Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by the Agent and request for payment is made by the Agent by 11:00 a.m. (Local Time) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (Local Time) on such day, and if request is made after 11:00 a.m. (Local Time), then payment shall be made by 11:00 a.m. (Local Time) on the next Business Day. Payment by the Agent to any Secured Party shall be made by wire transfer, in the type of funds received by the Agent. Any such payment shall be subject to the Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.11.2.           Failure to Pay. If any Secured Party fails to pay any amount when due by it to the Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the rate determined by the Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for U.S. Base Rate Loans. In no event shall Loan Parties be entitled to receive credit for any interest paid by a Secured Party to the Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by the Agent pursuant to Section 4.2.

12.11.3.           Recovery of Payments. If the Agent pays any amount to a Secured Party in the expectation that a related payment will be received by the Agent from a Loan Party and such related payment is not received, then the Agent may recover such amount from each Secured Party that received it. If the Agent determines at any time that an amount received under any Loan Document must be returned to a Loan Party or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, the Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by the Agent to any Secured Obligations are later required to be returned by the Agent pursuant to Applicable Law, each Lender shall pay to the Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12.    Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders”, “Super-Majority Lenders” or any similar term shall include Bank of America and its Affiliates in their capacities as Lenders. Each of Bank of America and its Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, the Loan Parties and their Affiliates, as if Bank of America was not the Agent hereunder, without any duty to account therefor to Lenders. In their individual capacities, Bank of America and its Affiliates may receive information regarding the Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

12.13.     Agent Titles. Each Lender or Affiliate thereof, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent”, “Arranger”, “Sole Lead Arranger”, “Sole Book Manager” or “Documentation Agent” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14.     Bank Product Providers. Each Secured Bank Product Provider that is not a Lender, by delivery of a joinder agreement in form and substance reasonably satisfactory to the Agent and the applicable Loan Party Agent, or as otherwise agreed by the Agent and such Loan Party Agent, shall agree to be bound by Section 5.3 and this Section 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Loan Parties, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations (except those Claims determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Agent Indemnitee).

12.15.     Withholding Taxes. To the extent required by any Applicable Law, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because (a) the appropriate form was not delivered or was not properly executed by such Lenders (b) such Lender failed to notify the Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or (c) such Lender otherwise failed to comply with Section 5.9, or if the Agent reasonably determined that a payment was made to a Lender pursuant to this Agreement without deduction or applicable withholding Tax from such payment, such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any expenses (including legal expenses) incurred.

12.16.     No Third Party Beneficiaries. This Section 12 is an agreement solely among the Secured Parties and the Agent, and shall survive Full Payment of the Secured Obligations. This Section 12 does not confer any rights or benefits upon Loan Parties or any other Person. As between Loan Parties and the Agent, any action that the Agent may take under any Loan Documents or with respect to any Secured Obligations shall be conclusively presumed to have been authorized and directed by the Secured Parties.

SECTION 13.            BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Loan Parties, the Agent, Secured Parties, and their respective successors and permitted assigns, except that (a) no Loan Party shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. The Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and Fronting Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans, Letters of Credit and other obligations owing to, each Lender or Fronting Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error; provided that a failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans, Letters of Credit or other obligations,

[Kraton] Second A&R Loan, Security and Guarantee Agreement

and the Borrowers, the Agent, the Lenders and the Fronting Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of the Commitments, Loans, Letters of Credit and other obligations recorded in the Register as owing to such Person, for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender or Fronting Bank, at any reasonable time and from time to time upon reasonable prior notice.

13.2.        Participations.

13.2.1.    Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents without notice to or consent of the Agent or any Loan Party. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Borrower Group Commitments for all purposes, all amounts payable by Loan Parties within the applicable Loan Party Group shall be determined as if such Lender had not sold such participating interests, and Loan Parties within the applicable Loan Party Group and the Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and the Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.7 or 5.8 unless Loan Party Agent agrees otherwise to the grant of such participating interest. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Letters of Credit or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

13.2.2.    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents; provided that a Lender may agree with its Participant that such Lender will not, without the consent of such Participant, consent to any amendment, waiver or other modification which (a) forgives principal, interest or fees, (b) reduces the stated interest rate or fees payable with respect to any Loan or Borrower Group Commitment in which such Participant has an interest, (c) postpones the Revolver Commitment Termination Date in respect of a Borrower Group in which such Participant has an interest, or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or (d) releases any Loan Party, Guarantor or substantial portion of the Collateral.

13.2.3.    Benefit of Setoff. Loan Parties agree that each Participant shall have a right of setoff in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of setoff with respect to any participating interests sold by it. By exercising any right of setoff, a Participant agrees to share with Lenders all amounts received through its setoff, in accordance with Section 12.6 as if such Participant were a Lender.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

13.3.        Assignments.

13.3.1.     Permitted Assignments. Subject to Section 13.3.3 below, a Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) except in the case of an assignment in whole of a Lender’s rights and obligations, each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by the Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by the Agent in its discretion); (c) (i) with respect to Dutch Kraton Revolver Loans and Dutch Kraton LC Obligations, each applicable Dutch Kraton Fronting Bank and applicable Dutch Kraton Swingline Lender have consented thereto (which consent shall not otherwise be unreasonably withheld or delayed) and (ii) with respect to U.S. Revolver Loans and U.S. LC Obligations, each U.S. Fronting Bank and U.S. Swingline Lender have consented thereto (which consent shall not otherwise be unreasonably withheld or delayed); and (d) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents as collateral security to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, provided, however, (1) such Lender shall remain the holder of its Loans and owner of its interest in any Letter of Credit for all purposes hereunder, (2) no such pledge or assignment of a security interest shall substitute any such pledgee or assignee for such Lender as a party hereto, (3) Borrowers, the Agent, the other Lenders and Fronting Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (4) any payment by Loan Parties to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Loan Parties’ obligations hereunder to the extent of such payment, (5) no such assignment shall release the assigning Lender from its obligations hereunder and (6) the Eligible Assignee will not be entitled to greater benefits under Section 5.8.2 (Dutch Tax Matters) than the assigning Lender would have been entitled unless the Loan Party Agent agrees otherwise to the grant of such assignment.

13.3.2.    Effect; Effective Date. Upon delivery to the Agent of an assignment notice in the form of Exhibit A-2 and a processing fee of $3,500 (unless otherwise agreed by the Agent in its sole discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3.2. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, the Agent and Loan Parties shall make appropriate arrangements for issuance of replacement and/or new Revolver Notes, as applicable. The transferee Lender shall comply with Sections 5.8 and 5.9 and deliver, upon request, an administrative questionnaire satisfactory to the Agent.

13.3.3.    Certain Assignees. No assignment or participation may be made to any Loan Party, Affiliate of any Loan Party, Defaulting Lender or natural person. In connection with any assignment by a Defaulting Lender, such assignment shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to the Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as the Agent deems appropriate), (a) to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder, and (b) to acquire its Pro Rata share of all Loans and LC Obligations. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

13.3.4. Replacement of Certain Lenders. If (a) a Lender (i) fails to give its consent to any amendment, waiver or action for which consent of either all Lenders or all affected Lenders was required and, in each case, Required Lenders consented (any such Lender, a “Non- Consenting Lender”), (ii) is a Defaulting Lender, or (iii) gives a notice under Section 3.5 or requests compensation under Section 3.7 or (b) if any Borrower is required to pay additional amounts or indemnity payments with respect to a Lender under Section 5.8, then, in addition to any other rights and remedies that any Person may have, the Agent or a Loan Party Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to one or more Eligible Assignees, pursuant to appropriate Assignment and Acceptances, within twenty (20) days after the notice. The Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents at par, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

SECTION 14.            MISCELLANEOUS

14.1.        Consents, Amendments and Waivers.

14.1.1.     Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Required Lenders and each Loan Party to such Loan Document; provided, however, that:

(a)           without the prior written consent of the Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of the Agent;

(b)           (i) without the prior written consent of each affected U.S. Fronting Bank (such consent not to be unreasonably withheld), no modification shall be effective with respect to any U.S. LC Obligations or Sections 2.3.1, 2.3.2 or 2.3.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of any U.S. Fronting Bank and (ii) without the prior written consent of each affected Dutch Kraton Fronting Bank (such consent not to be unreasonably withheld), no modification shall be effective with respect to any Dutch Kraton LC Obligations or Sections 2.2.1, 2.2.2 or 2.2.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of the Dutch Kraton Fronting Bank;

(c)            without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the Borrower Group Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2), (iii) extend any Revolver Commitment Termination Date or the Facility Termination Date; or (iv) change the currency in which any Loan is denominated;

(d)           without the prior written consent of all (i) Lenders (except any Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (A) alter Section 5.3 or waive any condition in Section 6.1; (B) amend the definitions of Pro Rata, Required Lenders or Super-Majority Lenders; (C) amend this Section 14.1.1 or Section 5.5.1 or 12.6; (D) increase the Maximum Facility Amount; (E) except as permitted under Section 10.2.2 subordinate the Agent’s Lien on any Collateral or subordinate any Obligation in right payment to any other Debt; or (F) except as permitted under Section 12.3, release all or substantially all of the Collateral; or (G) except as permitted under Section 12.3,

[Kraton] Second A&R Loan, Security and Guarantee Agreement

release any Loan Party from liability for any Obligations except in connection with a merger, consolidation, amalgamation or dissolution expressly permitted in this Agreement; and (ii) U.S. Lenders (in each case except any Defaulting Lender as provided in Section 4.2), no modification shall be effective that would alter Section 7.1 (except to add Collateral); and

(e)           without the prior written consent of the Super-Majority Lenders, no amendment or waiver shall be effective that would (i) amend any definition of a Borrowing Base (and the defined terms used in such definitions) or to increase the advance rates applicable to any of the Borrowing Bases if the effect of such amendment is to make more credit available or to add new types of Collateral thereunder or (ii) amend the definition of Excess Availability or any definition of Availability.

(f)            Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the applicable Loan Party Agent to all applicable Lenders having Revolver Commitments with a like commitment termination date, in each case on a pro rata basis (based on the aggregate amounts of Commitments) and on the same terms to each such Lender within the relevant class, the applicable Borrower are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date and/or commitment termination of each such Lender’s Commitments of such class, and, subject to the terms hereof, otherwise modify the terms of such Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate and/or fees payable in respect of such Commitments (and related outstandings)) (each, an “Extension”; and each group of Commitments, as applicable, in each case as so extended, as well as the original Revolver Commitments (in each case not so extended), being a separate “tranche”), so long as the following terms are satisfied:

(i)            no Event of Default shall have occurred and be continuing at the time the Extension Offer is delivered to the Lenders;

(ii)            except as to interest rates, fees and final commitment termination date (which shall be determined by the applicable Loan Party Agent and set forth in the relevant Extension Offer, subject to acceptance by the Extended Lenders (as hereinafter defined)), the Commitment of any Lender that agrees to an Extension with respect to such Commitment (an “Extended Lender”) extended pursuant to an Extension (an “Extended Commitment”) and the related outstandings shall be a Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Lenders) as the original Commitments (and related outstandings); provided that (1) the borrowing and payments (except for (A) payments of interest and fees at different rates on Extended Commitments (and related outstandings), (B) repayments required upon the commitment termination date of the non-extending tranche of Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Revolver Loans with respect to Extended Commitments after the applicable extension date shall be made on a pro rata basis with all other Commitments of such Borrower Group, (2) all applicable Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all applicable Lenders with Commitments (including Extended Commitments) in accordance with their percentage of the Commitments, (3) assignments and participations of Extended Commitments and related Loans shall be governed by the same assignment and participation provisions applicable to the other Commitments and Loans to the same Borrower Group and (4) at no time shall there be Commitments hereunder (including Extended Commitments and any existing Revolver Commitments) which have more than four (4) different maturity dates;

(iii)            if the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate

[Kraton] Second A&R Loan, Security and Guarantee Agreement

principal amount of Commitments offered to be extended by the applicable Loan Party Agent pursuant to such Extension Offer, then the Loans of Lenders respectively shall be extended ratably up to such maximum amount based on the respective commitment amounts with respect to which such Lenders have accepted such Extension Offer.

(iv)          With respect to all Extensions consummated by the Borrowers pursuant to this Section, (A) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.1.1 or 5.2(b) and (B) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that, the applicable Loan Party Agent may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in such Loan Party Agent’s sole discretion and may be waived by such Person) of Commitments of any or all applicable tranches be tendered. The Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section.

(v)           No consent of any Lender shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to its Commitments (or a portion thereof) and (B) with respect to any Extension of the Commitments, the consent of the Fronting Bank and Swingline Lender. All Extended Commitments and all obligations in respect thereof shall be Obligations of the applicable Borrower Group under this Agreement and the other Loan Documents and secured by the applicable Collateral on a pari passu basis with all other applicable Obligations of such Borrower Group. The Lenders hereby irrevocably authorize Agent to enter into amendments to this Agreement and the other Loan Documents with the applicable Loan Party Agent (on behalf of the applicable Loan Parties) as may be necessary in order to establish new tranches or sub-tranches in respect of Commitments so extended and such technical amendments as may be necessary in the reasonable opinion of Agent and the applicable Loan Party Agent in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. In addition, if so provided in such amendment and with the consent of each Fronting Bank, participations in Letters of Credit expiring on or after the applicable commitment termination date shall be re- allocated from the applicable Lenders holding non-extended Commitments to Lenders holding Extended Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Commitments, be deemed to be participation interests in respect of such Commitments and the terms of such participation interests shall be adjusted accordingly. The Agent shall promptly notify each Lender of the effectiveness of each such amendment.

(vi)           In connection with any Extension, the applicable Loan Party Agent shall provide Agent at least five (5) Business Days prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Agent, in each case acting reasonably to accomplish the purposes of this subsection 14.1.1(f). This subsection 14.1.1(f) shall supersede any provisions of this Section 14.1.1 or Section 12.6 to the contrary.

(g)           Any amendment to this Agreement pursuant to Section 3.6 shall be made in accordance with, and subject to the terms of, Section 3.6.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

Notwithstanding anything to the contrary herein, (i) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything in this Section 14.1.1 to the contrary, (1) if the Agent and the North American Loan Party Agent shall have jointly identified an obvious error or any error or omission of a typographical nature, in each case, in any provision of the Loan Documents, then the Agent and the North American Loan Party Agent shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Agent within ten Business Days following receipt of notice thereof and (2) this Agreement may be amended (or amended and restated) with the written consent of only the Agent, the North American Loan Party Agent and each Lender participating in such additional credit facility to add one or more additional credit facilities to this Agreement for a new jurisdiction and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents, provided that the consent of all Lenders is required for an increase in the Maximum Facility Amount, subject in each case to Sections 14.1.1(a) through (f).

14.1.2.    Limitations. The agreement of Loan Parties shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, the Agent, the Security Trustees and/or any Fronting Bank as among themselves. Only the consent of the parties to the Fee Letters or any agreement relating to a Bank Product shall be required for any modification of such agreement. No party to a Secured Bank Product Document that is not a Lender shall have any right to participate in any manner in modification of any Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by the Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3.    Payment for Consents. After the Closing Date, no Loan Party will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2.       Indemnity. IN ADDITION TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 5.8 OR ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH LOAN PARTY SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, INCLUDING CLAIMS ASSERTED BY ANY LOAN PARTY OR OTHER

[Kraton] Second A&R Loan, Security and Guarantee Agreement

PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, willful misconduct or bad faith of such Indemnitee, and no Loan Party shall have any obligation to indemnify or hold harmless an Indemnitee for disputes solely among Indemnitees and not relating to any act or omission of any Loan Party or its Affiliates (other than any action involving the Agent, any Security Trustee, any Fronting Bank or any Swingline Lender, in each case in its capacity as such, in which case this indemnity shall apply with respect to each such Person, as applicable, to the extent otherwise available). The indemnity under this Section 14.2 shall not apply to any Taxes, other than Taxes arising with respect to a non-Tax Claim.

14.3.        Notices and Communications.

14.3.1.    Notice Address. Subject to Section 4.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Loan Party, at the applicable Loan Party Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (b) if given by facsimile transmission or electronic mail, when transmitted to the applicable facsimile number or electronic mail address, as applicable, if confirmation of receipt is received; (c) if given by mail, three (3) Business Days after deposit in the local mail system of the recipient, with first-class postage pre-paid, addressed to the applicable address; or (d) if given by personal delivery (including overnight and courier service), when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to the Agent pursuant to Sections 2.1.4, 2.2, 2.3, 3.1.1, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at the Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by North American Loan Party Agent shall be deemed received by all Loan Parties.

14.3.2.    Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as Borrower Materials, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.3. The Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic mail and voice mail may not be used as effective notice under the Loan Documents.

14.3.3.    Platform. Borrower Materials shall be delivered pursuant to procedures approved by the Agent, including electronic delivery (if possible) upon request by the Agent to an electronic system maintained by the Agent (the “Platform”). A Loan Party Agent shall notify the Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by the Agent only upon its receipt of such notice. Borrower Materials and other information relating to this Agreement may be made available to Lenders on the Platform. The Platform is provided “as is” and “as available.” The Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. Lenders acknowledge that Borrower Materials may include material non-public information of Loan Parties and

[Kraton] Second A&R Loan, Security and Guarantee Agreement

their Restricted Subsidiaries and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Loan Party’s or Restricted Subsidiary’s securities. No Agent Indemnitee shall have any liability to Loan Parties, Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform, except for such losses, claims, damages, liabilities or expenses that are determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, willful misconduct or bad faith of such Agent Indemnitee.

14.3.4.    Non-Conforming Communications. The Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Loan Party even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Loan Party shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Loan Party.

14.4.       Performance of Loan Parties’ Obligations. Subject to Sections 2.1.5 and 2.1.6, the Agent may, in its discretion at any time and from time to time, at the expense of the Loan Parties of the applicable Loan Party Group, pay any amount or do any act required of a Loan Party under any Loan Documents or otherwise lawfully requested by the Agent to (b) enforce any Loan Documents or collect any Obligations; (c) protect, insure, maintain or realize upon any Collateral; or (d) defend or maintain the validity or priority of the Agent’s or any Security Trustee’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of the Agent under this Section 14.4 shall be reimbursed to the Agent by Loan Parties, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to U.S. Base Rate Loans. Any payment made or action taken by the Agent under this Section 14.4 shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5.       Credit Inquiries. The Agent and Lenders may (but shall have no obligation to) respond to usual and customary credit inquiries from third parties concerning any Loan Party or Subsidiary.

14.6.       Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7.       Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8.       Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when the Agent has received counterparts bearing the signatures of all parties hereto and Section 6.1 is satisfied. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

14.9.        Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, oral or written, among the parties relating to the subject matter thereof.

14.10.     Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for the Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of the Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute the Agent and any Secured Party to be a partnership, association, joint venture or similar arrangement, nor to constitute control of any Loan Party.

14.11.     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Loan Parties acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by the Agent, any Lender, any of their Affiliates or the Sole Lead Arranger or other agent are arm’s-length commercial transactions between Loan Parties and such Person; (ii) Loan Parties have consulted their own legal, accounting, regulatory and Tax advisors to the extent they have deemed appropriate; and (iii) Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of the Agent, Lenders, their Affiliates and the Sole Lead Arranger or other agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Loan Parties, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) the Agent, Lenders, their Affiliates and the Sole Lead Arranger or other agent may be engaged in a broad range of transactions that involve interests that differ from those of Loan Parties and their Affiliates, and have no obligation to disclose any of such interests to Loan Parties or their Affiliates. To the fullest extent permitted by Applicable Law, each Loan Party hereby waives and releases any claims that it may have against the Agent, Lenders, their Affiliates and the Sole Lead Arranger or other agent with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12.     Confidentiality. Each of the Agent, Lenders and each Fronting Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, members, directors, officers, employees, agents, advisors and representatives; provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential; (b) to the extent requested by any governmental, regulatory or self- regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Secured Obligations; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as this Section 14.12, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of a Loan Party Agent; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 14.12 or (ii) is available to the Agent, any Lender, Fronting Bank or any of their Affiliates on a nonconfidential basis from a source other than Loan Parties or (i) on a confidential basis to any rating agency in connection with rating any Loan Party or its Subsidiaries. Notwithstanding the foregoing, the Agent and Lenders may publish or disseminate general information concerning this credit facility, including the names and addresses of Loan Parties and a general description of Loan Parties’ businesses, and may use Loan Parties’ logos,

[Kraton] Second A&R Loan, Security and Guarantee Agreement

trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from a Loan Party or Subsidiary relating to it or its business. Any Person required to maintain the confidentiality of Information pursuant to this Section 14.12 shall be deemed to have complied if it exercises a degree of care to that it accords its own confidential information. Each of the Agent, Lenders and each Fronting Bank acknowledges that (A) Information may include material non- public information concerning a Loan Party or Subsidiary; (B) it has developed compliance procedures regarding the use of material non-public information; (C) it will handle such material non-public information in accordance with Applicable Law, including federal, state, provincial and territorial securities laws.

14.13.     Electronic Signatures. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the Loan Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Loan Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Agent and each of the Secured Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Agent has agreed to accept such Electronic Signature, the Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Agent or any Secured Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

14.14.     GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW AND FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.15.     Consent to Forum.

14.15.1.     Forum. EACH PARTY HERETO HEREBY CONSENTS TO THE NON- EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE COUNTY OF NEW YORK, IN ANY PROCEEDING OR DISPUTE

[Kraton] Second A&R Loan, Security and Guarantee Agreement

RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND EACH LOAN PARTY AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of the Agent, any Security Trustee or any Lender to bring proceedings against any Loan Party in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by the Agent or any Security Trustee of any judgment or order obtained in any forum or jurisdiction. Final judgment against a Loan Party in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the country in which such Loan Party is domiciled, by suit on the judgment.

14.15.2.     Process Agent. Without prejudice to any other mode of service allowed under any relevant law, each Foreign Borrower and each other Loan Party organized outside the U.S. (a) irrevocably appoints the Corporation Trust Company located at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as its agent for service of process in relation to any action or proceeding arising out of or relating to any Loan Documents, and (b) agrees that failure by a process agent to notify such Borrower or such Loan Party of any process will not invalidate the proceedings concerned. For purposes of clarity, nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

14.15.3.     Waivers by Loan Parties. To the fullest extent permitted by Applicable Law, each Loan Party waives (a) the right to trial by jury (which the Agent, each Security Trustee and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by the Agent on which a Loan Party may in any way be liable, and hereby ratifies anything the Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing the Agent or a Security Trustee to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Loan Party acknowledges that the foregoing waivers are a material inducement to the Agent, each Security Trustee, each Fronting Bank and Lenders entering into this Agreement and that the Agent, Security Trustees, each Fronting Bank and Lenders are relying upon the foregoing in their dealings with Loan Parties. Each Loan Party has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16.     Patriot Act Notice. The Agent and Lenders hereby notify Loan Parties that pursuant to the requirements of the Patriot Act and other applicable anti-money laundering, anti-terrorist financing, economic or trade sanctions and “know your client” policies, regulations, laws or rules (the Proceeds of Crime Act and such other applicable policies, regulations, laws or rules, collectively, including any guidelines or orders thereunder, “AML Legislation”), the Agent and Lenders are required to obtain, verify and record certain information that identifies each Loan Party, including its legal name, address, Tax ID number and other similar information that will allow the Agent and Lenders to identify it in accordance with the Patriot Act, Beneficial Ownership Regulation and the AML Legislation. The Agent and Lenders

[Kraton] Second A&R Loan, Security and Guarantee Agreement

may require information regarding Loan Parties’ management and owners, such as legal name, address, social security number and date of birth. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Agent, any Lender or any prospective assignee or participant of a Lender pursuant to the terms herein, in order to comply with the Patriot Act, Beneficial Ownership Regulation and/or the AML Legislation.

14.17.     Acknowledgement Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):Covered Party. If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.17.2.     Definitions. As used in this Section, (a) “BHC Act Affiliate” means an “affiliate,” as defined in and interpreted in accordance with 12 U.S.C. §1841(k); (b) “Default Right” has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; (c) “QFC” means a “qualified financial contract,” as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D) and (d) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

14.18.     Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Loan Party’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

[Kraton] Second A&R Loan, Security and Guarantee Agreement

14.19.       Nonliability of Lenders. Neither the Agent, any Fronting Bank nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Each Loan Party agrees, on behalf of itself and each other Loan Party, that neither the Agent, any Fronting Bank nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, willful misconduct or bad faith of the party from which recovery is sought. NO LENDER SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS, SYNDTRAK OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT.

14.20.     Restrictions on Foreign Pledges. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Foreign Domiciled Loan Party shall directly or indirectly guarantee or pledge its assets, and no shares in excess of 65% of any Foreign Subsidiary shall be pledged (including an indirect pledge through the pledge of the shares of a Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes that has no material assets other than shares in one or more Foreign Subsidiaries), in support of the U.S. Facility Obligations, the Obligations of any U.S. Borrower or any guarantee in support thereof. Additionally, no pledge or guarantee by any other entity shall be required, and no proceeds resulting therefrom shall be used, to the extent such action would result in a controlled foreign corporation (with respect to which a U.S. Borrower is a “United States shareholder” within the meaning of subpart F of the Code) holding “United States property” (pursuant to the rules of Section 956(d) of the Code). For the avoidance of doubt, the parties hereto agree that notwithstanding anything herein or in any other Loan Documents to the contrary, with respect to all Loan Documents, a payment (whether money, property or setoff) (x) by (or on behalf of) a Foreign Subsidiary, (y) resulting from enforcement of a Lien granted by, or in respect of, a Foreign Subsidiary or (z) by any Loan Party with respect to a Foreign Subsidiary’s Obligations, shall not be applied to satisfy an obligation under the U.S. Facility Obligations or a guarantee thereof (whether directly or indirectly, including by setoff) and shall not serve as Collateral therefor.

14.21.     NO ORAL AGREEMENTS. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.22.     ABL Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Agreement and each other Loan Document, the Liens, security interests and rights granted pursuant to this Agreement or any other Loan Document shall be subject to the terms, provisions and conditions of (and the exercise of any right or remedy by the Agent hereunder or thereunder shall be subject to the terms and conditions of), the ABL Intercreditor Agreement. In the event of any conflict between this Agreement and any other Loan Document or the ABL Intercreditor Agreement, as the case may be, the ABL Intercreditor Agreement shall control and no right, power, or remedy granted to the Agent hereunder or under any other Loan Document shall be exercised by the Agent and no direction shall be given by the Agent, in contravention of the ABL Intercreditor Agreement. With respect to any requirement herein or in any other Loan Document for any Loan Party to deliver originals of certificated Equity Interests,

[Kraton] Second A&R Loan, Security and Guarantee Agreement

Instruments, or similar documents constituting Collateral which is Term Debt Priority Collateral, such requirements shall be deemed satisfied to the extent the requirements to deliver the same to the Term Agent in accordance with the ABL Intercreditor Agreement and the Term Debt Documents are in effect and are satisfied by such Loan Party. To the extent that any covenants, representations or warranties set forth in this Agreement or any other Loan Document are untrue or incorrect solely as a result of the delivery to or grant of possession or control to, the Term Agent in accordance with this Section 14.22, such representation or warranty shall not be deemed to be untrue or incorrect for purposes of this Agreement or such other Loan Document. Each of the Lenders hereby acknowledges that it has received and reviewed the ABL Intercreditor Agreement and agrees to be bound by the terms thereof as if such Lender was a signatory thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 13.1) hereby acknowledges that Bank of America is acting under the ABL Intercreditor Agreement as the “Initial ABL Collateral Agent” Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 13.1) hereby authorizes and directs the Agent to enter into the ABL Intercreditor Agreement on behalf of such Lender and agrees that the Agent, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the ABL Intercreditor Agreement.

14.23. Amendment and Restatement. This Agreement amends and restates in its entirety the Existing Credit Agreement. This Agreement and the other Loan Documents govern the present relationship between the Loan Parties, Agent and Lenders. This Agreement, however, is in no way intended, nor shall it be construed to affect, replace, impair or extinguish the creation, attachment, perfection or priority of the security interests in, and other Liens on, the Collateral, which security interests and other Liens each of the Loan Parties by this Agreement, acknowledges, reaffirms and confirms to Agent and Lenders. In addition, except as otherwise provided herein, all monetary obligations and liabilities and indebtedness created or existing under, pursuant to, or as a result of, the Existing Credit Agreement, other than Excluded Swap Obligations (the “Existing Credit Agreement Obligations”) shall continue in existence within the definition of “Obligations” under this Agreement, which obligations, liabilities and indebtedness the Loan Parties, by this Agreement, acknowledge reaffirm and confirm. Nothing herein shall be construed to be a novation or extinguishment of the Existing Credit Agreement Obligations. The Loan Parties agree that any outstanding commitment or other obligation to make advances or otherwise extend credit or credit support to any Loan Party pursuant to the Existing Credit Agreement is superseded by, and renewed and consolidated under, this Agreement. The Loan Parties represent and warrant that none of them have assigned or otherwise transferred any rights arising under the Existing Credit Agreement.

To the extent not amended and restated as of the Closing Date, the Loan Documents executed in connection with the Existing Credit Agreement and in effect prior to the Closing Date (the “Existing Credit Documents”) (i) shall continue in full force and effect, (ii) are hereby ratified, reaffirmed and confirmed in all respects, and (iii) shall, for the avoidance of doubt, constitute “Loan Documents” under this Agreement. The terms of the Loan Documents relating to the terms of the Existing Credit Documents that have been amended and restated as of the Closing Date shall govern for any period occurring on or after the Closing Date and the terms of such Existing Credit Documents prior to their amendment and restatement shall govern for any period beginning before the Closing Date and ending on the day immediately preceding the Closing Date. In furtherance of the foregoing, (a) each reference in any Loan Document to the “Loan Agreement” or any other Loan Document that is being amended and restated as of the Closing Date, is hereby amended, mutatis mutandis, as applicable in the context, to be a reference to, and shall thereafter mean, this Agreement or such other amended and restated Loan Document, as applicable in the context (as each may be amended, modified or supplemented and in effect from time to time) and (b) the definition of any term defined in any Loan Document by reference to the terms defined in the “Loan Agreement” or any other Loan Document that is being amended and restated as of the Closing Date, is hereby amended to be defined by reference to the defined term in this Agreement or such

[Kraton] Second A&R Loan, Security and Guarantee Agreement

other amended and restated Loan Document as applicable (as each may be amended, modified or supplemented and in effect from time to time). It is acknowledged and agreed that this Agreement is an “ABL Credit Agreement” for all purposes under the ABL Intercreditor Agreement, and, as of the date hereof, is the only “ABL Credit Agreement” in existence for purpose of the ABL Intercreditor Agreement, and the Agent is the “ABL Collateral Agent” for all purposes under the ABL Intercreditor Agreement. The Loan Parties agree that, with respect to the French Security Agreements and the French Second Ranking Security Agreements, to the extent that the Secured Obligations are higher than the Existing Credit Agreement Obligations, each reference in the French Security Agreements to the “Loan Agreement”, shall be a reference to the Existing Credit Agreement and each reference in the French Second Ranking Security Agreements to the “Loan Agreement” shall be a reference to this Loan Agreement. The French Second Ranking Security Agreements shall secure the difference between the Secured Obligations and the Existing Credit Agreement Obligations.

In order to induce Lenders to enter into this Agreement on the Closing Date, each Loan Party hereby represents, warrants and covenants to Lenders that it has determined that each Loan Party will benefit specifically and materially from the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement on the Closing Date and that each Loan Party requested and bargained for the structure and terms of and security for the Loans contemplated by this Agreement on the Closing Date.

The amount of each Dutch Kraton Lender’s Dutch Kraton Revolver Commitment and each U.S. Lender’s U.S. Revolver Commitment, as of the Closing Date, shall be as set forth on Schedule 2.1.1(a) and 2.1.1(b), respectively, and Agent and each Lender shall cooperate in good faith to make all payments and fundings which Agent and the Lenders must make to reallocate the Revolver Commitments and the Obligations in respect thereof among the Lenders in accordance with their respective Revolver Commitments as set forth on Schedule 2.1.1(a) and 2.1.1(b), as applicable. On the Closing Date, all outstanding loans under the Existing Credit Agreement made by any Person that is a “Lender” under the Existing Credit Agreement immediately prior to the Closing Date who is not a Lender party to this Agreement (each, an “Exiting Lender”) shall be repaid in full and the commitments and other obligations and rights of such Exiting Lender shall be terminated (except that such Exiting Lender shall continue to be entitled to the benefits specified in the Existing Credit Agreement and the other Loan Documents of a Lender which assigned 100% of its interests under the Existing Credit Agreement, with respect to facts and circumstances occurring prior to the Closing Date).

14.24.     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Secured Party that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Secured Party that is an Affected Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that

[Kraton] Second A&R Loan, Security and Guarantee Agreement

such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

14.25.     Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, Disposition or transfer, or similar term, shall be deemed to apply to a Division Transaction (or the unwinding of such a Division Transaction), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, Disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Notwithstanding anything to the contrary in this Agreement, (i) any division of a limited liability company shall constitute a separate Person hereunder, and each resulting division of any limited liability company that, prior to such division, is a Subsidiary, a Guarantor, a Loan Party, a joint venture or any other like term shall remain a Subsidiary, a Guarantor, a Loan Party, a joint venture, or other like term, respectively, after giving effect to such division, to the extent required under this Agreement, and any resulting divisions of such Persons shall remain subject to the same restrictions and corresponding exceptions applicable to the pre-division predecessor of such divisions, (ii) in no event shall Parent be permitted to effectuate a Division Transaction and (iii) if any Subsidiary shall consummate a Division Transaction permitted under this Agreement in accordance with the foregoing, such Subsidiary shall be required, promptly after the effectiveness of such division, to comply with the requirements set forth in Section 10.1.9 to the extent applicable.

[Remainder of page intentionally left blank; signatures begin on following page]

[Kraton] Second A&R Loan, Security and Guarantee Agreement

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

KRATON POLYMERS U.S. LLC
KRATON CHEMICAL, LLC,
each as a U.S. Borrower and a Guarantor

By:	/s/ James L. Simmons
Name:	James L. Simmons
Title:	Senior Vice President, General Counsel and Secretary

KRATON CORPORATION
KRATON POLYMERS LLC
KRATON POLYMERS CAPITAL CORPORATION
ELASTOMERS HOLDINGS LLC
AZ CHEM US HOLDINGS INC.
AZ CHEM US INC.,
each as a Guarantor

By:	/s/ James L. Simmons
Name:	James L. Simmons
Title:	Senior Vice President, General Counsel and Secretary

AZ CHEM HOLDINGS LP,
as a Guarantor

By: AZ Chem Partners II LLC, its general partner
By: Kraton Polymers LLC, its sole member

By:	/s/ James L. Simmons
Name:	James L. Simmons
Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Second Amended and Restated Loan, Security and Guaranty Agreement]

AZ CHEM INTERMEDIATE LP,
as a Guarantor

By: AZ Chem Partners I LLC, its general partner
By: AZ Chem Holdings LP, its sole member
By: AZ Chem Partners II LLC, its general partner
By: Kraton Polymers LLC, its sole member

By:	/s/ James L. Simmons
Name:	James L. Simmons
Title:	Senior Vice President, General Counsel and Secretary

AZ CHEM PARTNERS I LLC,
as a Guarantor

By: AZ Chem Holdings LP, its sole member
By: AZ Chem Partners II LLC, its general partner
By: Kraton Polymers LLC, its sole member

By:	/s/ James L. Simmons
Name:	James L. Simmons
Title:	Senior Vice President, General Counsel and Secretary

AZ CHEM PARTNERS II LLC,
as a Guarantor

By: Kraton Polymers LLC, its sole member

By:	/s/ James L. Simmons
Name:	James L. Simmons
Title:	Senior Vice President, General Counsel and Secretary

KRATON POLYMERS NEDERLAND B.V.,
as a Dutch Kraton Borrower and a Dutch Kraton Facility
Guarantor

	By:	/s/ James L. Simmons
	Name:	James L. Simmons
	Title:	Authorised Signatory

KRATON POLYMERS HOLDINGS B.V.,
as a Dutch Kraton Facility Guarantor

	By:	/s/ James L. Simmons
	Name:	James L. Simmons
	Title:	Authorised Signatory

KRATON POLYMERS RESEARCH B.V.,
as a Dutch Kraton Facility Guarantor

	By:	/s/ James L. Simmons
	Name:	James L. Simmons
	Title:	Authorised Signatory

K.P. INVESTMENT B.V.,
as a Dutch Kraton Facility Guarantor

	By:	/s/ James L. Simmons
	Name:	James L. Simmons
	Title:	Authorised Signatory

Address for Notices:

Kraton Corporation
John F. Kennedy Blvd., Suite 300
Houston, Texas, USA 77032
Attention: General Counsel
Facsimile: 281-504-4827

with a copy to:

Baker & McKenzie LLP
700 Louisiana Street, Suite 3000
Houston, Texas 77002
Attention: Michael Hamilton
Facsimile: 713 427 5099

[Signature Page to Second Amended and Restated Loan, Security and Guaranty Agreement]

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent, as Sole
Lead Arranger and Sole Book Manager and a U.S.
Lender

By:	/s/ Hance VanBeber
Name: Hance VanBeber
Title: Senior Vice President

Bank of America, N.A.
901 Main Street, 11th Floor TX 1-492-11-23
Dallas, TX 75202
Attn: Hance VanBeber
Telecopy: 312.453.4719

with a copy (which shall not constitute notice) to:

Holland & Knight LLP
200 Crescent Court Suite 1600
Dallas, Texas 75201
Attn: James C. Chadwick
Telecopy: 214.964.9501

Signature Page to Second Amended and Restated Loan, Security and Guaranty Agreement

BANK OF AMERICA, N.A., (acting through its
London, England Branch), as a Dutch Kraton
Lender

By:	/s/ Hance VanBeber
Name: Hance VanBeber
Title: Senior Vice President

Bank of America, N.A.
901 Main Street, 11th Floor TX 1-492-11-23
Dallas, TX 75202
Attn: Hance VanBeber
Telecopy: 312.453.4719

with a copy (which shall not constitute notice) to:

Holland & Knight LLP
200 Crescent Court Suite 1600
Dallas, Texas 75201
Attn: James C. Chadwick
Telecopy: 214.964.9501

Signature Page to Second Amended and Restated Loan, Security and Guaranty Agreement

JPMorgan Chase Bank, N.A., a U.S. Lender

By:	/s/ Andrew Rossman
Name:	Anderw Rossman
Title:	Vice President

Signature Page to Second Amended and Restated Loan, Security and Guaranty Agreement

JPMorgan Chase Bank, N.A., London Branch, a
Dutch Lender

By:	/s/ Kennedy A. Capin
Name:	Kennedy A. Capin
Title:	Authorized Officer

WELLS FARGO BANK NATIONAL
ASSOCIATION, as a U.S. Lender

By:	/s/ Chance Hausler
Name:	Chance Hausler
Title:	Director

1100 Abernathy Road, Suite 1600
Atlanta, GA 30328
Attn: Chance Hausler
Telecopy: 855-569-5635

WELLS FARGO BANK NATIONAL
ASSOCIATION, London Branch, as a Dutch Kraton Lender

By:	/s/ Patricia Del Busto
Name:	Patricia Del Busto
Title:	Authorized Signatory

1100 Abernathy Road, Suite 1600
Atlanta, GA 30328
Attn: Chance Hausler
Telecopy: 855-569-5635

BMO HARRIS BANK N.A., as a U.S. Lender

By:	/s/ Mike Ehlert
Name:	Mike Ehlert
Title:	ManagingDirector

BMO Harris Bank / Bank of Montreal
111 West Monroe, Floor 20th
Chicago, IL 60603
Attn: Michael Sessa
Email: Michael.Sessa@bmo.com
Phone: 718-312-9183

BANK OF MONTREAL, LONDON BRANCH,
as a Dutch Kraton Lender

By:	/s/ Tom Woolgar
Name:	Tom Woolgar
Title:	ManagingDirector

BMO Harris Bank / Bank of Montreal
111 West Monroe, Floor 20th
Chicago, IL 60603
Attn: Michael Sessa
Email: Michael.Sessa@bmo.com
Phone: 718-312-9183

BANK OF MONTREAL, LONDON BRANCH,
as a Dutch Kraton Lender

By:	/s/ Scott Matthews
Name:	Scott Matthews
Title:	ManagingDirector

BMO Harris Bank / Bank of Montreal
111 West Monroe, Floor 20th
Chicago, IL 60603
Attn: Michael Sessa
Email: Michael.Sessa@bmo.com
Phone: 718-312-9183

DEUTSCHE BANK AG NEW YORK
BRANCH, as a Dutch Kraton Lender and a U.S.
Lender

By:	/s/ Michael Strobel
Name:	Michael Strobel
Title:	Vice President

Email: michael-p.strobel@db.com
Phone: 212-250-0939

By:	/s/ Yumi Okabe
Name:	Yumi Okabe
Title:	Vice President

Email: yumi.okabe@db.com
Phone: +44 (20) 754-19412

Schedule 2.1.1(a)

Dutch Kraton Revolver Commitment

Lender	Revolver Commitment
Bank of America, N.A.	$22,100,000.00
JPMorgan Chase Bank, N.A., London Branch	$13,000,000.00
Wells Fargo Bank, National Association, London Branch	$13,000,000.00
Bank of Montreal, London Branch	$10,400,000.00
Deutsche Bank AG, New York Branch	$6,500,000.00
Total	$65,000,000.00

Schedule 2.1.1(b)

U.S. Revolver Commitment

Lender	Revolver Commitment
Bank of America, N.A.	$62,900,000.00
JPMorgan Chase Bank, N.A.	$37,000,000.0,
Wells Fargo Bank National Association	$37,000,000.00
BMO Harris Bank N.A.	$29,600,000.00
Deutsche Bank AG, New York Branch	$18,500,000.0,0
Total	$185,000,000.00